As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-193951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRANKLIN FINANCIAL NETWORK, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6022	20-8839445
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Herrington

Chief Executive Officer

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Steven J. Eisen, Esq. Mark L. Miller, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 (615) 726-5600	Daniel W. Small, Esq. Daniel W. Small & Company 102 Duke Street Ashland City, TN 37015 (615) 252-6000

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, no par value	2,765,291	N/A	$27,904,082	$3,594

(1)	Represents the maximum number of shares of common stock of the Registrant that is expected to be issued in connection with the merger of MidSouth Bank into the Registrant.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act by adding: (i) the product of the book value of MidSouth common stock of $4.33 per share as of December 31, 2013, by the maximum number of shares of MidSouth common stock to be acquired by the Registrant in the merger described herein, plus (ii) the product of the book value of MidSouth preferred stock of $8.66 per share as of December 31, 2013, by the maximum number of shares of MidSouth preferred stock to be acquired by the Registrant in the merger described herein, plus (iii) the product of the book value of MidSouth Series 2009A warrants of $1.08 per share as of December 31, 2013, by the maximum number of warrants to be acquired by the Registrant in the merger described herein, plus (iv) the product of the book value of MidSouth Series 2011-A warrants of $0.65 per share as of December 31, 2013, by the maximum number of warrants to be acquired by the Registrant in the merger described herein.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary—Subject to Completion Dated May 7, 2014

PROPOSED MERGER OF

FRANKLIN FINANCIAL NETWORK, INC. AND FRANKLIN SYNERGY BANK

AND

MIDSOUTH BANK

On behalf of the boards of directors of Franklin Financial Network, Inc. (“FFN” or the “Corporation”), Franklin Synergy Bank (“FSB” or the “Bank”) and MidSouth Bank (“MidSouth”), we are pleased to deliver our joint proxy statement/prospectus for a merger involving FSB and MidSouth, with FSB as the surviving Tennessee banking corporation (the “merger”).

The boards of directors of FFN, FSB and MidSouth have each unanimously approved the merger of MidSouth with and into FSB. If the merger is completed, each share of MidSouth common stock will be converted into the right to receive 0.425926 shares of FFN common stock; each share of MidSouth preferred stock will be converted into the right to receive 0.851852 shares of FFN common stock; each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50; and each option to purchase a share of MidSouth common stock will be converted into an option to purchase a share of FFN common stock multiplied by the exchange ratio of one share of MidSouth common stock equating to 0.425926 shares of FFN common stock (the “Exchange Ratio”) and the exercise price will become the exercise price of such option divided by the Exchange Ratio. Options to acquire MidSouth common stock that are considered “qualified” options will be converted into qualified options of FFN common stock and options to purchase MidSouth stock that are not “qualified” will be converted into non-qualified options to acquire FFN common stock. In lieu of the issuance of any fractional shares of FFN common stock, FFN will pay to each former MidSouth shareholder who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FFN common stock to which such holder would otherwise be entitled to receive. The exact number of shares of common stock FFN will issue in the merger will not be determined until the closing of the merger. If the merger had closed on December 31, 2013, FFN would have issued 2,765,291 shares of common stock. Following completion of the merger, MidSouth shareholders will own approximately 36% of the combined company. Both MidSouth common stock and MidSouth preferred stock have the right to vote with respect to all proposals submitted to them at the anticipated special meeting of MidSouth shareholders.

FFN’s common stock is not currently listed or traded on any securities exchange or quotation system. Neither the common stock nor the preferred stock of MidSouth is listed or traded on any securities exchange or quotation system.

We cannot complete the merger unless we retain the necessary governmental approvals and unless the shareholders of both FFN and MidSouth approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at FFN’s annual meeting of shareholders and at MidSouth’s special meeting of shareholders. The boards of directors of FFN and MidSouth each unanimously supports the merger and recommends that you vote in favor of the merger agreement.

Your vote is very important. Whether or not you plan to attend your annual or special shareholders’ meeting, as appropriate, please take the time to vote as soon as possible.

You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors.”

FFN is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of FFN common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This joint proxy statement/prospectus is dated                     , 2014 and is first

being mailed to shareholders of MidSouth and FFN on or about                     , 2014.

Sources of Information

FFN has supplied all information contained in this joint proxy statement/prospectus relating to FFN and FSB, and MidSouth has supplied all information contained in this joint proxy statement/prospectus relating to MidSouth.

You should rely only on the information which is contained in this joint proxy statement/prospectus or to which we have referred in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

FFN filed a registration statement on Form S-4 to register the issuance of FFN common stock to MidSouth shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FFN and a proxy statement of each of FFN and MidSouth for FFN’s annual meeting and MidSouth’s special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

FFN does not file reports with the SEC. FFN does, however, provide annual reports, including audited financial statements, as requested, to its shareholders in connection with its annual meeting. You may inspect or copy any materials FFN files with the SEC at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Any public filings FFN makes are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

When deciding how to cast your vote, you should rely only on the information contained in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of FFN common stock shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

FRANKLIN FINANCIAL NETWORK, INC.

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2014

To the shareholders of Franklin Financial Network, Inc.:

The annual meeting of shareholders of Franklin Financial Network, Inc. will be held at 722 Columbia Avenue, Franklin, Tennessee, on                     , 2014 at         .m., local time, for the following purposes:

1.	Merger Proposal. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Bank Merger dated as of November 21, 2013, by and between MidSouth Bank and Franklin Financial Network, Inc., and Franklin Synergy Bank (the “merger agreement”) and the issuance of shares of FFN common stock as merger consideration as contemplated by the merger agreement (the “FFN merger proposal”). A copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Appendix A.

2.	Election of Directors. To elect the seven directors named in the accompanying joint proxy statement/prospectus to serve until the 2015 annual meeting of shareholders.

3.	Ratification of Auditors. To ratify the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014.

4.	Amendment of FFN’s 2007 Omnibus Equity Incentive Plan. To consider and vote on a proposal to amend FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000.

5.	Adjournment. To consider and vote on a proposal to authorize the board of directors to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the FFN merger proposal.

6.	Other Business. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. At the present time, FFN’s board of directors is unaware of any other business that might properly come before the annual meeting.

Only shareholders of record of FFN common stock at the close of business on                     , 2014 will be entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting.

FFN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FFN SHAREHOLDERS VOTE “FOR” THE ABOVE PROPOSALS.

Whether or not you plan to attend the annual shareholders’ meeting, please vote as soon as possible by telephone, through the Internet, or by completing, signing, dating, and returning the enclosed proxy in the accompanying pre-addressed postage-paid envelope. If you are a record shareholder, you may revoke your proxy at any time before it is voted by giving written notice of revocation to FFN’s Secretary, or by filing a properly executed proxy of a later date with FFN’s Secretary, at or before the meeting. If you are a record shareholder, you may also revoke your proxy by attending and voting your shares in person at the meeting.

We do not know of any other matters to be presented at the annual meeting but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Richard E. Herrington President and Chief Executive Officer

Franklin, Tennessee

            , 2014

i

MIDSOUTH BANK

One East College Street

Murfreesboro, TN 37130

(615) 278-7100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2014

To the shareholders of MidSouth Bank:

A special meeting of shareholders of MidSouth Bank will be held at One East College Street, Murfreesboro, Tennessee, on                     , 2014 at         .m., local time in Murfreesboro, Tennessee, for the following purposes:

1.	Merger. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Bank Merger dated as of November 21, 2013, by and between MidSouth Bank, Franklin Financial Network, Inc., and Franklin Synergy Bank (the “merger agreement”). A copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Appendix A.

2.	Adjournment. To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

3.	Other Business. To transact any other business as may properly come before the meeting or any adjournment or postponement. At the present time, MidSouth’s board of directors is unaware of any other business that might properly come before the special meeting.

Only shareholders of record of MidSouth common stock and preferred stock at the close of business on                     , 2014 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement at the special meeting.

MIDSOUTH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MIDSOUTH SHAREHOLDERS VOTE “FOR” THE ABOVE PROPOSALS.

Whether or not you plan to attend the special shareholders’ meeting, please vote as soon as possible by completing, signing, dating, and returning the enclosed proxy, in the accompanying pre-addressed postage-paid envelope. If you are a holder of common stock, you will receive a pastel YELLOW proxy sheet and, if you hold preferred stock of any series, you will receive a pastel BLUE proxy sheet. (Of course, you may receive both if you hold both common and preferred MidSouth stock.) PLEASE VOTE ALL OF YOUR SHARES BY MARKING YOUR SELECTIONS, DATING, SIGNING AND RETURNING YOUR PROXY OR PROXIES TO US WITHOUT DELAY. If you fail to vote, that can count, in essence, as a vote against the proposed merger. You may revoke your proxy at any time before it is voted by giving written notice of revocation to MidSouth’s Secretary, or by filing a properly executed proxy of a later date with MidSouth’s Secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

We do not know of any other matters to be presented at the special meeting but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

D. Edwin Jernigan, Jr. Senior Vice President and Secretary

Murfreesboro, Tennessee

            , 2014

APPENDIX A	Agreement and Plan of Reorganization and Bank Merger
APPENDIX B	Tennessee Statutes for Dissenters’ Rights
APPENDIX C	Fairness Opinion of Sterne, Agee & Leach, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger and the FFN annual and MidSouth special shareholders’ meetings, and brief answers to those questions. We urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the annual and special shareholders’ meetings.

Q:	What am I being asked to vote on, and how does the board recommend that I vote?

A:	FFN shareholders are being asked to vote “FOR” the approval of the FFN merger proposal. Second, FFN shareholders will be asked to vote “FOR” the election of seven directors to serve until the 2015 annual meeting of shareholders. FFN shareholders will also be asked to vote “FOR” the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014. In addition, FFN shareholders will be asked to vote “FOR” the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000. The board of directors of FFN approved the merger agreement, determined that the merger is in the best interests of the FFN shareholders, and recommends that FFN shareholders vote “FOR” the approval of the FFN merger proposal. The board of directors of FFN also recommends that FFN shareholders vote “FOR” the election of seven directors to serve until the 2015 annual meeting of shareholders, “FOR” the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014, and “FOR” the amendment of FFN’s 2007 Omnibus Equity Incentive Plan.

MidSouth shareholders are being asked to vote “FOR” the approval of the merger agreement, thereby approving the merger. The board of directors of MidSouth adopted the merger agreement, determined that the merger is in the best interests of the MidSouth shareholders, and recommends that MidSouth shareholders vote “FOR” approval of the merger agreement.

In addition, you are being asked to grant authority to FFN’s and MidSouth’s boards of directors to adjourn the respective annual and special shareholders’ meetings of FFN and MidSouth to allow time for further solicitation of proxies in the event there are insufficient votes present at the FFN annual or MidSouth special shareholders’ meetings, in person or by proxy, to approve, as to FFN, the FFN merger proposal or as to MidSouth, the merger agreement.

Q:	What vote is required to approve each item?

A:	FFN. Approval of the FFN merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FFN common stock entitled to vote at the annual shareholders’ meeting. Directors will be elected by a plurality of the votes cast by holders of shares entitled to vote at the annual meeting, which means that the seven nominees receiving the largest number of affirmative votes will be elected to FFN’s board of directors. Ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014 will require the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Approval of the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000 requires the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.

MidSouth. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MidSouth common stock and preferred stock (the “MidSouth voting stock”) entitled to vote at the special shareholders’ meeting. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of MidSouth voting stock present in person or by proxy and entitled to vote on the matter.

Q:	Why is my vote important?

A:	Because the FFN merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of FFN common stock, if a FFN shareholder fails to vote on the FFN merger proposal, it will have the same effect as a vote against the FFN merger proposal.

Similarly, because the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of MidSouth voting stock, if a MidSouth shareholder fails to vote on the merger agreement, it will have the same effect as a vote against the merger agreement.

Q:	Why is MidSouth merging with FFN?

A:	MidSouth is merging with FFN because the boards of directors of both companies believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. The combined company would have a presence in contiguous counties in Middle Tennessee. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the Merger,” “FFN’s Reasons for the Merger; Recommendation of the FFN Merger Proposal by the FFN Board of Directors,” and “MidSouth’s Reasons for the Merger; Recommendation of the Merger by the MidSouth Board of Directors,” under “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER.”

Q:	What will I receive in the merger?

A:	If the merger is completed, each share of MidSouth common stock will be converted into the right to receive 0.425926 shares of FFN common stock; each share of MidSouth preferred stock will be converted into the right to receive 0.851852 shares of FFN common stock; each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50; and each option to purchase a share of MidSouth common stock will be converted into an option to purchase a share of FFN common stock multiplied by the exchange ratio of one share of MidSouth common stock equating to 0.425926 shares of FFN common stock (the “Exchange Ratio”) and the exercise price will become the exercise price of such option divided by the Exchange Ratio. Options to acquire MidSouth common stock that are considered “qualified” options will be converted into qualified options of FFN common stock and options to purchase MidSouth stock that are not “qualified” will be converted into non-qualified options to acquire FFN common stock. In lieu of the issuance of any fractional shares of FFN common stock, FFN will pay to each former MidSouth shareholder who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FFN common stock to which such holder would otherwise be entitled to receive.

Each outstanding share of FFN common stock immediately prior to the merger will remain outstanding after the merger.

Q:	Will MidSouth shareholders be taxed on the FFN common stock that they receive in exchange for their MidSouth shares?

A:	FFN and MidSouth have received the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that MidSouth shareholders will recognize no gain or loss for shares of FFN common stock they receive in the merger in exchange for their shares of MidSouth common stock. See “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—Material United States Federal Income Tax Consequences of the Merger.”

Q:	What should I do now?

A:	After you have carefully read this document, please vote your shares as soon as possible by completing, signing, dating, and returning the enclosed proxy in the accompanying pre-addressed postage-paid envelope so that your shares will be represented at the applicable FFN annual shareholders’ meeting or MidSouth special shareholders’ meeting. Shareholders of FFN also may vote by telephone or through the Internet. If you date, sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement or, as to FFN, in favor of the FFN merger proposal, all of the nominees for election as directors of FFN, the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014, the amendment of FFN’s 2007 Omnibus Equity Incentive Plan, and, as to both MidSouth and FFN, in favor of the proposal to adjourn the applicable FFN annual shareholders’ meeting or MidSouth special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes to approve the merger agreement or, as to FFN, the FFN merger proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	NOT WITH RESPECT TO THE MERGER PROPOSAL. Your broker will not vote your shares on the proposal to approve the merger agreement or the FFN merger proposal, as applicable, and the proposal to amend FFN’s 2007 Omnibus Equity Incentive Plan unless you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. If you are a MidSouth shareholder, failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger agreement. If you are a FFN shareholder, failure to instruct your broker how to vote your shares on the FFN merger proposal and the proposal to amend FFN’s 2007 Omnibus Equity Incentive Plan will be the equivalent of voting against the FFN merger proposal and the amendment to FFN’s 2007 Omnibus Equity Incentive Plan.

Q:	Can you help me with contacting my broker?

A:	We will be happy to help. FFN shareholders should contact Mandy Garland at (615) 236-8327 and MidSouth shareholders should contact Kevin D. Busbey at (615) 278-7100.

Q:	Can I change my vote after I have submitted my proxy?

A:	YES. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy:

First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by your company prior to your applicable annual or special shareholders’ meeting will be your vote. Any earlier votes will be revoked.

Third, if you are a record shareholder, you may attend your applicable annual or special shareholders’ meeting and vote in person. Any earlier votes will be revoked. Simply attending your meeting without voting, however, will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Do I have the right to dissent and obtain the “fair value” for my shares?

A:	Yes, if you are a MidSouth shareholder. Tennessee law permits a MidSouth shareholder to dissent from the merger and to obtain payment in cash of the “fair value” of his or her shares of MidSouth common stock or MidSouth preferred stock. To do this, a MidSouth shareholder must follow specific procedures, including delivering written notice of his or her intent to demand payment for his or her shares if the merger is effectuated to MidSouth before the shareholder vote on the merger agreement is taken and not voting his or her shares in favor of the merger agreement. If a MidSouth shareholder follows the required procedures, his or her only right will be to receive the “fair value” of his or her MidSouth common stock or preferred stock in cash. If a MidSouth shareholder thinks that he, she, or it may desire to dissent, then such person should not send in a proxy unless it is marked to vote against the merger. Copies of the applicable Tennessee statutes are attached to this joint proxy statement/prospectus as Appendix B. See “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—Dissenters’ Rights for MidSouth Shareholders.”

Tennessee law does not provide dissenters’ rights to FFN’s shareholders.

Q:	Should I send in my stock certificates now?

A:	NO. You should not send in your stock certificates at this time. Shortly after the effective time of the merger, the exchange agent will send all MidSouth shareholders written instructions for exchanging MidSouth stock certificates for FFN stock certificates.

Q:	When do you expect to complete the merger?

A:	We presently expect to complete the merger during the second quarter of 2014. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of both FFN and MidSouth shareholders at their respective annual and special shareholder’s meeting and we must retain the necessary regulatory approvals that we have already received.

Q:	Whom should I call with questions about the merger?

A:	FFN shareholders should call Richard E. Herrington, President and Chief Executive Officer, at (615) 236-2265. MidSouth shareholders should call Lee M. Moss, Chief Executive Officer, at (615) 278-7100.

SUMMARY

This summary highlights material information regarding the merger, the FFN annual shareholders’ meeting and the MidSouth special shareholders’ meeting contained later in this joint proxy statement/prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read this entire document, including the exhibits and enclosures, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 121 for FFN and page 170 for MidSouth)

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

Attention: Richard E. Herrington, President and Chief Executive Officer

FFN is a Tennessee corporation registered as a bank holding company under the Federal Reserve Act. FFN engages in a general banking business through its subsidiary, FSB, a Tennessee state bank, which commenced operations on November 5, 2007. The executive offices of FFN and FSB are located in Franklin, Tennessee. FSB has branches in the cities of Brentwood, Spring Hill and the Cool Springs, Westhaven and Berry Farms communities of Franklin, Tennessee. FSB also has a mortgage loan production office in Brentwood, Tennessee.

MidSouth Bank

One East College Street

Murfreesboro, TN 37130

(615) 278-7100

Attention: Lee M. Moss, Chairman and Chief Executive Officer

MidSouth opened as a full-service commercial bank in January 2004. Its principal business activity is providing banking services to Rutherford County and surrounding areas in the Nashville-Davidson-Murfreesboro-Franklin, Tennessee Metropolitan Statistical Area. The principal executive offices of MidSouth are located in Murfreesboro, Tennessee.

The Merger (page 86)

Under the terms of the merger agreement, MidSouth will merge with and into FSB, with FSB as the surviving Tennessee banking corporation. Both FFN and FSB will continue their existence under Tennessee law, while MidSouth will cease to exist. The merger agreement is attached as Appendix A and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What MidSouth Shareholders Will Receive in the Merger (page 86)

If the merger is completed, each share of MidSouth common stock will be converted into the right to receive 0.425926 shares of FFN common stock; each share of MidSouth preferred stock will be converted into the right to receive 0.851852 shares of FFN common stock; each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50; and each option to purchase a share of MidSouth common stock will be converted into an option to purchase a share of FFN common stock multiplied by the exchange ratio of one share of MidSouth common stock equating to 0.425926 shares of FFN common stock (the “Exchange Ratio”) and the exercise price will become the exercise price of such option divided by the Exchange Ratio. Options to acquire MidSouth common stock that are considered “qualified” options will be converted into qualified options of FFN common stock and options to purchase MidSouth stock that are not “qualified” will be converted into non-qualified options to acquire FFN common stock. In lieu of the issuance of any fractional shares of FFN common stock, FFN will pay to each former MidSouth shareholder who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FFN common stock to which such holder would otherwise be entitled to receive.

Regulatory Approvals (page 72)

For the merger of MidSouth with and into FSB, we were required to obtain approval from the Federal Reserve Board (the “FRB”) and from the Tennessee Department of Financial Institutions (“TDFI”). FFN and MidSouth have received both approvals. Such approvals are based on regulatory criteria and should not be understood as a recommendation of the merger.

FFN’s Annual Shareholders’ Meeting (page 39)

FFN will hold its annual shareholders’ meeting on                     , 2014, at         .m., local time at 722 Columbia Avenue, Franklin, Tennessee.

FFN’s Record Date and Voting (pages 39-40)

If you owned shares of FFN common stock at the close of business on                     , 2014, the record date for the FFN annual shareholders’ meeting, you are entitled to vote on the FFN merger proposal, the election of seven directors to serve until the 2015 annual meeting of shareholders, the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014, the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000, the authorization of the board of directors to adjourn the annual shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual shareholders’ meeting, in person or by proxy, to approve any of the matters to be considered at the annual meeting, as well as any other matters considered at the annual shareholders’ meeting. On the record date, there were              shares of FFN common stock outstanding. You will have one vote at the meeting for each share of FFN common stock you owned on the record date.

Approval of the FFN merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FFN common stock entitled to vote at the annual shareholders’ meeting. Directors will be elected by a plurality of the votes cast by holders of shares entitled to vote at the annual meeting. Approval of each of the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014, the amendment of FFN’s 2007 Omnibus Equity Incentive Plan and the proposal to authorize adjournment requires the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on such matters. As of                     , 2014, FFN’s current directors, executive officers, and their affiliates beneficially owned approximately     % of the outstanding shares of common stock.

MidSouth’s Special Shareholders’ Meeting (page 39)

MidSouth will hold its special shareholders’ meeting on                     , 2014, at         .m., local time at One East College Street, Murfreesboro, Tennessee.

MidSouth’s Record Date and Voting (pages 39-40)

If you owned shares of MidSouth common stock or preferred stock at the close of business on                     , 2014, the record date for the MidSouth special shareholders’ meeting, you are entitled to vote on the merger agreement as well as any other matters considered at the special shareholders’ meeting. On the record date, there were             shares of MidSouth voting stock outstanding. You will have one vote at the meeting for each share of MidSouth voting stock you owned on the record date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the MidSouth voting stock entitled to vote at the special shareholders’ meeting. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of MidSouth voting stock present in person or by proxy and entitled to vote on the matter. As of                     , 2014, MidSouth’s directors and executive officers and their affiliates beneficially owned approximately         % of the outstanding shares of MidSouth voting stock.

FFN’s Board of Directors Unanimously Recommends that FFN Shareholders Vote “FOR” the Approval of the FFN Merger Proposal (page 42-43)

FFN’s board of directors has determined that the FFN merger proposal is advisable and in the best interests of FFN and its shareholders and has unanimously approved the merger agreement. FFN’s board of directors unanimously recommends that FFN shareholders vote “FOR” the approval of the FFN merger proposal. For the factors considered by FFN’s board of directors in reaching its decision to approve the FFN merger proposal, see “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—FFN’s Reasons for the FFN Merger Proposal; Recommendation of the FFN Merger Proposal by the FFN Board of Directors.”

MidSouth’s Board of Directors Unanimously Recommends that MidSouth Shareholders Vote “FOR” the Approval of the Merger Agreement (page 43)

MidSouth’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MidSouth and its shareholders and has adopted the merger agreement. MidSouth’s board of directors recommends that MidSouth shareholders vote “FOR” the approval of the merger agreement. For the factors considered by MidSouth’s board of directors in reaching its decision to adopt the merger agreement, see “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—MidSouth’s Reasons for the Merger; Recommendation of the Merger by the MidSouth Board of Directors.”

Interests of Directors and Officers of MidSouth that Differ from Your Interests (page 71)

When considering whether to approve the merger agreement, you should be aware that some directors and officers of MidSouth have interests in the merger that differ from the interests of other MidSouth shareholders, including the following:

•	Following the merger, FFN will generally indemnify and provide liability insurance to the present directors and officers of MidSouth;

•	Following the merger, the FFN board of directors will appoint three members of the MidSouth board of directors to serve as members of the FFN board of directors until they are submitted for election by the shareholders of FFN. These three former MidSouth directors will be eligible for election onto the FFN board of directors at the next annual meeting of the FFN shareholders. They will receive board fees of $4,000 per year, payable quarterly;

•	Lee M. Moss will enter into an employment agreement, confidentiality, non-competition agreement and non-solicitation agreement and retention bonus agreement with FFN. As proposed, Chairman Moss will receive an initial annual base salary of $240,000 and a retention bonus of $62,700, which retention bonus vests ratably over a three-year period. The terms of these agreements are summarized on pages 71-72;

•	Dallas G. Caudle will enter into an employment agreement, confidentiality, non-competition agreement and non-solicitation agreement and retention bonus agreement with FFN. As proposed, Mr. Caudle will receive an initial annual base salary of $200,000 and a retention bonus of $53,535, which retention bonus vests ratably over a three-year period. The terms of these agreements are summarized on pages 71-72;

•	Kevin D. Busbey will enter into an employment agreement, confidentiality, non-competition agreement and non-solicitation agreement and retention bonus agreement with FFN. As proposed, Mr. Busbey will receive an initial annual base salary of $140,000 and a retention bonus of $36,000, which retention bonus vests ratably over a three-year period. The terms of these agreements are summarized on pages 71-72; and

•	D. Edwin Jernigan, Jr. will enter into a retention bonus agreement and stock option award agreement with FFN. As proposed, Mr. Jernigan will receive a retention bonus of $450,000 and options to purchase 25,000 shares of FFN common stock with an exercise price equal to the fair market value of FFN’s common stock on the date of grant, which retention bonus and options vest ratably over a five year period. Mr. Jernigan’s compensation is largely commission-based though the sale of non-deposit investment products plus benefits. Mr. Jernigan’s compensation for 2014 is projected to be $378,000 plus benefits. For comparison, in 2013, Mr. Jernigan earned $338,728 in commissions plus a bonus in the amount of $10,250, incentive compensation of $375 and split dollar life insurance premium of $37. The terms of these agreements are summarized on pages 71-72.

Each MidSouth board member was aware of these and other interests and considered them before approving and adopting the merger agreement.

Federal Income Tax Consequences (page 82)

FFN and MidSouth have received the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that MidSouth shareholders will recognize no gain or loss for shares of FFN common stock they receive in the merger in exchange for their shares of MidSouth common stock. We urge each MidSouth shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.

Comparative Rights of Shareholders (page 111)

The rights of MidSouth’s shareholders are currently governed by Tennessee corporate law and MidSouth’s charter and bylaws. The rights of FFN’s shareholders are currently governed by Tennessee corporate law and FFN’s charter and bylaws. Upon consummation of the merger, the shareholders of MidSouth will become shareholders of FFN, and the charter and bylaws of FFN, as well as Tennessee corporate law, will govern their rights. FFN’s charter and bylaws differ somewhat from those of MidSouth.

Termination of the Merger Agreement and Termination Fee (page 92)

Notwithstanding the approval of the merger agreement by MidSouth shareholders and the FFN merger proposal by FFN shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either FFN or MidSouth can also terminate the merger agreement:

•	if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non-appealable, or a governmental entity has issued an order, decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable, except that no party may so terminate the merger agreement if the denial is a result of the failure of such party to the merger agreement;

•	if any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•	if the merger is not completed on or before June 30, 2014, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to comply with the merger agreement or the failure to close by such date is caused by regulatory, including the Securities and Exchange Commission, or court delays outside the control of the parties;

•	if any approval of the shareholders of FFN or MidSouth required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of shareholders or at any adjournment or postponement thereof provided the party seeking to terminate the merger agreement has complied with the requirements in the merger agreement to call a meeting of shareholders and recommend approval of the merger agreement;

•	if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties; or

•	if (1) the board of directors of the other does not publicly recommend that its shareholders either approve the merger agreement, (2) after recommending that such shareholders approve the merger agreement, such board of directors has withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (3) the other party materially breaches its obligations under the merger by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders this document.

FFN can terminate the merger agreement if MidSouth’s board of directors authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than FFN.

FFN and MidSouth may each terminate the merger agreement at any time upon the payment of liquidated damages of $1.5 million.

Accounting Treatment (page 85)

FFN will account for the merger using the acquisition method of accounting. For accounting purposes, the cost of the “acquired” entity (MidSouth) will be allocated to consolidated tangible and intangible assets and liabilities based on their estimated fair value on the date that the share exchange is completed. Any excess cost will be allocated to goodwill. The financial statements of FFN issued after the merger will reflect the results attributable to the acquired operations of the two banks beginning on the date of completion of the share exchange. The unaudited per share pro forma financial information contained herein has been prepared using the acquisition method of accounting.

Market and Dividend Information (pages 102, 107)

FFN’s common stock is not currently listed or traded on any securities exchange or quotation system. Neither the common stock nor the preferred stock of MidSouth is listed or traded on any securities exchange or quotation system.

The ability of FFN to pay dividends is highly dependent on FSB’s ability to pay dividends and may be limited based upon restrictions of the Small Business Lending Fund. The likelihood of FFN declaring dividends to its shareholders is contingent on the anticipated growth and capital preservation strategy to maintain a strong capital level for both FSB and FFN. As a result, FFN cannot project or guarantee when dividends will be declared in the future.

Resale of FFN Common Stock (page 86)

The shares of FFN common stock to be issued to the shareholders of MidSouth in connection with the merger will be freely tradable by such shareholders, except that if any MidSouth shareholders are deemed to be affiliates of FFN, they must abide by certain transfer restrictions under the Securities Act of 1933, as amended (the “Securities Act”).

Dissenters’ Rights (page 79)

Under Tennessee law, holders of MidSouth common stock and preferred stock will be entitled to dissent from the merger and to obtain payment in cash for the fair value of his or her shares of MidSouth common stock or preferred stock. Set forth below is a summary of the procedures that must be followed by the holders of MidSouth common stock and preferred stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to the text of the applicable Tennessee statutes, a copy of which are attached to this joint proxy statement/prospectus as Appendix B.

A record holder of MidSouth common stock or preferred stock who wishes to assert dissenters’ rights (i) must deliver to MidSouth, before the vote on the merger agreement is taken, written notice of his or her intent to demand payment for his or her shares if the merger is effectuated and (ii) must not vote his or her shares in favor of the merger agreement.

If the merger is approved at the MidSouth special shareholders’ meeting, MidSouth will deliver, no later than 10 days after the date that the merger is completed, a written dissenters’ notice to all MidSouth shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where and when stock certificates must be deposited and will set a date by which MidSouth must receive the payment demand, which date will not be less than one nor more than two months after the written dissenters’ notice is delivered. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of MidSouth stock will be converted into the right to receive the merger consideration in connection with the merger.

Within 10 days of the later of the date of the merger or receipt of a payment demand, MidSouth will, by written notice, offer to pay to each dissenting shareholder who properly demanded payment the amount MidSouth estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder believes that the amount offered is less than the fair value of his shares or that the interest is incorrectly calculated, the shareholder may notify MidSouth in writing of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate. If a demand for payment remains unsettled, MidSouth will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of dissenters’ rights by holders of MidSouth common stock or preferred stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FRANKLIN FINANCIAL NETWORK, INC.

The following selected historical consolidated financial data as of and for the years ended December 31, 2013 and 2012, is derived from the audited consolidated financial statements of Franklin Financial Network, Inc. (“FFN” or “the Corporation”).

You should read the following selected historical consolidated financial data in conjunction with FFN’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, audited consolidated financial statements and accompanying notes for the years ended December 31, 2013 and 2012, which are included elsewhere in this joint proxy statement/prospectus.

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	Year ended December 31,
	2013	2012
SUMMARY OF OPERATIONS:
Total interest income	$24,982	$20,004
Total interest expense	(3,937)	(4,048)
Net interest income	21,045	15,956
Provision for loan losses	(907)	(1,548)
Net interest income after provision for loan losses	20,138	14,408
Non-interest income	6,819	8,645
Non-interest expense	(19,662)	(16,857)
Income before income taxes	7,295	6,196
Income tax expense	(2,734)	(2,056)
Net income	4,561	4,140
Preferred stock dividend requirement	(109)	(458)
Net income available to common shareholders	4,452	3,682

SHARE AND PER COMMON SHARE DATA:
Basic earnings per share	1.13	1.03
Diluted earnings per share	1.10	1.02
Common equity per common share outstanding	11.34	11.42
Dividends per common share	—	—
Preferred shares outstanding	10	10
Actual common shares outstanding	4,863	3,621
Weighted average common shares outstanding(1)	3,934	3,561
Diluted weighted average common shares outstanding(1)	4,038	3,624

(1)	Includes participating securities

	Year ended December 31,
	2013	2012
BALANCE SHEET DATA:
Assets	$796,374	$577,762
Loans held for sale	10,694	15,355
Loans, net of unearned income	421,304	299,483
Allowance for loan losses	4,900	3,983
Total securities	325,090	219,933
Total deposits	681,300	514,643
Federal Home Loan Bank advances	23,000	8,000
Other borrowed funds	24,291	1,602
Preferred shareholders’ equity	10,000	10,000
Common shareholders’ equity	55,163	41,356
Total shareholders’ equity	65,163	51,356
Average total assets	637,176	517,091
Average gross loans, excluding loans held for sale	343,924	266,469
Average interest-earning assets	616,716	503,215
Average deposits	542,716	450,133
Average interest-bearing deposits	488,849	410,387
Average interest-bearing liabilities	525,906	425,786
Average total shareholders’ equity	55,355	49,540
SELECTED FINANCIAL RATIOS:
Return on average assets	0.72%	0.80%
Return on average equity	8.24%	8.36%
Average equity to average total assets	8.69%	9.58%
Dividend payout	—%	—%
Efficiency ratio (1)	70.56%	68.52%
Net interest margin (2)	3.41%	3.17%
Net interest spread (3)	3.30%	3.02%
CAPITAL RATIOS: (5)
Tier 1 leverage ratio	9.78%	9.27%
Tier 1 risk-based capital	13.83%	14.29%
Total risk-based capital	14.81%	15.45%
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.00%	0.37%
Allowance to period end loans (4)	1.16%	1.33%
Allowance for loan losses to non-performing loans	188.39%	148.79%
Non-performing assets to total assets	0.35%	0.82%
OTHER DATA:
Banking locations	4	4
Full-time equivalent employees	123	98

(1)	Efficiency ratio is non-interest expense divided by the sum of net interest income before the provision for loan losses plus non-interest income.
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on interest-earning assets and the average yield on interest-bearing liabilities.
(4)	Period end loans exclude loans held for sale and exclude deferred fees and costs.
(5)	Capital ratios presented as of December 31, 2013 are based on consolidated holding company data. Capital ratios presented as of December 31, 2012 are based on bank-only data.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF MIDSOUTH

(In Thousands, Except Per Share Data and Percentages)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
BALANCE SHEETS:
End of period:
Total assets	$276,620	$252,299	$238,651	$233,905	$248,877
Loans, net	168,111	137,790	137,143	152,337	188,116
Securities	77,850	69,925	66,175	53,090	22,010
Deposits	241,948	221,752	204,632	204,890	224,236
Stockholders’ equity	27,667	28,668	26,692	23,403	19,851

STATEMENTS OF OPERATIONS:
Interest income	$9,829	$9,574	$10,081	$11,433	$13,137
Interest expense	916	1,231	1,640	2,712	4,001

Net interest income	8,913	8,343	8,441	8,721	9,136

Provision for loan losses	—	(470)	400	1,130	11,920

Net interest income (loss) after provision for loan losses	8,913	8,813	8,041	7,591	(2,784)
Non-interest income	3,151	2,251	1,962	2,306	2,728
Non-interest expense	10,560	9,463	8,941	9,186	10,171

Earnings (loss) before income taxes	1,504	1,601	1,062	711	(10,227)

Income taxes	—	—	—	—	—

Net earnings (loss)	$1,504	$1,601	$1,062	$711	$(10,227)

Comprehensive earnings (loss)	$(1,038)	$1,933	$1,951	$576	$(11,121)

PER SHARE DATA:

Basic earnings (loss) per common share	$0.39	$0.42	$0.28	$0.19	$(2.66)
Diluted earnings (loss) per common share	0.23	0.24	0.17	0.13	(2.66)
Cash dividends per share	—	—	—	—	—
Book value per common share, end of year, fully converted basis	4.33	4.49	4.18	3.97	4.25

RATIOS:

Return on average stockholders’ equity	5.27%	5.80%	4.18%	3.12%	—%
Return on average assets	0.58%	0.67%	0.46%	0.29%	—%
Stockholders’ equity to assets	10.00%	11.36%	11.18%	10.01%	7.98%
Dividends declared per share as percentage of basic earnings per share	—%	—%	—%	—%	—%

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Franklin Financial Network, Inc. (“FFN”) and MidSouth Bank (“MidSouth”) and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of December 31, 2013, is presented as if the merger had occurred on December 31, 2013. The unaudited pro forma combined consolidated income statements for the year ended December 31, 2013, are presented as if the merger had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The selected unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	FFN’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included elsewhere in this joint proxy statement/prospectus;

•	MidSouth Bank’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included elsewhere in this joint proxy statement/prospectus;

•	other information pertaining to FFN and MidSouth included in this joint proxy statement/prospectus.

Unaudited Pro Forma Combined Condensed Balance Sheet

December 31, 2013

(in thousands)

	FFN as reported	MidSouth as reported	Pro Forma adjustments		Pro Forma combined
Assets:
Cash and cash equivalents	$18,217	$13,128	$—		$31,345
Investment securities available-for-sale, fair value	268,515	77,850			346,365
Investment securities held-to-maturity, amortized cost	56,575	—	—		56,575
Loans held for sale	10,694	2,029	—		12,723
Loans	421,304	170,910	(5,855)	a	586,359
Allowance for loan losses	(4,900)	(2,799)	2,799	c	(4,900)

Net loans	416,404	168,111	(3,056)		581,459
Bank premises and equipment, net	4,138	8,642	(1,901)	d	10,879
Bank owned life insurance	8,232	3,090	—		11,322
Deferred tax asset	3,995	—	6,164	b	10,159
Foreclosed assets	181	800	(105)	a	876
Goodwill	157	—	6,603	e	6,760
Core deposit intangibles	—	—	3,411	a	3,411
Prepaid and other assets	9,266	2,970	—		12,236

Total Assets	$796,374	$276,620	$11,116		$1,084,110

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits — noninterest-bearing	$52,686	$49,375	$—		$102,061
Deposits — interest-bearing	628,614	192,573	302	a	821,489

Total deposits	681,300	241,948	302		923,550
FHLB advances and other borrowings	47,291	5,980	—		53,271
Payables and other liabilities	2,620	1,025	1,328	g	4,973

Total liabilities	731,211	248,953	1,630		981,794
Shareholders’ Equity:
Preferred Stock	10,000	1,260	(1,260)	h	10,000
Common Stock	51,776	3,873	34,155	f,h	89,804
Additional paid-in capital	862	39,850	(39,850)	h	862
Retained earnings (accumulated deficit)	7,058	(15,996)	15,121	g,h	6,183
Accumulated other comprehensive income (loss)	(4,533)	(1,320)	1,320	h	(4,533)

Total shareholders’ equity	65,163	27,667	9,486		102,316

Total Liabilities and Shareholders’ Equity	$796,374	$276,620	$11,116		$1,084,110

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2013

(in thousands, except per share data)

	FFN as reported	MidSouth as reported	MidSouth account reclass		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$20,094	$8,296	$—		$661	b	$29,051
Investment securities	4,722	1,388	—		—		6,110
Federal funds sold and other	166	145	—		—		311

Total interest income	24,982	9,829	—		661		35,472
Interest expense:			—		—
Deposits	3,693	914	—		(302)	d	4,305
FHLB advances and other borrowings	244	2	—		—		246

Total interest expense	3,937	916	—		(302)		4,551
Net interest income	21,045	8,913	—		963		30,921
Provision for loan losses	907	—	—		—		907

Net interest income after loan loss provision	20,138	8,913	—		963		30,014
Non-interest income:
Service charges on deposit accounts and other fees	1,164	1,072	—		—		2,236
Net gain on sale of loans	4,403	1,413	408	z	—		6,224
Gain on sale of investment securities, net	88	2	—		—		90
Other	1,164	664	—		—		1,828

Total non-interest income	6,819	3,151	408		—		10,378
Non-interest expense:
Salaries and employee benefits	13,142	5,985	—		251	e	19,378
Occupancy and equipment	2,731	1,117	—		(30)	c	3,818
All other expenses	3,789	3,458	408		(131)	a	7,524

Total non-interest expense	19,662	10,560	408		90		30,720

Income before income tax expense	7,295	1,504	—		873		9,672
Income tax expense	2,734	—	—		910	f	3,644

Net income	4,561	1,504			(37)		6,028
Dividends paid on Series A preferred stock	(109)	—	—		—		(109)

Net income available to common shareholders	$4,452	$1,504	$—		$(37)		$5,919

Basic earnings available to common shareholders per share	$1.13	$0.39					$0.88
Diluted earnings available to common shareholders per share	$1.10	$0.23					$0.86
Weighted average common shares outstanding, including participating securities:
Basic	3,934	3,866					6,700
Diluted	4,038	6,493					6,860

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated balance sheet as of December 31, 2013, and the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2013, are based on the historical financial statements of FFN and MidSouth after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. Certain historical financial information has been reclassified to conform to the current presentation.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, FFN and MidSouth will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 — Preliminary Estimated Acquisition Consideration

Under the terms of the Merger Agreement, MidSouth shareholders will be entitled to receive 0.425926 shares of FFN common stock for each common share of MidSouth Bank and 0.851852 shares of FFN common stock for each share of MidSouth Bank preferred stock. Each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50. Cash will be paid only to the extent of fractional shares resulting from the exchange rate provided in the merger agreement and any MidSouth shareholders that properly dissent from the merger. No significant cash will be paid to MidSouth shareholders as a result of the merger.

Based on MidSouth’s estimate of shares of MidSouth common stock, preferred stock, and warrants outstanding as of December 31, 2013, the preliminary estimated acquisition consideration is as follows.

	Number of MidSouth shares outstanding	Per share exchange ratio	Number of FFN shares – as exchanged

Common Shares	3,873	0.425926	$1,650
Convertible Voting Preferred Stock, 2009-A	1,018	0.851852	867
Convertible Voting Preferred Stock, 2011-A	242	0.851852	206
Series 2009-A Stock Warrants (strike price $3.25)	193	0.185185	36
Series 2011-A Stock Warrants (strike price $3.68)	44	0.153333	7

			2,766

Multiplied by FFN common stock price as of most recent date			$13.50

Estimated fair value of FFN common stock issued (“Stock Consideration”)			$37,341
Preliminary fair value estimate of current MidSouth stock options to be converted to FFN stock options			$687

Total Preliminary Estimated Acquisition Consideration			$38,028

FFN common stock is not listed on an exchange and is rarely traded. Management of FFN is aware of a few recent trades as follows: 5,000 shares at $12.90 on October 4, 2013 and 2,500 shares at $13.00 on December 31, 2013. However, FFN issued 1,153,847 shares of common stock at $13.00 per share during the fourth quarter of 2013. FFN engages an outside vendor (Carson Medlin in 2013) to perform a valuation of its common stock for purposes of shares contributed to the 401(k) plan and the most recent valuation dated May 31, 2013 indicated a value of $13.00 per share as of December 31, 2012. Finally, the implied value of the FFN stock in the negotiated deal with MidSouth, is $13.50. Considering all the above facts, management believes the estimated price of $13.50 is a reasonable price to use in valuing the deal for the purposes of this pro forma financial information, given the absence of trading volume.

Should the price of FFN stock change from $13.50 per share at the closing date, it would change the related purchase price allocation. A change in price from the $13.50 per share used in the pro forma adjustments would primarily affect the amount of goodwill and total equity of FFN. If the price goes up, goodwill increases and if the price goes down, goodwill decreases, with a corresponding increase or decrease in FFN shareholders equity by the same amount. Tangible equity of FFN should not be affected unless the price of the stock decreases more than 26% or $3.50 per share. If that happened, tangible equity of FFN could increase if it was determined the fair value of the tangible net assets acquired exceeded the purchase price.

Any change in the price of FFN common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of FFN common stock of $13.50, the most recent value of FFN’s common stock:

(in thousands)	Purchase Price	Goodwill or (Bargain Purchase Gain)
Up 30%	$49,655	$18,230
Up 20%	45,782	14,357
Up 10%	41,909	10,484
As presented in pro forma financial information	38,028	6,603
Down 10%	34,163	2,738
Down 20%	30,290	(1,135)
Down 30%	26,417	(5,008)

Note 3 —Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of MidSouth based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until FFN management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the FFN common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to MidSouth’s tangible and intangible assets and liabilities as of December 31, 2013 based on their preliminary estimated fair values as follows.

Total preliminary estimated acquisition consideration		$38,028
Fair value of assets assumed
Cash and cash equivalents	$13,128
Investment securities available for sale	77,850
Loans held for sale	2,029
Loans	165,055
Bank premises and equipment	6,741
Bank owned life insurance	3,090
Deferred tax asset	6,164
Foreclosed assets	695
Other assets	2,970
Core deposits intangibles	3,411

Total fair value of assets acquired	281,133
Fair value of liabilities assumed
Deposits	(242,250)
FHLB advances and other borrowings	(5,980)
Payables and other liabilities	(1,478)

Total fair value of liabilities assumed	(249,708)

Net assets acquired	31,425	31,425

Excess cost over fair value of net assets acquired – Goodwill		$6,603

Approximately $3,411 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which FFN, as the acquirer, will acquire from MidSouth. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet — the explanations and descriptions below are referenced to the December 31, 2013 Unaudited Pro Forma Combined Consolidated Balance Sheet.

Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit

a	Loans	$—	$5,855
a	Other real estate	—	105
a	Core deposit premium	3,411	—
a	Deposits — interest-bearing	—	302
b	Deferred tax assets	6,164	—
c	Allowance for loan losses	2,799	—
d	Fixed assets	—	1,901
e	Goodwill	6,603	—
f	Common stock	—	38,028
g	Other liabilities	—	1,328
g	Retained earnings	1,328	—
h	Preferred stock	1,260	—
h	Common stock	3,873	—
h	Additional paid-in capital	39,850	—
h	Retained earnings	—	16,449
h	Other comprehensive income	—	1,320

		$65,288	$65,288

a	Adjustments to mark acquired assets and assumed liabilities to estimated fair market value at December 31, 2013. Management engaged a third party to assist FFN with valuation estimates for loans, deposits, fixed assets and core deposit intangible. All such estimates are subject to change as fair value estimates are refined. Preliminary valuation adjustments are estimated as follows:

•	Adjustment to intangibles for a core deposit premium of $3,411. This amount has been estimated by comparing the cost of alternative funding sources to the cost of the deposit base of MidSouth, Time deposits are generally not included in the analysis. The analysis uses a discounted cash flows approach.

•	Adjustment to loans of ($5,855), which includes an interest rate component and a credit component, to estimate fair value. This estimate, provided by the third party, includes an analysis of expected cash flows and differs from the allowance for loan losses for MidSouth, which estimates probable loan losses incurred as of the balance sheet date. The expected cash flow approach considers losses expected over the assumed life of the portfolio as a result of future events and other factors, as compared to the probable incurred loss model used to record the allowance for loan losses under generally accepted accounting principles. The fair value estimate related to loans included in the pro forma adjustments considers an estimate for loans with evidence of deteriorated credit quality since origination, expected credit losses over the estimated life of the loan portfolio, as well as a present value of expected cash flows discounted using current market rates for similar lending arrangements.

•	FFN management believes another $105 discount will be needed in order to sell the property quickly, based on their review of appraisals and other available market information.

•	Adjustment to time deposits of $302. Fair Value of time deposits was estimated using market rates applied to forecasted cash flows based on maturities and coupon rates.

b	The deferred tax asset has been adjusted for the tax effect of the temporary differences in tax basis as compared to book basis (fair value) of assets acquired and liabilities assumed. It has also been adjusted to reflect the tax benefit of MidSouth’s tax net operating loss carry forwards (NOL’s). Utilization of the NOL’s will be limited by code section 382 of the Internal Revenue Code, but they are expected to be fully utilized prior to their expiration. Substantially all of the DTA, other than that associated with the NOL’s, are expected to be fully utilized within 5 years. The NOL’s are expected to be fully utilized by 2025, well before expiration of the carry forward period.

Deferred Tax Asset Valuation Allowance - Mid South	$6,460
Capital Loss Carryover deemed likely to expire	(454)
State Net Operating Loss likely to expire	(590)
Tax effect of Purchase Accounting Fair Value adjustment	748

Deferred Tax Asset Adjustment	$6,164

c	Adjustment to allowance for loan losses to reflect the reversal of MidSouth’s allowance for loan and lease losses, as the credit risk is contemplated in the fair value adjustment to loans noted above.
d	Estimated fair value adjustment on net book value of property held by MidSouth based on recent appraisals prepared by an independent third party. Adjustment attributable to land is estimated to be $1,161, and the adjustment attributable to buildings and leasehold improvements is $740.
e	Adjustment to goodwill to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
f	Preliminary common stock consideration to be issued to MidSouth shareholders. See Note 2 above.
g	Estimated transaction costs that will be incurred prior to the date of the merger. The estimated amount to be paid by FFN is approximately $1,050 and MidSouth is approximately $750 related to investment banker, legal, accounting, and data conversion costs. These estimated transaction costs have not been reflected in the pro forma condensed income statement, because they do not have a “continuing impact on FFN”. However, they have been reflected in the pro forma condensed balance sheet. Some of the estimated $1,800 in transaction costs have been incurred prior to December 31, 2013. Therefore only the remaining amount of $1,328 is reflected in the pro forma condensed balance sheet, which includes $875 related to FFN and $453 related to MidSouth. Payment of these transaction costs is not expected to have a significant impact on the liquidity of the combined entity.
h	Adjustment to reflect the reversal of MidSouth’s common equity. Retained earnings reflect estimated $453 related to remaining merger transaction costs to be incurred by MidSouth.

Income Statements — the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2013.

Income Statements — reclassifications

The following reclassifications adjusted MidSouth’s historical income statements to conform to FFN’s historical income statements.

z	Mortgage origination expenses netted against fees on mortgage originations in MidSouth’s non-interest income have been reclassified to all other expenses to conform to FFN’s historical income statement.

Income Statements — Pro Forma Adjustments

Pro Forma Adjusting entries (Income Statements)		Year Ended Dec 31, 2013

a	Amortization expense of core deposit intangible	$341
a	Non-recurring transaction costs	(472)
b	Preliminary estimate of loan interest accretion	661
c	Preliminary estimate of land improvements fair value adjustment amortization	(30)
d	Preliminary estimate of time deposits fair value adjustment amortization	(302)
e	Amortization of retention bonuses	251
f	Income tax expense of pro-forma adjustments	910

a	The preliminary estimated core deposit intangible (“CDI”) is expected to approximate $3,411 and will be amortized over a ten year period on a straight-line basis which is expected to produce approximately $341 of amortization expense during the first year of combined operations.

Adjustment to decrease non-interest expense for non-recurring costs incurred and included in the year ended December 31, 2013 financial results of the combined entity. These costs (approximately $472) are transaction costs related to the merger.

b	Represents preliminary estimate of interest income accretion related to the estimate of the fair value adjustment of the loans acquired pursuant to the merger. The amount will be accreted as an increase to interest income on a pro rata basis based on the maturities of the underlying loans, which is expected to approximate 36 months. The first year of accretion is preliminarily estimated to approximate $661.
c	The land improvements on properties held by MidSouth will be adjusted to fair value at the acquisition date. The preliminary fair value adjustment of these buildings and leasehold improvements is expected to approximate $740. This amount will be amortized as a decrease to depreciation expense on a straight-line basis over an estimated useful life of 25 years.
d	The time deposits acquired from MidSouth will be adjusted to fair value at the acquisition date. The preliminary estimate of the fair value adjustment at acquisition date is expected to approximate $302. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits, which is estimated to be approximately ten months. The first year of amortization is preliminarily estimated to approximate the full amount of the adjustment of $302.
e	FFN expects to provide retention bonuses of $1,013 to certain executive and non–executive officers of Mid-South. These bonuses are to be paid in 20% cash and 80% stock compensation (common stock and stock options), which vest over a period of 3 to 5 years.
f	Adjustment to reflect the income tax expense of the Pro Forma Combined entity using 38.29% as the incremental effective tax rate. Income tax expense reported for MidSouth was zero for the period presented in the Unaudited Pro Forma Condensed Combined Financial Statements as a result of the full valuation allowance related to net deferred tax assets. Therefore, the Pro Forma Adjustment for income tax expense considers the pretax net income of MidSouth and all other income statement Pro Forma Adjustments for the period.

Other Transaction Costs, Not Included in Pro forma Statement on Income- Forward Looking Information

In addition to the $1,800 in transaction cost incurred, management is looking into opportunities for cost savings and synergies, but nothing has been finalized related to those plans. In addition, there are no specific plans to close any branches, or dispose of assets in general. Retention bonuses to non-executive officers and other employees in the amount of $53 are expected to be paid in Year 1. These bonuses are not reflected in the Pro forma Income statement adjustments, since they are a non–recurring expense.

Note 5 — Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2013 have been calculated using FFN’s historic weighted average common shares outstanding plus the common shares assumed to be issued to MidSouth shareholders in the merger.

Under the terms of the Merger Agreement, MidSouth shareholders will be entitled to receive 0.425926 shares of FFN common stock for each common share of MidSouth Bank and 0.851852 shares of FFN common stock for each share of MidSouth Bank preferred stock. Each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50. Cash will be paid only to the extent of fractional shares resulting from the exchange rate provided in the merger agreement and any MidSouth shareholders that properly dissent from the merger. No significant cash will be paid to MidSouth shareholders as a result of the merger.

Each option to purchase a share of MidSouth common stock will be converted into an option to purchase a share of FFN common stock multiplied by the exchange ratio of one share of MidSouth common stock equating to 0.425926 shares of FFN common stock (the “Exchange Ratio”) and the exercise price will become the exercise price of such option divided by the Exchange Ratio.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2013.

	Year ended Dec 31 2013
	Basic	Diluted

Pro forma net income available to common shareholders	$5,919	$5,919
Weighted average common shares outstanding, including participating securities:
FFN	3,934	4,038
Common shares issued to MidSouth shareholders	2,766	2,766
Dilutive effect of MidSouth stock option conversion (1)	—	56

Pro forma	6,700	6,860

Pro forma net income per common share	$0.88	$0.86

(1)	MidSouth employee stock options convert to FFN stock options upon the closing of the merger using the exchange ratio of 0.425926.

Note 6 – Book Value Per Share

The following table provides for MidSouth shareholders a comparison of the book value per share, pro forma tangible book value per share and the consideration received based on the FFN stock price on December 31, 2013:

(In thousands, except per share values)	MidSouth Common Shares	MidSouth Preferred Shares	Total

MidSouth Book Value Per Share:
Shares outstanding – December 31, 2013	3,873	1,260	5,133
Common shares to be issued upon conversion of preferred shares	—	1,260	1,260

Diluted ownership	3,873	2,520	6,393

Diluted ownership percentage	60.58%	39.42%	100.00%

Allocation of MidSouth book value at December 31, 2013	$16,761	$10,906	$27,667

Divided by shares outstanding	3,873	1,260

Diluted book value per share	$4.33	$8.66

(In thousands, except per share values)	MidSouth Common Shares	MidSouth Preferred Shares	Total

Tangible book value per common share for FFN as of December 31, 2013			$11.31

Pro Forma Tangible Book Value Per Share:
Total pro forma book value			$102,316
Less FFN preferred stock			(10,000)
Pro forma adjustments for intangibles:
Goodwill			(6,760)
Core deposit intangible			(3,411)

Total tangible pro forma book value			$82,145

Pro forma shares outstanding			7,629

Pro forma tangible book value per common share			$10.77

Allocated pro forma tangible book value per share (pro forma tangible book value per common share multiplied by the exchange ratios of 0.425926 and 0.851852, respectively	$4.59	$9.17

Consideration Per Share Based on FFN Stock Price of $13.50	$5.75	$11.50	$13.50

Book value per share has not been computed on a fully diluted basis assuming the exercise of all options.

Note 7 — Preliminary Unaudited Pro Forma Regulatory Capital Ratios

The unaudited pro forma regulatory capital ratios shown below are not necessarily indicative of what the financial capital ratios actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The capital ratios shown herein are estimates and are not necessarily indicative of what the past capital ratios of the combined companies would have been, nor necessarily indicative of the capital ratios of the post-merger periods.

Average assets and risk weighted assets, for purposes of calculating regulatory capital ratios, have been estimated by using those averages and risk weighted assets as filed on bank regulatory reports for the fourth quarter of 2013, adjusted by the pro forma adjustments. Any of those adjustments that are disallowed, have been deducted from average assets, risk weighted assets, and total capital accordingly. Bank regulators limit the amount of deferred tax assets that can be included in regulatory capital, to the amount that can be realized from a loss carryback, plus the lesser of 10% of capital or the amount that can be realized in the next 12 months. For purposes of the pro forma capital ratios, the amount has been limited to federal income taxes paid in 2013 and 2012, plus the amount that will be realized based on pro forma pretax income as presented. The following information reflects the unaudited adjusted pro forma balances used for calculating pro forma regulatory capital ratios as of December 31, 2013:

	Risk Weighted Assets	Average Assets	Capital

FFN	$502,613	$711,380	$65,163
MidSouth	210,503	270,173	27,667

Combined balances as of December 31, 2013	713,116	981,553	92,830

Risk weighted pro forma adjustments (% included with asset description denotes the risk weighted category applied):
Securities, fair value adjustment (20%)	(264)
Loans, fair value adjustment (100%)	(5,855)
Bank premises and equipment (100%)	(1,901)
Foreclosed assets (100%)	(105)
Deferred tax asset (100%, less disallowed)	3,264

Total adjusted pro forma risk weighted assets	$708,435

Pro forma adjustments:

Pro forma adjustments as of January 1, 2013		9,788	9,486
Disallowed goodwill adjustment		(6,760)	(6,760)
Disallowed core deposit intangible		(3,411)	(3,411)
Disallowed deferred tax asset		(2,900)	(2,900)

Total pro forma adjustments, net of disallowed assets for regulatory purposes		(3,283)	(3,585)

Total adjusted pro forma average assets		$978,270

Accumulated other comprehensive loss			4,533

Adjusted pro forma tier 1 capital			93,778
Pro forma tier 2 capital – allowed portion of allowance for loan and lease losses			4,900

Total adjusted pro forma risk-based capital			$98,678

The following information reflects the estimated unaudited pro forma regulatory capital ratios as of December 31, 2013 and compares those ratios with the regulatory capital ratios of FFN and MidSouth that were reported as of December 31, 2013:

	Pro forma	FFN	MidSouth
Tier 1 Leverage Capital Ratio:
Adjusted pro forma tier 1 capital	$93,778
Total adjusted pro forma average assets	978,270
Pro forma tier 1 leverage ratio	9.6%	9.8%	10.7%

Tier 1 Risk-Based Capital Ratio:
Adjusted pro forma tier 1 capital	$93,778
Estimated pro forma risk-weighted assets	708,435
Pro forma tier 1 risk-based capital ratio	13.2%	13.8%	13.8%

Total Risk-Based Capital Ratio:
Adjusted pro forma total risk-based capital	$98,678
Estimated pro forma risk-weighted assets	708,435
Pro forma total risk-based capital ratio	13.9%	14.8%	15.0%

UNAUDITED COMPARATIVE PER SHARE DATA

The following summary presents per share information for FFN and MidSouth on a historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2013. The information presented below should be read together with: (i) FFN’s audited consolidated financial statements and accompanying notes for year ended December 31, 2013, which is included elsewhere in this joint proxy statement/prospectus; and (ii) MidSouth’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2013, which is included elsewhere in this joint proxy statement/prospectus. See “Index to Consolidated Financial Statements.”

The unaudited pro forma adjustments are based upon available information and certain assumptions that FFN management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of MidSouth will be reflected in the consolidated financial statements of FFN on a prospective basis.

Unaudited Pro Forma Comparative Per Share Data

For The Year Ended December 31, 2013

	As of and for the year ended December 31, 2013
	FFN historical	MidSouth historical	Pro Forma combined	Per equivalent MidSouth share (1)
Earnings per common share
Basic	$1.13	$0.39	$0.88	$0.37
Diluted	$1.10	$0.23	$0.86	$0.37
Cash dividends per common share	$—	$—	$—	$—
Common equity per common share (2)	$11.34	$4.33	$12.10	$5.15
Tangible common equity per share	$11.31	$4.33	$10.77	$4.59

(1)	Equivalent pro forma per share data represents the pro forma per share amounts attributed to one share of MidSouth common stock that has been exchanged for stock consideration. Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.425926.
(2)	MidSouth’s historical common equity per common share is calculated assuming all preferred shares have been converted to common stock at the conversion ratio of two shares of common stock for every one share of preferred stock. The pro forma combined book value per share as of December 31, 2013 is calculated as the pro forma combined shareholders’ equity at December 31, 2013 divided by the sum of the number of shares of FFN common stock outstanding at the period ended December 31, 2013 and the number of shares of FFN common stock to be issued in conjunction with the acquisition of MidSouth.

RISK FACTORS

If the merger is consummated and you are a MidSouth shareholder, you will receive shares of FFN common stock in exchange for your shares of MidSouth common stock, preferred stock and warrants. An investment in FFN common stock is subject to a number of risks and uncertainties. (Unless otherwise stated, references to “MidSouth stock” include MidSouth’s common stock, both series of its preferred stock, stock options, and stock purchase warrants, although only its preferred and common shares have voting rights.) Risks and uncertainties relating to general economic conditions are not summarized below.

However, FFN and MidSouth believe that there are a number of other risks and uncertainties relating to FFN that you should consider in deciding how to vote on the merger agreement and the FFN merger proposal in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect FFN’s future financial results and may cause FFN’s future earnings and financial condition to be less favorable than FFN’s expectations. There are also a number of risks related to the merger that shareholders of both FFN and MidSouth should consider in deciding how to vote on the merger agreement and the FFN merger proposal. This section summarizes those risks.

Risks Related to the Merger

The Value of FFN Shares Received Will Fluctuate; Shareholders of MidSouth May Receive More or Less Value Depending on Fluctuations in the Price of FFN Common Stock

The number of shares of FFN common stock issued to MidSouth shareholders in exchange for each share of MidSouth common stock, preferred stock or warrant is fixed. The market values of FFN common stock and MidSouth stock when the merger is completed may vary from their market values at the date of this document and at the date of the shareholders’ meetings of FFN and MidSouth. Shares of FFN common stock are not traded on an exchange, and therefore as of the date of this joint proxy statement/prospectus, there is no public market for such shares. There is no assurance that shares of FFN can be sold at a price equal to or greater than the Exchange Ratio based on a value of $13.50 per share of FFN common stock following completion of the merger. See “Risks Related to FFN and FFN Common Stock - Lack of Trading Market.” Because the Exchange Ratio will not be adjusted to reflect any changes in the market value of FFN common stock, the market value of FFN common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. If the value of FFN common stock declines prior to completion of the merger, the value of the merger consideration to be received by MidSouth’s shareholders will decrease.

These variations may be the result of various factors, many of which are beyond the control of MidSouth and FFN, including:

•	changes in the business, operations or prospects of FFN, MidSouth or the combined company;

•	governmental and/or litigation developments and/or regulatory considerations;

•	market assessments as to whether and when the merger will be consummated and the anticipated benefits of the merger;

•	governmental action affecting the banking and financial industry generally;

•	market assessments of the potential integration or other costs;

•	lack of a trading market for FFN common stock; and

•	general market and economic conditions.

The merger may not be completed until a significant period of time has passed after the FFN and MidSouth shareholder meetings. At the time of their respective shareholder meetings, FFN and MidSouth shareholders will not know the exact value of the FFN common stock that will be issued in connection with the merger.

The value of FFN common stock and MidSouth stock at the effective time of the merger may vary from their prices on the date of this joint proxy statement/prospectus. Since there is no public market for either FFN common stock or MidSouth stock, the future market prices of FFN common stock and MidSouth stock cannot be guaranteed or predicted.

FFN May Not Be Able to Successfully Integrate MidSouth or to Realize the Anticipated Benefits of the Merger

The merger involves the combination of two banks that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on FFN’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. It is also the plan that FFN intends to utilize most if not all of MidSouth’s employees, a plan that may or may not be completely feasible as the growth of the banks and FFN continues and the demands of the marketplace dictate. FFN may not be able to combine the operations of MidSouth and FSB without encountering difficulties, such as:

•	the loss of key employees;

•	disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies and disruptions during the period need to integrate standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of MidSouth and FSB.

Further, FFN and MidSouth entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether FFN integrates MidSouth in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact FFN’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

MidSouth Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Have Less Ability to Exercise Influence Over Management

After the merger’s completion, MidSouth shareholders will own a significantly smaller percentage of FFN than they currently own of MidSouth. Following completion of the merger, MidSouth shareholders will own approximately 36% of the combined company. Additionally, former MidSouth directors initially will hold only three out of ten seats on FFN’s board. Consequently, MidSouth shareholders likely will be able to exercise less influence over the management and policies of FFN than they currently exercise over the management and policies of MidSouth.

The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger

FFN and MidSouth expect to incur costs associated with combining the operations of the two companies. FFN and MidSouth have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of FFN and MidSouth. Although FFN and MidSouth expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. One important set of costs relates to the anticipated conversion of MidSouth’s data processing to the wholly-owned data processing system used by FSB. We believe that this conversion will result in significant cost savings to the combined banks but that expectation may not be realized, may be costly to realize, or could be realized much later than currently anticipated.

Whether or not the merger is consummated, FFN and MidSouth will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including approval by federal and state banking regulators. FFN and MidSouth received approval from the FRB on January 28, 2014 and from the TDFI on February 27, 2014. See “THE MERGER AGREEMENT - Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER - Regulatory Approval” for a description of the regulatory approvals necessary in connection with the merger.

Directors and Officers of MidSouth have Potential Conflicts of Interest in the Merger

You should be aware that some directors and officers of MidSouth have interests in the merger that are different from or in addition to, the interests of MidSouth shareholders generally.

For example, certain of the executive officers of MidSouth have been offered employment or other related agreements by FSB that provide the executive officer with payment for services provided to FSB as well as, in some instances, payments upon a change in control of FFN or FSB. These agreements may create potential conflicts of interest by creating vested interests in those persons in the completion of the merger. In addition, FFN agreed in the merger agreement to indemnify and provide liability insurance to MidSouth officers and directors. These and certain other additional interests of MidSouth’s directors and officers may cause some of these persons to view the proposed transaction differently than you view it, although MidSouth’s board and officers currently have comparable indemnification rights and director and officer (and errors and omission) insurance coverages. For more information about these interests, please see “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER — Interests of Certain MidSouth Executive Officers and Directors in the Merger.”

FFN’s Board of Directors Did Not Obtain a Fairness Opinion in Determining Whether or Not to Proceed with the Merger

In analyzing the merger, FFN’s Board of Directors engaged SunTrust Robinson Humphrey (“STRH”) to assist in the negotiation of the merger and to provide professional financial services to FFN’s Board of Directors as to the financial merits of the share issuance to FFN’s shareholders. FFN’s Board of Directors and management met with representatives of STRH numerous times during the negotiation and decision-making process. These discussions examined not only the deal terms with MidSouth, but also alternative acquisitions available in the marketplace. The most important deal terms examined were the valuation analysis of MidSouth and the financial merits of the deal terms to the shareholders of FFN. Prior to the final vote being taken by the Board of Directors of FFN to approve the merger, representatives of STRH made a final valuation and presentation to the Board of Directors of FFN. Based on these discussions and presentations, FFN’s Board of Directors determined that it had sufficient information to satisfy its fiduciary duties, and the additional cost of obtaining a formal fairness opinion was not necessary. Accordingly, the FFN Board of Directors did not request, and therefore did not obtain, a fairness opinion to assist it in its determination.

The Opinion Obtained by MidSouth from its Financial Advisor Will Not Reflect Changes in Circumstances Prior to the Merger

On November 20, 2013, MidSouth’s financial advisor, Sterne, Agee & Leach Inc. (“Sterne Agee” or the MidSouth “Financial Advisor”) delivered to the MidSouth board its oral opinion (which was confirmed in writing by letter dated November 21, 2013) as to the fairness from a financial point of view to the shareholders of MidSouth, as of that date, of the exchange ratio governing the aggregate merger consideration to be received by them under the merger agreement. A copy of this opinion is attached hereto as Appendix C. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, to the operations and prospects of FFN or MidSouth, general market and economic conditions and other factors. As a result of the foregoing, MidSouth shareholders should be aware that the opinion of Sterne Agee attached hereto does not address the fairness of the aggregate merger consideration at any time other than as of November 21, 2013. This fact is highlighted solely to make MidSouth shareholders aware that there is no plan to ask the Financial Advisor to update its opinion. However, the MidSouth board continues to monitor the financial information available concerning FFN and FSB and remains aware of its responsibility to continuously evaluate whether, in its view, the merger consideration being offered to the MidSouth shareholders and the exchange ratio in the proposed merger are fair to the MidSouth shareholders from a financial point of view.

Failure to Complete the Merger Could Cause FFN’s or MidSouth’s Stock Price to Decline

If the merger is not completed for any reason, FFN’s or MidSouth’s stock price may decline because costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, FFN’s or MidSouth’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed or due to questions about why (or whose “fault” it was that) the merger was not completed.

Risks Related to FFN and FFN Common Stock

Shares of FFN Common Stock Are Not Insured

Shares of FFN common stock are not deposits and are not insured by the FDIC or any other entity.

There Is No Trading Market for Shares of FFN Common Stock

As of the date hereof, there is no public market for the shares offered hereby, and there can be no assurance that a market will develop at the conclusion of this joint proxy statement/prospectus or any time thereafter. In 2013, FFN sold a total of 1,153,847 shares of the common stock at $13.00 per share in a private placement. During 2012 and 2013, 57,433 of the 131,250 outstanding warrants to purchase shares issued in 2007 were exercised at $12.00 per share on or before their expiration date. The remaining 73,817 warrants expired unexercised. There can be no assurance that the shares can be sold at a price equal to or greater than the Exchange Ratio based on a value of $13.50 per share following completion of the merger. Holders should, therefore, be prepared to hold the shares for an indefinite period of time.

There Is No Certainty of Return on Investment

No assurance can be given that a holder of the shares will realize a substantial return on his or her investment, or any return at all. Further, as a result of the uncertainty and risks associated with FFN’s operations as described in this “RISK FACTORS” section, it is possible that an investor will lose his or her entire investment.

FSB Is Less than Ten Years Old and Is Subject to Certain Regulatory Requirements and Financial Pressures As a Result

FSB is a Tennessee-chartered banking corporation, and it is subject to certain regulatory requirements and financial pressures as an institution that has been in existence for less than ten years. Although certain directors and officers of FSB have previously engaged in the banking industry, no assurance can be given that FSB’s and FFN’s operations will continue to be successful. The failure of FSB to employ competent secondary management level personnel and meet projected performance levels would have an adverse impact on an investment in FSB and FFN. There can be no assurance that FSB will be able to obtain the necessary management and meet projected performance levels or that unanticipated events will not render such performance levels unachievable.

FFN and/or FSB May Require Additional Capital

The Board of Directors believes that the current level of capital will be adequate at the present time to sustain the operations and projected growth of FFN and FSB. If FFN or FSB fails to meet sufficient financial performance (including as a result of significant provision expense as a result of deterioration in asset quality) or if the assets of FSB grow more quickly than projected, management may determine or government regulators may require FFN or FSB to raise additional capital. In the event FFN or FSB falls below certain regulatory capital adequacy standards, they may become subject to regulatory intervention and restrictions. FFN can give no assurance that such additional capital is available at prices that will be acceptable to FFN, if at all. In the event of the issuance of additional shares, then current shareholders will not have the first right to subscribe to new shares (preemptive rights), so their ownership percentage may be diluted in the future. See “DESCRIPTION OF FFN CAPITAL STOCK - Common Stock.”

FFN and FSB Are Subject to Extensive Regulation

FFN and FSB are subject to extensive governmental regulation and control. Compliance with state and federal banking laws has a material effect on the business and operations of FFN and FSB. The operation of FFN and FSB will at all times be subject to state and federal banking laws, regulations, and procedures. The laws and regulations applicable to the banking industry could change at any time and are subject to interpretation, and management cannot predict the effects of these changes on FFN’s business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect the ability of FFN to operate profitably. Non-banking financial institutions, such as securities brokerage firms, insurance companies, and money market funds are now permitted to offer services which compete directly with services offered by banks. See “SUPERVISION AND REGULATION.”

FFN and FSB Are Dependent on Key Personnel

FFN and FSB are materially dependent on the performance of its executive management team, loan officers, and other support personnel. The loss of the services of any of these employees could have a material adverse effect on the business of FFN and FSB, results of operations, and financial condition. Many of these key officers have important customer relationships, which are instrumental to FSB’s operations. Changes in key personnel and their responsibilities may be disruptive to FSB’s business and could have a material adverse effect on FSB’s business, financial condition, and results of operations. Management believes that future results also will depend in part upon attracting and retaining highly skilled and qualified management, especially in the new market areas into which FSB may enter, as well as sales and marketing personnel. Competition for such personnel is intense, and management cannot be sure that FSB will be successful in attracting or retaining such personnel. See “MANAGEMENT.”

FFN Is an Emerging Growth Company and It Cannot Be Certain if the Reduced Disclosure Requirements Applicable to Emerging Growth Companies Will Make FFN’s Common Stock Less Attractive to Investors

After filing the registration statement, of which this joint proxy statement/prospectus is a part, FFN will be subject to periodic reporting requirements under the Exchange Act. FFN is an “emerging growth company,” as defined in the JOBS Act, however, and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, even if FFN complies with the greater obligations of public companies that are not emerging growth companies immediately after this offering, FFN may avail itself of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as it is an emerging growth company. FFN will remain an emerging growth company for up to five years, though FFN may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, it is deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if FFN’s total annual gross revenues equal or exceed $1 billion in a fiscal year. FFN cannot predict if investors will find its common stock less attractive because it will rely on these exemptions. If some investors find FFN’s common stock less attractive as a result, there may be a less active trading market for FFN’s common stock and FFN’s stock price may be more volatile.

Competition For Deposits and Loans Is Expected To Be Intense, and No Assurance Can Be Given That FFN Will Be Successful in Its Efforts to Compete with Other Financial Institutions

The commercial banking industry in Williamson County, FFN’s main banking market, consists of thirty-two (32) banks and two (2) savings and loan institutions, with 99 total offices as of June 30, 2013, which is the most recent date such information has been released by the FDIC. The FDIC annual Report on Deposits reported the total deposits of these financial institutions were $5.3 billion as of June 30, 2013. The commercial banking industry in Rutherford County, into which FFN will expand upon completion of the merger, and the main banking market of MidSouth, consists of 19 banks, with 78 total offices as of June 30, 2013. The FDIC annual Report on Deposits reported the total deposits of these financial institutions were $3.1 billion as of June 30, 2013. In addition, there are credit unions, finance companies, securities brokerage firms, and other types of businesses offering financial services. Offices affiliated with out-of-state financial institutions have entered Tennessee in recent years to offer all financial services, including lending and deposit gathering activities. Also, recent changes to laws on interstate banking and branching now permit banks and bank holding companies headquartered outside Tennessee to move into Williamson County and Rutherford County more easily. Technological advances and the growth of e-commerce have made it possible for non-financial institutions to offer products and services that traditionally have been offered by banking institutions. Competition for deposit and loan opportunities in FFN’s market area is expected to be intense because of existing competitors and the geographic expansion into the market area by other institutions. See “SUPERVISION AND REGULATION.” No assurance can be given that FFN will be successful in its efforts to compete with such other institutions.

There Can Be No Assurance that FSB Will Not Incur Excessive Loan Losses

An allowance for loan losses account is accumulated through monthly provisions against income. This account is a valuation allowance established for possible credit losses inherent in the loan portfolio. Banks are susceptible to risks associated with their loan portfolios. FSB’s loan customers may include a disproportionate number of individuals and entities seeking to establish a new banking relationship because they are dissatisfied with the amount or terms of credit offered by their current banks, or they may have demonstrated less than satisfactory performance in previous banking relationships. If FSB lends to individuals who have demonstrated less than satisfactory performance in previous banking relationships, FSB could experience disproportionate loan losses which could have a significantly negative impact on FSB’s earnings. Although management is aware of the potential risks associated with extending credit to customers with whom they have not had a prior lending relationship, there can be no assurance that FSB will not incur excessive loan losses. Bank regulators may disagree with FSB’s characterization of the collectability of loans and may require FSB to downgrade credits and make additional provision expense that would negatively impact results of operations and capital levels.

FFN Cannot Ensure When Or If It Will Pay Dividends

The ability of FFN to pay dividends is highly dependent on FSB’s ability to pay dividends and may be limited based upon restrictions of the Small Business Lending Fund. The likelihood of FFN declaring dividends to its shareholders is contingent on the anticipated growth and capital preservation strategy to maintain a strong capital level for both FSB and Corporation. As a result, FFN cannot project or guarantee when dividends will be declared in the future. See “DESCRIPTION OF FFN CAPITAL STOCK - Preferred Stock.” FFN’s Board of Directors has also decided to not pay dividends at this time.

FSB Depends on Its Ability to Attract Deposits

The acquisition of local deposits and other retail sources of funds (Repurchase Accounts) is a primary objective of FSB. In addition to the traditional deposit accounts solicited in its community, FSB also solicits local deposits through the internet and will offer internet-only deposit accounts to supplement traditional depository accounts. FSB is a member of the Federal Home Loan Bank for use as a general funding source and may use brokered deposits to balance funding needs.

FFN and FSB Are Affected by Governmental Monetary Policies

Like all regulated financial institutions, FFN and FSB are affected by monetary policies implemented by the Federal Reserve and other federal instrumentalities. A primary instrument of monetary policy employed by the Federal Reserve is the restriction or expansion of the money supply through open market operations. This instrument of monetary policy frequently causes volatile fluctuations in interest rates, and it can have a direct, adverse effect on the operating results of financial institutions. Borrowings by the United States government to finance the government debt may also cause fluctuations in interest rates and have similar effects on the operating results of such institutions. See “SUPERVISION AND REGULATION.”

Changes in interest rates may reduce FSB’s profitability

FSB’s profitability is dependent to a large extent upon net interest income, which is the difference between its interest income on interest-earning assets and interest expense on interest-bearing liabilities. FSB will continue to be affected by changes in levels of interest rates and other economic factors beyond its control, particularly to the extent that such factors affect the overall volume of their lending and deposit activities. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The impact of the changing regulatory capital requirements and recently adopted capital rules is uncertain

Under recently adopted rules by the FRB and FDIC, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. These rules will become effective as to FFN and FSB on January 1, 2015 and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital levels fall below the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The application of these more stringent capital requirements to FFN and FSB could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if FFN or FSB were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the final rules could result in FFN or FSB having to lengthen the term of their funding, restructure their business models and/or increase their holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit FFN’s and FSB’s ability to make distributions, including paying dividends or buying back shares. See “SUPERVISION AND REGULATION.”

FSB Is Subject to General Banking Risks

Several risks are inherent in the business of banking. Factors outside FSB’s control, such as instability in interest rates, a depressed economy, government regulation, and federal monetary policy, for example, could adversely impact the banking industry. Banks are also exposed to risk of loss as a result of fraud, embezzlement, insider abuse, and mismanagement. Extensions of credit create a risk that loans cannot or will not be repaid. Earnings are affected by the ability of FSB to properly originate, underwrite and service loans. FSB could sustain losses if it incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to deterioration in asset quality in a timely manner. Rapid changes in loan and deposit terms result in a risk of loss from changes in interest rates. In managing its loans and investments (assets) and its borrowings and deposits (liabilities), FSB will run the risk of having insufficient liquid assets to meet withdrawal requests.

FFN Is Subject to Risks of Its Other Lines of Business

Beyond general banking risk, FFN will take limited risk in mortgage banking, consulting, or other financial services being offered.

FSB May Be Required To Rely on Secondary Sources of Liquidity To Meet Withdrawal Needs or Fund Operations, and There Can Be No Assurance That These Sources Will Be Sufficient To Meet Future Liquidity Demands

The primary source of FSB’s funds is customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in general economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, FSB may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. These sources include brokered certificates of deposits, borrowings from the Federal Reserve, Federal Home Loan Bank advances, and federal funds lines of credit from correspondent banks. While management believes that these sources are currently adequate, there can be no assurance that they will be sufficient to meet future liquidity demands. FSB may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should these sources not be adequate.

Economic Challenges, Especially Those Affecting the Local Economy Where FFN Operates, Could Affect the Financial Condition and Results of Operations of FFN

If the communities in which FFN operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, the business of FFN may not succeed. Adverse economic conditions to the extent they develop in the specific market area of FFN, which currently is limited to the Williamson County and nearby areas, and which will be expanded to include Rutherford County upon completion of the merger, could reduce FFN’s growth rate, affect the ability of its customers to repay their loans, and generally affect the financial condition and results of operations of FFN. Moreover, management cannot give any assurance that FFN will benefit from any market growth or favorable economic conditions in its primary market area if they do occur. Continued adverse market or economic conditions may increase the risk that FSB’s borrowers will be unable to timely make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions.

FSB’s loan portfolio is real-estate focused. While this is the expertise of lending staff and management, risks associated with this type of lending are greater in the current economic environment.

As of December 31, 2013, approximately 89.4% of FSB’s total loans were real-estate secured. One-to-four family residential properties accounted for 32.8% of FSB’s portfolio, owner-occupied commercial real estate was 6.6% and other commercial real estate was 22.7% of the total loan portfolio. Other real estate including multi-family and farmland accounted for less than 1% of outstanding loans. Total construction lending accounted for 26.9% of total loans with custom-built residential homes representing 5.0%, other residential construction lending totaling 21.1% and commercial construction lending totaling 0.8%. A sustained period of increased payment delinquencies, foreclosures, or losses caused by continuing adverse market or economic conditions in the state of Tennessee, or more specifically FSB’s market area, could adversely affect the value of the assets, revenues, results of operations, and financial condition of FFN.

The Financial Condition and Results of Operations Could be Affected if Long-Term Business Strategies are not Effectively Executed

Although FSB’s primary focus in the near term will be organically growing the balance sheet, management intends, over the longer term, to continue pursuing a growth strategy for FSB’s business through de novo branching. FSB’s prospects must be considered in light of the risks, expenses, and difficulties occasionally encountered by financial services companies in growth stages, which may include the following:

Operating Results: There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances, or other operating results necessary to avoid losses or produce profits. FSB’s growth strategy necessarily entails growth in overhead expenses as it routinely adds new offices and staff. Historical results may not be indicative of future results or results that may be achieved as FSB continues to increase the number and concentration of FSB’s branch offices.

Development of Offices: There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, de novo branches may be expected to negatively impact earnings during this period of time until the branches reach certain economies of scale.

Regulatory and Economic Factors: Growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain required regulatory approvals, changes in laws and regulations, or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect continued growth and expansion. Failure to successfully address the issues identified above could have a material adverse effect on FSB’s business, future prospects, financial condition, or results of operations, and could adversely affect FSB’s ability to successfully implement its longer term business strategy.

A failure in or breach of FFN’s operational or security systems or infrastructure, or those of FFN’s third party vendors and other service providers or other third parties, including as a result of cyber attacks, could disrupt FFN’s businesses, result in the disclosure or misuse of confidential or proprietary information, damage its reputation, increase its costs, and cause losses

FFN relies heavily on communications and information systems to conduct its business. Information security risks for financial institutions such as FFN’s have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, FFN’s operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. FFN’s business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond FFN’s control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

As noted above, FFN’s business relies on its digital technologies, computer and email systems, software and networks to conduct its operations. Although FFN has information security procedures and controls in place, FFN’s technologies, systems and networks and its customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of FFN’s or its customers’ or other third parties’ confidential information. Third parties with whom FFN does business or that facilitate FFN’s business activities, including financial intermediaries, or vendors that provide service or security solutions for FFN’s operations, and other unaffiliated third parties, could also be sources of operational and information security risk to FFN, including from breakdowns or failures of their own systems or capacity constraints.

While FFN has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. FFN’s risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of FFN’s controls, processes, and practices designed to protect its systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for FFN. As threats continue to evolve, FFN may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support FFN’s businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that FFN’s clients use to access FFN’s products and services could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on FFN’s results of operations or financial condition.

Other Risks May Arise

Other risks which have not been contemplated by this joint proxy statement/prospectus may exist or might arise in connection with investment in FFN’s stock, but FFN’s management has not identified any such other material risk factors or material areas of risk at this time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus that are not statements of historical fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of FFN and MidSouth, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which FFN and MidSouth are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, those described under the “Risk Factors” section and the following:

•	expected revenue synergies and cost savings from the combination may not be fully realized;

•	revenues following the combination may be lower than expected;

•	ability to retain governmental approvals of the combination on the proposed terms and schedule;

•	failure of FFN’s and MidSouth’s shareholders to approve the FFN merger proposal or the FFN merger proposal, as applicable;

•	credit losses as a result of, among other potential factors, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•	restrictions or conditions imposed by FFN’s regulators on its operations;

•	the adequacy of the level of FFN’s allowance for loan losses and the amount of loan loss provisions required in future periods;

•	examinations by FFN’s regulatory authorities, including the possibility that the regulatory authorities may, among other things, require FFN to increase its allowance for loan losses or write down assets;

•	increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

•	general economic conditions resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in funding or increased regulatory requirements with regard to funding;

•	increased cybersecurity risk, including potential business disruptions or financial losses;

•	changes in technology;

•	changes in deposit flows;

•	changes in monetary and tax policies;

•	changes in accounting policies and practices;

•	the rate of delinquencies and amounts of loans charged off;

•	the rate of loan growth in recent years and the lack of seasoning of a portion of FFN’s loan portfolio;

•	FFN’s ability to maintain appropriate levels of capital;

•	FFN’s ability to attract and retain key personnel;

•	FFN’s ability to retain its existing clients, including its deposit relationships;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses; and

•	loss of consumer confidence and economic disruptions resulting from terrorist activities.

Because of these and other risks and uncertainties, FFN’s or MidSouth’s actual future results may be materially different from the results indicated by any forward-looking statements. In addition, FFN’s and MidSouth’s past results of operations do not necessarily indicate their future results. Therefore, both companies caution you not to place undue reliance on their forward-looking information and statements. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements in this joint proxy statement/prospectus are based on information available to FFN and MidSouth as of the date of this joint proxy statement/prospectus. Although both companies believe that the expectations reflected in our forward-looking statements are reasonable, neither company can guarantee you that these expectations will be achieved. The companies do not undertake any obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SHAREHOLDERS’ MEETINGS

General

FFN. With respect to FFN shareholders, this document constitutes a proxy statement of FFN in connection with its solicitation of proxies from its shareholders for the vote on the following five proposals: (i) the FFN merger proposal; (ii) the election of seven directors to serve until the 2015 annual meeting of shareholders; (iii) the ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014; (iv) the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000; and (v) the authorization to adjourn FFN’s annual shareholders’ meeting. This proxy statement is being mailed by FFN to FFN shareholders of record on or about             , 2014, together with the notice of the annual shareholders’ meeting and a proxy solicited by FFN’s board of directors for use at the annual shareholders’ meeting and at any adjournments or postponements of the annual shareholders’ meeting.

MidSouth. With respect to MidSouth shareholders, this document constitutes a proxy statement of MidSouth in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of FFN in connection with its issuance of shares of FFN common stock as merger consideration. The joint proxy statement/prospectus is being mailed by MidSouth and FFN to MidSouth shareholders of record on or about             , 2014, together with the notice of the special shareholders’ meeting and a proxy solicited by MidSouth’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

Meeting Dates, Times, and Places and Record Dates

FFN. The FFN annual shareholders’ meeting will be held at 722 Columbia Avenue, Franklin, Tennessee, at             .m., local time, on             , 2014. Only holders of FFN common stock of record at the close of business on             , 2014 will be entitled to receive notice of and to vote at the annual shareholders’ meeting. As of the record date, there were              shares of FFN common stock outstanding and entitled to vote, with each such share entitled to one vote.

MidSouth. The MidSouth special shareholders’ meeting will be held at One East College Street, Murfreesboro, Tennessee, at             .m., local time, on             , 2014. Only holders of MidSouth common stock and preferred stock of record at the close of business on             , 2014 will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were              shares of MidSouth common and preferred stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

FFN. At the FFN annual shareholders’ meeting, FFN shareholders will be asked to consider five scheduled items of business and any other business that may properly come before the FFN annual meeting, each of which has its own threshold of votes required for approval as described below in “Vote Required.” First, FFN shareholders will be asked to approve the FFN merger proposal. Second, FFN shareholders will be asked to elect seven directors to serve until the 2015 annual meeting of shareholders. Third, FFN shareholders will also be asked to ratify the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014. Fourth, FFN shareholders will be asked to approve the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000. Finally, FFN shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the annual shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual shareholders’ meeting, in person or by proxy, to approve any of the matters to be considered at the annual meeting. Each copy of this joint proxy statement/prospectus mailed to FFN shareholders is accompanied by a proxy form for use at the annual shareholders’ meeting, or FFN shareholders may vote by telephone or through the Internet.

MidSouth. At the MidSouth special shareholders’ meeting, MidSouth shareholders will be asked to consider two scheduled items of business and any other business that may properly come before the MidSouth special meeting, each of which has its own threshold of votes required for approval as described below in “Vote Required.” The first item for consideration is approval of the merger agreement. Under the merger agreement, MidSouth will merge with and into FBS, a wholly-owned subsidiary of FFN, with FSB surviving the merger. Each share of MidSouth stock will be converted into the right to receive 0.425926 shares of FFN common stock; each share of MidSouth preferred stock will be converted into the right to receive 0.851852 shares of FFN common stock; each warrant to purchase shares of MidSouth stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50; and each option to purchase a share of MidSouth stock will be converted into an option to purchase a share of FFN common stock multiplied by the exchange ratio of one share of MidSouth stock equating to 0.425926 shares of FFN common stock (the “Exchange Ratio”) and the exercise price will become the exercise price of such option divided by the Exchange Ratio. Options to acquire MidSouth common stock that are considered “qualified” options will be converted into qualified options of FFN common stock and options to purchase MidSouth stock that are not “qualified” will be converted into non-qualified options to acquire FFN common stock. In lieu of the issuance of any fractional shares of FFN common stock, FFN will pay to each former MidSouth shareholder who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FFN common stock to which such holder would otherwise be entitled to receive.

As the second item of schedule business, MidSouth shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the merger agreement.

Finally, MidSouth shareholders may also be asked to consider any other business that properly comes before the special shareholders’ meeting. Because of the limitations in MidSouth’s charter and bylaws, each as amended, and Tennessee corporate law, it is unlikely that unscheduled business other than ministerial matters — such as consideration of the minutes of the most recent MidSouth shareholders’ meeting, may properly be brought before the special meeting. It is expected that, as to any such non-ministerial unscheduled business, the chair of the meeting will rule it out of order and it is also expected that the proxies designated by MidSouth will vote the share for which they hold proxies, as to any matter inconsistent with the Merger Agreement and/or the planned merger, against such matter.

Each copy of this joint proxy statement/prospectus mailed to MidSouth shareholders is accompanied by a proxy form for use at the special shareholders’ meeting. If you are a holder of common stock, you will receive a pastel YELLOW proxy sheet and, if you hold preferred stock of any series, you will receive a pastel BLUE proxy sheet. (Of course, you may receive both if you hold both common and preferred MidSouth stock.) PLEASE VOTE ALL OF YOUR SHARES BY MARKING YOUR SELECTIONS, DATING, SIGNING AND RETURNING YOUR PROXY OR PROXIES TO US WITHOUT DELAY. If you fail to vote, that can count, in essence, as a vote against the proposed merger. See “SHAREHOLDERS’ MEETINGS - Voting of Proxies.”

Vote Required

FFN. Approval of the FFN merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FFN common stock entitled to vote at the annual shareholders’ meeting. Directors will be elected by a plurality of the votes cast by holders of shares entitled to vote at the annual meeting, which means that the seven nominees receiving the largest number of affirmative votes will be elected to FFN’s board of directors. Ratification of the selection of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014 will require the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Approval of the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000 requires the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.

On the record date, there were approximately              outstanding shares of FFN common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and officers of FFN and their affiliates beneficially owned a total of approximately         % of the outstanding shares of FFN common stock. The presence, in person or by proxy, of shares of FFN common stock representing a majority of FFN’s outstanding shares entitled to vote at the annual shareholders’ meeting is necessary in order for there to be a quorum at the annual shareholders’ meeting. A quorum must be present in order for the vote on each of the proposals to occur. However, if there is no quorum, then the FFN annual meeting can be postponed or adjourned until such time as a quorum can be obtained.

MidSouth. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MidSouth common and preferred stock (that is, “MidSouth voting stock”) entitled to vote at the MidSouth special shareholders’ meeting. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of MidSouth voting stock present in person or by proxy and entitled to vote on the matter.

On the record date, there were approximately              outstanding shares of MidSouth voting stock, each of which is entitled to one vote at the special shareholders’ meeting. On that date, the directors and executive officers of MidSouth and their affiliates beneficially owned a total of approximately         % of the outstanding shares of MidSouth stock. The presence, in person or by proxy, of shares of MidSouth voting stock representing a majority of MidSouth’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special shareholders’ meeting. A quorum must be present in order for the vote on the merger agreement or the proposal to adjourn the MidSouth special meeting to occur. However, if there is no quorum, then the MidSouth special meeting can be postponed or adjourned until such time as a quorum can be obtained.

Voting of Proxies

FFN. Shares of common stock represented by properly executed proxies received at or prior to the FFN annual shareholders’ meeting will be voted at the annual shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the FFN merger proposal, all of the nominees for election as directors, ratification of Crowe Horwath LLP as independent registered public accounting firm for 2014, the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000, and the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the annual shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the FFN merger proposal and approval of the amendment to FFN’s 2007 Omnibus Equity Incentive Plan require the affirmative vote of a majority of all outstanding shares of FFN common stock entitled to vote at the FFN annual shareholders’ meeting, abstentions and broker non-votes will have the same effect as negative votes on these proposals. Accordingly, FFN’s board of directors urges its shareholders to vote by telephone, through the Internet, or by completing, dating, and signing the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope. A “broker non-vote” occurs if you hold shares beneficially in street name, and if you do not provide your broker with voting instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are counted as present for quorum purposes but not considered in the vote on that proposal. Broker non-votes will not affect the outcome of any other matter being voted on at the meeting, assuming that a quorum is obtained.

Other than with respect to the proposals to approve the FFN merger proposal and the amendment to FFN’s 2007 Omnibus Equity Incentive Plan, abstentions will not be counted as a vote “for” or “against” a particular proposal and will not be counted in determining the number of votes cast on the proposal to authorize adjournment.

If you have any questions about the annual meeting, the proposals, or how to vote, please contact Richard E. Herrington at FFN at (615) 236-2265.

MidSouth. Shares of common and preferred stock represented by properly executed proxies received at or prior to the MidSouth special shareholders’ meeting will be voted at the special shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement and the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of a majority of all outstanding shares of MidSouth voting stock entitled to vote at the MidSouth special shareholders’ meeting, abstentions and broker non-votes will have the same effect as votes against the merger. Accordingly, MidSouth’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope. A “broker non-vote” occurs if you hold shares beneficially in street name, and if you do not provide your broker with voting instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are counted as present for quorum purposes but not considered in the vote on that proposal. Broker non-votes will not affect the outcome of any other matter being voted on at the meeting, assuming that a quorum is obtained.

If you have any questions about the special meeting, the proposals, or how to vote, please contact Lee Moss at MidSouth at (615) 278-7100 (long-distance callers may call toll-free by dialing (866) 278-7899).

Revocability of Proxies

FFN. If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of FFN either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the annual shareholders’ meeting. All written notices of revocation and other communications with respect to the revocation of FFN proxies should be addressed to Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064, Attention: Corporate Secretary. Attendance at the annual shareholders’ meeting will not in and of itself constitute revocation of a proxy.

MidSouth. If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its first exercise at the MidSouth special meeting by delivering to the Corporate Secretary of MidSouth either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its first exercise by voting in person at the special shareholders’ meeting. However, your attendance alone will not be sufficient to revoke your proxy. If you intend to revoke your proxy by attending the special meeting, you will need to advise Dee Jernigan, MidSouth’s Corporate Secretary, or one of the Judges of the Election (who will be available at a table in the lobby at the time of the special meeting) of your decision before your proxy is first voted. You will be provided a form to sign to state that you are revoking one or more of your proxies and provided a ballot with which to cast your votes as to the scheduled business items. Or, after revoking your proxy or proxies, you may abstain from voting on either or both of the proposals to be voted on by MidSouth shareholders). All written notices of revocation and other communications with respect to the revocation of MidSouth proxies should be addressed to MidSouth Bank, One East College Street, Murfreesboro, Tennessee 37130, Attention: Corporate Secretary.

Solicitation of Proxies

FFN. FFN will pay all of the costs of soliciting proxies in connection with its annual shareholders’ meeting, one-half of the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part, and one half of the costs of printing this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of FFN who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by MidSouth, FSB, FFN, or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of MidSouth, FSB or FFN since the date of the joint proxy statement/prospectus.

MidSouth. MidSouth will pay all of the costs of soliciting proxies in connection with its special shareholders’ meeting, one-half of the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part, and one-half of the costs of printing this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of MidSouth who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

Recommendation of the Boards of Directors

FFN. FFN’s board of directors has determined that the FFN merger proposal, the election of the nominees for election as directors, the ratification of Crowe Horwath LLP as FFN’s independent registered public accounting firm for 2014, and the amendment of FFN’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of FFN’s common stock available for issuance under the plan from 1,500,000 to 2,000,000 are in the best interests of FFN and its shareholders. The members of the FFN board of directors unanimously recommend that FFN shareholders vote “FOR” these proposals.

In the course of reaching its decision to approve the FFN merger proposal, FFN’s board of directors, among other things, consulted with its legal advisors, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, regarding the share issuance and the legal terms of the merger agreement, and with its financial advisor, SunTrust Robinson Humphrey (“STRH”), as to the financial merits of the share issuance to the shareholders of FFN. For a discussion of the factors considered by FFN’s board of directors in reaching its conclusion, see “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—Background of the Merger” and “—FFN’s Reasons for the FFN merger proposal; Recommendation of the FFN Board of Directors.”

MidSouth. MidSouth’s board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of MidSouth and its shareholders. The board of directors of MidSouth recommends that the MidSouth shareholders vote “FOR” this proposal at the special shareholders’ meeting.

In the course of reaching its decision to adopt the merger agreement and the transactions contemplated in the merger agreement, MidSouth’s board of directors, among other things, consulted with its legal advisor, Daniel W. Small & Company, regarding the legal terms of the merger agreement, and with its financial advisor, Sterne Agee, as to the fairness, from a financial point of view, of the exchange ratio of the merger consideration to be received by the holders of MidSouth stock in the merger. For a discussion of the factors considered by MidSouth’s board of directors in reaching its conclusion, see “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER—Background of the Merger” and “—MidSouth’s Reasons for the Merger; Recommendation of the MidSouth Board of Directors.”

MidSouth shareholders should note that MidSouth’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of MidSouth. See “ FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER — Interests of Certain MidSouth Executive Officers and Directors in the Merger.”

FFN AND MIDSOUTH

PROPOSAL NO. 1—The Merger

General

FFN’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of FFN common stock for use at the FFN annual meeting. MidSouth’s board of directors is also using this document to solicit proxies from the holders of MidSouth stock for use at the MidSouth annual meeting. At the FFN annual meeting, holders of FFN common stock will be asked to vote on, among other things, the approval of the FFN merger proposal. At the MidSouth special meeting, holders of MidSouth stock will be asked to vote on, among other things, the approval of the merger agreement.

The merger will not be completed unless FFN’s shareholders approve the FFN merger proposal and MidSouth’s shareholders approve the merger agreement.

This section of this joint proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger.

Transaction Structure

The FFN board of directors and the MidSouth board of directors each has adopted the merger agreement, which provides for the merger of MidSouth with and into Franklin Synergy Bank (or FSB) and the FFN board also has approved the issuance by FFN of shares of FFN common stock to MidSouth shareholders in connection with the merger. FSB will be the surviving corporation subsequent to the merger. We expect to complete the merger in the second quarter of 2014. Each share of FFN common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of FFN, and each share of MidSouth stock and preferred stock issued and outstanding at the effective time of the merger will be converted into FFN common stock (with each share of MidSouth common stock being converted into 0.425926 shares of FFN common stock and each share of MidSouth preferred stock being converted into 0.851852 shares of FFN common stock and with fractional shares being paid in cash as described below). See “THE MERGER AGREEMENT — Merger Consideration.”

The FSB charter and bylaws will be the charter and bylaws of the combined company after the completion of the merger. At the effective time of the merger, the FFN and FSB boards of directors will each be expanded by three members. These board vacancies will be filled by three members of the existing MidSouth board of directors who are proposed by MidSouth, and reasonably acceptable to FFN, and will include Lee M. Moss, the current chairman and chief executive officer of MidSouth and current MidSouth directors, Jimmy Allen and Matthias B. Murfree, III. See “COMPARATIVE RIGHTS OF FFN AND MIDSOUTH SHAREHOLDERS;” “INTERESTS OF CERTAIN MIDSOUTH EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER;” “MIDSOUTH STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS;” and “INFORMATION ABOUT MIDSOUTH - MidSouth Corporate Governance.”

The merger agreement provides that the parties can amend the merger agreement, to the extent legally permissible. However, after any approval of the merger agreement by MidSouth and FFN shareholders, no amendment can alter the kind or amount of consideration to be provided to MidSouth shareholders without further approval by MidSouth and FFN shareholders.

Background of the Merger

The organizers of MidSouth had two primary objectives when forming the institution: (1) to provide a profitable long-term investment for those who invested (some of the largest investors being the organizers) and (2) to establish a community bank committed to its customers and other stakeholders. (The term “stakeholders” includes shareholders, customers, employees, suppliers, directors, and the communities MidSouth serves.) Since MidSouth opened in January 2004, it worked hard to be The Hometown Bank for Rutherford County believing that it could play a significant community banking role in the growth of Rutherford County and the surrounding area.

While MidSouth’s goals have not changed, its management and many board members believe that the banking landscape for community banks has changed materially since MidSouth opened in 2004. First, the metropolitan market in which MidSouth operates (called the “Nashville-Davidson-Franklin-Rutherford MSA” or simply the “MSA”) has become increasingly more competitive. Second, the financial strains that MidSouth, along with the financial services industry as a whole, experienced during the “Great Recession” have limited MidSouth’s ability to achieve the profitable growth that its board and management believe is important in driving shareholder value. Third, the net-interest and profit margins of many community banks have been squeezed by regulatory and market developments. Finally, the costs of compliance with regulatory changes (such as the Dodd-Frank Act) appear to MidSouth to be a reason to increase MidSouth’s asset size so that higher costs of compliance can be spread over a larger asset base.

During the recent “Great Recession,” the local real estate market suffered substantial declines. MidSouth has a concentration of loans secured by real estate and the decline in real estate values had a critical, material adverse impact on the value of the collateral for many of the MidSouth’s loans. When the real estate collateral could not be profitably sold, certain loans went into default with the result being that MidSouth sustained large credit losses. MidSouth was placed under a regulatory intervention order. To bolster capital, MidSouth issued preferred stock in 2009 and again in 2011. In both of these capital offerings, MidSouth’s existing shareholders were granted total or significant pre-emptive rights to invest, although not all could or chose to invest. Those who did not invest suffered dilution in both their book value per share and in their voting power.

MidSouth’s board of directors and management have always believed that increasing the value of MidSouth’s shares and paying dividends were critical components of maximizing shareholder value. Initially, the plan was to achieve these on a stand-alone basis. Although MidSouth has returned to profitability and been released from its regulatory intervention order, in the years following the issuances of preferred stock the per-share value of MidSouth’s common and preferred stock remained relatively low and the prospect of being able to pay dividends was not imminent. As a result, during 2012 some shareholders and members of MidSouth’s executive committee began discussing the possibility of selling MidSouth or engaging in a “strategic partnership” to accelerate the return on investment to MidSouth shareholders. Although both approaches – outright sale to a larger bank or a “strategic partnership” – involved selling control of MidSouth, the prospect of a “strategic partnership” meant that some members of the MidSouth management and its board of directors would continue to play a role in the combined company, thus retaining some measure of local Rutherford County influence.

During this same time period, FFN’s board of directors was considering various growth plans in light of the ever-evolving banking environment. On September 21, 2012, FFN’s board of directors gathered for a strategic planning session to discuss the escalating regulatory concerns and compliance requirements that continued to strain the resources of community banks. Specifically, the FFN board noted that efficiencies of scale had become increasingly important to ensure that shareholder value is positively impacted. While FFN has had and continues to enjoy successful organic growth, its directors recognized that moving forward profitably would require continual evaluation of FFN’s business plans and models. As such, FFN’s board of directors and executive management began to explore not only branching opportunities in the dynamic market in which the bank currently operates, but also acquisition opportunities in the Middle Tennessee area where FFN could profitably expand its geographic footprint. Key components of target areas were financial stability and future market growth opportunities, strength, and anticipated growth of employment, as well as diversity in the business sector. Additionally, from a management perspective, the FFN board considered key bankers sharing similar business and banking philosophies.

On November 15, 2012, MidSouth director Matt Murfree spoke to MidSouth Vice Chairman Greg Waldron about a call he had received from a shareholder concerning a possible strategic alliance with FFN and FSB. MidSouth directors Allen, Murfree and Waldron met informally to discuss the prospect of such a combination. They decided that MidSouth Vice Chairman Waldron should contact FFN-FSB Chief Executive Officer Richard Herrington. A meeting was arranged at MidSouth director Allen’s office for December 3, 2012. In attendance were MidSouth directors Allen, Murfree, and Waldron and FSB executives Richard Herrington and Myers Jones. At that meeting, there appeared to be sufficient interest on FFN’s part for MidSouth Vice Chairman Waldron to discuss the proposal with MidSouth Chairman Lee Moss, which he did. At that point, in early December of 2012, the management teams of FFN and MidSouth began discussing the prospects of a strategic partnership in which FFN, as the larger company, would be the acquirer. These discussions involved meetings between the Chief Executive Officers (“CEOs”) of MidSouth and FFN. A number of topics were discussed including a potential combination between the two banks.

Rutherford County expansion had been discussed by FFN’s board as a probable next step for growth due to geographic proximity as well as forecasted economic development in the area. FFN’s board considered branching opportunities there, as well as possible strategic merger partners. In so doing, Richard Herrington approached Lee Moss to discuss FFN’s growth opportunities in Rutherford County, sharing his vision for faster growth through an acquisition rather than starting branches in the area. While MidSouth had not been actively pursuing a buyer, its board of directors considered the outlook for bank consolidation in the MSA, and thought it was wise to merge on the front end and to do so with a strong partner. MidSouth had an interest in being in Williamson County, and FSB had an interest in being in Rutherford County. Accordingly, both boards concluded that it would be cheaper and more efficient to join together as partners in order to enter into the respective markets, concluding that doing so would ultimately provide a greater return to MidSouth and FSB shareholders.

During that time, at the direction of the MidSouth board’s executive committee, MidSouth’s executive management began to explore alternatives to enhance shareholder value including a sale of MidSouth, a strategic partnership, and a business combination in which MidSouth would be the surviving entity. Such enhancement could mean the payment of dividends on MidSouth’s stock or other options to accelerate the appreciation in its stock price. MidSouth contacted Sterne, Agee & Leach, Inc., an investment banking firm (“Sterne Agee” or the MidSouth

“Financial Advisor”), for assistance in exploring these options. Sterne Agee prepared its own analysis of the opportunities for MidSouth to remain independent, to sell to a larger institution, or to enter into a strategic partnership with another community bank headquartered in the MSA. Sterne Agee presented its analysis to MidSouth’s executive committee on January 3, 2013. The executive committee carefully explored the strategic options described by Sterne Agee both during and after that presentation.

The executive committee met several times in person and telephonically during the first quarter of 2013. The executive committee, along with MidSouth’s executive management, met with MidSouth’s corporate legal counsel and also consulted other professionals to seek their input. After multiple discussions, the executive committee invited FFN to make a presentation on a potential strategic partnership. On March 7, 2013, MidSouth and FFN executed a mutual non-disclosure and confidentiality agreement to allow for the exchange of a limited amount of “due diligence” information. After some mutual due diligence, MidSouth and FFN agreed to meet on April 1, 2013. At that meeting, FFN’s CEO and other representatives of FFN met with the MidSouth executive committee for several hours to discuss the merits of a potential strategic partnership between the two banks. As part of this meeting, FFN presented MidSouth with a preliminary, non-binding letter of interest addressing the structure and price of a possible business combination (as further described below) (the “April Letter”).

After the FFN representatives left the meeting, the MidSouth executive committee determined that it needed additional information and analysis in order to properly evaluate the FFN proposal. The MidSouth executive committee and management met with MidSouth’s corporate legal counsel, had discussions on MidSouth’s deferred tax asset and its possible impact on MidSouth (and its value to MidSouth and any acquiring institution) with MidSouth’s external accountants, and had multiple conversations with MidSouth’s Financial Advisor, Sterne Agee. The MidSouth executive committee was extremely interested in the compatibility they perceived in FFN but determined to delay any decision on MidSouth’s “stand-alone” versus “sale or strategic partnership” strategy until further fact finding, analysis, and due consideration had occurred.

In particular, MidSouth had an approximate $6 million deferred tax asset for which MidSouth management had established a 100% valuation allowance based on its ongoing analysis of recognition criteria under applicable accounting rules. However, it was discussed that, if MidSouth remained independent and met the criteria for recognition under applicable accounting rules, the benefit of the deferred taxes could be realized at some point, generating a significant monetary value to MidSouth’s shareholders. To some extent, the deferred tax asset could also be a benefit to an acquirer should MidSouth choose to sell or merge and, if so, in the opinion of MidSouth’s management and executive committee, MidSouth needed to be paid for some or all of the deferred tax asset. The precise amount that would be appropriate would depend on the earnings and prospects of any acquirer as well as negotiations with such acquirer.

FFN’s “non-binding” offer to MidSouth in the April Letter was for approximately $4.50 to $5.00 for each MidSouth share, the actual offer (if a binding offer were made) to be dependent on FFN’s view of its due diligence findings. That range of prices compared to MidSouth’s then-current tangible book value of $4.68 per fully-converted MidSouth common share. This range indicated that the $4.50 to $5.00 offering price would result in a price somewhere between a slight discount and a slight premium to the tangible book value of a MidSouth common share on a fully converted basis. (The $4.50 price was approximately 96% and the $5.00 price was approximately 107% of MidSouth’s $4.68 tangible book value per fully converted share. In the judgment of MidSouth’s executive committee, the offer made in the April failed to provide sufficient, if any, value for MidSouth’s deferred tax asset. Accordingly, in consultation with MidSouth’s management, the MidSouth executive committee directed management to notify FFN that MidSouth was not interested in the offer contained in the April Letter but was open to future discussions. MidSouth’s management and executive committee decided that they needed a more detailed analysis of the market value of MidSouth shares before determining whether to sell to a larger institution, to engage in a strategic partnership, to acquire another bank, or simply to continue on a stand-alone basis.

On April 11, 2013, as directed by the MidSouth executive committee, Mr. Moss informed FFN that the FFN presentation had resulted in MidSouth electing to further consider its options, including conducting its own review of MidSouth’s valuation. While MidSouth was not interested in a combination at that time and under the terms outlined in the FFN’s preliminary, non-binding April Letter, Mr. Moss stated that he and the MidSouth executive committee were impressed with the possibilities of a business combination and “left the door open” for future dialogue. MidSouth Chairman Lee Moss then had numerous conversations with executives of other selected banks about possible strategies for MidSouth but was ultimately convinced that MidSouth’s shareholders and other stakeholders would benefit more from a strategic alliance with FFN than with any other financial institution.

At least monthly beginning in April 2013, the executive committee actively debated the merits of a combination with another institution or continuing, at least for some period of time, as a stand-alone, independent community bank. The executive committee analyzed its options with two primary goals: to enhance shareholder value while continuing to be a major resource for MidSouth’s customers and communities. MidSouth retained a consultant to analyze the time frame in which MidSouth could expect to return to a book value of at least $10.00 per share (the price paid by the original investors when MidSouth was organized). While an exact period of time was not provided due to the inexact nature of financial projections, the consultant’s report led several members of the executive committee to express an interest in a combination with another institution that could reasonably be expected to enhance shareholder value better than continued operation on a stand-alone basis.

In June of 2013, MidSouth Chairman Moss and a representative of Sterne Agee met informally during a Tennessee Bankers’ Association meeting. Due in part to this discussion, on August 6, 2013, MidSouth Chairman Moss, a representative from Sterne Agee, the CEO of FFN, and FFN’s financial advisor met to discuss a potential strategic partnership between MidSouth and FFN. At the meeting, the parties discussed the strategic rationale of such a transaction, the potential financial impact to both MidSouth and FFN, and the potential impact on shareholder value for both companies’ shareholders. Following this meeting, MidSouth Chairman Moss discussed a potential transaction with the executive committee and selected members of senior management. The decision was made to pursue a transaction based on the preliminary terms outlined during the August 6, 2013 meeting.

On September 16, 2013, MidSouth engaged Sterne Agee as MidSouth’s Financial Advisor to assist MidSouth in analyzing and negotiating any offer that might be received by MidSouth from

FFN. Subject to the mutual confidentiality agreement executed in March 2013, MidSouth, FFN and their representatives began an extensive due diligence review. A “virtual data room” was established by FFN’s corporate counsel to facilitate the exchange and review of detailed information concerning each of FFN, FSB, and MidSouth. MidSouth’s due diligence review continued until nearly the day that the MidSouth board of directors met to vote on the merger agreement and, in addition to bank personnel, included the services of its Financial Advisor, corporate legal counsel, and external loan review firm. MidSouth also consulted its external accounting firm concerning its deferred tax asset. In addition to the information available in the virtual data room, bank personnel from both MidSouth and FFN met on multiple occasions to review information and discuss the practical aspects of a potential combination.

There was discussion at virtually every MidSouth executive committee meeting after August 6, 2013 concerning the possibility, and the possible advantages and disadvantages, of a combination with FFN and FSB. On October 3, 2013, MidSouth received a new draft of a non-binding letter of interest (“October Letter”), reaffirming the March 7, 2013 mutual confidentiality agreement to facilitate mutual disclosures and due diligence, and setting forth the terms and conditions, including pricing, that FFN proposed. Ultimately, the parties elected to negotiate a definitive agreement rather than first negotiating and executing a non-binding letter of intent to be followed by a definitive agreement.

The principal differences between the non-binding October Letter as compared the non-binding April Letter are the following: First, the April Letter did not specify the exact value being placed on MidSouth shares. It contained no exchange ratio. The October Letter specified the exchange ratio that is described above under “The Merger Agreement – Merger Consideration” and valued MidSouth shares at $5.75 per fully-converted MidSouth share as compared to “$4.50 to $5.00” specified in the April Letter. The exchange ratio of .42596 was determined based on an implied per share value of FFN of $13.50, and an implied per share value of MidSouth of $5.75. The FFN implied per share value was calculated by taking the recent $13.00 per share price of the shares of common stock issued by FFN in a private placement in the fourth quarter of 2013, and adding an estimate of two quarters of retained earnings per share of $0.50, for a total implied per share value of $13.50 at the estimated closing of the transaction. The MidSouth implied per share was based on the tangible book value per share of MidSouth common stock, adding the approximate $6 million deferred tax asset, a market-based change in control premium and included other considerations such as relative balance sheet and earnings contributions to the combined company. STRH assisted FFN in the determination of the exchange ratio. Importantly, the exchange ratio set forth in the October Letter addressed the MidSouth deferred tax asset and appeared to give maximum credit to FFN’s valuation of MidSouth’s shares by giving MidSouth credit for the entire $6 million deferred tax asset, although the specified price per MidSouth share was made contingent on FFN’s ability to utilize the entire deferred tax asset. Second, the October Letter, in contrast to the April Letter, specified that three, as opposed to two, MidSouth board members would be invited to join the FFN and FSB boards of directors.

On October 16, 2013, representatives from Sterne Agee met with MidSouth’s executive committee to review a potential transaction with FFN. Sterne Agee reviewed financial information on both banks, the proposed terms of the transaction, the financial impact of a transaction and the projected impact on MidSouth shareholder value. The results of the due diligence review at that time and the next steps to be taken with respect to the transaction were also discussed.

Following several weeks of due diligence and meetings between the two banks and their representatives, FFN presented MidSouth with a proposed form of merger agreement on October 29, 2013. Extensive discussions and negotiations between the executive management, financial advisors, legal counsel and tax advisors of the respective parties took place over the next few weeks prior to the approval and signing of the definitive merger agreement.

The negotiations between the parties resulted in material changes to the transaction structure proposed by FFN in the first draft of its merger agreement. From MidSouth’s perspective, the principal changes were as follows: The credit to MidSouth for its $6 million unrealized deferred tax asset became firm and not contingent. A mutual $1.5 million “termination payment” was agreed if either party elected to terminate the merger, a protection that MidSouth believed was important due to a possible “reputational risk” if FFN terminated the merger without cause. It was formally agreed that MidSouth’s executive management would become part of FSB’s executive management. It was also agreed that the exchange ratio would be computed based on a price per share of FFN common stock at $13.50 per share. Although FFN was in the process of obtaining the last tranche of a $15 million private placement of its common stock at a price of $13.00 per share, MidSouth believed that FFN’s earnings would greatly exceed those of MidSouth and that the increased share price would fairly approximate the value of FFN at the time of closing, assuming that the closing occurred late in the second quarter of 2014. This was a judgment of relative earnings between FFN and MidSouth and not based on precise analytics. In addition, the $500,000 limitation on transaction fees payable by MidSouth was increased to $750,000, with no transaction expense cap under certain circumstances.

A summary of the changes in the FFN proposals to MidSouth is illustrated in the following table:

Material Term for Comparison	April Letter of Interest	October Letter of Interest	First Draft Merger Agreement	Final Merger Agreement
Price per Share ($)	$4.50 up to $5.00	$5.75	$5.75	$5.75
Price per Share (%)(1)	0.96% up to 1.07%	1.33%	1.33%	1.33%
Stated Exchange Ratio	No	Yes	Yes	Yes
DTA Credit to MidSouth(2)	No	Yes	Yes	Yes
No. of MSB Directors(3)	2	3	3	3
Role for MSB Execs.(4)	No	Yes	Yes	Yes
Mutual Breakup Fee	No	No	No	Yes
Fixed Value for FFN(5)	No	Yes	Yes	Yes
Transaction Fee Cap	$500,000	$500,000	$750,000	$750,000
Termination of Fee Cap	No	No	No	Yes

Notes to Table:

(1)	As a percentage of MidSouth’s tangible book value per fully-converted share.
(2)	Gives MidSouth $6 million value for its unrealized deferred tax asset (“DTA”).
(3)	The designated directors are Directors Jimmy Allen, Lee Moss, and Matt Murfree.
(4)	Formalized executive roles for MidSouth’s executive officers in FSB.
(5)	The dollar value of FFN shares is fixed for exchange ratio purposes.

As is customary, both Mr. Moss and Mr. Herrington visited with banking regulators at the Federal Reserve Bank of Atlanta and the Tennessee Department of Financial Institutions. These visits occurred in late October of 2013. It was the impression of MidSouth’s CEO and, in his view, the CEO of FFN that the prospect of a combination between MidSouth and FFN-FSB was well received and no regulatory impediments were identified either at the meetings or later.

The FFN board met at a special meeting on November 12, 2013 to review the results of due diligence and the terms of the proposed merger. At this meeting, STRH discussed certain data and related information regarding the financial merits of the transaction to FFN and its shareholders. After consultation with its legal and financial advisors, on November 19, 2013 the boards of directors of FFN and FSB approved unanimously the merger agreement and the issuance of FFN common stock in connection with the merger and recommended the approval of the merger agreement and the issuance of FFN common stock in connection with the merger by FFN shareholders.

The MidSouth board convened in a special meeting on November 12, 2013 to review the potential transaction with FFN. This meeting lasted approximately five hours and involved extensive presentations by Sterne Agee and MidSouth Chairman Moss on the proposed combination, the results of due diligence, the proposed terms of the merger, the impact on shareholders, and the effect on various stakeholder groups. MidSouth management made it clear that the purpose of this meeting was to inform the MidSouth directors of the terms of the proposed merger and not to take a binding vote. MidSouth’s directors asked questions of MidSouth management, Sterne Agee, and MidSouth’s corporate legal counsel. MidSouth’s counsel provided the board members with both written and oral analyses of the proposed merger agreement from a legal perspective. An anonymous and informal vote was taken at the end of the meeting to ascertain the MidSouth board’s interest in further studying the proposal. The result was overwhelmingly favorable.

Over the eight days following the November 12, 2013 special board meeting, various members of the MidSouth board met or talked by telephone concerning the proposed merger agreement. On November 19, 2013, a substantially complete version of the merger agreement was distributed to the MidSouth board along with a memorandum from MidSouth’s corporate legal counsel. A dial-in conference call was scheduled on that date for MidSouth Chairman Moss, MidSouth legal counsel, and MidSouth directors who had questions or comments. Numerous directors called in to comment and to ask questions.

On November 20, 2013 the MidSouth board of directors met for its regular monthly board meeting. After considering the usual monthly business, the board turned to the issue of the FFN merger proposal. MidSouth’s corporate counsel and a representative from Sterne Agee were also present. MidSouth legal counsel advised the members of the board that the material terms of the transaction had not changed since the November 12, 2013 meeting but also advised the board members that they were under no “deadline” to vote on the proposed agreement. Legal counsel advised the MidSouth board members that they were not required to approve or disapprove the merger agreement until they were satisfied with their understanding of its pros, cons, terms, conditions, and costs.

The MidSouth board’s discussion of the transaction and definitive merger agreement lasted more than four hours at this meeting. Management made a presentation concerning its very favorable views of the potential advantages of the merger. Sterne Agee then made a long and detailed presentation concerning its evaluation and analysis of the fairness of the exchange ratio to MidSouth’s shareholders from a financial point of view as of the date of this meeting. The directors asked extensive questions of management, Sterne Agee, and corporate legal counsel in its evaluation of the merger proposal. The directors expressed special concern about the impact of the proposed merger on all of MidSouth’s stakeholders, including shareholders, depositors and other customers, employees, and the communities that MidSouth serves.

After extensive discussions, questions and answers, MidSouth Chairman Moss asked the board members if they were ready to vote on the merger agreement. After a few additional questions, members of the board voted unanimously to approve the merger agreement, to recommend it to the shareholders, to permit an absolute majority vote (rather than a “supermajority” vote as would have been allowed by MidSouth’s charter) of the shareholders to approve the merger agreement, and to call a meeting of the MidSouth shareholders to consider and vote upon the merger agreement upon the effectiveness of the FFN Registration Statement.

Sterne Agee subsequently delivered its written fairness opinion, consistent with its presentation to the November 20, 2013 board meeting, dated November 20, 2013. A copy of that opinion will be included as Appendix C to this joint proxy statement and was made Exhibit 99.1 to MidSouth Bank’s Current Report on Form 8-K filed with the Federal Reserve Board dated November 20, 2013.

The merger agreement between MidSouth and FSB was executed on November 21, 2013 and was publicly announced on that same day by a press release jointly issued by FFN and MidSouth. MidSouth reported the transaction to the Federal Reserve Board by submitting a Current Report on Form 8-K on the same day.

FFN’s Reasons for the Merger; Recommendation of the FFN Merger Proposal by the FFN Board of Directors

The FFN board of directors has determined that the merger is advisable, fair and in the best interest of FFN and its shareholders. In adopting the merger agreement, the FFN board consulted with its financial advisor with respect to the financial merits of the share issuance to FFN’s shareholders and the financial merits of the transaction, and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the FFN board of directors also considered a number of factors, including the following material factors:

•	the merger is fair to FFN and the FFN shareholders from a financial point of view;

•	the merger brings to FFN’s team a number of outstanding bankers;

•	the two institutions have potential synergies — FFN will be utilizing MidSouth’s current work force to help with FFN’s growth and to help with the synergy;

•	the merger enables FFN to significantly accelerate its penetration of the targeted market, specifically Murfreesboro and Rutherford County, Tennessee;

•	the merger will enable FFN to increase its size and scale;

•	the merger is anticipated to enhance the franchise value of FFN, both in the short-run and in the long-run;

•	the merger is expected to enhance FFN’s geographic market coverage;

•	the merger is expected to be accretive to FFN’s earnings beginning in 2014;

•	the merger provides FFN a larger, growing, lower cost source of funding;

•	the merger enables FFN to diversify its revenue mix in a meaningful way;

•	the merger valuation multiples are similar to those of recent business combinations involving southeastern financial institutions, either announced or completed, during the past few years;

•	the merger will generally be a tax-free transaction for FFN and its new shareholders to the extent such shareholders receive shares of FFN common stock; and

•	the merger will result in FFN and its bank subsidiary being well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements.

The foregoing discussion of the information and factors considered by the FFN board of directors is not exhaustive, but includes all material factors considered by the FFN board of directors. In view of the wide variety of factors considered by the FFN board of directors in connection with its evaluation of the merger and the complexity of such matters, the FFN board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FFN board of directors discussed the factors described above, asked questions of FFN’s management and FFN’s legal and financial advisors, and reached general consensus that the merger was in the best interests of FFN and FFN shareholders.

In addition, FFN engaged STRH as its investment banker to assist in the negotiation of the merger and to provide professional financial services to the board of directors of FFN as to the financial merits of the share issuance to FFN’s shareholders. The Tennessee Business Corporation Act (the “TBCA”) sets forth the general standards and duties of a director of a Tennessee corporation and allows directors to rely on the advice of investment bankers in making board decisions, such as a significant acquisition.

With the above engagement and statutory basis, the board of directors and management of FFN met with representatives of STRH numerous times during the negotiation and decision-making process. These discussions examined not only the deal terms with MidSouth, but also alternative acquisitions available in the marketplace. The most important deal terms examined were the valuation analysis of MidSouth and the fairness of the deal terms to the shareholders of FFN.

Prior to the final vote being taken by the Board of Directors of FFN to approve the merger, representatives of STRH made a final valuation and fairness presentation to the board of directors of FFN, which included many pages of financial analysis such as:

•	state of the marketplace for community bank valuations, including improving public equity valuations and how size and scale can augment shareholder valuation;

•	how the merits of the transaction and the combined company profile will reward the shareholders of the combined entity;

•	review of and justification for transaction multiples;

•	valuation analysis of MidSouth based on three valuation methods: discounted cash flow analysis, public company trading analysis, and precedent transactions analysis;

•	financial implications of the transaction on FFN, including five year pro forma summary financial models, earnings per share accretion, and pro forma capital ratios; and

•	valuation analysis of the pro forma company, including branch expansion summary modeling.

The board of directors and management then discussed with legal counsel whether taking the extra step of obtaining a fairness opinion from STRH would be necessary in light of all the financial and fairness information already provided to the board of directors. Legal counsel advised the board of directors that its legal duties were sufficiently met with the presentations already presented, but that it should be a decision of the board of directors whether it felt that additional liability protection was worth the extra cost of having the fairness analysis reduced to a letter opinion. The board of directors determined that it had sufficient information to satisfy its fiduciary duties, and the additional cost of the physical fairness opinion was not necessary. Accordingly, FFN did not obtain a formal fairness opinion from STRH.

In considering the factors described above, individual members of the FFN board of directors may have given different weights to different factors. It should be noted that this explanation of the FFN board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” above.

The FFN board of directors determined that the merger, the merger agreement and the issuance of FFN common stock in connection with the merger are in the best interests of FFN and its shareholders.

For the reasons set forth above, the FFN board of directors has adopted unanimously the merger agreement and approved the issuance of FFN common stock in connection with the merger and believes that it is in the best interests of FFN and its shareholders and unanimously recommends that its shareholders vote “FOR” this proposal.

Financial Projections of FFN

Although FFN does not typically publicly disclose internal management estimates, early in the fourth quarter of 2013, during the period in which FFN’s Board of Directors was exploring a potential strategic transaction with MidSouth, management of FFN provided MidSouth with a copy of FFN’s financial projections for the fiscal years 2013-2018. The estimates reflect management’s assessment, at that time, of FFN’s prospects given its then-current operating environment, and were based on numerous variables and assumptions, which at that time, were inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, FFN’s actual results for the year ended 2013 vary from those set forth in the estimates prepared by management, and you are urged not to place undue reliance on these historical financial projections. Rather, we urge you to refer to the actual financial results which appear elsewhere in this joint proxy statement/prospectus.

In addition, the inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of FFN, MidSouth or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of FFN, MidSouth or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of FFN, MidSouth or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding FFN’s or MidSouth’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

	Projected Fiscal Year Ending,
	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Total Assets	$820,413	$928,056	$1,016,496	$1,108,736	$1,217,283	$1,326,434
Gross Loans	$413,000	$542,748	$662,565	$782,274	$902,073	$1,021,893
Total Deposits	$653,840	$745,378	$805,008	$877,459	$956,430	$1,042,508
Total Shareholders’ Equity (1)	$68,719	$76,342	$85,766	$86,283	$98,600	$112,094
LLR / Gross Loans	1.16%	1.18%	1.21%	1.21%	1.22%	1.25%
NCOs / Avg Loans	0.08%	0.23%	0.25%	0.24%	0.24%	0.24%
Tangible Common Equity / Tangible Assets	7.1%	7.1%	7.4%	7.8%	8.1%	8.4%
Tier 1 Leverage Ratio	9.5%	8.5%	8.7%	8.0%	8.3%	8.6%
Tier 1 RBC Ratio	14.5%	13.5%	12.5%	10.7%	10.7%	10.7%
Total RBC Ratio	15.5%	14.6%	13.7%	11.9%	11.9%	11.9%
Net Income (2)	$4,716	$7,423	$9,224	$10,517	$12,317	$13,494
ROAA	0.71%	0.85%	0.95%	0.98%	1.05%	1.05%
ROAE	7.99%	10.41%	11.49%	12.81%	13.15%	12.64%
Earnings Per Share - Diluted (2)	$1.13	$1.48	$1.80	$1.98	$2.29	$2.48
Tangible Book Value Per Share (2)	$12.04	$13.61	$15.54	$17.71	$20.24	$23.01

Note: Dollars in thousands, except per share data

(1)	Assumes $10M of SBLF through the end of 2015
(2)	Financial projections assume an effective tax rate of 37.5% and impact of SBLF dividends through the end of 2015

MidSouth’s Reasons for the Merger; Recommendation of the Merger by the MidSouth Board of Directors

In reaching its decision to adopt the merger agreement and recommend the merger to its shareholders, the MidSouth board of directors considered a number of factors concerning the proposed merger. The board consulted with MidSouth’s management and with its legal and financial advisors. The following list of factors includes those deemed most important by the board, though the order of presentation below is not intended to indicate that one factor was more important to every director than another or that every director believed every one of the listed factors to be important. There were, in the board’s view, both positive and negative considerations.

The overriding premise turned on the need to enhance shareholder value while giving due consideration to the impact on MidSouth’s customers, employees, and the communities it serves. The factors considered by the board of directors included:

•	Its analysis of the opportunities available to MidSouth on a stand-alone basis premised on internal (“organic”) growth compared with a sale of the bank or a strategic partnership with a bank that would be compatible with the needs of Rutherford County and surrounding counties (the “MSA”). As considered by the MidSouth board of directors, the concept of a “strategic partnership” involves the sale of the bank to a successful financial institution that will involve members of MidSouth’s executive management and board of directors in the combined bank’s executive management and board of directors, thus permitting MidSouth management and directors to have ongoing input into the management of the combined bank;

•	An analysis of the most efficient and timely manner of either providing a return on investment to its shareholders, through dividends, and/or increasing the value of each share of MidSouth stock, and preferably both;

•	Its analysis of the merits and disadvantages of a sale of the bank to a wide range of possible financial companies;

•	Its analysis of the advantages and disadvantages of forming a strategic partnership with other financial institutions located or doing business in the MSA;

•	Its analysis of the merits of selling the bank to a larger institution as compared with pursuing a strategic partnership;

•	Its analysis of the opportunities available to MidSouth based on an acquisition of another financial institution in or near the MSA, including the likelihood that such an acquisition could be expected to require MidSouth to raise additional capital thus possibly further diluting the ownership of current shareholders;

•	A favorable analysis over the course of nearly a year of FFN and FSB as compatible strategic partners;

•	A less favorable analysis of other potential acquirers, strategic partners, or acquisition targets;

•	A belief that a tax-free stock exchange was preferable to an all-cash, taxable transaction;

•	The determination that the future projected stock values of a combination with FFN and FSB, based on projected earnings of both banks, would be substantially greater than if both banks continued to operate independently;

•	The belief, based on discussions with Sterne Agee and others believed to be knowledgeable, that as a combined company with assets greater than $1 billion the combined company would be better positioned to attract new capital at lower costs and to spread its operational costs over a greater asset base, thus improving efficiency;

•	FFN and MidSouth’s perception that although their primary counties (Rutherford and Williamson) are geographically contiguous, their markets are very different from a socio-economic perspective. MidSouth’s management believed that this diversity will benefit the combined bank during economic downturns, while also rewarding the bank during prosperous times since our two counties are independently and collectively the fastest growing markets in the state and southeast;

•	A concern that MidSouth might be more valuable in the future with a longer history of sustained profitability after the “Great Recession” compared against the perceived opportunities and benefits presented by the proposed merger with FSB at the present time;

•	The belief that MidSouth’s management will have a greater impact on overall management of the combined company, and greater representation at executive and board levels, than might be true if a merger with FSB were postponed;

•	The belief that the proposed merger enables MidSouth’s management team to have a major voice in the direction of the newly combined bank, along with more representative board leadership;

•	The favorable and productive working relationship that has developed between MidSouth management and FFN-FSB management during discussions and negotiations occurring over the past year;

•	MidSouth’s analysis of the impact on MidSouth shareholders and other stakeholders if MidSouth chose to be acquired by another institution;

•	MidSouth’s analysis of the role of MidSouth as a community bank committed to timely, locally oriented, business decision making with respect to loans and other products;

•	MidSouth’s favorable evaluation, in consultation with its Financial Advisor, of FFN and FSB as suitable strategic partners in enhancing its ability to grow, to provide community banking services, and increasing anticipated shareholder value, particularly as to per-share value, by entering into the merger agreement with FSB and FFN as opposed to either a “go it alone” strategy or a combination with another possible partner, target, or acquirer;

•	A somewhat negative perception that FFN, like MidSouth, is more likely to re-invest its earnings to enhance its ability to grow than it is to pay dividends;

•	A positive perception that the combined company’s stock may be more liquid and more valuable than would be true of MidSouth stock on a stand-alone basis;

•	MidSouth’s belief that the FFN – FSB executive management team, supplemented by the inclusion of MidSouth executives in that executive management team, has the ability to effectively take the combined company into the billion-dollar plus asset size;

•	MidSouth’s analysis of the business, operations, financial condition, earnings and prospects of the combined company, taking into account the results of its due diligence review;

•	The strategic nature of the business combination, the perceived complimentary businesses of FSB and MidSouth, the potential prospects of the combined company, including anticipated savings derived from potential synergies;

•	A concern that both banks’ loans are frequently secured by real estate, a potential problem in the event of another economic downturn;

•	The fact that the combined company is expected to be one of the largest bank holding companies headquartered in Middle Tennessee with assets of approximately $1.0 billion and a strong presence in the MSA, particularly the fast-growing Williamson and Rutherford county markets;

•	The financial analyses presented by Sterne Agee to the MidSouth board of directors and the oral opinion delivered by Sterne Agee, to the effect that, as of November 20, 2013 (which opinion was confirmed in a written opinion dated November 21, 2013), and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the exchange ratio governing the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of MidSouth stock;

•	The value of the consideration to be received by MidSouth’s shareholders in the merger ratio represents at least a premium equal to approximately 1.33 times the book value for MidSouth stock on September 30, 2013;

•	The fact that MidSouth shareholders would own approximately 36% of the combined company;

•	The fact that MidSouth executives Lee M. Moss and Dallas G. Caudle, Jr., Kevin D. Busbey, and D. Edwin Jernigan, Jr. will become members of the senior management team of the combined bank, with Mr. Moss serving as the President of FSB, reporting directly to the chief executive officer of FSB, and other senior executive officers of MidSouth will serve in senior positions in FSB. Among others, Mr. Caudle will be Executive Vice President and Rutherford County Community President for the combined bank, Mr. Busbey will be the Chief Financial Officer for the combined bank, and Mr. Jernigan will lead the combined bank’s wealth management program;

•	The fact that three members of MidSouth’s board of directors would serve on the board of the combined company, thus providing continued input of MidSouth directors after the merger is completed (see — “Interests of Certain MidSouth Executive Officers and Directors in the Merger”);

•	MidSouth’s belief that a significant number of its existing employees would be offered employment with the combined company and become eligible to participate in the combined company’s benefit plans and its omnibus equity incentive plan;

•	The factors set forth in MidSouth’s charter with respect to the board’s consideration of any proposed business combination;

•	The expected treatment of the merger as a “reorganization” for federal income tax purposes which would generally allow MidSouth shareholders receiving FFN common stock in the merger to avoid recognizing gain or loss upon conversion of shares of MidSouth stock into shares of FFN common stock;

•	The fact that those who receive cash in the merger will experience a taxable event;

•	The fact that, after the merger, the shareholders of MidSouth would be expected to be a minority of the total shareholder interests in the combined company and thus unable to control the election of even one member of the board of directors, the election of officers, or the combined company’s policies and decisions;

•	The possibility that the combined company would not achieve its projected growth and earnings estimates or that FFN will not be able to fully or timely utilize the tax benefits generated by the merger with MidSouth;

•	The possibility that the combination of the banks would not be achieved timely or effectively, thus undermining the combined company’s ability to achieve its growth and earnings targets;

•	The costs of the transaction to MidSouth in the event the merger were not completed, including savings lost due to deferring long-term contract extensions in contemplation of the proposed merger;

•	The possible impact of any conflicts of interest involving those members of executive management (Messrs. Moss, Caudle, Busbey and Jernigan), who will receive employment contracts and/or “retention bonuses” from FSB, and of the three directors (Messrs. Allen, Moss and Murfree) who will be elected to the FFN and FSB boards of directors;

•	The risk that the merger will not enhance the value of the stock of the combined company;

•	The risk that the value of the FFN shares will be less than anticipated or less than the value of MidSouth stock;

•	The risk that the earnings per share of the combined company will not be significantly greater than the earnings per shares of MidSouth stock;

•	The risk that MidSouth might be “selling too soon” after emerging from the “Great Recession” as compared to the risk of “waiting too long” to identify a strategic partner, acquirer, or target. Included in this consideration was the fact that MidSouth might be able to enhance its value to an acquirer or strategic partner if it could fully utilize its $6,000,000 unrealized deferred tax asset within a relatively short period of time compared to the risk that MidSouth might not be able to obtain the benefit of its unrealized deferred tax asset and the concomitant positive impact on the Bank’s earnings and per-share value, in a relatively short period of time, if at all;

•	The anticipated costs of the perceived and anticipated increases in regulations and regulatory burdens which, on a stand-alone basis, are expected to be greater per dollar of assets as compared to less per dollar of assets on a combined basis;

•	The risk that the liquidity of FFN stock will not be greater than the liquidity of MidSouth stock after the merger, which is an important goal of the MidSouth board of directors;

•	The fact that MidSouth’s Financial Advisor, Sterne Agee, is being compensated for its efforts in negotiating the present proposed business combination and is being compensated for providing a fairness opinion to MidSouth’s board of directors, which is attached to this joint proxy statement/prospectus as Appendix C;

•	The risks described under the section of this joint proxy statement/prospectus above entitled “RISK FACTORS RELATING TO THE MERGER,” including the risk that the proposed transaction would not be completed;

•	The limitations imposed in the merger agreement on MidSouth’s business and operations in the merger agreement;

•	The fact that the merger agreement provides for a fixed Exchange Ratio and that the value of the consideration to be received in the merger by the MidSouth shareholders depends on the value of the FFN common stock at the effective time of the merger and that there can be no assurances that future results, including results expected or considered in the factors listed above would be achieved;

•	The possibility that the pendency of the merger might deter potentially desirable new personnel;

•	The possibility that the customers and communities that MidSouth serves might not react positively to the announcement of the merger or the impact of the completed merger;

•	The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on MidSouth’s stock price and its operating results, particularly in light of the expenses related to the transaction; and

•	The belief, which cannot be validated pre-merger, that a combination with FFN would allow MidSouth shareholders to participate in a combined company that would have improved and further accelerated future prospects than MidSouth could achieve either on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration and more diversified customer bases and revenue sources.

The foregoing discussion of the factors considered by the MidSouth board of directors is not intended to be exhaustive, but, rather, includes some of the material factors considered by the MidSouth board of directors. In reaching its decision to adopt the merger agreement and approve the other transactions contemplated by the merger agreement, the MidSouth board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MidSouth board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination. In considering the factors described above, individual members of the MidSouth board of directors may have given different weights to different factors. It should be noted that this explanation of the MidSouth board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” above.

The MidSouth board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of MidSouth and its shareholders.

For the reasons set forth above, the MidSouth board of directors has adopted the merger agreement unanimously, has believes that it is in the best interests of MidSouth and its shareholders, and recommends that its shareholders vote “FOR” this proposal.

Financial Projections of MidSouth

Although MidSouth does not typically publicly disclose internal management estimates, early in the fourth quarter of 2013, during the period in which MidSouth’s Board of Directors was exploring a potential strategic transaction with FFN, management of MidSouth provided FFN with a copy of MidSouth’s financial projections for the fiscal years 2013-2018. The estimates reflect management’s assessment, at that time, of MidSouth’s prospects given its then-current operating environment, and were based on numerous variables and assumptions, which at that time, were inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, MidSouth’s actual results for the year ended 2013 vary from those set forth in the estimates prepared by management, and you are urged not to place undue reliance on these historical financial projections. In particular the projections were prepared for the primary purpose of analyzing the merger, and as such, management included reversal of the allowance placed on the deferred tax asset for this purpose only. Management did not, nor did they intend to, recognize the deferred tax asset for financial reporting purposes based on its ongoing analysis of criteria for recognition under applicable accounting rules. We urge you to refer to the actual financial results which appear elsewhere in this joint proxy statement/prospectus.

In addition, the inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of FFN, MidSouth or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of FFN, MidSouth or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of FFN, MidSouth or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding FFN’s or MidSouth’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

	Projected Fiscal Year Ending,
	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Total Assets	$274,203	$295,181	$319,865	$348,462	$394,030	$445,715
Gross Loans	$167,766	$199,910	$233,004	$269,895	$310,379	$356,936
Total Deposits	$239,362	$257,829	$283,612	$314,809	$352,586	$398,423
Total Shareholders’ Equity	$33,483 (1)	$35,226	$37,706	$40,822	$44,540	$49,008
LLR / Gross Loans	1.72%	1.51%	1.34%	1.25%	1.25%	1.25%
NCOs / Avg Loans	0.14%	0.25%	0.25%	0.25%	0.25%	0.25%
Tangible Common Equity / Tangible Assets (2)	12.2%	11.9%	11.8%	11.7%	11.3%	11.0%
Tier 1 Leverage Ratio	12.6%	12.4%	12.3%	12.2%	12.0%	11.7%
Tier 1 RBC Ratio	17.3%	16.5%	16.3%	16.2%	15.6%	15.2%
Total RBC Ratio	18.5%	17.7%	17.4%	17.2%	16.5%	16.0%
Net Income (3)	$1,790	$1,743	$2,479	$3,117	$3,717	$4,468
ROAA	0.67%	0.61%	0.80%	0.92%	1.00%	1.07%
ROAE	6.28%	5.07%	6.80%	7.94%	8.71%	9.55%
Earnings Per Share - Diluted (2)	$0.28	$0.27	$0.39	$0.49	$0.58	$0.70
Tangible Book Value Per Share (2)	$5.24	$5.51	$5.90	$6.39	$6.97	$7.67

Note: Dollars in thousands, except per share data

(1)	Assumes full reversal of MidSouth Bank’s DTA valuation allowance in Q4’13.
(2)	Includes the impact of converting MidSouth Bank’s preferred stock into common stock.
(3)	FY 2013 net income excludes the impact of reversing MidSouth Bank’s DTA valuation allowance.

For FY 2014 - 2018, financial projections assume an effective tax rate of 37.5%.

Opinion of MidSouth Bank’s Financial Advisor

On September 16, 2013, the MidSouth board of directors retained Sterne Agee to act as financial adviser to MidSouth regarding a potential merger transaction with FSB, a bank wholly owned by FFN. As part of the engagement, Sterne Agee was asked to assess the fairness, from a financial point of view, of the exchange ratio to MidSouth shareholders. Sterne Agee, a nationally recognized investment banking firm with offices throughout the United States, has substantial experience in transactions similar to the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises. Other than with respect to the proposed merger, Sterne Agee has not been engaged to provide services to MidSouth during the past two years.

As part of Sterne Agee’s engagement, a representative attended the meeting of MidSouth’s board of directors held on November 20, 2013, during which MidSouth’s board of directors evaluated the proposed merger. At this meeting, Sterne Agee reviewed the financial aspects of the proposed transaction and rendered an opinion that, as of such date, the exchange ratio with FFN in the merger was fair, from a financial point of view, to MidSouth. MidSouth’s board of directors approved the merger agreement at this meeting.

The full text of Sterne Agee’s written opinion is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. MidSouth’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to MidSouth’s board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to any matter relating to the merger.

In rendering its opinion, Sterne Agee, among other things:

•	Reviewed the merger agreement dated November 21, 2013;

•	Reviewed certain publicly-available financial and business information of MidSouth, FFN and their affiliates which it deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of MidSouth and FFN;

•	Reviewed materials detailing the merger prepared by MidSouth, FFN and their affiliates and by their legal and accounting advisors;

•	Conducted conversations with members of senior management and representatives of both MidSouth and FFN regarding the matters described in the clauses above, as well as their respective businesses and prospects before and after giving effect to the merger;

•	Compared certain financial metrics of MidSouth, FFN and other selected depository institutions that it deemed to be relevant;

•	Compared certain historical and projected financial information for MidSouth and FFN relative to the Exchange Ratio and their shareholders’ ownership in the combined company;

•	Reviewed the valuation for the FFN shares and MidSouth shares and compared them with those of certain publicly traded depository institutions that it deemed to be relevant;

•	Analyzed the imputed valuation of the FFN shares and the MidSouth shares based on certain publicly traded depository institutions that it deemed to be relevant and the financial forecasts of both FFN and MidSouth;

•	Analyzed the terms of the merger and the Exchange Ratio relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

•	Analyzed the Exchange Ratio offered relative to MidSouth’s tangible book value, last twelve months earnings and core deposits as of September 30, 2013;

•	Analyzed the impact of the merger on certain balance sheet, income statement and capital ratios of MidSouth and FFN;

•	Analyzed the impact of the merger on MidSouth’s and FFN’s estimated stand-alone earnings per share and tangible book value per share for the projected fiscal years ending December 31, 2014, 2015, 2016, 2017 and 2018; and

•	Reviewed the overall environment for depository institutions in the United States and Middle Tennessee.

In addition, Sterne Agee conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions.

Sterne Agee, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon the management of MidSouth and FFN as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee did not make or obtain any evaluation or appraisal of the property of MidSouth or FFN, nor did it examine any individual credit files.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by MidSouth’s and FFN’s senior management teams. MidSouth and FFN do not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waiver; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the price at which shares of MidSouth stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of

Sterne Agee, MidSouth and FFN. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the MidSouth board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the MidSouth board of directors with respect to the fairness of the consideration.

The following is a summary of the material financial analyses performed by Sterne Agee in connection with its fairness opinion. The summary is not a complete description of the financial analyses underlying the opinion, but summarizes the material financial analyses performed by Sterne Agee in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Pursuant to the terms of the merger agreement, upon the merger, each outstanding share of MidSouth stock, par value $1.00 shall be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive 0.425926 shares of FFN’s common stock, no par value.

Contribution Analysis. Sterne Agee compared certain historical and projected financial information for MidSouth and FFN relative to the Exchange Ratio and their shareholders’ ownership in the combined company. Based on the analysis, MidSouth’s imputed ownership ranged from 18.4% to 37.8% and the implied exchange ratio ranged from 0.1822 to 0.4747. The analysis is illustrated below:

	Contribution (%)
	Franklin Financial	MidSouth		Implied Exchange Ratio (x)	Premium /(Discount) to Merger Agreement (%)
Balance Sheet
Gross Loans	71.4%	28.6%		0.3198	(24.9)
Total Assets	71.6%	28.4%		0.3166	(25.7)
Deposits	69.3%	30.7%		0.3507	(17.7)
Tangible Common Equity - Stated	65.9%	34.1%		0.4068	(4.5)
Tangible Common Equity - Adjusted 9/30/13(1)	62.2%	37.8%		0.4747	11.4

Income Statement
YTD Net Income(2)	67.5%	32.5%		0.3803	(10.7)
Projected Net Income 2013(2)	72.5%	27.5%		0.3039	(28.6)

Projected Net Income 2014	81.6%	18.4%		0.1822	(57.2)
Projected Net Income 2015	79.2%	20.8%		0.2114	(50.4)
Projected Net Income 2016	77.3%	22.7%		0.2346	(44.9)
Projected Net Income 2017	77.0%	23.0%		0.2405	(43.5)
Projected Net Income 2018	75.1%	24.9%		0.2657	(37.6)

FY 2014 - 2018 Average Net Income	77.6%	22.4%		0.2326	(45.4)

Pro Forma				0.4259	0.0
Pro Forma Ownership - Basic(3)	63.9%	36.1%	High	0.4747	11.4
Pro Forma Ownership - Fully Diluted(4)	64.9%	35.1%	Low	0.1822	(57.2)
Pro Forma Board of Directors	70.0%	30.0%	Mean	0.3104	(27.1)
			Median	0.3103	(27.2)

Note: Dollars in millions; Financial data as of September 30, 2013

(1)	Assumes the reversal of MidSouth’s DTA valuation allowance of $6.3 million and remaining net proceeds of $2.4 million from Franklin Financial’s private placement
(2)	Assumes 0% effective tax rate for MidSouth in FY2013
(3)	Based on common shares outstanding at closing
(4)	Assumes the treasury stock method for each institutions’ dilutive instruments

Data Source: SNL Financial, Management estimates

Per Share Valuation. Sterne Agee reviewed the valuation for the FFN shares and MidSouth shares and compared them with those of certain publicly traded depository institutions that it deemed to be relevant:

FFN Public Peers

Selected nationwide banks listed on major exchanges with $500 million - $1 billion in assets, NPAs / Assets < 3%, and LTM Core ROAA > 0.50%;

Ticker	Company
BYLK	Baylake Corp.
HBCP	Home Bancorp, Inc.
UNTY	Unity Bancorp, Inc.
SMPL	Simplicity Bancorp, Inc.
SFST	Southern First Bancshares, Inc.
SMBC	Southern Missouri Bancorp, Inc.
EVBN	Evans Bancorp, Inc.
BERK	Berkshire Bancorp Inc.
AUBN	Auburn National Bancorporation, Inc.
ONFC	Oneida Financial Corp.
LARK	Landmark Bancorp, Inc.
FCCO	First Community Corporation
SBFG	SB Financial Group, Inc.
AMRB	American River Bankshares
FCLF	First Clover Leaf Financial Corp.
BKJ	Bancorp of New Jersey, Inc.
IROQ	IF Bancorp, Inc.

Market Valuation for FFN’s Public Peers and Imputed FFN Valuation

	Price / Tangible Book Value		Price / LTM Diluted EPS
	Puplic Peer Multiple (%)	Implied Valuation(1) ($)	Puplic Peer Multiple (x)	Implied Valuation(1) ($)
High	145.4	17.98	28.0	33.92
Mean	111.0	13.73	14.7	17.85
Median	106.8	13.20	14.3	17.37
Low	77.6	9.60	7.1	8.58

(1)	Based on Franklin Financial’s estimated financial results at the assumed closing date of March 31, 2014

Note: Market data as of November 18, 2013

MidSouth Public Peers

Selected public Tennessee Banks with $100 million - $500 million in assets, NPAs / Assets < 4%

Ticker	Company

TRUX	Truxton Corporation

AFCB	Athens Bancshares Corporation

CUBN	Commerce Union Bancshares, Inc.

UNTN	United Tennessee Bankshares, Inc.

SBKT	Sumner Bank & Trust

SCYT	Security Bancorp, Inc.

CNLA	Community National Bank of the Lakeway Area

Market Valuation for MidSouth’s Public Peers and Imputed MidSouth Valuation

	Price / Tangible Book Value			Price / LTM Diluted EPS
	Public Peer Multiple (%)	Reported Implied Valuation(1) ($)	DTA Reversal Implied Valuation(1)(2) ($)	Puplic Peer Multiple (x)	Reported Implied Valuation(1) ($)	DTA Reversal Implied Valuation(1)(2) ($)
High	136.3	5.97	7.32	18.4	5.09	3.31
Mean	88.2	3.87	4.74	12.9	3.57	2.32
Median	85.8	3.76	4.61	12.0	3.32	2.16
Low	39.1	1.71	2.10	6.7	1.86	1.21

(1)	Based on MidSouth’s estimated financial results at the assumed closing date of March 31, 2014
(2)	MidSouth’s LTM EPS assumes an effective tax rate of 35% assuming the reversal of the DTA valuation allowance

Note: Market data as of November 18, 2013

Trading Comparable Imputed Valuation. Sterne Agee analyzed the imputed per share valuation for both FFN and MidSouth based on certain publicly traded depository institutions that it deemed to be relevant and the financial forecasts of both institutions. Based on the analysis, the implied exchange ratio ranged from 0.1243 to 0.3490. The analysis is illustrated below:

	Franklin Financial(1)		MidSouth Bank(2)		Implied Exchange Ratio(x)		% Difference
	Peer Median	Implied Price	Peer Median	Implied Price	MidSouth/Franklin		to 0.425926x
P/TBV - Stated (%)	106.8	$13.20	85.8	$3.76		0.2846x	(33.2)
P/TBV - DTA Reversal (%)	106.8	$13.20	85.8	$4.61		0.3490x	(18.1)
P/LTM EPS - Stated (x)	14.3	$17.37	12.0	$3.32		0.1913x	(55.1)
P/LTM EPS - DTA Reversal (x)(3)	14.3	$17.37	12.0	$2.16		0.1243x	(70.8)

					High	0.3490x	(18.1)
					Mean	0.2373x	(44.3)
					Median	0.2380x	(44.1)
					Low	0.1243x	(70.8)

Note: Market data as of November 18, 2013.

(1)	Based on Franklin Financial’s estimated financial results at the assumed closing date of March 31, 2014.
(2)	Based on MidSouth’s financial results as of or for the twelve months ended September 30, 2013.
(3)	MidSouth’s LTM EPS assumes an effective tax rate of 35% assuming the reversal of the DTA valuation allowance

Data Source: SNL Financial.

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to three groups of precedent transactions involving a depository institution as a selling entity:

(1)	Selected nationwide transactions in 2013 greater than $10 million in deal value involving sellers with total assets of $100 - $500 million and NPAs / Assets < 5.0%

Buyer	Target
Name	Name

ESSA Bancorp Inc.	Franklin Security Bancorp Inc

Horizon Bancorp	SCB Bancorp Inc.

Home Bancorp Inc.	Britton & Koontz Capital Corp.

LCNB Corp.	Colonial Banc Corp.

MVB Financial Corp	Capital Funding Bancorp LLC

Heritage Oaks Bancorp	Carpenter Cmnty Bancfund-A LP

Bridge Bancorp Inc.	Modern Capital Holdings LLC

New Century Bancorp Inc.	Select Bancorp Inc.

Cardinal Financial Corp.	United Financial Banking Co.

Community & Southern Hldgs Inc	Verity Capital Group Inc.

Independent Bk Group Inc.	Live Oak Financial Corp.

1st Constitution Bancorp	Rumson-Fair Haven BT&C

First Community Corp.	Savannah River Financial Corp.

HomeStreet Inc.	Fortune Bank

HomeStreet Inc.	YNB Financial Services Corp.

German American Bancorp Inc.	United Commerce Bancorp

Independent Bk Group Inc.	Collin Bank

First Bank	Heritage Community Bk

Peoples Bancorp Inc.	Ohio Commerce Bank

Croghan Bancshares Inc.	Indebancorp

Guernsey Bancorp Inc.	Ohio State Bancshares Inc.

Wilshire Bancorp Inc.	BankAsiana

Haven Bancorp MHC	Hilltop Community Bancorp Inc.

BNC Bancorp	Randolph Bank & Trust Company

Commerce Bancshares Inc.	Summit Bancshares Inc.

Independent Bank Corp.	Mayflower Bancorp Inc.

CrossFirst Holdings LLC	Tulsa National Bcshs Inc.

HomeTrust Bancshares Inc.	BankGreenville Financial Corp.

Sterling Financial Corp.	Commerce National Bk

CBTCO Bancorp	Bradley Bancorp

New Hampshire Thrift Bncshrs	Central Financial Corp.

Glacier Bancorp Inc.	North Cascades Bancshares Inc.

CNB Financial Corp.	FC Banc Corp.

Heritage Financial Corp.	Valley Community Bcshs Inc

Pacific Premier Bancorp	San Diego Trust Bank

SI Financial Group Inc.	Newport Bancorp Inc.

(2)	Selected Southeast transactions in 2013 greater than $10 million in deal value involving sellers with total assets of $100—$500 million and NPAs / Assets < 5.0%

Buyer	Target
Name	Name	State
Home Bancorp Inc.	Britton & Koontz Capital Corp.	MS
New Century Bancorp Inc.	Select Bancorp Inc.	NC
Cardinal Financial Corp.	United Financial Banking Co.	VA
Community & Southern Hldgs Inc	Verity Capital Group Inc.	GA
First Community Corp.	Savannah River Financial Corp.	GA
BNC Bancorp	Randolph Bank & Trust Company	NC
HomeTrust Bancshares Inc.	BankGreenville Financial Corp.	SC

(3)	Selected nationwide transactions since 2012 involving targets with assets of $150 - $800 million, TE/TA between 10-20%, and NPAs / Assets < 5.0%

Buyer	Target
Name	Name
ESSA Bancorp Inc.	Franklin Security Bancorp Inc
Horizon Bancorp	SCB Bancorp Inc.
Home Bancorp Inc.	Britton & Koontz Capital Corp.
New Century Bancorp Inc.	Select Bancorp Inc.
Community & Southern Hldgs Inc	Verity Capital Group Inc.
First Community Corp.	Savannah River Financial Corp.
CenterState Banks	Gulfstream Bancshares Inc.
Independent Bk Group Inc.	Collin Bank
Wilshire Bancorp Inc.	Saehan Bancorp
Wilshire Bancorp Inc.	BankAsiana
Haven Bancorp MHC	Hilltop Community Bancorp Inc.
CrossFirst Holdings LLC	Tulsa National Bcshs Inc.
Sterling Financial Corp.	Commerce National Bk
CBFH Inc.	VB Texas Inc.
Glacier Bancorp Inc.	North Cascades Bancshares Inc.
Heritage Financial Corp.	Valley Community Bcshs Inc
Pacific Premier Bancorp	San Diego Trust Bank
SI Financial Group Inc.	Newport Bancorp Inc.
Southern BancShares (NC)	Heritage Bancshares Inc.
QCR Holdings Inc.	Community National Bancorp.
First Financial Bankshares	OSB Financial Services Inc.
Lakeland Bancorp	Somerset Hills Bancorp
TF Financial Corp.	Roebling Financial Corp.
Pacific Premier Bancorp	First Associations Bank
Bank of the Ozarks Inc.	Genala Banc Inc.
American Bancorp. Inc.	Osage Bancshares Inc.
FVNB Corp.	Capitol Bankshares Inc.
PacWest Bancorp	American Perspective Bank
SKBHC Holdings LLC	Security Business Bancorp
Commerce Bancshares Corp.	Mercantile Capital Corp
First Community Bancshares Inc	Peoples Bank of Virginia
CapStar Bank	American Security B&TC
Grandpoint Capital Inc.	California Community Bank

Transaction multiples for the merger were calculated based on an offer price of $5.75 per share for MidSouth. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied deal value paid for the acquired company to:

•	tangible book value (stated and including the reversal of the DTA) of MidSouth based on the financial statements of MidSouth available prior to the announcement of the acquisition;

•	the last twelve months net income based on the financial statements of MidSouth available prior to the announcement of the acquisition; and

•	tangible equity premium (stated and including the reversal of the DTA) to core deposits (total deposits less time deposits greater than $100,000) based on the financial statements of MidSouth available prior to the announcement of the acquisition.

The results of the analyses are set forth in the following table:

Fixed Exchange Ratio: Price Per Share(1) : Current Aggregate Transaction Value(2) :		0.425926x $5.75 $37.8		Precedent Transactions
	MidSouth			Nationwide(6)						Southeast(7)						Highly- capitalized(8)
Transaction Multiples:	Value (3)			Low		Median		High		Low		Median		High		Low		Median		High
P / TBV - Stated	$4.38	131.3%		40.6%		128.9%		196.4%		61.4%		112.7%		196.4%		60.0%		124.4%		194.4%
P / TBV - DTA Reversal	$5.37	107.1%		40.6%		128.9%		196.4%		61.4%		112.7%		196.4%		60.0%		124.4%		194.4%
P / LTM EPS(4)	$0.18	31.2	x	10.0	x	18.8	x	29.0	x	14.4	x	21.0	x	27.6	x	10.0	x	17.1	x	29.0	x
Core Deposit Premium - Stated(5)	$31.01	5.0%		0.7%		4.4%		11.4%		3.4%		5.0%		10.6%		0.3%		4.6%		11.4%
Core Deposit Premium - DTA Reversal(5)	$31.01	1.7%		0.7%		4.4%		11.4%		3.4%		5.0%		10.6%		0.3%		4.6%		11.4%

Note: Dollars in millions, except per share data
(1)	Assumes a per share valuation for Franklin Financial of $13.50
(2)	Based on 6,391,707 common shares outstanding (including preferred shares convertible into common), 237,792 warrants with an estimated strike price of $4.15 (based on December 31, 2013 TBV) and 326,300 options with a weighted average exercise price of $3.65
(3)	Financial data as of September 30, 2013
(4)	For comparison purposes, institutions with effective tax rates less than 20% were adjusted to 35%; excludes deals with P/LTM EPS > 30.0x. MidSouth’s LTM EPS of $0.18 based on 35% tax rate
(5)	Assumes time deposits > $100,000 are non-core deposits. As of September 30, 2013, MidSouth reported $34.4 million in non-core deposits
(6)	Nationwide transactions in 2013 greater than $10 million in deal value involving sellers with total assets of $100 - $500 million and NPAs / Assets < 5.0%
(7)	Southeastern transactions in 2013 greater than $10 million in deal value involving sellers with total assets of $100 - $500 million and NPAs / Assets < 5.0%
(8)	Nationwide transactions since 2012 involving targets with assets of $150 - $800 million, TE/TA between 10-20%, and NPAs / Assets< 5.0%

Data	Source: SNL Financial; Company Documents

No company or transaction used as a comparison in the above analysis is identical to FFN, MidSouth or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis.

MidSouth

Sterne Agee estimated the present value of all shares of MidSouth stock based on MidSouth’s estimated future earnings stream beginning in fourth quarter of 2013. In performing this analysis, Sterne Agee used MidSouth’s management guidance for fiscal years 2013 – 2018 to derive projected after-tax cash flows. In determining cash flows available to stockholders, Sterne Agee assumed that MidSouth would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for MidSouth. The analysis assumed discount rates ranging from 18.0% to 22.0% and terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2018 forecasted earnings. This resulted in a standalone discounted cash flow analysis range of value of MidSouth from $5.31 to $6.52 per share.

FFN

Sterne Agee estimated the present value of all shares of FFN common stock based on FFN’s estimated future earnings stream beginning in fourth quarter 2013. In performing this analysis, Sterne Agee used FFN’s management guidance for fiscal years 2013 –2018 to derive projected after-tax cash flows. In determining cash flows available to stockholders, Sterne Agee assumed that FFN would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for MidSouth. The analysis assumed discount rates ranging from 18.0% to 22.0% and terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2018 forecasted earnings. This resulted in a standalone discounted cash flow analysis range of value of FFN from $12.10 to $17.01 per share.

Exchange Ratio Analysis

	Terminal EPS Multiple
	13.0x		14.0x		15.0x
MidSouth	$5.61		$5.88		$6.14
Franklin Financial	$13.33		$14.39		$15.45
Implied Exchange Ratio	0.4209	x	0.4085	x	0.3978	x
Premium / (Discount) to Transaction Exchange Ratio	(1.2%)		(4.1%)		(6.6%)

Implied Exchange Ratio - Based on NPV			Premium / (Discount) to 0.425926x
Franklin Max, MidSouth Min			0.3632	x	(14.7%)
Franklin Median, MidSouth Median			0.4085	x	(4.1%)
Franklin Min, MidSouth Max			0.4610	x	8.2%

Sterne Agee analyzed the implied exchange ratio at a 20% discount rate and at terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2018 forecasted earnings.

Sterne Agee stated that the discounted cash flow present value analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of either institution.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of MidSouth and FFN. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of MidSouth. In the course of this analysis, Sterne Agee used earnings estimates for MidSouth and FFN for 2013 - 2018 as provided by the management of both institutions. This analysis indicated that the merger is expected to be accretive to MidSouth’s estimated earnings per share in 2014 - 2018. The analysis also indicated that the merger is expected to be initially dilutive to tangible book value per share for MidSouth and become accretive in 2015 and that the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by FFN following the merger will vary from the projected results, and the variations may be material.

Other Analyses. Sterne Agee reviewed the relative financial performance of MidSouth and FFN to a variety of relevant industry peer groups. Sterne Agee also reviewed earnings estimates, balance sheet composition and other financial data for MidSouth and FFN.

Relationships

Sterne Agee acted as MidSouth’s financial advisor in connection with the merger and to date has received one payment of $161,524, which is comprised of $150,000 for issuing a fairness opinion to MidSouth (the “Opinion Fee”) and $11,524 for transaction-related expenses. If, during the term of Sterne Agee’s engagement, or within 24 months thereafter, the merger is consummated, Sterne Agee will receive a success fee equal to $500,000 upon the closing of the transaction (the “Success Fee”); provided, however, that the amount of the Opinion Fee will be credited against the amount of the Success Fee. MidSouth also agreed to indemnify Sterne Agee against certain liabilities, including liabilities under the federal securities laws. Sterne Agee did not receive any other compensation from MidSouth in the past two years other than with respect to the merger with FFN as disclosed above.

In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from and sell securities to MidSouth and FFN or their respective affiliates.

Interests of Certain FFN Executive Officers and Directors in the Merger

Based on FFN’s analysis, neither FFN’s management nor its board of directors has any financial or other interests in the merger that are in addition to or different from their interests as FFN shareholders generally.

Interests of Certain MidSouth Executive Officers and Directors in the Merger

All of the members of MidSouth’s executive three-member management team and three of the members of MidSouth’s board of directors have financial and other interests in the merger that are in addition to, or different from, their interests as MidSouth shareholders generally. MidSouth’s board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Employment Relationships. It is expected that immediately after completion of the merger, the current executive officers of MidSouth will be employed by FSB and that they will sign employment contracts, retention bonus agreements, and non-competition, non-disclosure, and non-solicitation agreements. These include Lee M. Moss, Chairman and CEO, Dallas G. Caudle, Jr., President and COO, Kevin D. Busbey, Executive Vice President and CFO, and D. Edwin Jernigan, Jr., a member of MidSouth’s senior management. The forms of employment and other contracts to be signed by MidSouth executives and senior management, as applicable, will become effective at the closing of the merger and are described below. It is also expected that many, if not all, MidSouth employees will continue to be employed by FSB after the merger. Many non-executive officers and employees will be offered “retention bonus agreements” or comparable agreements.

Under the proposed employment contracts for MidSouth’s executive officers, the officers will receive salaries and they will be able to participate in all FFN-FSB employee benefit plans and in FFN’s omnibus equity incentive plan. (Presently the MidSouth stock option plan has terminated and no further awards under that plan are possible, the completion of the merger will vest all unvested MidSouth options including those held by Mr. Moss (27,000), Mr. Caudle (21,000), Mr. Busbey (9,000), and Mr. Jernigan (15,000). Currently, MidSouth officers do not have employment contracts but they do participate in, and have in the past participated in, MidSouth’s benefit and equity incentive plan. The MidSouth executive signing an employment contract will be employed for two years (which period renews daily) and will be entitled to receive two times his normal annual salary if he is terminated without cause, or if he resigns for good reason, or if there is a change in control (as these terms are defined in the agreement). An executive’s initial base salary can be increased but not decreased and he may not be demoted in title or duties. Each of them will be banned from competing with FFN or FSB in any of the markets in which they are conducting business at the time of termination or resignation for two years after employment ends.

The dollar amounts of the MidSouth executives’ compensation after the merger had been discussed before the merger agreement was signed but these amounts were only formally agreed after such signing. As proposed, Chairman Moss will receive an initial base annual salary of $240,000 and a “retention bonus” of $62,700. As proposed, President Caudle will receive an initial annual base salary of $200,000 and a “retention bonus” of

$53,535. As proposed, Executive Vice President Busbey will receive an initial annual salary of $140,000 and a “retention bonus” of $36,000. Finally, as proposed, Mr. Jernigan will receive a “retention bonus” of $450,000 and options to purchase 25,000 shares of FFN common stock with an exercise price equal to the fair market value of FFN’S common stock on the date of the grant, which vests one-fifth each year over a five-year period. Mr. Jernigan’s compensation is largely commission-based through the sale of non-deposit investment products plus benefits. Mr. Jernigan’s compensation for 2014 is projected to be $378,000 plus benefits. For comparison, in 2013, Mr. Jernigan earned $338,728 in commissions plus a bonus in the amount of $10,250, incentive compensation of $375, and split dollar life insurance premium of $37. Other than with respect to Mr. Jernigan, each executive’s “retention bonus” vests one-third each year over a three-year period. Mr. Jernigan’s “retention bonus” vests one-fifth each year over a five-year period. Retention bonus payments are to be made annually, commencing on the first anniversary of the agreement, with the bonus to be paid 20% in cash and 80% in FFN stock. The executive must be actively employed on each such anniversary date to qualify for the retention bonus payment.

Security Ownership of MidSouth Directors and Executive Officers. As of                     , 2014, the record date for determining those MidSouth shareholders entitled to vote their shares at the special meeting, there were 3,871,893 shares of MidSouth common stock and 1,259,907 shares of MidSouth preferred stock outstanding and entitled to vote. Approximately 24.91% of those voting shares were owned and entitled to be voted by MidSouth directors and executive officers and their affiliates. It is expected that all of these shares will be voted in favor of the merger. Spence Limited, LP, MidSouth’s largest single shareholder, with record ownership of 7.71% of the outstanding voting shares of all classes as of the record date is expected to vote in favor of the merger. See “MidSouth Stock Ownership of Management and Certain Beneficial Owners” below.

Indemnification; Directors’ and Officers’ Insurance. FFN and FSB have agreed to indemnify and hold harmless each present and former director, officer and employee of MidSouth and its subsidiaries following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of MidSouth or any of its subsidiaries under existing indemnification agreements and/or applicable law. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. FFN and FSB also have agreed that to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of MidSouth’s directors and officers for five years following completion of the merger. Presently, MidSouth also has various insurance policies and charter and bylaw provisions providing indemnification comparable to that proposed by FFN and FSB.

Director Fees. The three MidSouth board members who are expected to be elected to the FFN and FSB boards of directors upon completion of the merger will receive director fees of $4,000 per year, payable quarterly. Director fees are paid to all directors, including employees who are directors. At MidSouth, all directors receive a $250 monthly retainer and are paid $250 for each meeting attended. Non-employee members of MidSouth’s audit and executive committees each receive a $250 fee for each meeting attended. Board and committee fees are paid monthly.

Directors of MidSouth, FFN and FSB Following the Merger. At the effective time of the merger, FFN’s and FSB’s boards of directors will be expanded to add three members of the current MidSouth board to their respective boards of directors. These members are expected to be Jimmy E. Allen, Lee M. Moss, and Matthias B. Murfree, III. As members of the FFN and FSB board of directors, the new directors who are not employees of FFN and FSB can be expected to receive $4,000 per year for service as a director payable quarterly. In addition, these non-employee directors also may receive equity awards under FFN’s omnibus equity incentive plan.

Regulatory Approval

FFN is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and supervised and regulated by the FRB. FSB and MidSouth are both state chartered member banks and are supervised by the FRB and the TDFI. Set forth below is a brief summary of certain regulatory issues. Additional information relating to the supervision and regulation of FFN is included below. See “Supervision and Regulation.”

Federal Reserve Regulatory Approval. The merger is subject to prior approval by the FRB pursuant to Section 9 of the Federal Reserve Act. FSB and MidSouth have filed the required applications and notification with the FRB for approval of the merger. The FRB approved the merger on January 28, 2014. The parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the FRB approves the merger and notifies the United States Department of Justice and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the United States Attorney General. The waiting period to consummate the merger was reduced to 15 days. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. The FRB is prohibited from approving any transaction under the applicable statutes that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the FRB finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the FRB considers the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the FRB must take into account the record of performance of each of FSB and MidSouth and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the FRB. The FRB frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings on the application. Both FSB and MidSouth have a “satisfactory” rating under the Community Reinvestment Act.

State Regulatory Approval. The Tennessee Banking Act requires submission of an application to and approval from the TDFI for certain acquisitions of state banks by Tennessee banking corporations such as FSB. The TDFI also must take into consideration the financial and managerial resources and future prospects of the banks concerned. The TDFI approved the merger on February 27, 2014.

Additional Federal and State Regulatory Considerations. FFN, FSB and MidSouth are subject to other federal and state laws and regulations relating to the following areas as summarized below:

•	Restrictions on the Payment of Dividends: FFN is a legal entity separate and distinct from its banking and other subsidiaries, but depends principally on dividends from its subsidiary depository institution for cash flow to pay any dividends to its shareholders. There are statutory and regulatory limitations on the payment of dividends by FSB to FFN, as well as by FFN to its shareholders. FSB and MidSouth are subject to dividend restrictions imposed by the applicable state and federal regulators. The payment of dividends by FFN and MidSouth also may be affected or limited by other factors, such as the requirement to maintain adequate capital above state or federal regulatory guidelines.

•	Capital Adequacy: FFN, FSB and MidSouth are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Any bank or savings institution that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of December 31, 2013, FFN, FSB and MidSouth were in compliance with all such capital adequacy standards.

•	Support of Subsidiary Institutions: Under FRB policy, FFN is expected to act as a source of financial strength for, and commit its resources to support FSB, even in times when FFN might not be inclined to provide such support.

•	Prompt Corrective Action: Federal banking regulators are required to audit FSB and MidSouth to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization of the financial institution.

•	Non-Banking Activities: The Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto or financial in nature.

•	Out-of-State Acquisitions: A bank holding company and its subsidiaries also are prohibited from acquiring any voting shares of, or interest in, any banks located outside of the state in which the operations of the bank holding company’s subsidiaries are located, unless the acquisition is specifically authorized by the statutes of the state in which the target is located.

•	Anti-Tying: A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision of any property or service. Thus, an affiliate of a bank holding company may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer must obtain or provide some additional credit, property or services from or to its bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

•	Other Requirements: Banks also are required to file annual reports and such additional information as the banking regulations require. Banks are subject to certain restrictions on loan amounts, interest rates, “insider” loans to officers, directors and principal shareholders, transactions with affiliates and many other matters. Strict compliance at all times with state and federal banking laws will be required.

In addition to the approvals listed above, additional notices with self-regulatory organizations may be required to be given in connection with the acquisition of MidSouth’s insurance/securities broker-dealer/registered investment advisor/trust divisions.

Future Regulatory Considerations. Federal legislation, including proposals to revise the bank regulatory system further and to limit or expand the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The bank examiners will examine banks periodically for compliance with various regulatory requirements. Such examinations, however, are for the protection of the federal deposit insurance funds and for depositors and generally not for the protection of investors and shareholders.

We cannot guarantee you that the regulatory approvals described above will be given without undue delay or the imposition by a regulatory authority of a condition that would materially and adversely impact the financial or economic benefits of the merger on FFN, MidSouth or any of their banking or nonbanking subsidiaries.

Officers of the Combined Corporation

Name	Office in Franklin Synergy Bank	Office in Franklin Financial Network, Inc.

Sally E. Bowers	Executive Vice President, Chief Mortgage Officer	None

Kevin D. Busbey	Executive Vice President, Chief Financial Officer	None

Dallas G. Caudle, Jr.	Executive Vice President, Rutherford County Community President	None

Kevin A. Herrington	Executive Vice President, Chief Operating Officer	None

Richard E. Herrington	Chief Executive Officer, Director	President, Chief Executive Officer and Chairman of the Board

Ashley P. Hill, III	Executive Vice President, Chief Banking Officer	None

D. Edwin Jernigan, Jr.	Senior Vice President, Investments	None

J. Myers Jones, III	Executive Vice President, Chief Credit Officer	None

Sally P. Kimble	None	Executive Vice President, Chief Financial Officer

David J. McDaniel	Executive Vice President, Chief Retail Officer, Williamson County Community President	None

Lee M. Moss	President, Director	Director

Aimee M. Punessen	Senior Vice President, Marketing & Public Relations Officer	None

For the backgrounds and biographical information about each of these officers, see “MANAGEMENT OF FFN” and “INFORMATION ABOUT MIDSOUTH - Executive Officers of MidSouth.”

Board of Directors of the Combined Corporation

Name	Office in Franklin Synergy Bank	Office in Franklin Financial Network, Inc.

Jimmy E. Allen	Director	Director

Henry W. Brockman	Director	Director

James W. Cross, IV	Director	Director

Richard E. Herrington	Chief Executive Officer, Director	President, Chief Executive Officer and Chairman of the Board

David H. Kemp	Director	Director

Lee M. Moss	President, Director	Director

Matthias B. Murfree, III	Director	Director

Paul M. Pratt, Jr.	Director	Director

Melody J. Smiley	Director	Director

Pamela J. Stephens	Director	Director

Jimmy E. Allen

Mr. Allen, age 74, is a director of MidSouth Bank and serves on the Bank’s Loan/Compliance/Executive Committee. Mr. Allen is the President of Venture Express, Inc.; Creative Transportation; Allen’s Cartage Company, LaVergne, Tennessee; and co-owner of Center Hill Marina & Yacht Club. He attended Austin Peay State University, Clarksville, Tennessee and the University of Tennessee, Nashville. Mr. Allen formerly served as a member of the board of directors of Rutherford Bank & Trust, Murfreesboro and Independent Bank, Gallatin,

Tennessee. He served as past chairman of Tennessee Trucking Association and Nashville Motor Freight. His past accomplishments include being selected as Nashville Business Journal’s Executive of the Year. He is a supporter of Vanderbilt Children’s Hospital and Ronald McDonald House.

Henry W. Brockman, Jr.

Mr. Brockman, age 65, has been a member of the board of directors of FFN and FSB since both entities’ inception. Mr. Brockman has 30 years of financial services and business experience, all of which is in Middle or West Tennessee. Mr. Brockman began his financial services career in 1979 as a securities broker with J.C. Bradford in Nashville, Tennessee. He rose through the ranks to become Managing Partner in charge of Institutional Sales and Trading before retiring in 2000. Mr. Brockman held Series 7, Series 63, and Series 8 licenses from 1979 through 2005. Mr. Brockman also held a listed seat at the NYSE from 1998 through 2000. From 2002 to 2004, Mr. Brockman was Manager of Institutional Sales for Morgan Keegan in Memphis, Tennessee. Mr. Brockman is a 1972 graduate of the University of Tennessee, Knoxville with a Bachelor of Science degree. In 1974, Mr. Brockman received a Masters of Library Science from the Peabody College (now Vanderbilt University) in Nashville, Tennessee.

James W. Cross, IV

Mr. Cross, age 50, has been a director of FFN and FSB since July of 2009. Mr. Cross is President of Century Construction Company, Inc., a General Contractor in Franklin, Tennessee. Mr. Cross also serves as President of Land Contractors, Inc., a site development firm also based in Franklin, Tennessee. Mr. Cross has more than 20 years of business experience in Tennessee, beginning his career at Century Construction Company, Inc., a firm started by his father, James W. Cross, III in 1958. Mr. Cross served on the Board of Directors of Franklin Financial Corporation, parent of Franklin National Bank and the Tennessee affiliate Board of Directors of Fifth Third Bank in Franklin, Tennessee. Mr. Cross is a member of the board of directors of Williamson Medical Center, Battle Ground Academy, and the Williamson County Library Foundation. He previously served on the board of directors of Franklin Tomorrow, Leadership Franklin, Youth Leadership Franklin, the Franklin-Williamson County Chamber of Commerce and the Williamson County Library.

Richard E. Herrington

Mr. Herrington, age 66, is the President and CEO of FFN and FSB. He is a veteran Williamson County, Tennessee banker with 40 years of banking experience. In his early career, he served a stint with banks in Florida and South Carolina. He moved to Middle Tennessee in 1977, and began working at First American Bank in Nashville in financial management working up to Senior Vice President. Later, he was a bank consultant with Price Waterhouse prior to establishing his own community bank data processing and consulting firm. In 1989, Mr. Herrington co-founded Franklin Financial Corporation (Franklin National Bank) where he served as President and CEO until 2002. Late in 2002, he was recruited by the Board of Civitas BankGroup (then Cumberland Bancorp) and became the President and CEO and board member of the five-bank holding company, charged with engineering a turn-around of the troubled banking organization. In accomplishing this, he assembled a five-member executive management team that executed a successful four-year remediation plan.

Dr. David H. Kemp

Dr. Kemp, age 55, has been a member of the board of directors of FFN and FSB since these entities’ inception. Dr. Kemp has more than 24 years of healthcare experience in Franklin, Tennessee. Dr. Kemp opened Kemp Orthodontics in Franklin in 1986 and has owned and operated the business since that time. Dr. Kemp serves on the Advisory Council of 3M Unitek in Monrovia, California, advising on new products and improvements to existing orthodontic products. From 1993 to April 2007, Dr. Kemp served as an Advisory Board member to First Tennessee Bank in Franklin, supporting Regional Presidents in the accomplishment of their responsibilities by assisting in contacts with community leaders. Dr. Kemp holds a Bachelor of Science from the University of Tennessee, Martin, Tennessee. Dr. Kemp is also a graduate of The University of Tennessee, Center for the Health Sciences, Memphis, Tennessee and holds both a Doctor of Dental Science and a Postdoctoral Master of Science in Orthodontics.

Lee M. Moss

Mr. Moss, age 62, is the Chairman and Chief Executive Officer of MidSouth Bank. He serves on the Bank’s Loan and Executive Committee (Executive Chairman), Trust Committee (Chairman), Executive Leadership Committee (Chairman) and the Asset/Liability Committee. Mr. Moss graduated from Hillwood High School in Nashville in 1969, where he lettered in all sports and served as President of his senior class. In 1973, Mr. Moss graduated from the University of Tennessee with a Bachelor of Science degree, majoring in Banking. He served as Treasurer of Phi Gamma Delta fraternity, served on the Vol Corps, and on the Undergraduate Alumni Council.

Mr. Moss worked for Valley Fidelity Bank in Knoxville for one year after graduating from the University of Tennessee, and then worked 28 years with Third National Bank/SunTrust Bank in Nashville. He served in numerous leadership capacities in both the Retail and Commercial divisions of the bank, and in January 1995, he moved to Murfreesboro where he served as Regional President, overseeing Rutherford and Wilson Counties. He graduated from the National Commercial Lending School in 1978 and the Graduate School of Banking of the South in 1983. In January 2003, Moss served as one of the organizers for MidSouth Bank.

Mr. Moss has been very active in each of the communities in which he has lived. In Nashville, he served as President of The University of Tennessee (Davidson County) Alumni Chapter, UT National Alumni Board, President of the Downtown Optimist Club, and Secretary of the American Cancer Society. He also served as a TSSAA high school basketball official for 26 years. Since moving to Murfreesboro, Mr. Moss currently serves as Chairman of Middle Tennessee Medical Center’s Board, member of Saint Thomas Health Services Board in Nashville, MTSU Wesley Foundation Board Member, Business Education Partnership Board, and as a Sunday School teacher and Administrative board member for First United Methodist Church. He previously served as a member of the College of Business Administration Advisory Council at MTSU, Chairman of the Rutherford County Chamber of Commerce, Chairman of the United Way, President of the Discovery Center, National President of Phi Gamma Delta fraternity, President of the American Heart Association, and Trustee of the MTSU Foundation. Moss is a graduate of Leadership Rutherford and Leadership Middle Tennessee. Mr. Moss was the recipient of MTSU’s 2005 Champion of Free Enterprise, the Chamber of Commerce’s 2006 Business Person of the Year, and as the YMCA’s 2012 Humanitarian of the Year.

Matthias B. Murfree, III

Mr. Murfree, age 69, is a director of MidSouth Bank and serves on the Bank’s Loan/Compliance/Executive Committee. Mr. Murfree is a senior partner of Murfree & Murfree, PLLC, Attorneys at Law in Murfreesboro, Tennessee. He received his Bachelor of Arts degree and his J. D. from Vanderbilt University. He presently serves on the board of The Christy-Houston Foundation, Inc. and was formerly chairman of its board. Mr. Murfree is on the board of directors of Middle Tennessee Medical Center and formerly served as its chairman. He is a former member of the board of directors of Saint Thomas Health Services. Mr. Murfree is a member of the Rutherford County Chamber of Commerce, formerly serving as its board chairman. He was selected as the 2002 Rutherford County Chamber of Commerce Business Legend. His past community involvements include serving as acting County Executive for Rutherford County; and president of Rutherford County Bar Association.

Paul M. Pratt, Jr.

Mr. Pratt, age 50, has been a member of the board of directors of FFN and FSB since those entities’ inception. Mr. Pratt has 28 years of financial services and business experience in Franklin, Tennessee. In 1983, Mr. Pratt began his financial services career with Full Service Insurance, an independent insurance broker in Franklin, Tennessee. He rose through the ranks to become President, the position he holds today. Mr. Pratt is a 1983 graduate of Columbia State Community College with an Associate Degree in Engineering. Mr. Pratt is a Past President of the Board of Directors of the Franklin Noon Rotary Club and a former board member of Williamson Medical Foundation, a non-profit dedicated to philanthropic community gifts to Williamson Medical Center in Franklin, Tennessee. Mr. Pratt also served on the Williamson County Advisory Board of Cumberland Bank until April 2007.

Melody J. Smiley

Ms. Smiley, age 61, has been a director of FFN and FSB since May of 2010. Ms. Smiley founded the first woman-owned CPA firm in Franklin, Tennessee’s Historic Downtown business district in July of 1986 after working as a staff accountant for one of Nashville’s most respected business owners and CPA firms, and serving as comptroller for a local food service company. She served on the Board of Directors of Franklin National Bank for

14 years and Fifth Third Bank for 5 years. Ms. Smiley is a member and past president of the Franklin Breakfast Rotary Club. She currently serves on the board of directors for Waves in Franklin, Tennessee, an organization dedicated to enabling individuals with intellectual and developmental disabilities to progress toward their full potential. She is a past president of the board of directors of Franklin Family YMCA and has served on the board of directors of United Way of Williamson County, Franklin Tomorrow, the Williamson County-Franklin Chamber of Commerce, The March of Dimes, Williamson County CASA, and Historic Carnton Plantation. Ms. Smiley is a graduate of Leadership Franklin. She is a past chairperson of the Small Business Development Division of the Williamson County-Franklin Chamber of Commerce.

Pamela J. Stephens

Ms. Stephens, age 55, has been a director of FFN and FSB since July of 2009. Ms. Stephens is a Funeral Director and part owner of Williamson Memorial Funeral Home and Gardens in Franklin, Tennessee and Spring Hill Memorial Park and Funeral Home in Spring Hill, Tennessee. From 2003 to 2007, Ms. Stephens served on the board of directors of Cumberland Bank in Franklin, Tennessee. Ms. Stephens is a Paul Harris Fellow where she served as charter president of the Rotary Club of Spring Hill. She is a past president of the Cemetery Association of Tennessee and past president of the Southern Cemetery and Funeral Association, a member of the board of directors of the Franklin-Williamson County Chamber of Commerce and board of director of the Tennessee Funeral Directors Association.

Dissenters’ Rights for MidSouth Shareholders

Introductory Information

General. Dissenters’ rights with respect to MidSouth’s common and preferred stock are governed by the Tennessee Banking Act, which incorporates the dissenter’s rights provisions of the Tennessee Business Corporation Act. Shareholders of MidSouth have the right to dissent from the merger and to obtain payment of the “fair value” of their shares (as specified in the statute) in the event MidSouth completes the merger. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, MidSouth could elect to terminate the merger agreement even if it is approved by MidSouth’s shareholders, thus cancelling dissenters’ rights.

The term “fair value” means the value of a share of MidSouth’s outstanding common or preferred stock immediately before the completion (Effective Date) of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

If you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Chapter 23 of the Tennessee Business Corporation Act, and the summary of those provisions, which are attached to this joint proxy statement/prospectus as Appendix B. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read both the summary and the full text of the law. We cannot give you legal advice. To completely understand this law, you may want, and we encourage you, to consult with your legal advisor. If you wish to dissent, do not send in a signed proxy unless you mark your proxy to vote against the merger or you will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand required concerning your exercise of dissenters’ rights to Lee M. Moss, Chairman, MidSouth Bank, One East College Street, Murfreesboro, Tennessee 37130.

Act Carefully! We urge you to act carefully. We cannot and do not accept the risk of late or undelivered notices or demands. You may call MidSouth at (615) 278-7100 and ask for Lee Moss or Kevin Busbey to receive confirmation that your notice or demand has been received. If your notices or demands are not timely received by MidSouth, then you will not be entitled to exercise your dissenters’ rights. MidSouth’s shareholders bear the risk of non-delivery and of untimely delivery.

If you intend to dissent, or if you think that dissenting might be in your best interests, you should read Appendix B carefully.

Summary of Chapter 23 of the Tennessee Business Corporation Act – Dissenters’ Rights

The following is a summary of Chapter 23 of the Tennessee Business Corporation Act and the procedures that a shareholder must follow to dissent from the proposed merger and to perfect his, her or its dissenters’ rights and receive cash rather than shares of FFN common stock if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Chapter 23, which is reprinted in full as part of this Appendix B to this joint proxy statement/prospectus. Appendix B should be reviewed carefully by any shareholder who wishes to perfect his or her dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger of MidSouth with and into FSB is completed, any shareholder who has properly perfected his or her statutory dissenters’ rights in accordance with Chapter 23 has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of MidSouth common and/or preferred stock. By statute, the “fair value” is determined immediately prior to the completion of the merger and excludes any appreciation or depreciation in anticipation of the merger.

To exercise dissenters’ rights under Chapter 23, a MidSouth shareholder must:

•	deliver to MidSouth, before the special meeting, written notice of her, his or its intent to demand payment for her, his or its shares of MidSouth’s outstanding common and/or preferred stock if the merger is completed; and

•	not vote her, his or its shares in favor of approving and adopting the merger.

A shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for her, his or its shares of MidSouth common and/or preferred stock under Chapter 23. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the merger and will not be entitled to assert dissenters’ rights.

A shareholder may assert dissenters’ rights as to fewer than all the shares registered in her, his or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies MidSouth in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which he or she dissents and his or her other shares are registered in the names of different MidSouth shareholders.

If the merger is approved and adopted at the MidSouth shareholders’ meeting, MidSouth must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all MidSouth shareholders who satisfied the two requirements of Chapter 23 described above. The Dissenters’ Notice must be sent no later than 10 days after the effective time (the date that the merger is completed) and must:

•	State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	Inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

•	Supply a form for demanding payment that includes the date of the announcement of the proposed merger to the public (November 21, 2013) and requires that the shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date;

•	Set a date by which MidSouth must receive the demand for payment (which date may not be fewer than one nor more than two months after the Dissenters’ Notice is delivered); and

•	Be accompanied by a copy of Chapter 23, if not previously provided to such shareholder (set forth in Appendix B to this document).

A MidSouth shareholder of record on the record date who receives the Dissenters’ Notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Dissenters’ Notice and deposit her, his or its certificates in accordance with the terms of the Dissenters’ Notice. MidSouth may elect to withhold payment required by Chapter 23 from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the public announcement of the proposed merger on or about November 21, 2013. A dissenting shareholder will retain all other rights of a MidSouth shareholder until those rights are canceled or modified by the completion of the merger. A shareholder of record who does not demand payment or deposit her, his or its share certificates where required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his, her or its shares under Chapter 23 or otherwise as a result of the merger. A demand for payment may not be withdrawn unless consented to by MidSouth.

MidSouth may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the merger is completed. A MidSouth shareholder for whom dissenters’ rights are asserted as to uncertificated shares of MidSouth common and/or preferred stock retains all other rights of a MidSouth shareholder until these rights are canceled or modified by the completion of the merger.

At the effective time or upon receipt of a demand for payment, whichever is later, MidSouth must offer to pay each dissenting shareholder who strictly and fully complied with Chapter 23 the amount that MidSouth estimates to be the fair value of her, his or its shares, plus accrued interest from the effective time. The offer of payment must be accompanied by:

•	Certain recent MidSouth financial statements;

•	MidSouth’s estimate of the fair value of the shares and interest due;

•	An explanation of how the interest was calculated;

•	A statement of the dissenter’s right to demand payment under T.C.A. Section 48-23-209; and

•	A copy of Chapter 23, if not previously provided to such shareholder.

If the merger is not completed within two (2) months after the date set for demanding payment and depositing share certificates, MidSouth must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the merger is completed, MidSouth must send a new Dissenters’ Notice and repeat the payment procedure described above.

If a dissenting MidSouth shareholder is dissatisfied with or rejects MidSouth’s calculation of fair value, such dissenting shareholder must notify MidSouth in writing of her, his or its own estimate of the fair value of those shares and the interest due, and may demand payment of her, his or its estimate, if:

•	She, he or it believes that the amount offered or paid by MidSouth is less than the fair value of her, his or its shares or that the interest due has been calculated incorrectly;

•	MidSouth fails to make payment within two (2) months after the date set forth for demanding payment; or

•	MidSouth, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

A dissenting shareholder waives her, his or its right to dispute MidSouth’s calculation of fair value unless she, he or it notifies MidSouth of her, his or its demand in writing within one (1) month after MidSouth makes or offers payment for such person’s shares.

If a demand for payment by a MidSouth shareholder remains unsettled, MidSouth must commence a proceeding in the appropriate court, as specified in Chapter 23, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If MidSouth does not commence the proceeding within two months, MidSouth is required to pay each dissenting shareholder whose demand remains unsettled, the amount demanded. MidSouth is required to make all dissenting MidSouth shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment.

In an appraisal proceeding commenced under Chapter 23, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against MidSouth, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23. The court also may assess the fees and expenses of attorneys and experts for the respective parties against MidSouth if the court finds that MidSouth did not substantially comply with the requirements of Chapter 23, or against either MidSouth or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23.

If the court finds that the services of the attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against MidSouth, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the Tennessee Business Corporation Act relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters rights provisions, which are reproduced in full in Appendix B to this joint proxy statement/prospectus and which are incorporated herein by reference.

If you intend to dissent, or if you think that dissenting might be in your best interests, you should read Appendix B carefully.

Material United States Federal Income Tax Consequences of the Merger

In the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”), tax counsel to FFN and FSB, the following are the material U.S. federal income tax consequences of the merger generally applicable to U.S. Shareholders (as defined below) of MidSouth stock who hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary description deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all MidSouth shareholders in light of their particular circumstances or to MidSouth shareholders subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders who are not U.S. persons;

•	entities treated as partnerships for U.S. federal income tax purposes or MidSouth shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies, banks, thrifts and other financial institutions;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons whose functional currency is not the U.S. dollar;

•	shareholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or sell their shares of MidSouth stock as part of a wash sale; and

•	shareholders who hold the stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

This discussion is based upon, and subject to, the Code, the Treasury Regulations promulgated under the Code, existing interpretations, administrative rulings and judicial decisions all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

U.S. Shareholders

For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of MidSouth stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any State or the District of Columbia;

•	a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds MidSouth stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Qualification of the Merger as a Reorganization

FFN, FSB, and MidSouth have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Based on the Agreement and Plan of Reorganization and Bank Merger (the “merger agreement”), the obligation of FFN, FSB, and MidSouth to complete the merger is conditioned upon the receipt of a tax opinion from Baker Donelson to the effect that:

•	the merger will constitute a reorganization under Section 368(a) of the Code, and FFN, FSB, and MidSouth will each be a party to the reorganization;

•	no gain or loss will be recognized by FFN, FSB, and MidSouth as a result of the merger; and

•	no gain or loss will be recognized by shareholders of MidSouth who exchange their MidSouth stock for the merger consideration pursuant to the merger (except with respect to the cash consideration and cash received in lieu of a fractional share interest in FFN common stock).

Tax Consequences of the Merger to FFN, FSB, and MidSouth

Because MidSouth is merging under state law into FSB, a wholly owned subsidiary of FFN, the merger is generally characterized as a “forward subsidiary merger” or a “forward triangular merger.” Certain specific requirements in the Code and Treasury Regulations applicable to such a type of merger must be satisfied for the merger to be a “tax-free” reorganization under Section 368(a) of the Code.

The requirements specific to the merger to qualify as a reorganization under Section 368(a) of the Code are (a) the stock of FFN, which is in control of FSB as its parent corporation, must be used as the merger consideration, (b) substantially all of MidSouth’s assets must be acquired by FSB, (c) no stock of FSB is used as merger consideration, and (d) other general requirements applicable to all “tax-free” reorganizations under Section 368(a) of the Code must also be satisfied.

Pursuant to the merger agreement adopted by MidSouth, FFN, and FSB, MidSouth will merge with and into FSB, a wholly owned, first-tier, subsidiary of FFN, pursuant to the provisions of Tennessee law (T.C.A. § 45-2-1301 et seq.). At the Effective Time of the merger, which is the date the Articles of Merger are filed with the Commissioner of Financial Institutions for the State of Tennessee and then the Tennessee Secretary of State, or such later time and date as FFN, FSB, and MidSouth may agree, each share of MidSouth stock, preferred stock, and warrants will be converted into the right to receive shares of FFN common stock based on an Exchange Ratio agreed to by the parties in the merger agreement. MidSouth options to purchase a share of MidSouth stock will be converted into options to purchase FFN common stock. No stock of FSB will be used in the acquisition of MidSouth. As a result of the merger, substantially all of MidSouth’s properties will be acquired by FSB, and MidSouth’s banking business or assets will be continued by or used by FSB in its banking business.

In addition to satisfying the specific requirements imposed on the merger by Section 368(a) of the Code as generally described above, the merger will be undertaken pursuant to a plan of reorganization (merger agreement), is undertaken for reasons germane to the businesses of MidSouth, FFN, and FSB, and there will be a continuity of MidSouth’s business enterprise or MidSouth’s business assets will be used in the banking business of FSB. As a result, the merger will be a reorganization under Section 368(a) of the Code as long as the “continuity of interest” requirement is also satisfied. “Continuity of interest” requires that in substance a substantial part of the value of the MidSouth common and preferred stock is exchanged for FFN common stock. Under guidelines set forth in the Treasury Regulations, if at least 40 percent of the value of the consideration delivered in exchange for the value of MidSouth’s aggregate equity, consisting of common and preferred stock, consists of FFN common stock, then the “continuity of interest” requirement should be satisfied, even if the remaining MidSouth equity is exchanged for cash in lieu of fractional shares or other consideration that is not FFN equity. MidSouth warrants and options to purchase MidSouth stock that are outstanding as of the Effective Time of the merger are not regarded as outstanding MidSouth stock. It is anticipated that at least 40 percent of the value of the common stock and preferred stock in MidSouth (determined as of the day before the date that the merger agreement was executed) will be exchanged for FFN common stock.

Tax Consequences of the Merger to Owners of MidSouth Stock

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Shareholders. Since FFN is in control of FSB, FFN stock is used as the merger consideration, no stock of FSB will be used as the merger consideration, substantially all of MidSouth’s assets will be acquired by FSB, and the general requirements in the Code and Treasury Regulations required for a “tax-free” reorganization will be satisfied, as discussed above, including “continuity of interest,” Baker Donelson anticipates that it will issue a tax opinion, dated as of the closing date, to the effect that:

•	The merger will constitute a reorganization under Section 368(a) of the Code, and FFN, FSB, and MidSouth will each be a party to a reorganization under Section 368(b) of the Code; and

•	No gain or loss will be recognized by FFN, FSB, and MidSouth as a result of the merger.

In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, Baker Donelson has delivered its opinion to FFN and MidSouth that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that MidSouth shareholders will recognize no gain or loss for shares of FFN common stock they receive in the merger in exchange for their shares of MidSouth common stock. A copy of this opinion has been filed as an exhibit to FFN’s registration statement, which has been filed with the Securities and Exchange Commission. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in a certificate of officers of FFN and MidSouth, all of which must continue to be true and accurate in all material respects as of the Effective Time of the merger.

Since it is anticipated that the merger will constitute a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to an owner of MidSouth stock that is a U.S. Shareholder generally will depend on whether the U.S. Shareholder exchanges MidSouth stock for FFN common stock or a combination of FFN common stock and cash in lieu of fractional shares of FFN common stock.

•	Exchange Solely for FFN Common Stock. No gain or loss will be recognized by U.S. Shareholders upon the exchange of shares of MidSouth stock solely for shares of FFN common stock pursuant to the merger, except in respect of cash received in lieu of the issuance of a fractional share of FFN common stock (as discussed below).

•	Exchange of Cash in Lieu of Fractional Share. A U.S. Shareholder who receives cash in lieu of the issuance of a fractional share of FFN common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the MidSouth stock shares exchanged in the merger which is allocable to the fractional share of FFN common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of MidSouth stock is more than one year.

•	Tax Basis of FFN Common Stock Received in the Merger. The aggregate tax basis of the FFN common stock (including a fractional share deemed received and sold for cash as described above) received in the merger will equal the aggregate tax basis of the MidSouth stock surrendered in the exchange.

•	Holding Period of FFN Common Stock Received in the Merger. The holding period for any FFN common stock received in the merger will include the holding period of the MidSouth stock surrendered in the exchange.

Dissenting Shareholders

If you perfect your dissenters’ rights with respect to your shares of MidSouth stock, you will generally recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash received in exchange for those shares. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of MidSouth stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to shareholders of MidSouth stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 31% if a U.S. Shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to shareholders of MidSouth stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Shareholders of MidSouth stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, MIDSOUTH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

The share exchange will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. For accounting purposes, the cost of the “acquired” entity (MidSouth) will be allocated to consolidated tangible and intangible assets and liabilities based on their estimated fair value on the date that the share exchange is completed. Any excess cost will be allocated to goodwill.

The financial statements of FFN issued after the merger will reflect the results attributable to the acquired operations of the two banks beginning on the date of completion of the share exchange. The unaudited pro forma financial information contained herein has been prepared using the acquisition method of accounting.

Sales of Shares of the Combined Corporation Common Stock Received in the Merger

The shares of FFN common stock to be issued in the merger will be registered under the Securities Act. FFN’s common stock is not currently listed or traded on any securities exchange or quotation system. MidSouth shareholders who are not affiliates of FFN may generally freely trade their FFN common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of FFN after the merger.

Those shareholders who are deemed to be affiliates of FFN may only sell their FFN common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. All shareholders of FFN and MidSouth are urged to read the merger agreement carefully and in its entirety.

General

Under the merger agreement, MidSouth will merge with and into FSB with FSB continuing as the surviving company.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of MidSouth common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into 0.425926 shares of FFN common stock, and each share of MidSouth preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into 0.851852 shares of FFN common stock. Each warrant to purchase shares of MidSouth common stock will be converted into that number of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the effective date of the merger (ii) divided by $13.50. Based upon the 3,871,893 shares of MidSouth common stock, 1,259,907 shares of MidSouth preferred stock and warrants and options to purchase 564,092 shares of MidSouth stock outstanding as of September 30, 2013, FFN would issue up to 2,764,338 shares of FFN common stock and grant options to purchase another 138,980 shares of FFN common stock.

Treatment of Options

Each option to purchase a share of MidSouth stock shall be converted into an option to purchase a share of FFN common stock multiplied by the Exchange Ratio (as defined above); the exercise price will become the exercise price of such option divided by the Exchange Ratio. All of MidSouth’s stock options will then be cancelled.

In any event, stock options that are intended to be incentive stock options under the Code will be adjusted in the manner prescribed by the Code.

Exchange of Certificates in the Merger

Before the effective time of the merger, FFN will appoint an exchange agent to handle the exchange of MidSouth stock certificates and certificates representing warrants to purchase MidSouth stock (“warrant certificates”) for shares of FFN common stock and the payment of cash for fractional shares. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange MidSouth stock certificates and warrant certificates for shares of FFN common stock, to each former MidSouth shareholder who holds one or more MidSouth stock certificates or warrant certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering MidSouth stock certificates or warrant certificates. You should not return certificates with the enclosed proxy card.

MidSouth shareholders who surrender their stock certificates and warrant certificates, together with a properly completed letter of transmittal, will receive shares of FFN common stock into which the shares of MidSouth stock, preferred stock or warrants were converted in the merger. After the effective date of the merger, each certificate that previously represented shares of MidSouth common stock, preferred stock or warrants will only represent the right to receive the shares of FFN common stock (and cash in lieu of fractions thereof) into which those shares of MidSouth common stock or preferred stock or warrants to purchase MidSouth stock have been converted.

If a certificate for MidSouth common stock or preferred stock or warrants has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

FFN shareholders do not need to exchange their stock certificates.

Fractional Shares

No fractional shares of FFN common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of FFN common stock an amount in cash determined by multiplying the fractional share interest by $13.50.

Dividends and Distributions

Until MidSouth stock certificates and warrant certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to FFN common stock into which shares of MidSouth stock, preferred stock or warrants may have been converted will accrue but will not be paid. FFN will pay to former MidSouth shareholders any unpaid dividends or other distributions without interest only after they have duly surrendered their MidSouth stock certificates and warrant certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of MidSouth of any shares of MidSouth common or preferred stock or warrants to purchase MidSouth stock. If certificates representing shares of MidSouth common or preferred stock or warrants are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of MidSouth common or preferred stock or warrants represented by that certificate have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any MidSouth shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when we file articles of merger with the Secretary of State of the State of Tennessee. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. While we anticipate that the merger will be completed during the second quarter of 2014, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, FSB and MidSouth will obtain the required approvals or complete the merger. If the merger is not completed on or before June 30, 2014, either FFN or MidSouth may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “— Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of FFN and MidSouth to complete the merger are subject to the following conditions:

•	approval of the merger agreement by MidSouth’s shareholders;

•	approval of the merger agreement and the issuance of FFN common stock in connection with the merger by FFN’s shareholders;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods (FRB approved the merger on January 28, 2014, TDFI approved the merger on February 27, 2014);

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus constitutes a part, for the FFN shares to be issued in the merger;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction which prohibits completion of the merger;

•	the receipt by MidSouth of an opinion of counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code and that no tax gain or loss will be recognized by FFN, MidSouth or MidSouth shareholders (except for any income tax consequences to MidSouth shareholders arising in connection with cash payments for fractional shares);

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits or makes illegal completion of the merger;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see “— Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	Richard E. Herrington shall continue to be chief executive officer of FSB;

•	Lee M. Moss shall become the president of FSB; and

•	there are no MidSouth regulatory agreements in effect that would have a material adverse effect on FFN or FSB after the merger.

Representations and Warranties

Each of MidSouth and FFN and FSB has made representations and warranties to the other in the merger agreement as to:

•	corporate organization, standing and authority;

•	binding effect of agreement;

•	no breach;

•	capitalization;

•	financial statements;

•	absence of certain changes;

•	regulatory filings;

•	regulatory compliance;

•	sole agreement to merge or sell;

•	litigation and claims;

•	tax returns;

•	brokers;

•	stock records;

•	contracts;

•	franchises, patents, trademarks and other rights;

•	contracts in full force;

•	environmental matters;

•	certain interests of directors and officers;

•	personal property;

•	real property;

•	loan portfolio;

•	no violations of related party laws;

•	interest rate risk management instruments;

•	insurance;

•	tax treatment as a reorganization;

•	expenses;

•	undisclosed liabilities;

•	state takeover laws.

Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or is reasonably likely to have a material adverse effect on (i) the business, operations, results of operations, financial condition or prospects of the party making the representations and warranties taken as a whole, or (ii) on the ability of the party to consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (2) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (3) changes or events, after the date of the merger agreement, affecting the financial services industry generally and not specifically relating to FFN or MidSouth or their respective subsidiaries, as the case may be, (4) changes, after the date of the merger agreement, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (5) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (6) actions or omissions of FFN and FSB on the one hand and/or MidSouth on the other taken with the prior written consent of the other or required hereunder, (7) the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the announcement thereof, or (8) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided further, that no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

Conduct of Business Pending the Merger

Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger, to use its best efforts to:

•	maintain its Tier 1 capital at a level equal to at least 95% of its Tier 1 capital as of September 30, 2013;

•	take all actions necessary and use its best efforts to obtain any consents, approvals, permits or authorizations which are required to be obtained in order to complete the merger; and

•	take such actions as are otherwise necessary to consummate the merger at the earliest practicable time and without any unnecessary delay.

In addition, each of FFN and MidSouth has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of the other party:

•	make any change to its charter or bylaws or those of its subsidiaries;

•	make any change to its capital stock; issue, sell, purchase or retire any of its capital stock; grant any option, warrant, call or other right to purchase or to convert any obligation into any of its capital stock; issue or sell or agree to issue or sell any other equity security or issue or sell any debt security, subject to certain exceptions;

•	declare or pay any dividend, or authorize or make any redemption, or make or declare any other distribution of its assets;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction of (i) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements, or (ii) liabilities incurred in the ordinary course of business consistent with past practices since the date of such financial statements;

•	take any actions that would result in a breach in its representations, warranties or covenants; and

•	take any action that would threaten the consummation of the merger.

MidSouth agrees that it will, unless otherwise approved by FFN, or as otherwise previously agreed or specified in the merger agreement:

•	operate in the regular and ordinary course of business and in substantially the same manner as previously conducted;

•	preserve its present business operations;

•	retain its officers and employees; and

•	preserve its customer relationships.

MidSouth has agreed that it will not, without the prior written consent of FFN, or as otherwise previously agreed or specified in the merger agreement:

•	enter into any new or amend any existing employment agreements, bonus, stock option, ESOP, profit sharing, pension plans, employee plan, retirement, incentive or similar arrangement;

•	take any action that would prevent FFN and FSB from accounting for the merger as a “reorganization” under Section 368(a) of the Internal Revenue Code; and

•	incur any expenses related to the repair, maintenance or making improvements to the real property owned by MidSouth in excess of $25,000.

FFN agrees that neither it nor FSB will close a merger, share exchange or other acquisition of a financial institution with deposits insured through the Federal Deposit Insurance Corporation, or any bank holding company registered under the Bank Holding Company Act of 1956, as amended, prior to the closing of the merger, unless: (i) the three members of MidSouth’s board of directors who will become members of the FFN and FSB boards of directors upon completion of the merger are included in such discussions and are entitled to vote on such other acquisition; and (ii) MidSouth consents to the closing of such other acquisition prior to the closing of the merger.

Reasonable Best Effort to Obtain Required Shareholder Vote

Each of MidSouth and FFN will take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this joint proxy statement/prospectus is part becomes effective for the purpose of voting upon, in the case of MidSouth shareholders, the approval of the merger agreement and, in the case of FFN shareholders, the approval of the FFN merger proposal. Each of MidSouth and FFN will, through its respective board of directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Nothing in the merger agreement is intended to relieve the parties of their respective obligations to hold a meeting of their shareholders to obtain the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that MidSouth and its subsidiaries will not authorize its directors, officers, employees, agents, investment bankers, financial advisors, attorneys, accountants, or other representatives retained by it or any of its subsidiaries to (1) continue any discussions or negotiations with other parties that may be ongoing, (2) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal or (4) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of a party or parties or any of their respective subsidiaries, (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of a party or parties or any of their respective subsidiaries, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of a party or parties or any of their respective subsidiaries, or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or parties or any of their respective subsidiaries, in each case other than the transactions contemplated by the merger agreement.

The merger agreement permits MidSouth to consider an acquisition proposal that MidSouth may receive. If MidSouth receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement, MidSouth may engage in discussions and negotiations with, or provide nonpublic information to, the person making that acquisition proposal only if:

•	the board of directors receives such unsolicited bona fide written acquisition proposal prior to the meeting of its shareholders;

•	the board of directors concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal as defined below;

•	the board of directors, after consultation with outside legal counsel, reasonably determines in good faith that failure to consider the acquisition proposal would cause it to violate its fiduciary duties under applicable law;

•	MidSouth enters into a confidentiality or nondisclosure agreement having provisions that are no less restrictive to such person than those that are contained in the nondisclosure agreement between FFN and MidSouth; and

•	MidSouth notifies FFN promptly (in no event later than two (2) business days), after receipt of any acquisition proposal or any request for nonpublic information relating to MidSouth or any of its subsidiaries by any person that informs MidSouth that it is considering making, or has made, an acquisition proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible acquisition proposal; such notice shall inform FFN of the identity of the person making the acquisition proposal, inquiry or request, the material terms and conditions of any inquiries, proposals or offers, and provide updates to FFN regarding the status and terms of any such proposals, offers, discussions and negotiations on a current basis.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal which the Board of Directors of a party concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination payment, and any other expense reimbursement provisions and conditions to consummation), (1) is more favorable to the shareholders of the party from a financial point of view, than the transactions contemplated by the merger agreement and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “superior proposal,” the term acquisition proposal shall have the meaning assigned to such term in the merger agreement except that the reference to “10% or more” in the definition of “acquisition proposal” shall be deemed to be a reference to “a majority” and “acquisition proposal” shall only be deemed to refer to a transaction involving such party.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger agreement by MidSouth shareholders and approval of the FFN merger proposal by FFN shareholders, in any of the following ways:

•	by mutual consent of FFN and MidSouth;

•	by either FFN or MidSouth, if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non- appealable, or a governmental entity has issued an order, decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable, except that no party may so terminate the merger agreement if the denial is a result of the failure of such party to the merger agreement;

•	by either FFN or MidSouth, if any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•	by either FFN or MidSouth, if the merger is not completed on or before June 30, 2014, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to comply with the merger agreement or the failure to close by such date is caused by regulatory, including the Securities and Exchange Commission, or court delays outside the control of the parties;

•	by either FFN or MidSouth, if any approval of the shareholders of FFN or MidSouth required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of shareholders or at any adjournment or postponement thereof provided the party seeking to terminate the merger agreement has complied with the requirements in the merger agreement to call a meeting of shareholders and recommend approval of the merger agreement;

•	by either FFN or MidSouth, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties described under “—Conditions to the Completion of the Merger” above;

•	by either FFN or MidSouth, if (1) the board of directors of the other does not publicly recommend that its shareholders either approve the merger agreement, (2) after recommending that such shareholders approve the merger agreement, such board of directors has withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (3) the other party materially breaches its obligations under the merger by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders this document; or

•	by FFN, if the board of directors of MidSouth authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than FFN.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of FFN or MidSouth or their respective officers or directors, except that:

•	any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and, if applicable, the termination fee described above, will survive the termination.

Termination Fees. FFN and MidSouth may each terminate the merger agreement at any time upon the payment of liquidated damages of $1.5 million.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of FFN and MidSouth may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment. Subject to compliance with applicable law, FFN and MidSouth may amend the merger agreement at any time before or after approval of the merger agreement by MidSouth and FFN shareholders. However, after any approval of the merger agreement by MidSouth and FFN shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the MidSouth shareholders.

Employee Benefit Plans and Existing Agreements

Employee Benefit Plans. The merger agreement provides that following the effective time of the merger, to the extent permissible under the terms of the FFN and FSB employee benefit plans, the employees of MidSouth and its subsidiaries generally shall be eligible to participate in FFN and FSB’s employee benefit plans in which similarly situated employees of FFN or its subsidiaries participate, to the same extent as similarly situated employees of FFN or its subsidiaries. For purposes of determining an employee’s eligibility to participate in certain plans and entitlement to benefits thereunder, FFN will give full credit for the service a continuing employee had with MidSouth prior to the merger, except that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. FFN is currently investigating different benefit plan options for the combined company.

Expenses

The merger agreement provides that each of FFN and MidSouth will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that FFN and MidSouth will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus to the shareholders of MidSouth and FFN, and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement.

FFN PROPOSAL NO. 2

ELECTION OF DIRECTORS

FFN’s board of directors proposes that Henry W. Brockman, Jr., James W. Cross, IV, Richard E. Herrington, Dr. David H. Kemp, Paul M. Pratt, Jr., Melody J. Smiley, and Pamela J. Stephens be elected for a term of one year or until their successors are duly elected and qualified. FFN’s board of directors has determined that Ms. Smiley and Ms. Stephens are independent under the NASDAQ listing requirements. FFN has no reason to believe that any nominee for director will not agree or be available to serve as a director if elected. However, should any nominee become unavailable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by FFN’s board of directors. The presence of a quorum at the annual meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as a director.

FFN’s board of directors believes that it is necessary for our directors to possess a variety of background and skills in order to provide a broad voice of experience and leadership. When searching for new candidates, FFN’s board of directors considers the evolving needs of our board of directors and searches for candidates that fill any current or anticipated future gap. When considering new directors, FFN’s board of directors considers the amount of business management and education of a candidate, industry knowledge, conflicts of interest, integrity and ethics, and commitment to the goal of maximizing shareholder value. FFN’s board of directors does not have a policy about diversity, but does seek to provide our board of directors with a depth of experience and differences in viewpoints and skills. In considering candidates for our board of directors, FFN’s board of directors considers both the entirety of each candidate’s credentials and the current and potential future needs of our board of directors. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our board of directors are also considered.

FFN’s board of directors believes that the combination of the various qualifications, skills, and experiences of the nominees would contribute to an effective and well-functioning board of directors. FFN’s board of directors believes that, individually and as a whole, the nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to FFN’s management.

Nominees for Election

FFN’s board of directors has nominated the persons listed below to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2015:

•	Henry W. Brockman, Jr.

•	James W. Cross, IV

•	Richard E. Herrington

•	Dr. David H. Kemp
•	Paul M. Pratt, Jr.

•	Melody J. Smiley

•	Pamela J. Stephens

The ages, background and experience of the nominees for election to FFN’s board of directors are set forth under “FFN AND MIDSOUTH PROPOSAL NO. 1—THE MERGER — Board of Directors of the Combined Corporation.” The terms of the directors elected at the FFN annual meeting will expire at FFN’s 2015 annual meeting of shareholders. Included in each nominee’s biography is an assessment of the specific qualifications, attributes, skills, and experience of such nominee based on the qualifications described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

The seven nominees receiving the most “For” votes will be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

FFN PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

FFN’s auditors are appointed annually by the board of directors. The decision of the board of directors is based on a review of the qualifications, independence, past performance, and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing, and approach, including coordination of the external auditor’s efforts with our internal audit, as well as the estimated audit fees for the coming year. Management considers Crowe Horwath LLP to be well qualified.

FFN’s board of directors has appointed Crowe Horwath LLP as our independent auditor for fiscal year 2014, subject to ratification by a majority of the shares represented at the annual meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Crowe Horwath LLP, it is contemplated that the appointment of Crowe Horwath LLP will be permitted to stand unless the board of directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board of directors select other auditors for the following year.

Representatives of Crowe Horwath LLP are expected to be present at the annual meeting of shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Audit and Non-Audit Services

FFN’s board of directors is directly responsible for the appointment, compensation, and oversight of its independent auditor. It is the policy of the audit committee of FFN’s board of directors to pre-approve all audit and non-audit services provided by its independent registered public accountants. FFN’s board of directors has considered whether the provision by Crowe Horwath LLP of services of the varieties described below is compatible with maintaining the independence of Crowe Horwath LLP, and FFN’s board of directors believes that such services do not jeopardize the independence of Crowe Horwath LLP.

The table below sets forth the aggregate fees FFN paid to Crowe Horwath LLP for audit and non-audit services provided to FFN in 2013 and 2012.

Fees	2013	2012
Audit Fees	$57,305	$59,832
Audit-Related Fees	17,610	31,246
Tax Fees	21,150	19,345
All Other Fees	—	—
Total	$96,065	$110,423

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements, for the review of a company’s quarterly financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

FFN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS INDEPENDENT AUDITOR.

FFN PROPOSAL NO. 4

AMENDMENT OF 2007 OMNIBUS EQUITY INCENTIVE PLAN

FFN’s board of directors recommends the amendment of FFN’s 2007 Omnibus Equity Incentive Plan (the “Plan”) to increase the number of shares of FFN’s common stock available for issuance under the Plan from 1,500,000 to 2,000,000. The Board of Directors has determined that this increase in the number of shares available for issuance under the Plan is beneficial to FFN and its shareholders. The Board of Directors believes this increase in the number of shares available for issuance under the Plan is necessary to issue options upon completion of the merger to those individuals who currently hold options to purchase shares of MidSouth stock, as provided for in the merger agreement, and to attract new employees as FFN continues to grow and to have the ability to continue to reward employees with such incentive compensation, and encourage such valued employees to acquire a proprietary interest in FFN and to remain in its employ and service.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF FFN’S 2007 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF FFN’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 1,500,000 TO 2,000,000.

Information regarding FFN’s 2007 Omnibus Equity Incentive Plan follows below:

The Plan allows a Committee chosen by the Board of Directors (“Committee”) to grant incentive stock options (“ISOs”) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) to key employees and officers of FFN and FSB and non-qualified options (“NSOs” and, together with the ISOs, the “Options”) to non-employee directors, incorporators, and others for the purchase of shares. As amended, the Plan will also allow the Committee to grant awards of stock appreciation rights (“SARs”), restricted stock, and cash to key employees and officers of FFN and Bank and to non-employee directors and incorporators. The purpose of the Plan is to advance the interests of FFN and FSB by stimulating the efforts of key employees, directors, incorporators, and consultants, increasing their desire to continue in their employment with or services to FFN and FSB, assisting FFN and FSB in competing effectively with other enterprises for the services of new employees and directors necessary for the continued improvement of operations, and to attract and retain the best possible personnel for service as employees, officers, directors, and consultants of FFN and FSB. Accordingly, the Plan is designed to promote the interests of FFN and FSB and its shareholders, and, by facilitating stock ownership on the part of such participants, to encourage them to acquire a proprietary interest in FFN and to remain in its employ and service.

Committee Authority

The Committee may at any time terminate, suspend, or amend the Plan, except that the Committee shall not, without the authorization of the holders of a majority of the Stock (as defined in the Plan) voted at a shareholders’ meeting duly called and held, change any provisions (other than those adjustments for changes in capitalization) which determine (a) the aggregate number of shares for which Options may be granted under the Plan or to any person; (b) the classes of person eligible for Options; or (c) the duration of the Plan. The Committee may postpone any exercise of an Option for such time as the Committee may deem necessary in order to permit FFN (i) to effect, amend, or maintain any necessary registration of the Plan or the shares issuable upon the exercise of an Option under the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to (A) list such stock on a stock exchange if shares are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares, including any rules or regulations of any stock exchange on which the shares are listed, or (iii) to determine that such shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) (B) above needs to be taken; and FFN shall not be obligated by virtue of any terms and conditions of any Option Agreement (as defined in the Plan) or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares in violation of the Act or the law of any government having jurisdiction thereof. Any such postponement does not extend the terms of an Option and neither FFN nor its directors or officers have respect to any shares as to which the Option shall lapse because of such postponement.

Types of Awards

Options. Options are rights to purchase a specified number of shares of common stock at a price fixed by the Committee. Each option must be represented by an award agreement that identifies the option as either an “incentive stock option” within the meaning of Section 422 of the Code or “non-qualified option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the options and set forth the exercise price of the options. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The option exercise price may be satisfied in cash, by check, by exchanging shares of common stock owned by the Participant, delivery of a properly executed exercise notice along with sale or loan proceeds, other consideration permitted by applicable laws or by a combination of these methods. Options have a maximum term of ten years from the date of grant. The Committee has broad discretion to determine the terms and conditions upon which options may be exercised, and the Committee may determine to include additional terms in the award agreements.

Stock Appreciation Rights. SARs may be granted in connection with a previously or contemporaneously granted stock option or independently. SARs are rights to receive cash or shares of common stock, or a combination thereof, as the Committee may determine. The Committee may provide in the SAR agreement circumstances under which SARs will become immediately exercisable and may accelerate the exercisability of any SAR at any time. To date, FFN has not issued any SARs under the Plan.

SARs granted in connection with a stock option are exercisable only when and to the extent that the related stock option is exercisable and expire on the date on which the related stock option expires. If a SAR granted in connection with a stock option is exercised, the related stock option ceases to be exercisable. The amount of the payment for SARs granted in connection with stock options is equal to the excess of (i) the fair market value on the date of exercise of the SAR of the common stock covered by the surrendered portion of the related stock option over (ii) the exercise price of the stock option covered by the surrendered portion of the related stock option.

SARs granted independently of stock options are exercisable as specified in the award agreement. The amount of the payment for SARs granted independently of stock options is equal to the excess of (i) the fair market value of the common stock covered by the exercised portion of the SAR as of the date of such exercise over (ii) the fair market value of the common stock covered by the exercised portion of the SAR as of the last market trading date prior to the date on which the SAR was granted; provided, however, that the Committee may place limits on the aggregate amount that may be paid upon exercise of a SAR.

Stock Awards. Restricted Stock grants are awards of common stock subject to vesting restrictions and/or restrictions on transferability. Shares of common stock that are issued as “restricted stock” will have a legend and may not be sold, transferred, or disposed of until the restrictions have lapsed. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment and restrictions on the transferability of stock purchased pursuant to stock purchase rights.

Cash Bonuses. Cash bonus awards entitle the grantee to cash payments based upon the achievement of employment or pre-established long-term performance factors. The Committee has discretion to determine the Participants to whom cash bonus awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any performance requirements.

Adjustments upon Change of Capitalization

Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding stock options, SARs, or restricted stock, and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no award has been granted or which have been returned to the Plan upon cancellation or expiration of an award, as well as the price per share of common stock covered by each such outstanding award, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

Amendment and Termination

Our Board of Directors may amend, alter, suspend or terminate the Plan at any time. Any amendment to the Plan must be approved by the stockholders to the extent such approval is required by the terms of the Plan, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any exchange upon which FFN’s stock is listed, if any. However, no amendment, alteration, suspension or termination of the Plan may impair the rights of any Participant, unless mutually agreed in writing by the Participant and the Committee.

Federal Income Tax Consequences

The following is a summary of the material anticipated United States federal income tax consequences of the Plan to FFN and the Participants. The summary is based on current federal income tax law, which is subject to change, and does not address state, local, or foreign tax consequences or considerations.

Stock Options. The grant of a stock option that does not have a readily ascertainable value will not result in taxable income at the time of the grant for either FFN or the Participant. Upon exercising an incentive stock option, the Participant will have no taxable income (except that the alternative minimum tax may apply) and FFN will receive no deduction. Upon exercising a nonqualified stock option, the Participant will recognize ordinary income in the amount by which the fair market value of common stock at the time of exercise exceeds the option exercise price, and FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages.

The tax treatment of the Participant upon a disposition of shares of common stock acquired through the exercise of an option is dependent upon the length of time that the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. If an employee exercises an incentive stock option and holds the shares for at least two years from the date of grant and at least one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified stock option. Generally, upon the sale of shares obtained by exercising a nonqualified stock option, the Participant will treat the gain realized on the sale as a capital gain. Generally, there will be no tax consequence to FFN in connection with the disposition of shares of common stock acquired under a stock option, except that FFN may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

Stock Appreciation Rights. The grant of a SAR will not result in taxable income to the Participant at the time of the award. Upon exercising the SAR, the Participant will recognize ordinary income in the amount by which the fair market value of the common stock or the amount of cash, as the case may be, exceeds the SAR exercise price, if any. FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages. Upon a disposition of shares of common stock acquired through the exercise of the SAR, the Participant may recognize capital gain or loss, the character of which is dependent upon the length of time that the shares have been held. Generally, there will be no tax consequences to FFN in connection with the disposition of shares of common stock acquired under a SAR.

Stock Awards. The federal income tax consequences of awards of stock purchase rights will depend on the facts and circumstances of each award, and in particular, the nature of the restrictions imposed with respect to the common stock which is the subject of the award. In general, if the common stock is subject to a substantial risk of forfeiture, i.e., limited in terms of transferability, a taxable event occurs only when the risk of forfeiture lapses. At that time, the Participant will recognize ordinary income to the extent of the excess of the fair market value of the common stock on the date the risk ceases over the amount that the Participant paid for the shares, if any, and FFN will be entitled to a deduction in the same amount. Prior to the lapse of restrictions on the restricted stock, any dividends on such shares will be paid currently and will be treated as ordinary compensation income to the Participant, subject to withholding. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such stock will be a long- or short-term capital gain or loss depending upon the applicable holding period.

Alternatively, within thirty days after transfer of the restricted stock, a Participant may make an election under Section 83(b) of the Code, which would allow the Participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted stock on the date of such award determined as if the restricted common stock were not subject to restrictions. FFN is then entitled to a compensation-paid deduction in the same amount. The election is required to be written and delivered to FFN within that thirty-day period. The Participant is also required to confirm the election with the filing of the Participant’s federal income tax return for the year in which the award is made. Failure to satisfy either of these requirements may invalidate the intended election. In the event of a valid Section 83(b) election, the Participant will not recognize income at the time that the restrictions actually lapse. In addition, any appreciation or depreciation in the value of the stock and any dividends paid on the stock after a valid Section 83(b) election are not deductible by FFN as compensation paid. For purposes of determining the period of time that the Participant holds the restricted stock, the holding period begins on the award date when a Participant makes a Section 83(b) election. Further, any dividends received after the Section 83(b) election is made will constitute ordinary dividend income to the Participant and will not be deductible by FFN. If the restricted stock subject to the Section 83(b) election is subsequently forfeited, however, the Participant is not entitled to a deduction or tax refund.

Cash Bonus Awards. A Participant will realize ordinary compensation income upon receipt of a cash bonus award equaling the amount of cash received. Wage withholding rules will apply. FFN will be entitled to a deduction at the time of payment in an amount equal to such income.

Award Grants

The grant of awards under the Plan is at the discretion of the Committee. The Committee has made only awards of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock. Outstanding awards were issued in the following amounts to the described groups of individuals:

2007-3/31/2014
Total Granted Non-employee Directors	89,300
Total Granted Employees	1,112,641
Total Forfeited or expired	(223,204)
Total Exercised	(5,874)

Total Outstanding Equity Incentive Awards at 3/31/2014	972,863

FFN PROPOSAL NO. 5

PROPOSAL TO ADJOURN THE FFN ANNUAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the FFN merger proposal at the time of the FFN annual meeting, the annual meeting may be adjourned to a later date or dates in order to permit further solicitation of proxies. Except as required by the TBCA, the FFN board of directors is not required to fix a new record date to determine the FFN shareholders entitled to vote at the adjourned annual meeting. At the adjourned annual meeting, any business may be transacted which might have been transacted at the annual meeting. If the FFN board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned annual meeting other than an announcement at the annual meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original annual meeting. If a new record date is fixed, notice of the adjourned annual meeting shall be given as in the case of an original annual meeting.

In order to allow proxies that have been received at the time of the annual meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the FFN shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the FFN board of directors to vote in favor of adjourning the annual meeting and any later adjournments. If the FFN shareholders approve this adjournment proposal, FFN could adjourn the annual meeting and use the additional time to solicit additional proxies to gain a quorum for the annual meeting or approve the FFN merger proposal, including the solicitation of proxies from FFN shareholders who previously have voted against the FFN merger proposal. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the FFN merger proposal have been received, FFN could adjourn the annual meeting without a vote on the FFN merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the FFN merger proposal.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the annual meeting is needed to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

FFN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MIDSOUTH PROPOSAL NO. 2

PROPOSAL TO ADJOURN THE MIDSOUTH SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the MidSouth special meeting, the special meeting may be adjourned to a later date or dates in order to permit further solicitation of proxies. Except as required by the TBCA, the MidSouth board of directors is not required to fix a new record date to determine the MidSouth shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the MidSouth board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original special meeting. If a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

In order to allow proxies that have been received at the time of the special meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the MidSouth shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the MidSouth board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the MidSouth shareholders approve this adjournment proposal, MidSouth could adjourn the special meeting and use the additional time to solicit additional proxies to gain a quorum for the special meeting or approve the merger agreement, including the solicitation of proxies from MidSouth shareholders who previously have voted against the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the merger agreement have been received, MidSouth could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to approve the merger agreement.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the special meeting is needed to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

MIDSOUTH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MIDSOUTH SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

FFN’s board of directors, at the time of the preparation of this joint proxy statement/prospectus, knows of no business to come before the FFN annual meeting other than that referred to herein. If any other business should come before the FFN annual meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

As to any other item or proposal that may properly come before the FFN annual meeting, including voting on a proposal omitted from this joint proxy statement/prospectus pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

MidSouth’s board of directors, at the time of the preparation of this joint proxy statement/prospectus, knows of no business to come before the MidSouth special meeting other than that referred to herein. If any other business should come before the MidSouth special meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

As to any other item or proposal that may properly come before the MidSouth special meeting, including voting on a proposal omitted from this joint proxy statement/prospectus pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

DESCRIPTION OF FFN CAPITAL STOCK

FFN is authorized by its charter to issue a maximum of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, having no designated par value per share. There are 4,834,309 shares of common stock issued and outstanding at the date of this joint proxy statement/prospectus. This total does not include 58,808 shares of restricted stock that have been issued but are not fully vested as of the date of this joint proxy statement/prospectus. Also, there are 31,877 shares reserved for the exercise of previously issued 2010 Warrants and 1,500,000 shares reserved for the exercise of stock options, restricted stock and other equity incentives under FFN’s Omnibus Equity Incentive Plan. See “MANAGEMENT - Remuneration of Directors and Officers.” There were 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $1,000 per share issued and outstanding at the date of this joint proxy statement/prospectus. The outstanding shares of common stock are fully paid and nonassessable.

There is no established market for the shares or other securities of FFN. There can be no assurance that any such market will develop in the future. Shareholders wishing to transfer shares or other securities of FFN do so in isolated, individually negotiated transactions although, upon request, FFN may attempt to assist shareholders wishing to transfer shares or other securities of FFN and locating purchasers for such shares or other securities. It is not anticipated that the shares will be listed on any securities exchange in the near future. See “RISK FACTORS - There Is No Trading Market for Shares of FFN Common Stock.”

Common Stock

The following is a summary of certain rights and provisions of the shares of common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the charter and bylaws of FFN and the TBCA.

Dividend Rights and Limitations on Payment of Dividends. Except as described below, the holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by FFN’s board of directors out of the assets and funds legally available therefore. FFN’s ability to pay dividends is dependent upon the ability of FFN to earn income and is especially dependent upon the ability of FSB to earn income and pay dividends. FSB may declare dividends only so long as its minimum regulatory capital requirements will not be impaired. In addition, the board of directors of FSB under state banking law may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the Commissioner of Financial Institutions. Also, despite the availability of net or accumulated earnings in later years of operations and the capacity to maintain capital at levels required by governmental regulation, the directors of FSB and/or the directors of FFN may choose to retain all earnings for the operation of the business. FFN has not paid any dividends on its common stock.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting. A set of bylaws is adopted for the guidance and control of FFN. Amendments to the bylaws are effected by majority vote of the shareholders or directors.

Board of Directors. The business of FFN is controlled by a board of directors, which is elected by a plurality vote of the shareholders. Shareholders are required to state nominations for directors in writing and file such nominations with the secretary of FFN. To be timely, nominations for directors must be mailed and received at the principal office of FFN not less than 120 days prior to the meeting at which directors are to be elected. The directors will hold office for one (1) year terms. Any vacancies in the board of directors and any newly created directorships may be filled only by a majority vote of the directors then in office. The current Board is comprised of seven (7) directors. If the merger is consummated, the board will be increased to ten (10) directors. The number of directors serving on the Board may be changed by a resolution adopted by the affirmative vote of a majority of the directors then in office. Each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. The provisions of this section of the charter may be amended with a majority vote of the shareholders.

Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of FFN, after the payment in full of its debts and other liabilities, and the payment of any accrued but unpaid dividends and any liquidation preference on outstanding shares of preferred stock, the remainder of its assets, if any, is to be distributed pro rata among the holders of shares of common stock. Subject to any required regulatory approvals, the board of directors of FFN, at its discretion, may authorize and issue shares of preferred stock and debt obligations, whether or not subordinated, without prior approval of the shareholders, thereby further depleting the liquidation value of the shares of common stock.

Preemptive Rights. Owners of shares of common stock of FFN will not have the preemptive right to purchase additional shares offered by FFN in the future. That is, FFN may sell additional shares to particular shareholders or to non-shareholders without first offering each then-current shareholder the right to purchase the same percentage of such newly offered shares as is the shareholder’s percentage of the then-outstanding shares of FFN.

Redemption. The shares may not be redeemed except upon consent of both the shareholder and FFN, as well as the Federal Reserve.

Conversion Rights. The holders of shares have no conversion rights.

Liability to Further Calls or to Assessments by FFN. The shares are not subject to liability for further calls or to assessments by FFN.

Preferred Stock

The Charter of FFN authorizes the issuance by FFN of up to 1,000,000 shares of its preferred stock. The preferred stock may be issued by vote of the Directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares subject to be issued pursuant to the merger. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of holders of the Shares (or any other shares). The issuance of shares of the preferred stock might also serve to deter or block any attempt to obtain control of FFN or to facilitate any such attempt.

In 2011, the board of directors authorized management of FFN to consider participating in the voluntary Small Business Lending Fund (“SBLF”) authorized by Congress under the Small Business Jobs and Credit Act of 2010 (see “SUPERVISION AND REGULATION”). The purpose of the SBLF is to provide capital to community banking organizations in order to incentivize increased small business lending. The more a bank participating in the SBLF increases its small business lending, the lower the rate it will pay on the funds received under the program.

The capital is provided to banks by having the United States Department of the Treasury (“Treasury”) provide a bank with capital by purchasing Tier 1 qualifying preferred stock or equivalents. To encourage community bank participation, the cost of capital will start no higher than 5%. If a bank’s small business lending increases by 10% or more, then the rate will fall as low as 1%. Banks that increase their lending by amounts less than 10% can benefit from rates set between 2% and 4%. If lending does not increase in the first two years, however, the rate will increase to 7%. After 4.5 years, the rate will increase to 9% if the bank has not already repaid the SBLF funding.

Management reviewed the SBLF program and determined that participation in the program would be beneficial to FFN. FFN was notified by the Treasury that FFN had received preliminary approval to participate in the SBLF in the amount of $10,000,000. As a result, on September 27, 2011, FFN issued 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) to the Treasury for a purchase price of $10,000,000. The specific terms of the Series A Preferred Stock are as follows:

Issuer:	The term “Issuer” includes a bank holding company or savings and loan holding company with total consolidated assets of less than $10 billion. FFN applied and qualified with Treasury as an “Issuer.”

Financial Instrument:	Senior perpetual noncumulative preferred stock (“Senior Preferred”), liquidation preference of $1,000 per share.

Regulatory Capital Treatment:	Tier 1.

Investment Amount:	An Issuer that is a bank holding company or savings and loan holding company that has total assets of $1 billion or less may issue a total amount of Senior Preferred equal to not less than 1% and not more than 5% of its risk-weighted assets (“RWA”). Total assets are measured as reported in the call reports of the Issuer or, for holding companies, the combined total assets reported in the call reports of the Issuer’s insured depository institution subsidiaries, as of the end of the fourth quarter of calendar year 2009, and RWA are measured as reported in the most recent call reports as of the date of application.

Ranking:	With respect to all distributions, the Senior Preferred will rank senior to common stock and pari passu with all existing preferred stock other than preferred shares that rank junior to any existing preferred shares.

Calculation of Qualified Small Business Lending:	Qualified Small Business Lending, as measured for the purpose of calculating the dividend rate for the Senior Preferred, is defined as the sum of all lending by the Issuer of the following types, as reported in the Issuer’s most recent quarterly call report:

(i) commercial and industrial loans;

(ii) owner-occupied nonfarm, nonresidential real estate loans;

(iii) loans to finance agricultural production and other loans to farmers; and

(iv) loans secured by farmland;

and, within these loan categories, excluding:

(A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination;

(B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and

(C) to the extent not included in (A) or (B), the portion of any loans held by the Issuer for which the risk is assumed by a third party (for example, the portion of loans that have been participated),

while, further, adding to the amount determined above, the cumulative amount of net loan charge-offs with respect to Qualified Small Business Lending as measured since, and including, the quarter ending September 30, 2010.

The amount of Qualified Small Business Lending, including the exclusions listed above, shall be calculated and reported on the date of Treasury’s investment (the “Investment Date”) by the Issuer in a format specified by Treasury (the “Initial Supplemental Report”) and during the first nine calendar quarters thereafter (each, a “Quarterly Supplemental Report”), concurrent with the Issuer’s publication of its call report.

Calculation of Lending Baseline:	Not later than three business days prior to the Investment Date, the Issuer shall submit an Initial Supplemental Report reporting Qualified Small Business Lending as of the Investment Date and for the each of the four full quarters ending on June 30, 2010. In calculating such Qualified Small Business Lending, if any gains in Qualified Small Business Lending resulted from mergers and acquisitions, or purchases of loans during any quarter during such four quarter period, the Issuer shall recalculate Qualified Small Business Lending for all earlier quarters in such four quarter period to include such gains on a pro forma combined basis. The average of Qualified Small Business Lending reported for these four quarters shall be the baseline against which subsequent lending is measured (the “Baseline”).

When applicable, at the beginning of each quarter that begins after the Investment Date, the Baseline will be increased by the amount of any gains realized by the Issuer resulting from mergers and acquisitions, or purchases of loans, as measured since, and including, the quarter ending on September 30, 2010.

Dividend Rate:	The Senior Preferred will pay noncumulative dividends. The dividend rate will be adjusted to reflect the amount of an Issuer’s change in Qualified Small Business Lending from the Baseline, based on the following schedule:

Dividend Rate Following Investment Date

Increase in Qualified Small Business Lending from the Baseline	First 9 Quarters	Quarter 10 to Year 4.5	After Year 4.5
0% or less	5%	7%	9%
more than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5% or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%

* For the first nine quarters, the dividend rate will be adjusted quarterly.

Initial rate and adjustments in the first ten quarters: On the Investment Date, and at the beginning of each of the next ten calendar quarters thereafter, the amount of Qualified Small Business Lending reported by the Issuer in the most recent Supplemental Report will be compared to the Baseline amount of Qualified Small Business Lending. The dividend rate will be adjusted to reflect the amount of an Issuer’s change in Qualified Small Business Lending from the Baseline, as reflected in the table above.

Rate adjustments following the first ten quarters: The rate in effect at the beginning of the tenth full calendar quarter after the Investment Date will be payable until the expiration of the four-and-one-half-year period beginning on the Investment Date.

If, at the beginning of the tenth full calendar quarter after the Investment Date, the Issuer’s most recent Quarterly Supplemental Report shows that the amount of Qualified Small Business Lending has not increased relative to the Baseline, the dividend rate will increase to 7% per annum until the four-and-one-half-year period that started on the Investment Date expires.

Limitation on rate reductions: The reduction in the dividend rate will not apply to a dollar amount of the investment that is greater than the dollar amount of the increase in Qualified Small Business Lending since the Baseline. Dividends on any amount that is in excess of the increase in the amount of Qualified Small Business Lending will be payable at a rate of 5% per annum until the expiration of the four-and-one-half-year period that begins on the Investment Date, and 9% per annum thereafter.

Rate adjustment 4.5 years after the Investment Date: At the expiration of the four-and-one-half-year period that begins on the Investment Date, the dividend rate will increase to 9% per annum.

Timing: Dividends will be payable quarterly on January 1, April 1, July 1, and October 1 of each year. As of June 30, 2013, FFN is paying a rate of 1%.

Redemption:	The Senior Preferred may be redeemed at any time at the option of the Issuer, subject to the approval of the appropriate federal banking agency. All redemptions of Senior Preferred must be made at a per share redemption price equal to 100% of the liquidation preference, plus accrued and unpaid dividends as of the date of redemption (“Redemption Date”) for the quarter that includes the Redemption Date, and a pro rata portion of any lending incentive fee. All redemptions must be in amounts equal to at least 25% of the number of originally issued shares, or 100% of the then-outstanding shares (if less than 25% of the number of originally issued shares).

Right to Pay Dividends and Repurchase Shares:	Unless otherwise restricted by the appropriate federal or state banking agency, the Issuer may pay dividends on preferred shares ranking pari passu with the Senior Preferred, junior preferred shares, or other junior securities (including common stock), or redeem or repurchase equity securities, subject to the limitations listed under “Provisions upon Nonpayment of Dividends,” if after giving effect to the dividend payment or share repurchase, the dollar amount of the Issuer’s Tier 1 capital would be at least 90% of the amount existing at the time immediately following the Investment Date (the “Tier 1 Dividend Threshold”), excluding any subsequent net charge-offs and redemptions of the Senior Preferred since the Investment Date, subject to (i) and (ii) below:

(i) During the period beginning on the second anniversary of the Investment Date and ending on the day before the tenth anniversary of the Investment Date, for every 1% increase in Qualified Small Business Lending the Issuer has achieved above the Baseline, the Tier 1 Dividend Threshold will be decreased by a dollar amount equal to 10% of the amount of the Senior Preferred investment; and

(ii) For Issuers that are not publicly traded,[1] during the period beginning on the tenth anniversary of the Investment Date and ending on the Redemption Date, the Issuer may not effect any repurchases or declare or pay any dividends on preferred shares ranking pari passu with the Senior Preferred, junior preferred shares, or other junior securities (including common stock).

Provisions upon Nonpayment of Dividends:

For any missed payment: The following restrictions will apply whenever dividends payable on the Senior Preferred have not been declared and paid for any quarterly dividend period:

(i) The Chief Executive Officer and Chief Financial Officer of the Issuer will be required to provide written notice, in a form reasonably satisfactory to Treasury, which is to include the rationale of the Issuer’s board of directors for not declaring dividends; and

(ii) No repurchases may be effected and no dividends may be declared or paid on preferred shares ranking pari passu with the Senior Preferred, junior preferred shares, or other junior securities (including common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the Senior Preferred (provided, however, that, in any such quarter in which Treasury’s dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach).

After four missed payments: Whenever dividends on the Senior Preferred have not been declared and paid for four quarterly dividends or more, whether or not consecutive, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the board of directors of the Issuer must certify, in writing, that the Issuer used best efforts to declare and pay such quarterly dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligation.

[1]	As used herein, “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Exchange Act, which applies to all companies that are traded on an exchange or that have $10 million in assets and 2,000 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

After five missed payments: Whenever dividends on the Senior Preferred have not been declared and paid for five quarterly dividends or more, whether or not consecutive, Treasury will have the right, but not the obligation, to appoint a representative to serve as an observer on the Issuer’s board of directors. This right will end when full dividends have been paid for four consecutive subsequent dividend periods.

After six missed payments: Whenever dividends on the Senior Preferred have not been declared and paid for six quarterly dividend periods or more, whether or not consecutive, if the liquidation preference of the Senior Preferred is $25 million or more, the holder of the Senior Preferred will have the right to elect two directors to the Issuer’s board of directors. The right to elect directors will end when full dividends have been paid for four consecutive subsequent dividend periods.

Small Business Lending Plan:	The Issuer shall provide to the appropriate federal banking agency, and, if applicable, state banking agency, a small business lending plan at the time it submits its application for this program. The plan will be confidential supervisory information.

Downstreaming of Investment:	The Issuer, if it is a holding company, shall contribute not less than 90% of the amount of Treasury’s investment to its insured depository institution subsidiaries; provided, that no insured depository institution may receive more than 5% of its RWA (if the Issuer has total assets of $1 billion or less).

Voting Rights:	The Senior Preferred will be nonvoting, other than for consent rights granted to Treasury with respect to (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, and (iii) any merger, exchange, dissolution, or similar transaction which would affect the rights of the Senior Preferred.

Transferability:	The Senior Preferred will not be subject to any restrictions on transfer. The Issuer may merge or sell all, or substantially all, of its assets (as well as, in the case of an Issuer that is a bank holding company, any insured depository institution subsidiary), provided that the rights of the Senior Preferred and the obligations of the Issuer relating thereto are assumed and an equivalent Senior Preferred is issued by the successor entity.

Access and Information:	The Issuer will permit the holder of the Senior Preferred, the holder’s designees, the Inspector General of the Department of the Treasury, and the Comptroller General of the United States to examine the Issuer’s corporate books and discuss matters relevant to the investment with principal officers, after being provided with reasonable notice.

Certifications:	The Issuer will provide the following certifications to Treasury:

(i) The Issuer’s Chief Executive Officer and Chief Financial Officer, as well as the directors (trustees) of the Issuer who attest to the Issuer’s call report (or those of its insured depositories, in the case of a holding company), will certify to Treasury that information provided on each Supplemental Report is accurate.

(ii) Following the Investment Date, within 90 days of the end of each fiscal year of the Issuer during which a Supplemental Report is submitted, the Issuer will receive and submit to Treasury a certification from its auditors that the processes and controls used to generate the Supplemental Reports are satisfactory.

(iii) Annually, until the Redemption Date, the Issuer will certify to Treasury that (A) businesses that received loans from the Issuer following the Investment Date have certified to the Issuer that their principals have not been convicted of, or pleaded nolo contendre to a sex offense against a minor, as required by Section 3011(c) of the Small Business Jobs and Credit Act of 2010, and (B) these certifications will be retained in accordance with standard recordkeeping practices established by the appropriate federal banking agency.

(iv) Annually, until the Redemption Date, the Issuer will certify to Treasury that it is in compliance with the Customer Identification Program requirements set forth in 31 C.F.R. § 103.121.

Issuers must submit valid and timely certifications to be eligible for any dividend rate adjustment on the Senior Preferred. Issuers must also complete a short annual lending survey.

2010 Warrants

FFN previously issued warrants to subscribers in connection with stock offerings in 2007 and 2010. No warrants are being offered in conjunction with the merger. The 2010 Warrants outstanding as of the date of this joint proxy statement/prospectus allow holders to purchase 31,877 shares at $12.00 per share. All of these 2010 Warrants expire March 30, 2017.

All of the 2010 Warrants provide that if, after the issuance of the 2010 Warrants, the number of outstanding shares is increased by a stock dividend payable in shares, or by a split up of shares, then on the day following the date fixed for the determination of holders of shares entitled to receive such stock dividend or split up, the number of shares issuable on exercise of the warrant shall be increased in proportion to such increase in outstanding shares and the then applicable 2010 Warrant price shall be correspondingly decreased. These 2010 Warrants also provide that if after the issuance of the 2010 Warrant, the number of outstanding shares is decreased by a combination or reclassification of shares then, after the combination or reclassification, the number of shares issuable upon exercise of such warrant shall be decreased in proportion to such decrease in outstanding shares and the then applicable 2010 Warrant price shall be correspondingly increased.

If, after the issuance of the 2010 Warrants any class of capital stock of FFN (other than common stock) is issued by way of a stock dividend on outstanding common stock, then, commencing with the day following the date fixed for the determination of holders of common stock entitled to receive such stock dividend, in addition to any share of common stock receivable upon exercise of the warrants, the 2010 Warrant holders shall, upon such exercise of the 2010 Warrants, be entitled to receive, as nearly as practicable, the same number of shares of dividend stock, plus any shares issued upon any subsequent change, replacement, subdivisions, or combination thereof to which the holders would have been entitled had their 2010 Warrants been exercised immediately prior to such dividend. No adjustment in the 2010 Warrant price shall be made merely by virtue of the happening of any such event.

If, after the issuance of the 2010 Warrants there is any capital reorganization, redemption, or reclassification of the common stock of FFN, or consolidation or merger of FFN with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, redemption, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the 2010 Warrant holders shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in the 2010 Warrants and in lieu of the shares of common stock of FFN immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by the 2010 Warrants had such reorganization, reclassification, consolidation, merger, or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the 2010 Warrant holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the 2010 Warrant price and of the number of shares purchasable upon the exercise of the 2010 Warrants) shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities, or assets thereafter deliverable upon the exercise hereof. FFN shall not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation (if other than FFN) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to FFN the obligation to deliver to the 2010 Warrant holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

In the event the common stock of FFN is to be registered under the Act or is traded on a national securities exchange at $15.00 or more for forty-five (45) consecutive days, FFN may redeem the 2010 Warrants at any time thereafter with not less than thirty (30) days’ written notice to the holder of such 2010 Warrant, in whole or in part, at a redemption price of $1.00 per warrant; provided, however, that the holder of the 2010 Warrant may exercise the 2010 Warrant, in whole or in part, during such thirty (30) day period.

Upon the issuance of the 2010 Warrants, cumulative adjustments in the number of shares issuable on exercise of the 2010 Warrants shall be made only to the nearest multiple of one whole share, i.e., fractional shares shall be disregarded.

FFN may, without the consent of the holders of the 2010 Warrants, make changes in the 2010 Warrant that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the 2010 Warrant, add to the covenants and agreements that FFN is required to observe, or result in the surrender of any right or power reserved to or conferred upon FFN in the 2010 Warrant, but which changes do not or will not adversely affect, alter or change the rights, privileges, or immunities of the holders of 2010 Warrants.

The 2010 Warrant does not entitle the holder thereof to any of the rights of a shareholder of FFN. If the 2010 Warrant is lost, stolen, mutilated or destroyed, FFN, on such terms as to indemnity or otherwise as it, in its discretion may impose (which shall, in the case of a mutilated 2010 Warrant, include the surrender thereof), will issue a new warrant of like denomination, tenor and date as the 2010 Warrant so lost, stolen, mutilated or destroyed. FFN shall reserve and keep available at all times a number of its authorized but unissued shares that will be sufficient to permit the exercise in full of all outstanding 2010 Warrants.

Any notice or demand to be given or made by the holder of the 2010 Warrant to FFN shall be sufficiently given or made if sent by mail, first class or registered, postage prepaid, addressed to FFN at its principal office as set forth on the cover of the 2010 Warrant. Any notice or demand to be given or made by FFN to or on the holder of the 2010 Warrant shall be sufficiently given or made if sent by mail, first class or registered, postage prepaid, addressed to such holder at the address contained in the corporate records of FFN.

Incorporators’ and Employees’ Equity Incentive Awards

Each of the incorporators of FSB (the “Incorporators”) received stock options to purchase 12.5% of the number of shares that such Incorporators purchased in the initial offering of shares (up to a maximum of 6,250 options) at an exercise price of $10.00 per share. As a result, a total of 33,750 Incorporator’s options were issued in 2007. These options for the group of Incorporators vested in equal increments each year for five years and are exercisable in whole or in part until the tenth anniversary of the issuance of the options. See “MANAGEMENT - Remuneration of Directors and Officers.”

A Qualified-Nonqualified Stock Option Plan was adopted in 2007 and amended in 2013 to increase the number of shares reserved thereunder from 1,000,000 to 1,500,000 and to allow for the issuance of additional equity-based awards, including shares of restricted stock and stock appreciation rights. As amended, the Plan is known as FFN’s 2007 Omnibus Equity Incentive Plan (the “Plan”), and is available for the issuance of equity incentives to employees, directors and others. Shareholders have approved the reservation of shares of common stock for issuance upon the exercise of equity incentive awards under the Plan equal to up to 1,500,000 shares. A total of 934,605 stock options and 58,808 shares of restricted stock granted to employees are currently outstanding, and 89,300 options granted to current and former non-employee directors are currently outstanding. There remain 378,599 options or other equity incentive awards not yet granted under the plan. All options granted at this time have an exercise price ranging from $10.00 to $13.50 per share. See “MANAGEMENT - Remuneration of Directors and Officers.”

COMPARATIVE RIGHTS OF FFN AND MIDSOUTH SHAREHOLDERS

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Both FFN and MidSouth are incorporated under the laws of the State of Tennessee. The holders of shares of MidSouth common and preferred stock, whose rights as shareholders are governed by Tennessee law, the charter of MidSouth and the bylaws of MidSouth, will, upon the exchange of their shares of MidSouth common and preferred stock for shares of FFN common stock at the effective time pursuant to the merger, become holders of FFN common stock and their rights as such will be governed by Tennessee law, the FFN charter and the FFN bylaws. The material differences between the rights of holders of shares of MidSouth common stock and FFN common stock, which result from differences in their governing corporate documents, are summarized below. Because MidSouth is a Tennessee banking corporation, it is subject to the supervision and regulation of the TDFI as well as the Federal Reserve Board. As a bank holding company, FFN is primarily subject to supervision and regulation by the Federal Reserve Board and to a lesser extent by the TDFI.

The following summary is not intended to be complete and is qualified in its entirety by reference to the TBCA, the FFN charter, the FFN bylaws, the MidSouth charter and the MidSouth bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the FFN charter, the FFN bylaws, the MidSouth charter and the MidSouth bylaws are available upon request. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION.”

Summary of Material Differences Between the

Rights of FFN Shareholders and the Rights of MidSouth Shareholders

	FFN Shareholder Rights	MidSouth Shareholder Rights

Voting Rights	Each share of FFN’s common stock carries one vote and has unrestricted voting rights. Cumulative voting is not allowed.	Each share of MidSouth’s common and preferred stock carries one vote and has unrestricted voting rights. Cumulative voting is not allowed.

Description of Common Stock:	FFN is authorized to issue 10,000,000 shares of common stock, no par value per share. FFN’s common shares are fully paid and non-assessable.	MidSouth is authorized to issue 20,000,000 shares of common stock, par value $1.00 (unless otherwise specified by the board of directors). FFN’s common shares are fully paid and non-assessable.

Description of Preferred Stock:	FFN’s charter authorizes the board of directors to issue 1,000,000 shares of preferred stock without a par value.	MidSouth’s charter authorizes the board of directors to issue 20,000,000 shares of preferred stock without a par value.

Number of Outstanding Common Shares before the Merger	At the date hereof, FFN has 4.86 million shares of its common stock outstanding.	At the date hereof, MidSouth has 3.87 million shares of its common stock outstanding.

Number of Outstanding Common Shares before the Merger	Immediately after the merger, it is expected that FFN will have approximately 7.77 million shares of its common stock outstanding.	Immediately after the merger, MidSouth will have no shares of any class issued or outstanding.

Estimated Voting Percentage of FFN and MidSouth Shareholders with respect to FFN common stock after the Merger	Upon conclusion of the merger, it is expected that current FFN shareholders will own approximately 64% of FFN’s common stock.	Upon conclusion of the merger, it is expected that current MidSouth shareholders will own approximately 36% of FFN’s common stock.

	FFN Shareholder Rights	MidSouth Shareholder Rights

Right to receive dividends.	FFN shareholders are entitled to receive dividends as and when declared by the FFN board of directors. Dividends are limited by the SBLF Preferred Stock. See page 107.	MidSouth shareholders are entitled to receive dividends as and when declared by the MidSouth board of directors. No dividends can be declared on MidSouth’s common stock unless a like dividend is declared and paid on outstanding shares of MidSouth’s preferred stock. However, dividends could be paid on the two classes of preferred stock without paying a dividend on the MidSouth common stock.

Rights of Holders of stock subject to future issuances of common stock	The rights of holders of common stock may be affected by the future issuance of common or preferred stock. The rights of holders of preferred stock may be affected by the future issuance of common or preferred stock.	Same as FFN.

Pre-Emptive Rights	FFN’s charter does not provide for pre-emptive rights. However, the board of directors can provide for pre-emptive rights to any issuance of common or preferred stock.	Same as FFN.

Outstanding Preferred stock	FFN currently has a Small Business Lending Fund (“SBLF”) Preferred Stock up to the face amount of $10 million. See discussion beginning at page 104.	MidSouth currently has two classes of preferred stock outstanding. These are the Series 2009A Preferred Stock and the Series 2011-A Preferred Stock. Each of these preferred series carry full voting and distribution rights, have a priority over common stock in liquidation, and each share will be automatically converted into two shares of common stock in accordance with their terms. See discussion beginning on page .

Special Meeting of Shareholders:	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

	FFN’s bylaws allow for special meetings of the shareholders to be called at any time by its board of directors, its president, or by the	Special meetings of MidSouth’s shareholders may be called by the chairman of the board of directors, the chief executive officer or by the

	FFN Shareholder Rights	MidSouth Shareholder Rights

	holders of at least 25% of votes entitled to be cast at any special meeting, upon the delivery of a written request to its secretary. The request must describe the purpose(s) for the meeting. Special meetings shall be held at those times, places and dates as shall be specified in the notice of the meeting.	affirmative vote of not less than 80% of the board of directors, such meeting to be held not less than 10 nor more than 60 days after the demand for a special meeting. Special meetings of shareholders may also be called by the holders of at least 75% of all votes entitled to be cast on any issue proposed to be considered at any specially-called meeting upon request in writing to the secretary of MidSouth, at least 90 days before the date of the meeting.

Shareholder Rights Plan:	FFN does not have a shareholder rights plan as a part of its charter, bylaws, or by separate agreement.	Same as FFN.

Election, Size, and Classification of Board of Directors:	The board of directors must consist of not fewer than (3) directors. There is no limit on the number of directors above three (3). The number may be fixed or changed from time to time in accordance with Tennessee law.	The number of directors of MidSouth must not be fewer than five (5) nor more than twenty five (25). No action may be taken to decrease or increase the number of directors unless a majority of the entire membership of the board of directors then in office concurs in that action.

	The board of directors is not classified. Each member is elected for a one-year term and until her or his successor is elected and qualified.	The board of directors of MidSouth is divided into three classes as nearly equal in number as possible. The classes are designated Director Class I, Director Class II and Director Class III with each director elected for a term of three (3) years and until such person’s successor is elected and qualified.

	Presently, FFN’s board of directors consists of 7 members. After the merger, FFN’s board of directors will initially have 10 members, including the addition of three (3) directors from the current MidSouth board.	Presently, MidSouth’s board of directors consists of 17 members.

Vacancies on the Board of Directors:	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.

	FFN’s bylaws provide that the directors, even though less than a quorum, may fill any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors or the removal of any director(s). Any appointment by	MidSouth’s bylaws provide that vacancies in the board of directors, however caused, and newly created directorships are filled by the affirmative vote of the majority of the total number of directors then in office, though less than a quorum, or by a sole

	FFN Shareholder Rights	MidSouth Shareholder Rights

	the directors shall continue until the expiration of the term of the director whose place has become vacant, or, in the case of an increase in the number of directors, until the next meeting of the shareholders.	remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the class of directors to which he or she is elected.

Removal of Directors:	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

	FFN’s bylaws provide that a director may be removed with or without cause by a majority of the shares entitled to vote or for cause upon the affirmative vote of a majority of the entire board of directors then in office.	MidSouth’s charter provides that any one or more directors may be removed for cause, at any time, by the affirmative vote of at least a majority of the entire board of directors or by the affirmative vote of at least a majority of all of its issued and outstanding voting shares.

Indemnification:	The FFN charter and bylaws provide that FFN shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the TBCA, as amended. FFN may also indemnify and advance expenses to any employee or agent of FFN who is not a director or officer to the same extent as to a director or officer if the board of directors determines that to do so is in the best interests of FFN.	Same as FFN.

Personal Liability of Directors:	FFN’s charter provides that, to the fullest extent permitted by the TBCA, a director of FFN shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.	Same as FFN.

The TBCA provides that a corporation may not indemnify a director for liability 1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; 2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or 3) under Sec. 48-18-304 of the TBCA (with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended.

	FFN Shareholder Rights	MidSouth Shareholder Rights

	There are no limitations on the board’s or the shareholders right to modify these provisions.	Under MidSouth’s charter, any modification to this provision requires the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed amendment and directing that it be submitted to the shareholders, then the amendment shall be adopted if approved by a majority of the shares entitled to vote.

Dissenters’ Rights:	The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares, such as shares of FFN common stock where the company (rather than a company subsidiary) is not one of the merging parties. FFN’s board of directors does not think that FFN holders have dissenters’ rights and has not granted such rights in connection with the proposed merger of MidSouth with and into FFN’s subsidiary, FSB.

Under the TBCA, MidSouth’s shareholders have dissenters’ rights which entitle them to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions.

MidSouth’s shareholders have the right to dissent from this merger.

Votes on Extraordinary Corporate Transactions:	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

	FFN’s charter contains no provisions addressing extraordinary transactions.	MidSouth’s charter provides that all extraordinary corporate transactions

	FFN Shareholder Rights	MidSouth Shareholder Rights

must be approved by the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed transaction and directing that it be submitted to the shareholders for their approval, then such transactions shall be adopted if approved by a majority of the shares entitled to vote. Because MidSouth’s board of directors unanimously approved the merger with FFN, and expressly resolved that a simple majority would be sufficient, the affirmative vote of a majority of the shares entitled to vote will be necessary to approve the merger. Both MidSouth common stock and preferred stock can vote with respect to the merger and all shares have dissenters’ rights.

Consideration of Other Constituencies:	The TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets. FFN’s charter does not incorporate these provisions.	The TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets. MidSouth’s charter includes these provisions and MidSouth’s board of directors considered other stakeholders as well as shareholders in making its decision to approve the merger.

	FFN Shareholder Rights	MidSouth Shareholder Rights

Amendment of Charter:	The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.	The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

	FFN’s charter contains no other specific provisions.	In addition to the requirements of the TBCA, the provisions set forth in Articles 7 through 14 of MidSouth’s charter may only be modified by an affirmative vote the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the amendment and directing that it be submitted to the shareholders for their approval, then the amendment shall be adopted if approved by a majority of the shares entitled to vote.

Amendment of Bylaws:	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal FFN’s bylaws even though the bylaws may also be amended or repealed by its board of directors.	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal MidSouth’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

MidSouth’s bylaws may be amended or repealed or additional bylaws may be adopted by the board of directors by a vote of a majority of the entire board of directors; provided, however, that any amendment or repeal of any part of Article 1, 2, 6, 7, or 9 of the bylaws effected by the board of directors shall require the affirmative vote of at least 75% of the full board of directors following 20 days prior written notice,

	FFN Shareholder Rights	MidSouth Shareholder Rights

or, if presented to shareholders shall require the affirmative vote of at least 75% of all of the shares entitled to vote thereon, exclusive of any interested shareholder following at least 45 days prior written notice to all shareholders of the specific proposal.

Control Share Acquisitions:	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

	The Tennessee Control Share Acquisition Act is not applicable to FFN because the FFN charter does not contain a specific provision “opting in” to the Control Share Acquisition Act.	The Tennessee Control Share Acquisition Act is applicable to MidSouth because MidSouth’s charter specifically “opts in” to the Control Share Acquisition Act.

Business Combinations Involving Interested Shareholders:	The Tennessee Business Combination Act generally prohibits a “business combination” by FFN or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. FFN or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such,	The Tennessee Business Combination Act generally prohibits a “business combination” by MidSouth or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. MidSouth or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder

FFN Shareholder Rights	MidSouth Shareholder Rights

FFN’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders.	became such, MidSouth’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of FFN stock.	For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of MidSouth stock.

FFN’s charter does not have special requirements for transactions with interested parties; however, to the extent that the Tennessee Business Combination Act applies to FFN, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.	MidSouth’s charter also provides that for purposes of calling a special meeting of shareholders, shares held by any interested shareholder shall be disregarded for purposes of determining whether the requisite percentage to call the meeting has been reached. Additionally, all business combinations, as defined above, must be approved by the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed transaction and directing that it be submitted to the shareholders for their approval, then such amendment shall be adopted if approved by a majority of the shares entitled to vote. Because MidSouth’s board of directors unanimously approved the merger with FFN, and expressly permitted less than a supermajority vote thereon, the affirmative vote of a majority of the shares entitled to vote will be necessary to approve the merger.

	FFN Shareholder Rights	MidSouth Shareholder Rights

Shareholder Right to Make Proposals and to Nominate Directors	Under Tennessee law and under FFN’s charter and bylaws, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors. FFN’s charter and bylaws require advance notice and certain information for shareholder nominations.	Under Tennessee law and under MidSouth’s charter and bylaws, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors. MidSouth’s charter and bylaws require advance notice and extensive information from proponents of shareholder proposals and shareholder directors of nominations.

Shareholder Ability to Act by Written Consent	Tennessee law expressly allows shareholders to act on written consent if all the shares entitled to vote on the matter consent to such action in writing.	Same as FFN.

INFORMATION ABOUT FFN

General - FFN

Franklin Financial Network, Inc. is a business corporation incorporated on April 5, 2007, under the laws of the State of Tennessee for the purpose of building a diversified financial services company focused on the needs of community banks and their customers anchored by an innovative, trend-setting community bank in Franklin, Tennessee, fifteen miles south of Nashville. Franklin is in Williamson County, one of the most rapidly growing counties in the nation. FFN acquired 100% of the shares of FSB on November 26, 2007. FFN is registered as a bank holding company under the Federal Reserve Act, and as a result, its activities are subject to the supervision of the Federal Reserve. It is contemplated that FFN may seek to enter businesses closely related to banking or to acquire existing businesses already engaged in such activities. Any acquisition by FFN will require prior approval of the Federal Reserve and, in some instances, other regulatory agencies. One such acquisition that FFN has completed is the acquisition of Banc Compliance Group, Inc. (See “Banc Compliance Group, Inc.” below.)

FFN is in competition with those banks and other financial institutions that compete with FSB. In addition, in attempting to acquire other permissible entities, and engaging in activities closely related to banking, FFN is competing with other bank holding companies, many of which have far greater assets and financial resources than FFN and whose common stock may be more widely traded than that of FFN.

The mailing address of FFN is 722 Columbia Avenue, Franklin, Tennessee 37064-2828.

General - FSB

FSB is an independent and locally oriented commercial bank headquartered in Williamson County, Tennessee. FSB began business on November 5, 2007. The board of directors believes that the existing and future banking market of Franklin and the greater Williamson County area present an excellent opportunity for a locally based commercial bank for the following reasons: (i) such an institution is able to understand the commercial banking needs of the community’s businesses and quickly respond to its customers; and (ii) the expansion of the Williamson County economy can provide a solid foundation for growth of local financial institutions.

FSB provides a full range of banking and related financial services with a focus on service to individual clients, small businesses, commercial businesses, and mortgage banking for FSB’s clients. The Board of Directors believes the banking experience of management and the many business relationships developed in Williamson County, combined with the diversity and growth of the Franklin market, provide an opportunity for the development of FSB.

The general banking business conducted includes the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer credit operations, and all aspects of a full-service bank. FSB applies the same standards and requirements in the conduct of all facets of its business to all of its customers.

In 2011, FSB launched its Investment Management division led by Executive Vice President, Chief Retail Officer, David McDaniel. FSB is committed to developing a personalized strategy to help its customers with their financial growth and stability. The goal is to help its customers create a customized investment plan around each individual’s unique set of circumstances, life, and financial goals.

FSB conducts business from its main office located at 722 Columbia Avenue, Franklin, Tennessee 37064-2828 (telephone number 615-236-2265). FSB has branches in the cities of Brentwood, Spring Hill and the Cool Springs, Westhaven and Berry Farms communities of Franklin, Tennessee. FSB also has a mortgage loan production office in Brentwood, Tennessee.

Banc Compliance Group, Inc.

Banc Compliance Group, Inc. is in the business of providing risk-based compliance consulting for financial institutions. The company, which is a wholly owned subsidiary of FFN, provides its clients with up-to-date information regarding regulatory changes or other compliance-related issues affecting the financial industry. Specific services include:

•	Quarterly compliance audit reviews

•	Assistance with written policies and procedures tailored to individual banks

•	Quarterly HMDA/CRA data integrity audits

•	Annual assistance with the filing of HMDA/CRA LARs with FFIEC, if needed

•	Written board reports of compliance audit findings and presentation of such reports to senior management and board committee

•	Regulatory examination assistance

•	E-mail notification of regulatory changes/proposed changes

•	Assistance with required annual compliance training with specialized compliance training available

•	Fair lending self-assessment assistance

•	CRA performance context

Banc Compliance Group, Inc. operates out of offices located at 256 Seaboard Lane, Suite A-102, Franklin, Tennessee 37067.

FFN, FSB and Banc Compliance Group, Inc.’s offices are all leased facilities. The banking locations are centrally located and in a high traffic/exposure area. Automatic teller machines and overnight “deposit drops” are positioned to serve FSB’s clients. Additional office locations for FFN and branches for FSB may be established as market opportunities surface.

Description of the Business

Mission Statement

The mission of FFN is to enhance shareholder value through the ownership and management of FSB, which is based in Franklin, Tennessee. The mission is accomplished by profitably marketing technology-based financial services to consumers, businesses, government entities and non-profit organizations while maintaining a personal touch. In addition, FFN will profitably market financial services to community banks to enhance revenue and provide services that address the un-met needs of community banks. FSB offers an array of financial products designed to work together to address the financial needs of customers, including electronic banking oriented businesses and cash management customers.

Board of Directors and management priorities are financial soundness, growth, profitability and corporate citizenship. The focus on customer deposits equals the focus on customer loans. FSB addresses the particular financial needs of the mature market, a customer segment that management understands very well and has high potential to attract. Emerging technology-led trends in banking that appeal to younger customers drives the development of products and delivery methods designed to engage this age group.

Customers and Target Market

FSB is in the business of commercial banking to provide banking services to four customer markets: consumers, businesses, government entities, and non-profit organizations. All four target customer segments are well represented in Williamson County.

Williamson County’s median household income was $89,063 in 2011. An estimated 25,922 families in Williamson County earned $100,000 or more in 2012. Middle and upper income consumers account for a high percentage of the county’s population and a ready market for FSB’s financial products and services. With a highly-educated population (approximately 50% of residents have a B.A. degree or higher), Williamson County is a technology-advanced community with consumers who demand the most current communication and product delivery methods available. Population growth in Williamson County, at 4.56% from 2010 to 2012, is projected to accelerate to 12.11% from 2012 to 2017.

Local incomes are increasing, with a string of high-profile international corporate headquarter relocations to Williamson County. Industries with strong representation in the county include healthcare, construction, automotive, technology, retail and music, providing a diverse business base. Exceptionally low office space vacancy rates are spurring reasonable but steady commercial development without “over-heating the economic climate.” Williamson County is increasingly becoming a business destination, with business-friendly local government and excellent quality of life, including an outstanding public school system. Although Williamson County has always had an abundance of high-end residential real estate, residential and commercial real estate developers are changing the way they build to accommodate the community, offering neighborhoods with high-end housing with retail centers.

Government and non-profit entities represent two additional target customer markets with very good opportunities for community-focused cash management products and services. Management has specific expertise with both customer groups and focuses its attention on attracting both with a goal of serving as good community stewards.

Delivery System

FSB concentrates on the Williamson County market and searches for avenues to provide banking services at the least possible cost. FSB seeks to operate with a minimum number of full-service brick and mortar locations through the development and use of other less-costly delivery systems such as ATMs, credit cards, debit cards, internet banking and other electronic methods.

Services

FSB operates as a full-service financial institution for its customers. FSB’s deposit products include certificates of deposit, money market deposit accounts as well as demand, savings, and NOW deposit accounts. CDs have various maturities ranging from thirty days to five years. In order to meet all financial needs of the customers, FSB may offer retirement planning, financial planning, investment services and insurance products through its financial services department. Some of these products may be outsourced.

FSB endeavors to build relationships with selected small and medium-sized businesses in the expanded market area with a combination of services. Loan customers are encouraged to bring their deposit business to FSB, including transaction accounts, CDs, and retirement accounts. This practice further increases the deposit base for FSB and assists in controlling overall marketing costs related to deposit acquisition.

Mortgage Loans

A mortgage loan department has been established for the origination of loans to be sold in the secondary market to meet the long term, fixed rate needs of FSB’s clients. Construction loans also are available for residential and commercial purposes.

Sources of Deposits and Loans

FSB generates loans by personal contacts within the conventional trading markets for such services, by its officers, directors, and employees, who include persons with banking experience in these markets.

The acquisition of deposits and other retail sources of funds (Repurchase Accounts) is a primary thrust of FSB. Traditional deposit accounts are solicited by officers, directors, and employees; FSB also solicits local deposits through the internet and offers internet-only deposit accounts to supplement traditional depository accounts. In addition, FSB is a member of the Federal Home Loan Bank for use as a general funding source and may use brokered deposits to balance funding needs.

Commercial Banking

Traditional commercial banking services are the mainstay of FSB. FSB’s focus is to service small to medium-sized businesses and self-employed professionals. Certain not-for-profit and governmental entities find FSB’s services attractive.

FSB’s focus in the commercial banking market is to provide high quality service for its customers supported by the latest bank technology. In the credit service area, FSB endeavors to give its commercial customers access to a highly-trained team of credit and deposit service specialists who remain with the customer relationship for long periods of time. Credit decision-making is customized to meet the borrower’s financial needs and designed for rapid response. Credit judgments involve FSB’s senior management and, where legally required, involve the directors of FSB. Government guaranteed lending services such as the S.B.A. and Rural Development Programs may be utilized as needed.

Consumer Banking

FSB offers a broad range of financial services designed to meet the credit, thrift, and transactional needs of local consumers. First mortgage real estate loans, home equity loans, and other personal loans are the focus of consumer lending. Consumer depository and transaction needs are met through dual delivery systems of traditional branches and the evolving electronic system of the internet.

Recent Trends

From a financial perspective, management believes FSB has reached key milestones significantly faster than most banks during their first six full years of operation. As of December 31, 2013, FSB had $432.0 million in loans, including loans held for sale; assets of $796.4 million, $681.3 million in deposits and $65.2 million of shareholders equity. Challenges and expectations expand as FSB becomes more mature. Management now embarks on new initiatives with enthusiasm and confidence, addressing changes in banking over recent years. In the past, banks needed branches on every corner; today that is considered an outdated way of doing business. Many of FSB’s customers like to visit with personnel at FSB, and FSB will continue to offer a welcoming environment. Other customers prefer to bank online. FSB provides a full range of banking products designed to attract all types of customers.

FSB continues to enhance banking convenience by offering the option of opening accounts online (savings accounts, checking accounts, and certificates of deposit). Customers can access banking services without leaving the comfort of their home or office. FSB’s remote deposit system allows consumers to deposit checks online without the need to come to a branch. Business customers enjoy this convenience as well.

Local businesses are important to FSB. FSB has many products that can help its corporate customers become more profitable, including sweep accounts, credit card processing, remote capture and automated lock box. A unique offering is workplace banking, which allows employers to offer a special banking benefits package to their employees. FSB also can meet the borrowing needs of businesses through traditional working capital loans, as well as account receivable loans and business expansion loans. FSB’s specialty is customizing services to the unique needs of the business.

Regulatory Approvals

The federal Gramm-Leach-Bliley Act authorizes bank holding companies to engage in securities, insurance and other activities that are financial in nature or incidental to a financial activity. The activities of bank holding companies that do not elect financial holding company status are limited to activities that the Federal Reserve previously has determined in regulations and orders to be closely related to banking and permissible for bank holding companies. The Gramm-Leach-Bliley Act defines a financial holding company as a bank holding company that meets certain eligibility requirements, such as that all depository institutions controlled by the bank holding company be well capitalized and well managed, that the bank holding company submit to the Federal Reserve a declaration that the company elects to be a financial holding company and a certification that all of the depository institutions controlled by the company are well capitalized and well managed, and that all of the insured depository institutions controlled by the company have achieved at least a “satisfactory” rating at the most recent examination of the institution under the Community Reinvestment Act. FFN has not elected to be classified as a “financial holding company.”

FFN and FSB are subject to extensive governmental regulation and control. Compliance with state and federal banking laws will have a material effect on the business and operations of FFN and FSB. The operation of FSB will at all times be subject to state and federal banking laws, regulations, and procedures, and FSB continues to be subject to regulation by the TDFI, Federal Reserve and the FDIC. Non-banking financial institutions, such as securities brokerage firms, insurance companies, and money market funds, are now permitted to offer services which compete directly with services offered by banks. The services which banks are now permitted to offer have been expanded, and most restrictions have been removed on the rate of interest that may be paid by banking institutions on deposits. See “SUPERVISION AND REGULATION.”

Competition

All phases of FFN’s and FSB’s business are highly competitive. FFN and FSB are subject to intense competition from various financial institutions and other companies or firms that offer financial services. FSB competes for deposits with other commercial banks, savings and loan associations, credit unions and issuers of commercial paper and other securities, such as money-market and mutual funds. In making loans, FSB competes with other commercial banks, savings and loan associations, consumer finance companies, credit unions, leasing companies, and other lenders. Information about specific competition in Williamson County is included under “RISK FACTORS - Competition For Deposits and Loans is Expected To Be Intense, and No Assurance Can Be Given That FFN Will Be Successful in Its Efforts to Compete with Other Financial Institutions.”

The banking industry continues to see consolidation, and the Board of Directors believes the trend of having either extremely large regional banks or smaller community banks will continue. The successful implementation of FFN’s business plan and the growth of the target market should combine to produce opportunities for FFN and FSB.

While the direction of recent and proposed federal legislation seems to favor increased competition between banks and different types of financial or other institutions for both deposits and loans, it is not possible to forecast the impact such developments may have on commercial banking in general or as to FSB or Corporation in particular. FSB will continue to compete with these and other financial institutions, many of which have far greater assets and financial resources than FSB and whose common stock may be more widely traded than that of FFN. See “SUPERVISION AND REGULATION.” No assurance can be given that FSB will be successful in its efforts to compete with such other institutions.

Distinguishing FSB

FSB distinguishes itself in the community because of the following initiatives:

Service Culture. Every employee position has service goals and objectives. All customers are greeted by competent employees with a warm and friendly attitude, and a proactive approach in addressing customer service issues and challenges.

Technology. FSB offers innovative internet-based and electronic banking products and processes to supplement its traditional branch banking delivery system.

Empowerment. Employees are empowered with appropriate decision-making authority so that customer issues and requests can be resolved quickly.

Employee Community Involvement. Appropriate staff are leaders and active in the community. Activities include membership and leadership in various committees and organizations throughout the community.

Promotion and Advertising. FSB engages in image and product promotion and advertising to paint it as a bank uniting traditional bank values with newly evolving internet and electronic delivery systems.

Sales Culture. The entire staff is active in bank marketing and sales campaigns and is compensated for sales results.

Public and Community Relations. FSB supports numerous community organizations.

Property

FFN’s and FSB’s main office and headquarters operation is located at 722 Columbia Avenue, Franklin, Tennessee 37064. This location is leased by FSB. FSB operates branches at the following locations: 3301 Aspen Grove Drive, Suite 106, Franklin, Tennessee 37067; 4930 Thoroughbred Lane, Brentwood, Tennessee 37027; 1015 Westhaven Blvd., Suite 150, Franklin, Tennessee 37064; 40 Moss Lane, Suite 100, Franklin, Tennessee 37064; and 2035 Wall Street, Spring Hill, Tennessee 37174. All of these locations are leased by FSB. In addition, FSB operates a mortgage office at 7101 Executive Center Drive, Suite 110, Brentwood, Tennessee 37027. This location is leased by FSB. Banc Compliance Group, Inc. operates out of offices located at 256 Seaboard Lane, Suite A-102,

Franklin, Tennessee 37067. Banc Compliance Group, Inc. leases this office. Certain lease agreements for these properties are with entities owned by related parties of FFN and FSB. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF FFN - Certain Transactions with Management.”

Employees

Management employs as its officers individuals who have substantial experience and proven records in the banking industry as well as proven histories in business and commerce, and pays competitive salaries to attract and retain such persons. It is not anticipated FFN or FSB will experience any substantial difficulty in attracting and retaining the caliber of officers and other employees desired. FFN offers a typical health and disability insurance plan to its employees and those of its subsidiaries, as well as a 401(k) Plan and officer stock incentive awards. See “MANAGEMENT - Remuneration of Directors and Officers.”

As of March 31, 2014, FFN has seven directors, and FFN and its subsidiaries have 124 full-time employees and three part-time employees. FFN considers its relationship with its employees to be excellent.

The executive officers are compensated consistent with their responsibilities and experience and comparable to local market norms. Compensation includes a base salary, eligibility for an annual bonus based on board approved performance criteria and health insurance. Officers may enter into employment agreements as competitive factors dictate and which might include appropriate severance, change in control payments, and non-compete agreements. Currently, there are ten members of senior management that have entered into such employment agreements. FFN sponsors a qualified 401(k) savings plan that allows eligible employees to defer a portion of their salary. The plan provides for FSB to make annual discretionary contributions to the plan, which generally are made in the form of employer securities.

Trademarks

FFN obtained registrations with the United States Patent and Trademark Office for the protection of the trademarks “FRANKLIN SYNERGY BANK®” and “FRANKLIN FINANCIAL NETWORK®.” Management does not believe these trademarks are confusingly similar to trademarks used by other institutions in the financial services business and intends to protect the use of these trademarks nationwide.

Litigation

As of the date of this joint proxy statement/prospectus, neither FFN nor any subsidiary is a party defendant to any pending legal proceeding. Similarly, the property of neither FFN nor any subsidiary is subject to such proceedings.

Policies and Procedures

The Board of Directors of FSB has established a statement of lending policies and procedures being used by loan officers of FSB when making loans. Asset quality is of utmost importance and an independent loan review process has been established to monitor FSB’s lending function. It is imperative that the Board of Directors and management have an independent and objective evaluation of the quality of specific individual loans and of the overall quality of the total portfolio.

The Board of Directors of FSB also has established an investment policy that guides FSB officers in determining the investment portfolio of FSB. Other policies include a code of ethics policy, audit policy, loan policy, fair lending, compliance, bank secrecy, personnel and information system policies.

Under the Federal Community Reinvestment Act (CRA), the Federal Reserve evaluates FSB’s record of helping to meet the credit needs of its community consistent with safe and sound operations. The Federal Reserve also takes this record into account when deciding on certain applications submitted by FSB. FSB’s assessment area is Williamson County and Davidson County for business loans, mortgage, and general financial services.

FSB is a fair and equal credit lender. Management’s lending objectives are to make credit products available to all segments of FSB’s market and community. Williamson County has one moderate census tract and Davidson County has 9 moderate income census tracts. Products are being developed and marketed to individuals and businesses located in those census tracts.

The Market: Williamson County, Tennessee

Franklin is in Williamson County, Tennessee. With a population of approximately 192,911 in 2012, Williamson County ranks as one of the fastest growing counties in the U.S. Between the years 2010 and 2012, the population grew by 4.56%, and from 2012 to 2017 the population is estimated to grow by an additional 12.11%. Projected growth in Williamson County provides a growing market for FSB.

Median 2011 household income in Williamson County was $89,063. An estimated 25,922 families in Williamson County earned more than $100,000 in 2012, while 5.5% of the population on average (from 2007-2011) was classified at the poverty level. Unemployment in Williamson County was 4.5% in January 2014.

Williamson County is a relatively young county, with a median age of 39 years. The most populous age group in Williamson County is age 35 to 54 years followed by the age group 0 to 14 years. According to 2011 Census data, there were over 6,000 businesses in Williamson County with the healthcare, entertainment, automotive, education, construction, and retail industries heavily represented.

SUPERVISION AND REGULATION

The following summaries of statutes and regulations affecting banks and their holding companies do not purport to be complete. Such summaries are qualified in their entirety by reference to the statutes and regulations described.

Bank Holding Company Regulation

FFN is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”), and is registered with the Federal Reserve (see “INFORMATION ABOUT FFN - Regulatory Approvals”). Banking subsidiaries of bank holding companies are subject to restrictions under federal law, which limit the transfer of funds by the subsidiary banks to their respective holding companies and non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any nonbanking subsidiary are limited in amount to 10% of the subsidiary bank’s capital and surplus and, with respect to FFN and all such non-banking subsidiaries, to an aggregate of 20% of such bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

As a holding company, FFN is required to file with the Federal Reserve semi-annual reports and such additional information as the Federal Reserve may require. The Federal Reserve may also make examinations of FFN.

According to Federal Reserve policy, holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC - either as a result of default of a banking or thrift subsidiary of FFN or related to FDIC assistance provided to a subsidiary in danger of default - the other banking subsidiaries of FFN may be assessed for the FDIC’s loss, subject to certain exceptions.

Regulation Y requires persons acting directly or indirectly or in concert with one or more persons to give the Federal Reserve 60 days advanced written notice before acquiring control of a holding company. Under the regulation, control is defined as the ownership or control with the power to vote 25% or more of any class of voting securities of the holding company. The regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10% or more (but less than 25%) of any class of voting securities, and if no other person owns a greater percentage of that class of voting securities.

Various federal and state statutory provisions limit the amount of dividends subsidiary banks can pay to their holding companies without regulatory approval. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve has the power to prohibit dividends by holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by holding companies, which expresses the Federal Reserve’s view that a holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. Furthermore, the TDFI also has authority to prohibit the payment of dividends by a Tennessee bank when it determines such payment to be an unsafe and unsound banking practice.

A holding company and its subsidiaries are also prohibited from acquiring any voting shares of, or interest in, any banks located outside of the state in which the operations of the holding company’s subsidiaries are located, unless the holding company and its subsidiaries are well-capitalized and well managed. Further, a holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision of any property or service. Thus, an affiliate of a holding company may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer must obtain or provide some additional credit, property or services from or to its bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

In approving acquisitions by holding companies of banks and companies engaged in the banking-related activities described above, the Federal Reserve considers a number of factors, including the expected benefits to the public such as greater convenience, increased competition, or gains in efficiency, as weighed against the risks of possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve is also empowered to differentiate between new activities and activities commenced through the acquisition of a going concern.

The Attorney General of the United States may, within 30 days after approval by the Federal Reserve of an acquisition, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts. Failure of the Attorney General to challenge an acquisition does not, however, exempt the holding company from complying with both state and federal antitrust laws after the acquisition is consummated or immunize the acquisition from future challenge under the anti-monopolization provisions of the Sherman Act.

Capital Guidelines

The Federal Reserve has issued risk-based capital guidelines for bank holding companies and member banks. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a “well capitalized” bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%. At least half of the total capital is to be comprised of common equity, retained earnings, and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments (“Tier I capital”). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier I capital, and a limited amount of loan loss reserves (“Tier II capital”). FSB is subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve and the FDIC have adopted a minimum leverage ratio (Tier I capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3%, plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

In July 2013, the federal banking regulators, in response to the statutory requirements of Dodd-Frank, adopted regulations implementing the Basel Capital Adequacy Accord (“Basel III”), which had been approved by the Basel member central bank governors in 2010 as an agreement among the countries’ central banks and bank regulators on the amount of capital banks must hold as a cushion against losses and insolvency. The new minimum capital to risk-weighted assets (“RWA”) requirements are a common equity Tier 1 capital ratio of 4.5% and a Tier 1 capital ratio of 6.0%, and a total capital ratio of 8.0%. The minimum leverage ratio (Tier 1 capital to total assets) is 4.0%. The new rule also changes the definition of capital, mainly by adopting stricter eligibility criteria for regulatory capital instruments, and new constraints on the inclusion of minority interests, mortgage-servicing assets (“MSAs”), deferred tax assets (“DTAs”), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

Under the Basel III, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016 and the requirements will be fully phased in on January 1, 2019. A banking organization with a buffer greater than 2.5% once the capital conservation buffer is fully phased in would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5% would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. The eligible retained income of a banking organization is defined as its net income for the four calendar quarters preceding the current calendar quarter, based on the organization’s quarterly regulatory reports, net of any distributions and associated tax effects not already reflected in net income. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the prompt corrective action (“PCA”) well-capitalized thresholds.

Under the new rule, MSAs and DTAs are subject to stricter limitations than those applicable under the current general risk-based capital rule. More specifically, certain DTAs arising from temporary differences, MSAs, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity tier 1 capital elements and are subject to an aggregate limit of 15% of common equity tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity tier 1 capital. Amounts of MSAs, DTAs, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the new rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

The new minimum capital requirements of Basel III are effective on January 1, 2015, whereas the capital conservation buffer and the deductions from common equity tier 1 capital phase in over time. Similarly, nonqualifying capital instruments phase out over time, except as described above. Most existing nonqualifying capital instruments issued by community banks before May 19, 2010, such as trust preferred securities and cumulative perpetual preferred stock, will continue to count as regulatory capital.

Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits, and other restrictions on its business.

Tennessee Banking Act; Federal Deposit Insurance Act

FSB is incorporated under the banking laws of the State of Tennessee and, as such, is subject to the applicable provisions of those laws. FSB is subject to the supervision of the TDFI and to regular examination by that department. FSB is a member of the Federal Reserve and therefore is subject to Federal Reserve regulations and policies and is subject to regular exam by the Federal Reserve. FSB’s deposits are insured by the FDIC through the Deposit Insurance Fund (“DIF”), and FSB is, therefore, subject to the provisions of the Federal Deposit Insurance Act (“FDIA”).

The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. Under the Dodd-Frank Act, the FDIC was required to adopt regulations that would base deposit insurance assessments on total assets less capital rather than deposit liabilities and to include off-balance sheet liabilities of institutions and their affiliates in risk-based assessments. EESA (see below) provided for a temporary increase in the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. This increased level of basic deposit insurance was made permanent by the Dodd-Frank Act. In addition, on October 14, 2008, the FDIC instituted temporary unlimited FDIC coverage of non-interest-bearing deposit transaction accounts, but this extra coverage expired December 31, 2012. The Dodd-Frank Act also repealed the prohibition on paying interest on demand transaction accounts, but did not extend unlimited insurance protection for these accounts.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Tennessee statutes and the federal law regulate a variety of the banking activities of FSB, including required reserves, investments, loans, mergers and consolidations, issuances of securities, payments of dividends, and the establishment of branches. There are certain limitations under federal and Tennessee law on the payment of dividends by banks. A state bank, with the approval of the TDFI, may transfer funds from its surplus account to the undivided profits (retained earnings) account or any part of its paid-in-capital account. The payment of dividends by any bank is dependent upon its earnings and financial condition and, in addition to the limitations referred to above, is subject to the statutory power of certain federal and state regulatory agencies to act to prevent what they deem unsafe or unsound banking practices. The payment of dividends could, depending upon the financial condition of FSB, be deemed to constitute such an unsafe or unsound practice. Also, without regulatory approval, a dividend only can be paid to the extent of the net income of the bank for that year plus the net income of the prior two years. The FDIA prohibits a state bank, the deposits of which are insured by the FDIC, from paying dividends if it is in default in the payment of any assessments due the FDIC.

State banks also are subject to regulation respecting the maintenance of certain minimum capital levels (see above), and FSB is required to file annual reports and such additional information as the Tennessee Banking Act and Federal Reserve regulations require. FSB also is subject to certain restrictions on loan amounts, interest rates, “insider” loans to officers, directors and principal shareholders, tie-in arrangements, privacy, transactions with affiliates, and many other matters. Strict compliance at all times with state and federal banking laws is required.

Tennessee law contains limitations on the interest rates that may be charged on various types of loans and restrictions on the nature and amount of loans that may be granted and on the types of investments which may be made. The operations of banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. All Tennessee banks must become and remain insured banks under the FDIA. (See 12 U.S.C. § 1811, et seq.).

Under Tennessee law, state banks are prohibited from lending to any one person, firm, or corporation amounts more than 15% of its equity capital accounts, except (i) in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples or (ii) FSB may make a loan to one person, firm or corporation of up to 25% of its equity capital accounts with the prior written approval of FSB’s Board of Directors or finance committee (however titled).

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Federal legislation, including proposals to revise the bank regulatory system and to limit or expand the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The TDFI and the Federal Reserve will examine FSB periodically for compliance with various regulatory requirements. Such examinations, however, are for the protection of the DIF and for depositors and not for the protection of investors and shareholders.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act, or FDIA, and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take “prompt corrective action” in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under applicable regulations, a FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. In addition, an insured depository institution is considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

The capital-based prompt corrective action provision of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to the holding companies which control those institutions. However, the Federal Reserve has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to these provisions and regulations.

FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator generally within 90 days of the date on which they became critically undercapitalized.

The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits and pass-through insurance. Under the regulations, a bank cannot accept or rollover or renew brokered deposits unless it is well capitalized or it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer “pass-through” insurance on certain employee benefit accounts. Whether or not it has obtained this waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain index prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized.

FDICIA contains numerous other provisions, including accounting, audit and reporting requirements, termination of the “too big to fail” doctrine except in special cases, limitations on the FDIC’s payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act ratified new powers for banks and bank holding companies, especially in the areas of securities and insurance. This law also includes requirements regarding the privacy and protection of customer information held by financial institutions, as well as many other providers of financial services. There are provisions providing for functional regulation of the various services provided by institutions among different regulators. There are other provisions which limit the future expansion of unitary thrift holding companies which now prevent companies like Wal-Mart from owning a thrift institution. Finally, among many other sections of this law, there is some relief for small banks from the regulatory burden of the Community Reinvestment Act.

USA PATRIOT Act

The USA PATRIOT Act of 2001 contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (the “IMLAFA”). The IMLAFA substantially broadens existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States, imposes new compliance and due diligence obligations, creates new crimes and penalties, compels the production of documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States, and clarifies the safe harbor from civil liability to customers. The U.S. Treasury Department has issued a number of regulations implementing the USA PATRIOT Act that apply certain of its requirements to financial institutions such as FFN’s banking and broker-dealer subsidiaries. The regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. The Treasury Department expects to issue a number of additional regulations which will further clarify the USA PATRIOT Act’s requirements.

The IMLAFA requires all “financial institutions,” as defined, to establish anti-money laundering compliance and due diligence programs. Such programs must include, among other things, adequate policies, the designation of a compliance officer, employee training programs, and an independent audit function to review and test the program.

The Housing and Economic Recovery Act of 2008 (The Housing Act)

The Housing and Economic Recovery Act of 2008 (the “Housing Act”) contains three distinct divisions: Division A, which addresses housing finance reform and the rescue of FNMA (Fannie Mae ) and FHLMC (Freddie Mac); Division B, which provides for foreclosure prevention; and Division C, which contains tax incentives, reforms and revenue offsets. The Housing Act is intended to help stabilize the nation’s housing markets and provide relief for homeowners. The legislation offers emergency financing to Fannie Mae and Freddie Mac, sets up a $300-billion fund for the Federal Housing Administration (the “FHA”) to insure new 30-year fixed-rate mortgages for at-risk borrowers in owner-occupied homes if their lenders agree to write down loan balances to 90% of the homes’ current appraised value, and restores banks’ authority to make investments designed primarily to promote the public welfare through the provision of housing, services, or jobs, including distressed middle-income communities. To free up safer and more affordable mortgage credit, the Housing Act permanently increases to $625,500 (from $417,000) the size of home loans that Fannie Mae and Freddie Mac can buy and the FHA can insure. They also could buy and back mortgages 15% higher than the median home price in certain areas. The measure includes $15 billion in tax cuts, including a significant expansion of the low-income housing tax credit and a credit of up to $7,500 for first-time home buyers for houses purchased between April 9, 2008, and July 1, 2009. Provisions of this law were updated by later legislation.

Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009

The Emergency Economic Stabilization Act of 2008 (“EESA”) provides authority to the Treasury Secretary to restore liquidity and stability to the U.S. financial system and to ensure the economic well-being of Americans. EESA authorizes the Secretary to establish a Troubled Asset Relief Program (“TARP”) to purchase troubled assets from financial institutions and establish an Office of Financial Stability within the Treasury Department to implement the TARP. EESA requires the Treasury Secretary to establish guidelines and policies to carry out the purposes of the Act, including a program to guarantee troubled assets of financial institutions and the establishment of risk-based premiums for such guarantees sufficient to cover anticipated claims.

EESA requires federal entities to work with servicers to encourage loan modifications, considering net present value to the taxpayer. For mortgages and mortgage-backed securities acquired through TARP, the Secretary must implement a plan to mitigate foreclosures and to encourage servicers of mortgages to modify loans through Hope for Homeowners and other programs. The Secretary can use loan guarantees and credit enhancement to avoid foreclosures. The Secretary is to coordinate with other federal entities that hold troubled assets in order to identify opportunities to modify loans, considering net present value to the taxpayer.

Other provisions of EESA increase FDIC insurance from $100,000 to $250,000 on deposits, protect the Exchange Stabilization Fund from incurring any losses due to the temporary money market mutual fund guarantee by requiring the program created in the Act to reimburse the Fund, restate the Securities and Exchange Commission’s authority to suspend the application of Statement Number 157 of the Financial Accounting Standards Board (mark to market) if the SEC determines that it is in the public interest and protects investors, change the tax treatment of losses on the preferred stock of certain GSEs (Freddie and Fannie) for financial institutions, apply limits on executive compensation and golden parachutes for certain executives of employers who participate in the auction program, and extend current law tax forgiveness on the cancellation of mortgage debt.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) is intended to provide a stimulus to the U.S. economy in the wake of the economic downturn. ARRA includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care, and infrastructure, including the energy sector. ARRA also includes numerous non-economic recovery related items that were either part of longer-term plans (e.g. a study of the effectiveness of medical treatments) or desired by Congress (e.g. a limitation on executive compensation in federally-aided banks).

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”)

In July 2010, the Dodd-Frank Act was signed into law, incorporating numerous financial institution regulatory reforms. Many of these reforms are being implemented over the course of 2011-13 through regulations being adopted by various federal banking and securities regulations. The following discussion describes the material elements of the regulatory framework. Many of the Dodd-Frank Act provisions are stated to only apply to larger financial institutions and do not directly impact community-based institutions like FSB. For instance, provisions that regulate derivative transactions and limit derivatives trading activity of federally-insured institutions, enhance supervision of “systemically significant” institutions, impose new regulatory authority over hedge funds, limit proprietary trading by banks, and phase-out the eligibility of trust preferred securities for Tier 1 capital are among the provisions that do not directly impact FSB either because of exemptions for institutions below a certain asset size or because of the nature of FSB’s operations. Other provisions that will impact FSB will:

•	Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling and increase the size of the floor of the DIF, and offset the impact of the increase in the minimum floor on institutions with less than $10 billion in assets.

•	Make permanent the $250,000 limit for federal deposit insurance.

•	Repeal the federal prohibition on payment of interest on demand deposits, thereby permitting depositing institutions to pay interest on business transaction and other accounts.

•	Centralize responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, responsible for implementing federal consumer protection laws, although banks below $10 billion in assets will continue to be examined and supervised for compliance with these laws by their federal bank regulator.

•	Restrict the preemption of state law by federal law and disallow national bank subsidiaries from availing themselves of such preemption.

•	Impose new requirements for mortgage lending, including new minimum underwriting standards, prohibitions on certain yield-spread compensation to mortgage originators, special consumer protections for mortgage loans that do not meet certain provision qualifications, prohibitions and limitations on certain mortgage terms and various new mandated disclosures to mortgage borrowers.

•	Apply the same leverage and risk based capital requirements that apply to insured depository institutions to holding companies.

•	Permit national and state banks to establish de novo interstate branches at any location where a bank based in that state could establish a branch, and require that bank holding companies and banks be well-capitalized and well managed in order to acquire banks located outside their home state.

•	Impose new limits on affiliated transactions and cause derivative transactions to be subject to lending limits.

•	Implement corporate governance revisions, including with regard to executive compensation and proxy access to shareholders that apply to all public companies not just financial institutions.

Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, and their impact on FSB or the financial industry is difficult to predict before such regulations are adopted. However, there is a significant possibility that the Dodd-Frank Act will, in the long run, increase regulatory burden, compliance costs, and interest expense for community banks.

Small Business Jobs and Credit Act of 2010

In July 2010, the U.S. Congress passed the Small Business Jobs and Credit Act of 2010, which includes as a part thereof, the establishment of a $30 billion Small Business Lending Fund (“SBLF”). The SBLF is a fund created by Congress to be used by the Treasury to make preferred stock investments in banks and bank holding companies that are not on the FDIC’s troubled bank list to stimulate small business lending. Eligible banks and holding companies with less than $1 billion in assets can receive an investment totaling up to 3% of the institutions risk-weighted assets. The size of the investment can be increased to 5% of risk-weighted assets for institutions under $500 million in total assets. The Treasury’s guidelines related to the SBLF permit participants in the CPP to refinance securities issued to the Treasury under the CPP. However, CPP investments would be required to be paid in full since simultaneous participation in the CPP and the SBLF is not permissible. Dividends will be payable quarterly on the preferred stock issued to the Treasury under the SBLF, but unlike dividends owed on preferred stock issued to the Treasury under the CPP, dividends payable on the preferred stock issued under the SBLF will be non-cumulative, meaning that the issuer can miss a regular dividend payment and not have to subsequently make the payment before it pays the next quarterly dividend. Accordingly, the preferred stock issued under the SBLF will qualify for Tier 1 capital treatment under the more stringent capital standards imposed under the Dodd-Frank Act. Although dividends on the preferred stock are non-cumulative, the failure to pay dividends causes certain consequences including prohibitions on repurchasing shares of the issuer’s stock or paying dividends on shares of the issuer’s stock that are pari passu or junior to the shares issued to the Treasury under the SBLF.

The initial dividend rate on the preferred stock issued under the SBLF program will be 5% but is subject to a reduction to as low as 1% during a participant’s first years after the investment depending on the amount of increase in the institution’s small business lending following its issuance of the preferred stock to the Treasury. After the initial four-and-a half year period the rate will increase to 9%. Under the SBLF, small business lending means lending as defined by and reported in an eligible institutions’ quarterly call report, where each loan comprising such lending is one of the following types: (i) commercial and industrial loans; (ii) owner-occupied nonfarm, nonresidential real estate loans; (iii) loans to finance agricultural production and other loans to farmers; and (iv) loans secured by farmland. Loans greater than $10 million or to businesses with more than $50 million in revenue are excluded. If any part of the loan is guaranteed by a U.S. government agency or enterprise, the guaranteed portion is subtracted from the loan amounts.

Jumpstart Our Business Startups Act of 2012

The Jumpstart Our Business Startups Act (the “JOBS Act”) increased the threshold under which a bank or bank holding company may terminate registration of a security under the Securities Exchange Act of 1934, as amended (“Exchange Act”) to 1,200 shareholders of record from 300. The JOBS Act also raised the threshold requiring companies to register to 2,000 shareholders from 500. Since the JOBS Act was signed, numerous banks or bank holding companies have filed to deregister their common stock.

FDIC Insurance Premiums

FSB is required to pay quarterly FDIC deposit insurance assessments to the DIF. The FDIC merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) to form the DIF on March 31, 2006, in accordance with the Federal Deposit Insurance Reform Act of 2005. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The amount each institution is assessed is based upon statutory factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund. The FDIC uses a risk-based premium system that assesses higher rates on those institutions that pose greater risks to the DIF.

Effective April 1, 2009, the FDIC revised its risk-based assessment system to adjust the risk-based calculation of an institution’s unsecured debt, secured liabilities and brokered deposits. On November 12, 2009, the FDIC announced a final rule to increase of 3 basis points the deposit assessment base rate, beginning January 1, 2011. Additional increases in premiums will impact FFN’s earnings adversely. Depending on any future losses that the FDIC insurance fund may suffer due to failed institutions, there can be no assurance that there will not be additional significant premium increases in order to replenish the fund.

Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

Effects of Governmental Policies

FSB’s earnings are affected by the difference between the interest earned by FSB on its loans and investments and the interest paid by FSB on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of FSB are influenced by general economic conditions, fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Federal Reserve, which establishes national monetary policy. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

Commercial banks are affected by the credit policy of various regulatory authorities, including the Federal Reserve. An important function of the Federal Reserve is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market operations in U.S. Government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

The monetary and fiscal policies of regulatory authorities, including the Federal Reserve, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. Government securities and changes in the discount rate on bank borrowings, the Federal Reserve influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of FSB.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. With the enactments of EESA, AARA, and the Dodd-Frank Act and the significant amount of regulations that are to come from the passage of this legislation, the nature and extent of the future legislative and regulatory changes affecting financial institutions and the resulting impact on those institutions is very unpredictable at this time. Bills are currently pending which may have the effect of changing the way FSB conducts its business.

FFN’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of the Corporation at December 31, 2013 and December 31, 2012, and the results of operations for the years ended December 31, 2013 and 2012. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of the Corporation presented with this joint proxy statement/prospectus. All amounts are in thousands, except per share data or unless otherwise indicated.

Critical Accounting Policies

The accounting and reporting policies of the Corporation are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair value of financial instruments are particularly subject to change.

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the consolidated financial statements. The critical accounting policies require our judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief summary of the more significant policies.

Principles of Consolidation

The consolidated financial statements include Franklin Financial Network, Inc. and its wholly owned subsidiaries, Franklin Synergy Bank and Banc Compliance Group, Inc., together referred to as “the Corporation.” The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans classified by management as substandard or worse are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Corporation determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a combination of the Bank’s loss history and loss history from the Bank’s peer group over the past three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Mortgage Banking Income

Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold. Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Certain loans held for sale are sold with servicing rights retained. The carrying value of loans sold with retained servicing is reduced by the amount allocated to the servicing right.

These realized gains and losses, along with certain fees and changes in the fair value of mortgage banking derivatives, are included in net gains on sales of loans.

Mortgage Servicing Rights

When loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on market prices for comparable servicing contracts. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Corporation later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as loan servicing fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against mortgage loan servicing fee income.

Income Taxes

Income tax expense or benefit is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

Net Income

FFN reported $4,561 in net income for the year ended December 31, 2013, compared to $4,140 for the year ended December 31, 2012. After the payment of preferred dividends on the senior preferred stock issued to the Treasury pursuant to Small Business Lending Fund (“SBLF”), our net earnings available to common shareholders for the year ended December 31, 2013 was $4,452 compared to $3,682 the similar period in 2012. The primary reason for the increase in net earnings available to common shareholders for the year was increased interest income on loans offset somewhat by an increase in salaries expense. The increase in interest income is reflective of the loan growth experienced by the bank during these periods. This and other factors contributing to our earnings results for the periods indicated are discussed below.

Net Interest Income/Margin

Net interest income consists of interest income generated by earning assets, less interest expense.

Comparison of net interest income for the years ended December 31, 2013 and 2012

Net interest income increased $5,089, or 31.9% to $21,045 during the year ended December 31, 2013 compared to $15,956 for the same period in 2012. The increase was the result of a $4,978 increase in interest income, primarily from interest on loans as a result of loan growth, combined with a $111 decrease in interest expense due to a decrease the cost of funds.

Interest-earning assets averaged $616,716 during the year ended December 31, 2013 as compared to $503,215 for the same period in 2012, an increase of $113,501, or 22.6%. This increase was due primarily to average loan growth between the periods of 28.9%. The yield on average interest-earning assets increased 7 basis points to 4.05% during the year ended December 31, 2013 compared to 3.98% for the same period in 2012. A decrease in the yield on average loans between these periods was offset by an increase in the yield on average securities available for sale and by an increase in the higher yielding loan portfolio as a percentage of total interest-earning assets during the year. The effect of the $113,501 increase in average interest-earning assets offset by declining yields on loans resulted in the $4,978 increase in interest income between the two years.

Interest-bearing liabilities averaged $525,906 during the year ended December 31, 2013 as compared to $425,786 for the same period in 2012, an increase of $100,120, or 23.5%. Total average interest-bearing deposits grew $78,462, including an $8,136 increase in average brokered CDs outstanding. Rapid growth in the loan portfolio also resulted in an increase in average Federal Home Loan Bank advances of $9,565 and average Federal funds purchased of $12,093. The cost of average interest-bearing liabilities decreased 20 bps to 0.75% during the year ended December 31, 2013, compared to 0.95% for 2012. This favorable decline was primarily due to decreases in the rates paid on money market accounts and time deposits, including a 25 bps decrease on the average yield on brokered CDs. The effect of the $100,120 increase in average interest-bearing liabilities offset by the 20 bps decrease in cost of average interest-bearing liabilities resulted in the $111 decrease in interest expense between the two years.

Comparison of net interest income for the years ended December 31, 2012 and 2011

Net interest income increased $3,820, or 31.5% to $15,956 during the year ended December 31, 2012 compared to $12,136 for the same period in 2011. The increase was the result of a $3,912 increase in interest income, primarily from interest on loans, offset by a $92 increase in interest expense.

Interest-earning assets averaged $503,215 during the year ended December 31, 2012 as compared to $361,587 for the same period in 2011, an increase of $141,628, or 39.2%. This increase was due primarily to average loan growth during 2012 of 32.2% and an increase in the average investment securities portfolio of 49.2%. The yield on average interest-earning assets decreased 48 bps to 3.98% during the year ended December 31, 2012 compared to 4.45% for the same period in 2011. A 15 bps increase in the yield on loans was the result of growth of more than 50% in both real estate construction loans and commercial loans in 2012 combined with increasing yields on these portfolios due, in part, to shorter maturities and faster recognition of origination fee income. This 15 bps increase was, however, more than offset by a 116 bps decrease in the yield on the total investment securities portfolio. The effect of the $141,628 increase in average interest-earning assets offset somewhat by the 48 bps decrease in yields on average interest-earning assets resulted in the $3,912 increase in interest income between the two years.

Interest-bearing liabilities averaged $425,786 during the year ended December 31, 2012 as compared to $309,556 for the same period in 2011, an increase of $116,230, or 37.5%. Growth in total average interest-bearing deposits of $107,975 accounts for most of this increase. The cost of average interest-bearing liabilities decreased 33 bps to 0.95% during the year ended December 31, 2012, compared to 1.28% for 2011. This favorable decline was primarily due to decreases in the rates paid on money market accounts and time deposits. The effect of the $116,230 increase in average interest-bearing liabilities offset somewhat by the 33 bps decrease in cost of average interest-bearing liabilities resulted in the $92 increase in interest expense between the two years.

See the tables “Average Balances — Yields & Rates,” and “Analysis of Changes in Interest Income and Expenses” below.

Average Balances (7) — Yields & Rates

(dollars are in thousands)

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest Inc / Exp	Average Yield/Rate	Average Balance	Interest Inc / Exp	Average Yield/Rate	Average Balance	Interest Inc / Exp	Average Yield/Rate
ASSETS:
Loans (1)	$354,248	$20,094	5.67%	$274,815	$16,262	5.92%	$207,936	$12,001	5.77%
Securities available for sale(6)	199,072	3,558	1.79%	186,361	3,092	1.66%	127,423	3,696	2.90%
Securities held to maturity	44,666	1,164	2.61%	15,658	480	3.07%	7,953	277	3.48%
Federal funds sold and other(2)	18,730	166	0.89%	26,381	170	0.64%	18,275	118	0.65%

TOTAL INTEREST-EARNING ASSETS	$616,716	$24,982	4.05%	$503,215	$20,004	3.98%	$361,587	$16,092	4.45%
Allowance for loan losses	(4,277)			(3,426)			(3,217)
All other assets	24,737			17,302			12,810

TOTAL ASSETS	$637,176			$517,091			$371,180
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Interest checking	$111,507	$350	0.31%	$87,972	$299	0.34%	$59,961	$230	0.38%
Money market	215,257	1,718	0.80%	190,731	1,935	1.01%	112,349	1,390	1.24%
Savings	13,651	68	0.50%	8,993	58	0.64%	6,221	53	0.85%
Time deposits	148,434	1,557	1.05%	122,691	1,625	1.32%	123,881	2,192	1.77%
Federal Home Loan Bank advances	19,479	100	0.51%	9,914	88	0.89%	3,212	58	1.81%
Federal funds purchased and other (3)	17,578	144	0.82%	5,485	43	0.78%	3,932	33	0.84%

TOTAL INTEREST-BEARING LIABILITIES	$525,906	$3,937	0.75%	$425,786	$4,048	0.95%	$309,556	$3,956	1.28%
Demand deposits	53,867			39,746			22,179
Other liabilities	2,048			2,019			1,308
Total shareholders’ equity	55,355			49,540			38,137

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$637,176			$517,091			$371,180
NET INTEREST SPREAD (4)			3.30%			3.02%			3.17%
NET INTEREST INCOME		$21,045			$15,956			$12,136
NET INTEREST MARGIN (5)			3.41%			3.17%			3.36%

(1)	Loan balances include both loans held in the Bank’s portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.
(2)	Includes Federal Funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.
(7)	Averages balances are average daily balances.

The tables below detail the components of the changes in net interest income for the periods indicated. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Analysis of Changes in Interest Income and Expenses

	Net change years ended
	December 31, 2013 versus December 31, 2012
	Volume	Rate	Net Change
INTEREST INCOME
Loans	$4,700	$(868)	$3,832
Securities available for sale	211	255	466
Securities held to maturity	889	(205)	684
Federal funds sold and other	(49)	45	(4)

TOTAL INTEREST INCOME	$5,751	$(773)	$4,978

INTEREST EXPENSE
Deposits
Interest checking	$80	$(29)	$51
Money market accounts	249	(466)	(217)
Savings	30	(20)	10
Time deposits	341	(409)	(68)
Federal Home Loan Bank advances	85	(73)	12
Other borrowed funds	95	6	101

TOTAL INTEREST EXPENSE	$880	$(991)	$(111)

NET INTEREST INCOME	$4,871	$218	$5,089

	Net change years ended
	December 31, 2012 versus December 31, 2011
	Volume	Rate	Net Change
INTEREST INCOME
Loans	$3,860	$401	$4,261
Securities available for sale	1,710	(2,314)	(604)
Securities held to maturity	268	(65)	203
Federal funds sold and other	52	—	52

TOTAL INTEREST INCOME	$5,890	$(1,978)	$3,912

INTEREST EXPENSE
Deposits
Interest checking	$107	$(38)	$69
Money market accounts	970	(425)	545
Savings	24	(19)	5
Time deposits	(21)	(546)	(567)
Federal Home Loan Bank advances	121	(91)	30
Other borrowed funds	13	(3)	10

TOTAL INTEREST EXPENSE	$1,214	$(1,122)	$92

NET INTEREST INCOME	$4,676	$(856)	$3,820

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in our management’s evaluation, should be adequate to provide coverage for probable losses incurred in the loan portfolio. The allowance is increased by the provision for loan losses and is decreased by charge-offs, net of recoveries on prior loan charge-offs.

The provision for loan losses was $907 and $1,548 for the years ended December 31, 2013 and 2012, respectively. The lower provision in 2013 compared to 2012 is due primarily to fewer charge-offs combined with recoveries received on previously charged-off residential real estate loans that resulted in net recoveries in 2013 of $10 compared to net charge-offs of $978 in 2012, primarily from $575 in charge-offs on commercial real estate loans and $443 on residential real estate loans. A slight decrease in the general reserves as a percentage of total loans resulting from improving economic conditions has also contributed to the lower provision. Nonperforming loans at December 31, 2013, totaled $2,601 compared to $2,677 at December 31, 2012, representing 0.6% and 0.9% of total loans, respectively. Total loans past due more than 30 days were $4,831 at December 31, 2013 and $2,638 at December 31, 2012.

Non-Interest Income

Our non-interest income is composed of several components, some of which vary significantly between annual periods. The following is our non-interest income for the years ended December 31, 2013 and 2012 (in thousands):

Years ending December 31,	2013	2012	$ Increase (decrease)	% Increase (decrease)
Service charges on deposit accounts	$52	$48	$4	8.3%
Other service charges and fees	1,112	987	125	12.7%
Net gains on sale of loans	4,403	5,550	(1,147)	(20.7%)
Loan servicing fees, net	(365)	(736)	371	(50.4%)
Gain on bank owned life insurance	—	606	(606)	(100.0%)
Gain on sale of investment securities, net	88	991	(903)	(91.1%)
Investment services	358	408	(50)	(12.3%)
Compliance consulting fees	641	513	128	25.0%
Other	530	278	252	90.6%

Total non-interest income	$6,819	$8,645	$(1,826)	(21.1%)

Other service charges and fees for the year ending December 31, 2013, were $1,112, an increase of $125, or 12.7% over the same period in 2012. This increase was due primarily to an increase in ATM fee income as well as an increase in insufficient fund charges.

Net gains on the sale of loans include net gains realized from the sales of mortgage loans and Small Business Administration (“SBA”) loans. Net gains on the sale of mortgage loans are based, in part, on differences between the carrying value of loans being sold to third-party investors and the selling price. Also included are changes in the fair value of mortgage banking derivatives entered into by the Corporation to hedge the change in interest rates on loan commitments prior to their sale in the secondary market. Fluctuations in mortgage interest rates, changes in the demand for certain loans by investors, and whether servicing rights associated with the loans being sold are retained or released all affect the net gains on mortgage loan sales. In 2011, the Corporation made a strategic decision to begin originating SBA loans and subsequently selling the government-guaranteed portions of these loans to a third-party investor. The net gains for the year ending December 31, 2013, were $4,403, a decrease of $1,147, or 20.7% from the same period in 2012. The decrease was primarily due to unfavorable changes in the fair value of the mortgage banking derivatives and smaller differences between the carrying value of the loans sold and the selling price. Residential refinancing activity that began to surge during the second half of 2011 in response to historically low interest rates remained significant throughout 2012 and into 2013. Refinancing activity decreased significantly in the second half of 2013. Gains from the sale of SBA loans increased during 2013 to $279, an increase of 42.3% from $196 for the same period during 2012. The volume of sold government guaranteed portions of SBA loans increased to $3,429 in 2013 from $2,163 in 2012, an increase of 58.5%.

Investment services income includes commissions and fees earned from the sale of investment securities to correspondent banks. These commissions have provided steady income to the Corporation for the periods presented, totaling $358 and $408 for the years-ended December 31, 2013 and 2012, respectively. The decrease during 2013 can be attributed to a slowdown in bond trading caused by uncertainty regarding the future of the Federal Reserve’s quantitative easing program in addition to an increase in loan demand at financial institutions.

Loan servicing fees are fees earned for servicing residential mortgages and SBA loans offset by the amortization of mortgage servicing rights. These mortgage servicing rights are initially recorded at fair value and then amortized in proportion to, and over the period of, the estimated life of the underlying loans. In addition, impairment to the mortgage servicing rights may be recognized through a valuation allowance, and adjustments to the allowance can affect the net loan servicing fees. The amortization of mortgage servicing rights has exceeded the servicing fees earned during each of the periods presented due the relatively young age of the mortgage portfolio being serviced. For the year ending December 31, 2013, net loan servicing fees were ($365) compared to ($736) for the year ending December 31, 2012, and included a reversal of a $90 impairment that had been recorded during the same period in 2012.

Sales of available-for-sale securities for the year ending December 31, 2013, of $16,290 resulted in net gains of $88. Sales during the years ended December 31, 2012 of $48,995, resulted in net gains of $991.

Compliance consulting fees are from activities engaged by Banc Compliance Group, Inc., a wholly-owned subsidiary of FFN. These fees are consulting fees paid by banking institutions unaffiliated with the Corporation for the services provided by Banc Compliance Group. A growing client base has contributed to the growth in these fees during the periods presented.

Additionally, a gain on bank-owned life insurance added $606 to non-interest income in 2012 due to the payout of a policy subsequent to the death of a valued member of the Corporation’s executive management team.

Non-interest Expense

The following is our non-interest expense for the years ended December 31, 2013 and 2012 (in thousands):

Years ending December 31,	2013	2012	$ Increase (decrease)	% Increase (decrease)
Salaries and employee benefits	$13,142	$11,020	$2,122	19.3%
Occupancy and equipment	2,731	2,496	235	9.4%
FDIC assessment expense	354	441	(87)	(19.7%)
Loss on sale and write-down of foreclosed assets	223	44	179	406.8%
Marketing	283	231	52	22.5%
Professional fees	596	380	216	56.8%
Other	2,333	2,245	88	3.9%

Total non-interest expense	$19,662	$16,857	$2,805	16.6%

As shown in the tables above, non-interest expense has increased each period and is indicative of the Corporation’s overall growth during this time. The primary increases have been in salaries and occupancy, as the bank has added two branches and a loan production office during these periods and increased staffing from 98 full-time equivalent employees as of December 31, 2012, to 123 as of December 31, 2013. The increased staffing is due not only to the new branch locations but also to additional operational staff needed to handle the growth in loans and deposits.

FDIC assessment expense was $354 for the year ended December 31, 2013, a decrease of $87, or 19.7%, from the same period in 2012. This expense has decreased over time due to lower FDIC insurance premiums resulting from favorable trends in FFN’s capital levels and supervisory evaluations.

Loss on sale and write-down of foreclosed assets consists of gains or losses on the sale of OREO properties and other foreclosed assets and valuation adjustments against the carrying costs of foreclosed assets. For the year ended December 31, 2013, these expenses were $223 compared to $44 for the year ended December 31, 2012. This increase was primarily due to a valuation adjustment of $190 on one OREO property.

The increase in professional fees during 2013 is due primarily to fees associated with the “Agreement and Plan of Reorganization and Bank Merger” with MidSouth Bank. These costs totaled $175 during 2013 and included consulting fees with the Corporation’s financial advisor, various legal fees associated with the letter of intent, definitive agreement and merger application, as well as fees for due diligence and valuation services.

A large component of other non-interest expenses is costs related to maintaining the deposit, mortgage loan and other loan portfolios. Specifically, deposit related expenses include costs associated with ATMs, internet banking and remote deposit processing. Mortgage loan expenses include vendor service fees, investor transaction fees and credit report fees. Expenses associated with other loans include appraisal, legal and credit report fees. Each of these categories of expenses increased during the periods presented due to growth in the deposit and loan portfolios.

Income Tax Expense

We recognized an income tax expense for the year ended December 31, 2013, of $2,734 representing an effective tax rate of 37.5%. Income tax expense for years ended December 31, 2012 was $2,056, an effective tax rate of 33.2%.

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 2013 AND 2012

Overview

Our total assets increased by $112,639, or 24.2%, from December 31, 2011 to December 31, 2012 and by $218,612, or 37.8%, from that date to December 31, 2013. The increase in our total assets has primarily been the result of growth in the loan portfolio. In addition, a portion of the proceeds from a private placement stock offering in September, 2013, was used to increase capital at the Bank and to support continued earnings growth at the Bank through purchases of investment securities and the funding of loans.

Loans

Lending-related income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The absolute volume of loans and the volume of loans as a percentage of earning assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Total loans, net of deferred fees, at December 31, 2013 and 2012, were $421,304 and $299,483, respectively, an increase of $121,821, or 40.7%. This growth in the Bank’s loan portfolio is due to increased market penetration and a healthy local economy that was not greatly impacted by the recent recession. We have also been adding experienced lending officers to our staff and intend to continue doing so to maintain this loan growth.

The table below provides a summary of the loan portfolio composition for the periods noted.

Types of Loans	12/31/13		12/31/12		12/31/11		12/31/10		12/31/09
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
Real estate:
Residential	$138,466	32.8%	$106,589	35.5%	$91,896	39.9%	$91,748	47.7%	$71,373	44.4%
Construction and land development	113,710	26.9%	83,767	27.9%	49,920	21.7%	39,040	20.3%	31,011	19.3%
Commercial	125,202	29.7%	77,682	25.9%	65,822	28.6%	47,554	24.7%	45,615	28.3%
Commercial and Industrial	36,397	8.6%	20,280	6.8%	14,315	6.2%	11,925	6.2%	11,072	6.9%
Consumer and other	8,250	2.0%	11,758	3.9%	8,132	3.6%	2,156	1.1%	1,833	1.1%

Total loans — gross	422,025	100.0%	300,076	100.0%	230,085	100.0%	192,423	100.0%	160,904	100.0%

Less: deferred loan fees, net	(721)		(593)		(450)		(286)		(201)
Less: allowance for loan losses	(4,900)		(3,983)		(3,413)		(3,177)		(2,189)

Total loans, net	$416,404		$295,500		$226,222		$188,960		$158,514

Real estate loans comprised 89.4% of the loan portfolio at December 31, 2013. The largest portion (32.8%) of this portfolio as of December 31, 2013, was residential real estate loans which totaled $138,466, up $31,877, or 29.9%, from December 31, 2012. The residential real estate classification primarily includes 1-4 family residential loans which are typically conventional first-lien home mortgages, not including loans held for sale in the secondary market.

Construction and land development loans totaled $113,710 at December 31, 2013, up $29,943, or 35.7%, from December 31, 2012, and comprised 26.9% of the total loan portfolio. Loans in this classification provide financing for the development of commercial income properties, multi-family residential development, and land designated for future development.

Commercial real estate loans totaled $125,202 at December 31, 2013, up $47,520, or 61.2%, from December 31, 2012, and comprised 29.7% of the total loan portfolio. The commercial real estate loan classification primarily includes commercial-based mortgage loans that are secured by nonfarm, nonresidential real estate properties and multi-family residential properties. The growth in this portfolio is due primarily to the addition of new lenders at the bank.

Commercial and industrial loans have been increasing steadily and comprised 8.6% of total loans at December 31, 2013. The commercial loan classification primarily consists of commercial loans to small businesses as well as commercial leases.

The repayment of loans is a source of additional liquidity for us. The following table sets forth the loans maturing within specific intervals at December, 2013, excluding unearned net fees and costs.

Loan Maturity Schedule

	December 31, 2013
	One year or less	Over one year to five years	Over five Years	Total
Real estate:
Residential	$18,138	$67,986	$52,342	$138,466

Construction and land development	104,050	9,368	292	113,710

Commercial	20,950	61,294	42,958	125,202

Commercial and Industrial	16,130	13,546	6,721	36,397

Consumer and other	4,158	3,764	328	8,250

Total	$163,426	$155,958	$102,641	$422,025

Fixed interest rate	$97,704	$141,575	$65,133	$304,412

Variable interest rate	65,722	14,383	37,508	117,613

Total	$163,426	$155,958	$102,641	$422,025

The information presented in the above table is based upon the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, we believe this treatment presents fairly the maturity structure of the loan portfolio.

Allowance for Loan Losses

We maintain an allowance for loan losses that we believe is adequate to absorb the probable incurred losses inherent in our loan portfolio. The allowance is increased by provisions for loan losses charged to earnings and is decreased by loan charge-offs net of recoveries of prior period loan charge-offs. The level of the allowance is determined on a quarterly basis, although management is engaged in monitoring the adequacy of the allowance on a more frequent basis. In estimating the allowance balance, we consider such factors as:

•	our past loan experience;

•	the nature and volume of the portfolio;

•	risks known about specific borrowers;

•	underlying estimated values of collateral securing loans;

•	current and anticipated economic conditions; and,

•	other factors which we believe affect the allowance for probable incurred losses.

The allowance for loan losses consists of two primary components: (1) a specific component which relates to loans that are individually classified as impaired and (2) a general component which covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a combination of the Corporation’s loss history and loss history from peer group over the past three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

The following loan portfolio segments have been identified: (1) Construction and land development loans, (2) Commercial real estate loans, (3) Residential real estate, (4) Commercial and industrial loans, and (4) Consumer and other loans. We evaluate the risks associated with these segments based upon specific characteristics associated with the loan segments. These risk characteristics include, but are not limited to, the value of the underlying collateral, adverse economic conditions, and the borrower’s cashflow. While the total allowance consists of a specific portion and a general portion, both portions of the allowance are available to provide for probable incurred loan losses in the entire portfolio.

At December 31, 2013, the allowance for loan losses was $4,900, compared to $3,983 at December 31, 2012. The allowance for loan losses as a percentage of total loans was 1.16% and 1.33% at December 31, 2013 and 2012, respectively. Loan growth during these periods is the primary reason for the increases in the allowance amount. The decrease in the ratio for the year ended December 31, 2013, compared to the year ended December 31, 2012, is due to a decrease in the general reserves as a percent of total loans as a result of improving economic conditions.

The table below sets forth the activity in the allowance for loan losses for the periods presented.

Analysis of Changes in Allowance for Loan Losses

	December 31,
	2013	2012	2011	2010	2009
Beginning balance	$3,983	$3,413	$3,177	$2,189	$1,136
Loans charged-off:
Residential real estate	(107)	(443)	(418)	—	(112)
Construction & land development	—	(25)	—	(280)	(192)
Commercial real estate	—	(575)	—	—	—
Commercial & industrial	(19)	—	(26)	—	(50)
Consumer	—	(7)	—	—	—

Total loans charged-off	(126)	(1,050)	(444)	(280)	(354)
Recoveries on loans previously charged-off:
Residential real estate	136	14	—	—	—
Construction & land development	—	58	—	—	—
Commercial real estate	—	—	—	—	—
Commercial & industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total loan recoveries	136	72	—	—	—
Net recoveries (charge-offs)	(10)	(978)	(444)	(280)	(354)
Provision for loan losses charged to expense	907	1,548	680	1,268	1,407

Total allowance at end of period	$4,900	$3,983	$3,413	$3,177	$2,189

Total loans, gross, at end of period (1)	$422,025	$300,076	$230,085	$192,423	$160,904

Average gross loans (1)	$343,924	$266,469	$203,997	$173,535	$132,718

Allowance to total loans	1.16%	1.33%	1.48%	1.65%	1.36%

Net charge-offs to average loans	0.00%	0.37%	0.22%	0.16%	0.27%

(1)	Loan balances exclude loans held for sale.

While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented.

	December 31, 2013			December 31, 2012			December 31, 2011
	Amount	% of allowance to total	% of loan type to total loans	Amount	% of allowance to total	% of loan type to total loans	Amount	% of allowance to total	% of loan type to total loans
Real estate loans:
Residential	$1,402	28.6%	32.8%	$893	22.4%	35.5%	$1,043	30.6%	39.9%
Construction and land development	1,497	30.5%	26.9%	1,342	33.7%	27.9%	928	27.2%	21.7%
Commercial	1,566	32.0%	29.7%	1,267	31.8%	25.9%	1,151	33.7%	28.6%

Total real estate loans	4,465	91.1%	89.4%	3,502	87.9%	89.3%	3,122	91.5%	90.2%
Commercial loans	337	6.9%	8.6%	275	6.9%	6.8%	188	5.5%	6.2%
Consumer and other loans	98	2.0%	2.0%	206	5.2%	3.9%	103	3.0%	3.6%

Total	$4,900	100%	100%	$3,983	100.0%	100%	$3,413	100.0%	100%

	December 31, 2010			December 31 2009
	Amount	% of allowance to total	% of loan type to total loans	Amount	% of allowance to total	% of loan type to total loans
Real estate loans:
Residential	$1,071	33.7%	47.7%	$395	18.0%	44.4%
Construction and land development	696	21.9%	20.3%	510	23.3%	19.3%
Commercial	1,130	35.6%	24.7%	1,105	50.5%	28.3%

Total real estate loans	2,897	91.2%	92.7%	2,010	91.8%	92.0%
Commercial loans	217	6.8%	6.2%	136	6.2%	6.9%
Consumer and other loans	63	2.0%	1.1%	43	2.0%	1.1%

Total	$3,177	100.0%	100.0%	$2,189	100.0%	100.0%

Fluctuations in the allocations during the periods presented are due, in part, to changes in the specific reserve factors assigned to each category of loans. The Corporation has relied heavily on the loss history of peer groups due to the lack of its own history of losses; therefore, reserve factors have been adjusted in accordance with the loss performance experienced by a select group of local peer banks. Allocations between categories of loans have also been affected by the change in the mix of loans among the categories.

As of December 31, 2013, the largest component of the allowance for loan losses was associated with commercial real estate loans. The increase on these reserves as a percentage of the total allowance was primarily due to significant commercial real estate loan growth during 2013. During 2013, commercial real estate loans increased from $77,682 at December 31, 2012 to $125,202 at December 31, 2013, an increase of 61.2%. In addition, a specific reserve increase of $80 occurred during 2013 related to an existing impaired credit which accounted for 26.8% of the increase of reserves for commercial real estate loans. The next largest component of the allowance was associated with construction and land development loans. Reserves for these loans have continued to increase with loan growth as construction and land development loans increased to $113,710 as of December 31, 2013, from $83,767 as December 31, 2012, an increase of 35.7%. This growth has contributed to consistent reserve growth for construction and land development loans. During 2013, the allowance for loan losses as a percentage of the allowance total for residential real estate loans increased to 28.6% from 22.4% as of December 31, 2013 and 2012, respectively. Residential real estate loans grew to $138,466 from $106,589, an increase of 30.0%, as of December 31, 2013 and 2012, respectively.

Nonperforming Assets

Non-performing loans consist of non-accrual loans and loans that are past due 90 days or more and still accruing interest. Non-performing assets consist of non-performing loans plus OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure). We place loans on non-accrual status when they are past due 90 days and management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. When we place a loan on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. The interest on these loans is accounted for on the cash-basis, or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The primary component of non-performing loans is non-accrual loans, which as of December 31, 2013 totaled $2,601. The other component of non-performing loans are loans past due greater than 90 days and still accruing interest. Loans that are past due greater than 90 days are placed on non-accrual status unless they are both well-secured and in the process of collection. We had no loans outstanding that were past due 90 days or more and still accruing interest at December 31, 2013.

At December 31, 2013 and 2012, total OREO was $181 and $2,089, respectively, and is included in our non-performing assets (“NPA”). OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in our Consolidated Statement of Income.

The table below summarizes non-performing loans and assets for the periods presented.

	December 31,
	2013	2012	2011	2010	2009
Non-accrual loans	$2,601	$2,677	$3,431	$2,399	$5,144
Past due loans 90 days or more and still accruing interest	0	0	0	358	507

Total non-performing loans	2,601	2,677	3,431	2,757	5,651
Foreclosed real estate (“OREO”)	181	2,089	744	2,184	1,600

Total non-performing assets	2,782	4,766	4,175	4,941	7,251
Total non-performing loans as a percentage of total loans	0.6%	0.9%	1.5%	1.4%	3.5%
Total non-performing assets as a percentage of total assets	0.3%	0.8%	0.9%	1.4%	2.7%
Allowance for loan losses as a percentage of non-performing loans	188%	149%	99%	115%	39%

Investment Securities and Other Earning Assets

The investment securities portfolio is intended to provide FFN with adequate liquidity, flexible asset/liability management and a source of stable income. The portfolio is structured with minimal credit exposure to FFN and consists of both securities classified as available-for-sale and securities classified as held-to-maturity. All available-for sale securities are carried at fair value and may be used for liquidity purposes should management deem it to be in our best interest. Unrealized gains and losses on this portfolio are excluded from earnings, but are reported as other comprehensive income in a separate component of shareholders’ equity, net of income tax. Premium amortization and discount accretion are recognized as adjustments to interest income using the interest method. Realized gains or losses on sales are based on the net proceeds and the adjusted carrying value amount of the securities sold using the specific identification method. The held-to-maturity securities are carried at amortized cost.

Distribution of Investment Securities

	December 31, 2013			December 31, 2012			December 31, 2011
AVAILABLE-FOR-SALE	Amortized Cost	Fair Value	% of total	Amortized Cost	Fair Value	% of total	Amortized Cost	Fair Value	% of total
US government-sponsored entities and agencies	$16,029	$14,724	5.5%	$4,020	$4,022	2.2%	$1,000	$1,001	0.5%
US Treasury securities	—	—	—	8,000	8,000	4.3%	5,000	5,000	2.7%
Mortgage-backed securities: residential	259,831	253,791	94.5%	169,902	171,433	92.1%	178,152	180,672	96.8%
State and political subdivisions	—	—	—	2,690	2,663	1.4%	—	—	—

Total	$275,860	$268,515	100.0%	$184,612	$186,118	100.0%	$184,152	$186,673	100.0%

	December 31, 2013			December 31, 2012			December 31, 2011
HELD TO MATURITY	Amortized Cost	Fair Value	% of total	Amortized Cost	Fair Value	% of total	Amortized Cost	Fair Value	% of total
US government-sponsored entities and agencies	$8,225	$7,753	14.4%	$2,971	$3,001	8.7%	$—	$—	—
US Treasury securities	—	—	—	—	—	—	—	—	—
Mortgage-backed securities: residential	39,043	37,275	69.0%	24,686	25,133	72.8%	6,327	6,635	74.9%
State and political subdivisions	9,307	8,976	16.6%	6,158	6,383	18.5%	2,124	2,222	25.1%

Total	$56,575	$54,004	100.0%	$33,815	$34,517	100.0%	$8,451	$8,857	100.0%

The tables below summarize the maturity distribution of securities, weighted average yield by range of maturities, and distribution of securities as of December 31, 2013.

	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield
AVAILABLE-FOR-SALE
US government-sponsored entities and agencies	$—	—	$—	—	$—	—	$14,724	3.07%	$14,724	3.07%
Mortgage-backed securities: residential	1,359	3.20%	219,090	2.55%	1,522	2.88%	31,820	2.76%	253,791	2.60%
State and political subdivisions	—	—	—	—	—	—	—	—	—	—

Total	$1,359	3.20%	$219,090	2.55%	$1,522	2.88%	$46,544	2.86%	$268,515	2.63%

	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized cost	Yield	Amortized Cost	Yield
HELD-TO-MATURITY
US government-sponsored entities and agencies	$—	—	$725	(0.08%)	$3,500	2.50%	$4,000	3.30%	$8,225	2.66%
Mortgage-backed securities: residential	—	—	14,483	2.44%	3,712	3.21%	20,848	2.70%	39,043	2.65%
State and political subdivisions	—	—	767	0.97%	1,612	3.38%	6,928	3.41%	9,307	3.20%

Total	$—	—	$15,975	2.26%	$8,824	2.96%	$31,776	2.93%	$56,575	2.75%

Other earning assets are comprised of federal funds sold, interest-bearing deposits in financial institutions and restricted equity securities. We held no federal funds sold as of December 31, 2013, or December 31, 2012. At December 31, 2013, we held no certificates of deposit at other FDIC insured financial institutions compared to $100 at December 31, 2012. At December 31, 2013, we held $9,882 in an interest-bearing deposit account at the Federal Reserve Bank, compared to $22,430 at December 31, 2012. In addition to our available-for-sale securities portfolio, we use federal funds sold and interest-bearing deposits in financial institutions for liquidity management and for investment yields. These accounts, as a group, will fluctuate as funding needs change.

FFN also had other investments of $3,032 and $2,258 at December 31, 2013 and 2012, respectively, consisting of capital stock in the Federal Reserve and the FHLB (required as members of the Federal Reserve Bank System and the Federal Home Loan Bank System). The FHLB and Federal Reserve investments are “restricted” in that they can only be sold back to the respective institutions or another member institution at par, and are thus, not liquid, have no ready market or quoted market value, and are carried at cost.

Bank Premises and Equipment

Bank premises and equipment was $4,138 at December 31, 2013 compared to $2,944 at December 31, 2012, an increase of $1,194 or 40.6%. This increase was primarily the result of construction in process on an addition to the Corporation’s main office in downtown Franklin, Tennessee. This addition is scheduled to be completed in the first quarter of 2014. At December 31, 2013, we operated from four banking locations, including our main office, and a mortgage loan production office in Brentwood, Tennessee, and a deposit and loan production office in Spring Hill, Tennessee. FSB has received regulatory approval to convert the office in Spring Hill to a full service branch, which opened on February 12, 2014. We currently lease all banking locations.

Deposits

Deposits represent FFN’s largest source of funds. FFN competes with other bank and nonbank institutions for deposits, as well as with a growing number of non-deposit investment alternatives available to depositors, such as mutual funds, money market funds, annuities, and other brokerage investment products. Challenges to deposit growth include price changes on deposit products given movements in the rate environment and other competitive pricing pressures, and customer preferences regarding higher-costing deposit products or non-deposit investment alternatives.

At December 31, 2013, total deposits were $681,300, an increase of $166,657, or 32.4%, compared to $514,643 at December 31, 2012. Included in FFN’s funding strategy are brokered deposits. Total brokered deposits increased from $3,366 at December 31, 2012 to $40,401 at December 31, 2013. Excluding brokered deposits, deposits increased $129,622 from December 31, 2012, to December, 2013, approximately half of which was due to an increase in public funds deposits.

Maturity of non-brokered time deposits of $100,000 or more

	Dec. 31, 2013	Dec. 31, 2012
Three months or less	$6,336	$21,177
Three through six months	5,445	5,435
Six through twelve months	25,982	21,388
Over twelve months	39,079	25,875

Total	$76,842	$73,875

Federal Funds Purchased and Repurchase Agreements

As of December 31, 2013, the Corporation had federal funds purchased from correspondent banks totaling $20,825 compared to $20 outstanding as of December 31, 2012. The primary reason for this increase was to fund the growth in loans that has exceeded deposit growth for the same periods.

As of December 31, 2013, securities sold under agreements to repurchase had an outstanding balance of $3,466 compared to $1,582 as of December 31, 2012. Securities sold under agreements to repurchase are financing arrangements that mature daily. At maturity, the securities underlying the agreements are returned to the Corporation.

Federal Home Loan Bank Advances

The Corporation has established a line of credit with the Federal Home Bank of Cincinnati which is secured by a blanket pledge of 1-4 family residential mortgages. These accounts are summarized in the table below for the periods presented.

Schedule of Federal Home Loan Bank advances

Years Ended December 31,	Maximum outstanding at any month end	Average balance	Average interest rate during the period	Ending Balance	Weighted Average interest rate at period end
2013	$38,000	$19,479	0.51%	$23,000	0.52%
2012	$15,000	$9,914	0.88%	$8,000	0.95%

Liquidity

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Funds are available from a number of basic banking activity sources including the core deposit base, the repayment and maturity of loans, payments of principal and interest as well as sales of investments classified as available-for-sale, and sales of brokered deposits. As of December 31, 2013, $268,515 of the investment securities portfolio was classified as available-for-sale and is reported at fair value on the consolidated balance sheet. Another $56,575 of the portfolio was classified as held-for-sale and is reported at amortized cost. Approximately $194,925 of the total $325,090 investment securities portfolio on hand at December 31, 2013, was pledged to secure public deposits and repurchase agreements. Other funding sources available include repurchase agreements, federal funds purchased, and borrowings from the Federal Home Loan Bank.

Cash and cash equivalents at December 31, 2013 and 2012, were $18,217 and $24,977, respectively. The decrease in cash and cash equivalents was due to strong loan growth combined with an increase in the investment securities portfolio during the year ended December 31, 2013, which was accompanied by more modest deposit growth during the same period.

Interest Rate Sensitivity Gap Analysis

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of our interest rate sensitivity, or gap, is one of the principal techniques we use in our asset/liability management effort. The asset mix of our balance sheet is evaluated continually in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

The following table represents a schedule of assets and liabilities of Franklin Financial Network, Inc. repricing over various time intervals. The primary market risk faced by the Bank is interest rate risk. The static gap analysis starts with contractual repricing information for assets, liabilities, and off-balance sheet instruments. These items are then combined with repricing estimations for administered rate (interest-bearing demand deposits, savings, and money market accounts) and non-rate related products (demand deposit accounts, other assets, and other liabilities) to create a baseline repricing balance sheet. In addition to the contractual information, residential mortgage whole loan products and mortgage-backed securities are adjusted based on industry estimates of prepayment speeds that capture the expected prepayment of principal above the contractual amount based on how far away the contractual coupon is from market coupon rates.

INTEREST RATE SENSITIVITY GAP

December 31, 2013

	0-1 Yr	1-3 Yrs	3-5 Yrs	5 Yrs +	Total
Interest-earning assets
Fixed rate loans (1)	$108,397	$34,711	$106,864	$65,133	$315,105
Variable rate loans (1)	65,723	7,564	6,818	37,509	117,614
Investment securities (2)	2,027	10,381	2,032	310,650	325,090

Other earning assets (3)	12,914	—	—	—	12,914

Total interest-earning assets	$189,061	$52,656	$115,714	$413,292	$770,723

Interest-bearing liabilities
NOW accounts	$176,262	$—	$—	$—	$176,262
Money market accounts	231,780	—	—	—	231,780
Savings accounts	18,611	—	—	—	18,611
Time deposits (4)	115,416	58,100	14,372	14,073	201,961
Fed funds purchased and other borrowings (5)	24,291	—	—	—	24,291
Federal Home Loan Bank advances	19,000	2,000	2,000	—	23,000

Total interest-bearing liabilities	$585,360	$60,100	$16,372	$14,073	$675,905

Interest sensitivity gap	(396,299)	(7,444)	99,342	399,219	94,818

Cumulative gap	(396,299)	(403,743)	(304,401)	94,818

Cumulative gap RSA/RSL (6)	0.32	0.37	0.54	1.14

(1)	Loans are shown at gross values including loans held for sale and excluding $721 of net deferred origination fees and cost.
(2)	Available-for-sale securities are shown at fair value . Held-to-maturity securities are shown at amortized cost.
(3)	Includes interest-bearing deposits at the Federal Reserve Bank, Federal Home Loan Bank stock and Federal Home Loan Bank stock.
(4)	Time deposits are shown at carrying value.
(5)	Includes Federal funds purchased and securities sold under agreement to repurchase.
(6)	Rate sensitive assets (RSA) divided by rate sensitive liabilities (RSL), cumulative basis.

In order to limit exposure to interest rate risk, management monitors the liquidity and gap analysis on a periodic basis and adjusts pricing, term and product offerings when necessary to stay within applicable guidelines and maximize the effectiveness of asset/liability management.

Along with the static gap analysis, management also estimates the effect a gradual change and a sudden change in interest rates could have on expected net interest income through income simulation. Simulation is a better technique than gap analysis because variables are changed for the various rate conditions. The simulation is run using the prime rate as the base with the assumption of rates increasing 100, 200, 300 and 400 bps or decreasing 100, 200, 300 and 400 bps. All rates are increased or decreased parallel to the change in prime rate. The simulation assumes a static mix of assets and liabilities. As a result of the simulation, over a 12-month time period ending December 31, 2013, net interest income was estimated to increase 1.72% and 2.51% if rates increase 100 bps and 200 bps, respectively, and was estimated to decrease 5.03% and 17.37% in a 100 bps and 200 bps declining rate environment assumption, respectively. These results are in line with FFN’s guidelines for rate sensitivity.

These results are based solely on the modeled changes in the market rates and do not reflect the earnings sensitivity that may arise from other factors such as changes in the shape of the yield curve, changes in spreads between key market rates, or changes in consumer or business behavior. These results also do not include any management action to mitigate potential income variances within the modeled process. The simulation results are one indicator of interest rate risk, and actual net interest income is largely impacted by the allocation of assets, liabilities and product mix.

Capital

Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FRB, the primary federal regulator for Franklin Synergy Bank, has adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to their assets in accordance with the guidelines. The Corporation regularly reviews its capital adequacy to ensure compliance with these guidelines and that sufficient capital is available for current and future needs. Management actively reviews capital strategies for the Corporation and the Bank in light of perceived business risks associated with current and prospective earning levels, liquidity, asset quality, economic conditions in the markets served, and level of dividends available to shareholders. It is management’s intent to maintain an optimal capital and leverage mix for growth and for shareholder return.

Selected capital ratios for the Corporation and the Bank were as follows:

Franklin Financial Network, Inc. (the Corporation)

	Actual		Required for Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
December 31, 2013
Total capital (to risk-weighted assets)	$74,430	14.8%	$40,209	>8.0%
Tier 1 capital (to risk-weighted assets)	69,530	13.8%	20,105	>4.0%
Tier 1 capital (to average assets)	69,530	9.8%	28,449	>4.0%

Franklin Synergy Bank (the Bank)

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total capital (to risk-weighted assets)	$73,305	14.6%	$40,192	>8.0%	$50,239	10.0%
Tier 1 capital (to risk-weighted assets)	68,405	13.6%	20,096	>4.0%	30,144	6.0%
Tier 1 capital (to average assets)	68,405	9.6%	28,455	>4.0%	35,569	5.0%
December 31, 2012
Total capital (to risk-weighted assets)	$53,138	15.5%	$27,506	>8.0%	$34,382	10.0%
Tier 1 capital (to risk-weighted assets)	49,155	14.3%	13,753	>4.0%	20,629	6.0%
Tier 1 capital (to average assets)	49,155	9.3%	20,870	>4.0%	26,087	5.0%

Effects of Inflation and Changing Prices

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce our earnings from such activities.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on our future obligations. The table outlines principal amounts and timing of these obligations, excluding amounts due for interest, if applicable.

	December 31, 2013
(in thousands of dollars)	Total	Due in one year or less	Due over one year and less than three years	Due over three years and less than five years	Due over five years

Deposit maturities (1)	$201,961	$115,416	$58,099	$14,373	$14,073
Securities sold under agreements to repurchase	3,466	3,466	—	—	—
Federal Funds Purchased	20,825	20,825	—	—	—
Federal Home Loan Bank advances	23,000	19,000	2,000	2,000	—
Operating lease obligations (2)	9,487	1,300	1,668	1,385	5,134

Total	$258,739	$160,007	$61,767	$17,758	$19,207

(1)	Deposits include brokered and non-brokered time deposits. Although customers have rights to early withdrawal, early withdrawal penalties may apply. The penalty amount depends on the remaining time to maturity at the time of early withdrawal.
(2)	Operating lease obligations include existing non-cancelable lease commitments.

Off Balance Sheet Arrangements

We generally do not have any off-balance sheet arrangements other than approved and unfunded loans and lines and letters of credit to our customers in the ordinary course of business. At December 31, 2013, FFN had unfunded loan commitments outstanding of $25,789, unused lines of credit of $129,218, and outstanding standby letters of credit of $5,649. Further discussion of these commitments is included in Note 15, “Loan Commitments and Other Related Activities” of the Notes to Consolidated Financial Statements.

Emerging Growth Company Status

After filing the registration statement, of which this joint proxy statement/prospectus is a part, we will be subject to periodic reporting requirements under the Exchange Act. We are an “emerging growth company,” as defined in the JOBS Act, however, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if our total annual gross revenues equal or exceed $1 billion in a fiscal year. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. FFN has elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we adopt the new or revised standard at the time public companies adopt the new or revised standard. This election is irrevocable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FFN

Following are the names of the executive officers, directors, and 10% or more shareholders of FFN and its subsidiaries. Also listed is the number of shares, 2010 Warrants, options and restricted shares which they or their spouses, dependent children, or affiliates owned as of March 31, 2014.

Name	Position in FSB	Position in FFN	Shares Owned (%)[1]	Warrants[2]	Incorporator/ Nonemployee Options[3]	Employee Options[4]	Restricted Shares[5]
Sally E. Bowers	Executive Vice President, Chief Mortgage Officer	None	1,550 (0.03%)	0	0	42,507	1,099

Henry W. Brockman, Jr.[6]	Director	Director	66,800 (1.38%)	125	15,375	0	0

James W. Cross, IV	Director	Director	20,000 (0.41%)	0	6,000	0	0

Constance E. Edwards[7]	None		4,493 (0.09%)	0	0	9,063	340

Kevin A. Herrington	Executive Vice President, Chief Operations Officer	None	7,398 (0.15%)	0	0	45,191	1,845

Richard E. Herrington	Director, President, CEO	Director, President, CEO	260,179 (5.38%)	0	0	114,366	2,973

Ashley P. Hill, III	Executive Vice President, Chief Banking Officer	None	10,584 (0.22%)	0	0	65,809	1,856

J. Myers Jones, III	Executive Vice President, Chief Credit Officer	None	0 (0.00%)	0	0	40,079	2,009

Dr. David H. Kemp	Director	Director, Secretary	283,111 (5.86%)	500	16,625	0	0

Sally P. Kimble	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer	11,000 (0.23%)	0 0	0 0	6,274	1,355

Name	Position in FSB	Position in FFN	Shares Owned (%)[1]	Warrants[2]	Incorporator/ Nonemployee Options[3]	Employee Options[4]	Restricted Shares[5]
David McDaniel	Executive Vice President, Chief Retail Officer	None	3,000 (0.06%)	0	0	18,242	1,183

Paul M. Pratt, Jr.	Director	Director	25,000 (0.52%)	0	16,625	0	0

Aimee M. Punessen	Senior Vice President, Marketing and Public Relations Manager	None	2,000 (0.04%)	0	0	50,948	1,520

Melody Smiley	Director	Director	6,000 (0.12%)	125	5,550	0	0

Pamela J. Stephens	Director	Director	2,908 (0.06%)	125	6,000	0	0

All directors and executive officers as a group (15 persons)			704,203 (14.56%)	875	66,175	392,479	14,180

1.	Based on 4,834,309 shares outstanding as of March 31, 2014.
2.	One warrant issued for each 20 shares purchased in the offering completed in 2010.
3.	Nonqualified stock options issued to the original Incorporators, 100% of which are vested. Additional options were granted to each non-employee director then serving on FFN’s Board of Directors on February 20, 2008 (500), June 15, 2009 (3,875), July 22, 2010 (450), June 2, 2011 (900), June 1, 2012 (2,175) and May 31, 2013 (2,475).
4.	Incentive stock options and nonqualified stock options issued to employees.
5.	Restricted shares issued to employees. These shares are not included in the “Shares Owned” column.
6.	Mr. Brockman only received Incorporator’s options based upon 0.125 of 40,000 shares, rather than 50,000 shares since the additional 10,000 shares are beneficially, rather than directly, owned by him.
7.	President, Banc Compliance Group subsidiary.

MANAGEMENT OF FFN

Management Personnel

Following are the names and biographical information of the executive officers for FFN and FSB. Executive officers of FFN and FSB are appointed by the respective Boards of Directors. For information about the directors of FFN and FSB, see “FFN AND MIDSOUTH PROPOSAL NO. 1— THE MERGER — Board of Directors of the Combined Corporation” and “FFN PROPOSAL NO. 2 — ELECTION OF DIRECTORS.” Directors of FSB are elected by FFN, and directors of FFN are elected by the shareholders of FFN. The Board of Directors is elected each year at the annual meeting of shareholders of FFN.

Sally E. Bowers, age 61, has been the Executive Vice President and Mortgage Division Manager of FSB since November 2007. She has over 30 years of banking experience in Middle Tennessee, primarily in the mortgage banking area. Ms. Bowers began her banking career in 1975 in retail banking at Fidelity Federal Savings Bank which later merged with Union Planters National Bank. During her 20 years at Fidelity Federal/Union

Planters, she rose to Vice President and was responsible for mortgage, commercial and consumer loan production. She spent a short stint in 1996 as Vice President/Mortgage Production Officer at First American National Bank. In 1996, Ms. Bowers joined Franklin National Bank as Vice President/Mortgage Lending Manager and later rose to Senior Vice President with full responsibility for production, secondary market, servicing and operation of the bank’s mortgage subsidiary, Franklin Financial Mortgage. After the sale of Franklin National Bank, she joined Cumberland Bank as Executive Vice President and Mortgage Division Manager in 2004 with management responsibilities of the mortgage division. Ms. Bowers has thorough knowledge of all facets of mortgage banking.

Constance E. Edwards, age 50, is the President of FFN’s subsidiary, Banc Compliance Group, Inc., purchased by FFN in May 2008. She began her compliance/paralegal career at SunTrust Bank in 1991 as a Corporate Paralegal. In 1998, she rose to Assistant Vice President and Compliance Analyst. In 1999, Ms. Edwards joined Franklin Financial Corporation, parent company of Franklin National Bank, as Vice President/Compliance Officer with full oversight of the bank’s compliance function. In 2003, she started her own compliance consulting business, Banc Compliance Group, LLC. Banc Compliance Group provides compliance consulting services to community banks. Ms. Edwards also has achieved the designation of Certified Regulatory Compliance Manager.

Kevin A. Herrington, age 39, is the Executive Vice President and Chief Operations Officer of FSB. While completing his education, Mr. Herrington worked part-time in banking as a Systems Support Specialist from 1997 through 1998. After a term in the military, he joined Franklin National Bank in 2000 as the Manager of Information Systems, overseeing the IT department. In 2002, he was recruited to Civitas BankGroup to centralize and standardize the IT and data processing areas. He built a central wide-area network, improved security and controls, and implemented a complete update of policies and procedures. Mr. Herrington updated and brought in-house all technology and technology-related customer products. He successfully navigated the process of strengthening all IT-related controls related to compliance with the Sarbanes Oxley Act. Additionally, Mr. Herrington has achieved the major recognized certifications within the industry including CISSP (certified information systems security professional), and AAP (accredited ACH professional). Kevin Herrington is the son of Richard E. Herrington.

Ashley P. Hill, III, age 53, is the Executive Vice President and Chief Banking Officer of FSB. He has been in banking in Middle Tennessee for 25 years, starting out at Third National Bank (now SunTrust) in 1983 in the management training program. Spending 12 years at Third National, he rose to the level of AVP/Commercial Relationship Manager before venturing into the community banking arena. Beginning in 1995, he worked for the former Brentwood National Bank as Senior Vice President and Commercial Lender before joining Trans Financial Bank upon the sale of Brentwood National. While at Trans Financial, he was Community President over their middle TN markets in Davidson, Williamson, Maury, and Rutherford counties. In 1998, Mr. Hill joined the Cumberland Bank (then The Community Bank) and Civitas family, progressing to the position of Chief Operating Officer before joining the Civitas holding company full-time in 2003. He served as the Director of Corporate Risk Management since that time and was also a member of the executive management turnaround team. During this time, he successfully standardized and centralized the functions of Internal Audit, Loan Review, and Consumer Compliance. His strong points throughout his banking career have been his management capabilities and relationship-building skills.

J. Myers Jones, III, age 63, serves as Executive Vice President, Chief Credit Officer, positions he has held since July of 2009. Mr. Jones has more than 30 years of local community banking experience, most recently with Cadence Bank in Franklin, Tennessee, where he served as Executive Vice President of Commercial Lending. Prior to his service at Cadence Bank, Mr. Jones served as President and CEO of Franklin National Bank in Franklin, Tennessee, for 13 years prior to Franklin National’s acquisition by Fifth Third Bank. In addition to Franklin National Bank and Cadence Bank, Mr. Jones was instrumental in the success of several other area banks, including Sovran Bank and Commerce Union Bank.

Sally P. Kimble, age 60, is the Executive Vice President and Chief Financial Officer of FFN and FSB. Ms. Kimble’s background is primarily in accounting, operations and finance, having worked in community banking organizations for almost 30 years. Prior to joining FSB in April 2012, Ms. Kimble had recently been with American Bank & Trust of the Cumberlands in Cookeville, Tennessee, where she served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer. Kimble also served as Executive Vice President and Chief Financial Officer for Capital Bank & Trust Company (Capital Bancorp, Inc.) in Nashville for seven years and prior to that was Treasurer, Senior Vice President and Chief Financial Officer for First Bank & Trust (First Financial Corporation) in Mt. Juliet, Tennessee. Kimble holds a B.A. from the University of Tennessee and certificates from the Graduate School of Bank Investments and Financial Management at the University of South Carolina and the Graduate School of Banking of the South at Louisiana State University. In addition, she holds a certificate from the College of Financial Planning in Denver, Colorado.

David McDaniel, age 46, is the Executive Vice President and Chief Retail Officer of FSB. Mr. McDaniel serves as Senior Vice President of Franklin Synergy Investment Management, a division of FSB. He is a Brentwood native and served as Regional President at Community First Bank & Trust in Cool Springs prior to joining FSB. In a banking career that spans more than 18 years, Mr. McDaniel has held roles at AmSouth Bank, First American Bank, Equitable Securities and Merrill Lynch. He holds a B.S. in Finance and an M.B.A. from the University of Tennessee in Knoxville, Tennessee. He is a graduate of Brentwood Academy in Brentwood. Mr. McDaniel is a graduate of Leadership Franklin and a member of the Williamson County/Franklin Chamber of Commerce.

Aimee M. Punessen, age 56, is the Senior Vice President and Marketing and Public Relations Manager of FSB. She brings a wealth of experience to the position as both a consultant and manager. She began her Middle Tennessee career in 1982 at Aladdin Industries, and then served as a Contract and Program manager at Textron Aerostructures for six years. Subsequently from 1999 to 2005, Ms. Punessen worked in the not-for-profit segment. Clients included The Girl Scout Council of Cumberland Valley, The Tennessee Medical Foundation, Education First Foundation, and Williamson Works. Through this period of her career, Ms. Punessen served in various roles from Director of Development, to Corporate Communications, Executive Director, and as a development and public relations consultant. While at Williamson Works, she consulted on workforce and economic development issues with businesses in Williamson County, experience which is consistent with FSB’s small business marketing effort. At the start of 2006, she came to Civitas BankGroup as Manager of Public and Investor Relations, as Civitas prepared to list on NASDAQ. She managed public relations efforts for Civitas including news releases, NASDAQ listing and institutional and individual investor relations presentations.

Directors and executive officers of FFN and its subsidiaries, together with their spouses, minor children, and other affiliates, currently own 704,023 shares of common stock, 875 2010 Warrants, 508,344 stock options, 30,270 shares of restricted stock. As a group, these persons currently own 14.56% of the outstanding 4,834,309 shares. If such persons exercised all their 2010 Warrants and options, then after including restricted shares as well, such persons would own 23.1% of the then outstanding shares. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FFN,” “DESCRIPTION OF FFN CAPITAL STOCK” and “Certain Transactions with Management.”

The TBCA and the bylaws of FFN require FFN to have a Board of Directors consisting of not less than three members. The Tennessee Banking Act and the bylaws of FSB require FSB to have a board of directors consisting of not less than five nor more than 25 members. Each of the directors of FSB during his or her whole term of service must be a citizen of the United States. A majority of FSB’s directors must reside either within the State of Tennessee or within 100 miles of the location of any branch for at least one year immediately preceding their election and during the entire term of their service as directors.

The Board of Directors of FSB has established a number of board committees to review various functions of FSB. FFN’S Audit Committee serves as FSB’s Audit Committee.

The Board of Directors is responsible for engaging external accounting and auditing firms to independently assess critical elements of risk. The Committee has engaged Crowe Horwath LLP to perform the annual financial audit and render an opinion on the fairness of the financial statements. The firm of Porter, Keadle and Moore performs an annual audit of information systems and internal control. The firm of Crowell & Crowell, PLLC, performs loan review on a semi-annual and as-needed basis. Independent auditors report their findings directly to the Audit Committee of the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors and Executive Officers

Directors of FSB receive fees for monthly Board meetings. The Board of Directors of FFN meets at least once per year, and the Board of Directors of FSB meets monthly. Audit and Personnel Committee chairpersons also receive fees for committee meetings.

There is standard medical and disability insurance for officers and employees similar to other banking institutions in the area. FFN may enter into other incentive compensation, bonus, and/or pension plans with its officers and employees in the future as may be decided by the Board of Directors. Officers and employees will receive salaries standard in the market and industry. See “Employees.”

An aggregate of equity incentive awards equal to up to 1,500,000 shares is reserved for stock options and restricted shares for employees and others pursuant to an Omnibus Equity Incentive Plan (see further details below). Stock options have been issued with exercise prices ranging from $10.00-$13.00. Options and restricted shares have been issued in the following amounts to the described groups of individuals:

1.	Incorporators/Non-Employee Directors. Each of the Incorporators received options to purchase 12.5% of the number of shares that the Incorporator purchased in FFN’s initial stock offering (up to the first 50,000 shares an Incorporator purchased) at $10.00 per Share, resulting in 33,750 options issued to Incorporators. No Incorporator could receive options to purchase shares that exceed the number of shares being purchased by the Incorporator. Such options were issued to the Incorporators as a form of recognition for the risk these individuals bore and their efforts in organizing FFN. In addition, non-employee directors were issued an additional 500 options each on February 20, 2008; 3,875 options each on June 15, 2009; 450 options each on July 22, 2010; 900 options each on June 2, 2011; 2,175 options each on June 1, 2012; and 2,475 options each on May 31, 2013, for year-end compensation.

2.	Employees. As an incentive to employees of FFN or FSB, incentive awards are made available for allocation by the Board of Directors through the Omnibus Equity Incentive Plan. Currently, FFN has the ability to issue up to 486,102 additional equity incentive awards after allocating 946,644 options to employees/directors/incorporators and 28,685 shares of restricted stock to employees for year-end incentive compensation.

In 2007, FFN adopted the 2007 Qualified-Nonqualified Stock Option Plan. The shareholders of FFN at the annual meeting of shareholders in 2013 approved an amendment and restatement of this plan to be renamed the 2007 Omnibus Equity Incentive Plan (the “Plan”) (i) to increase the number of shares of FFN’s common stock available for issuance under the Plan from 1,000,000 to 1,500,000; and (ii) to add other forms of compensation that can be awarded under the Plan to include Stock Appreciation Rights (SARs), Restricted Stock, and cash awards. The Board of Directors recommended adoption of the amendments as being necessary to attract new employees as FFN continues to grow and to have the ability to continue to reward employees with such incentive compensation, and encourage such valued employees to acquire a proprietary interest in FFN and to remain in its employ and service.

The Plan allows a Committee chosen by the Board of Directors (“Committee”) to grant incentive stock options (“ISOs”) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) to key employees and officers of FFN and FSB and non-qualified options (“NSOs” and, together with the ISOs, the “Options”) to non-employee directors, incorporators, and others for the purchase of shares (“Participants”). As amended, the Plan also allows the Committee to grant awards of stock appreciation rights (“SARs”), restricted stock, and cash to key employees and officers of FFN and FSB and to non-employee directors and incorporators. The purpose of the Plan is to advance the interests of FFN and FSB by stimulating the efforts of key employees, directors, incorporators, and consultants, increasing their desire to continue in their employment with or services to FFN and FSB, assisting FFN and FSB in competing effectively with other enterprises for the services of new employees and directors necessary for the continued improvement of operations, and to attract and retain the best possible personnel for service as employees, officers, directors, and consultants of FFN and FSB. Accordingly, the Plan is designed to promote the interests of FFN and FSB and its shareholders, and, by facilitating stock ownership on the part of such participants, to encourage them to acquire a proprietary interest in FFN and to remain in its employ and service.

Committee Authority

The Committee may at any time terminate, suspend, or amend the Plan, except that the Committee shall not, without the authorization of the holders of a majority of the Stock (as defined in the Plan) voted at a shareholders’ meeting duly called and held, change any provisions (other than those adjustments for changes in capitalization) which determine (a) the aggregate number of shares for which Options may be granted under the Plan or to any person; (b) the classes of person eligible for Options; or (c) the duration of the Plan. The Committee may postpone any exercise of an Option for such time as the Committee may deem necessary in order to permit FFN (i) to effect, amend, or maintain any necessary registration of the Plan or the shares issuable upon the exercise of an Option under the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to (A) list such stock on a stock exchange if shares are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares, including any rules or regulations of any stock exchange on which the shares are listed, or (iii) to determine that such shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) (B) above needs to be taken; and FFN shall not be obligated by virtue of any terms and conditions of any Option Agreement (as defined in the Plan) or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares in violation of the Act or the law of any government having jurisdiction thereof. Any such postponement does not extend the terms of an Option and neither FFN nor its directors or officers have respect to any shares as to which the Option shall lapse because of such postponement.

Types of Awards

Options. Options are rights to purchase a specified number of shares of common stock at a price fixed by the Committee. Each option must be represented by an award agreement that identifies the option as either an “incentive stock option” within the meaning of Section 422 of the Code or “non-qualified option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the options and set forth the exercise price of the options. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The option exercise price may be satisfied in cash, by check, by exchanging shares of common stock owned by the Participant, delivery of a properly executed exercise notice along with sale or loan proceeds, other consideration permitted by applicable laws or by a combination of these methods. Options have a maximum term of ten years from the date of grant. The Committee has broad discretion to determine the terms and conditions upon which options may be exercised, and the Committee may determine to include additional terms in the award agreements.

Stock Appreciation Rights. SARs may be granted in connection with a previously or contemporaneously granted stock option or independently. SARs are rights to receive cash or shares of common stock, or a combination thereof, as the Committee may determine. The Committee may provide in the SAR agreement circumstances under which SARs will become immediately exercisable and may accelerate the exercisability of any SAR at any time. To date, FFN has not issued any SARs under the Plan.

SARs granted in connection with a stock option are exercisable only when and to the extent that the related stock option is exercisable and expire on the date on which the related stock option expires. If a SAR granted in connection with a stock option is exercised, the related stock option ceases to be exercisable. The amount of the payment for SARs granted in connection with stock options is equal to the excess of (i) the fair market value on the date of exercise of the SAR of the common stock covered by the surrendered portion of the related stock option over (ii) the exercise price of the stock option covered by the surrendered portion of the related stock option.

SARs granted independently of stock options are exercisable as specified in the award agreement. The amount of the payment for SARs granted independently of stock options is equal to the excess of (i) the fair market value of the common stock covered by the exercised portion of the SAR as of the date of such exercise over (ii) the fair market value of the common stock covered by the exercised portion of the SAR as of the last market trading date prior to the date on which the SAR was granted; provided, however, that the Committee may place limits on the aggregate amount that may be paid upon exercise of a SAR.

Stock Awards. Restricted Stock grants are awards of common stock subject to vesting restrictions and/or restrictions on transferability. Shares of common stock that are issued as “restricted stock” will have a legend and may not be sold, transferred, or disposed of until the restrictions have lapsed. The shares do have voting rights prior to the vesting thereof and would be entitled to receive dividends if paid by FFN prior to the vesting of the shares. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment and restrictions on the transferability of stock purchased pursuant to stock purchase rights.

Cash Bonuses. Cash bonus awards entitle the grantee to cash payments based upon the achievement of employment or pre-established long-term performance factors. The Committee has discretion to determine the Participants to whom cash bonus awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any performance requirements.

Adjustments upon Change of Capitalization

Subject to any required action by FFN’s shareholders, the number of shares of common stock covered by outstanding stock options, SARs, or restricted stock, and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no award has been granted or which have been returned to the Plan upon cancellation or expiration of an award, as well as the price per share of common stock covered by each such outstanding award, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by FFN.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

Amendment and Termination

The Board of Directors may amend, alter, suspend or terminate the Plan at any time. Any amendment to the Plan must be approved by the shareholders to the extent such approval is required by the terms of the Plan, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any exchange upon which FFN’s stock is listed, if any. However, no amendment, alteration, suspension or termination of the Plan may impair the rights of any Participant, unless mutually agreed in writing by the Participant and the Committee.

Federal Income Tax Consequences

The following is a summary of the material anticipated United States federal income tax consequences of the Plan to FFN and the Participants. The summary is based on current federal income tax law, which is subject to change, and does not address state, local, or foreign tax consequences or considerations.

The grant of a stock option that does not have a readily ascertainable value will not result in taxable income at the time of the grant for either FFN or the Participant. Upon exercising an incentive stock option, the Participant will have no taxable income (except that the alternative minimum tax may apply) and FFN will receive no deduction. Upon exercising a nonqualified stock option, the Participant will recognize ordinary income in the amount by which the fair market value of common stock at the time of exercise exceeds the option exercise price, and FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages if the Participant is an employee.

The tax treatment of the Participant upon a disposition of shares of common stock acquired through the exercise of an option is dependent upon the length of time that the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. If an employee exercises an incentive stock option and holds the shares for at least two years from the date of grant and at least one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified stock option. Generally, upon the sale of shares obtained by exercising a nonqualified stock option, the Participant will treat the gain realized on the sale as a capital gain. Generally, there will be no tax consequence to FFN in connection with the disposition of shares of common stock acquired under a stock option, except that FFN may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

The grant of a SAR will not result in taxable income to the Participant at the time of the award. Upon exercising the SAR, the Participant will recognize ordinary income in the amount by which the fair market value of the common stock or the amount of cash, as the case may be, exceeds the SAR exercise price, if any. FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages if the Participant is an employee. Upon a disposition of shares of common stock acquired through the exercise of the SAR, the Participant may recognize capital gain or loss, the character of which is dependent upon the length of time that the shares have been held. Generally, there will be no tax consequences to FFN in connection with the disposition of shares of common stock acquired under a SAR.

The federal income tax consequences of awards of restricted stock will depend on the facts and circumstances of each award, and in particular, the nature of the restrictions imposed with respect to the common stock, which is the subject of the award. In general, if the common stock is subject to a substantial risk of forfeiture, i.e., limited in terms of transferability, a taxable event occurs only when the risk of forfeiture lapses. At that time, the Participant will recognize ordinary income to the extent of the excess of the fair market value of the common stock on the date the risk ceases over the amount that the Participant paid for the shares, if any, and FFN will be entitled to a deduction in the same amount. Prior to the lapse of restrictions on the restricted stock, any dividends on such shares will be paid currently and will be treated as ordinary compensation income to the Participant, subject to withholding. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such stock will be a long- or short-term capital gain or loss depending upon the applicable holding period.

Alternatively, within thirty days after transfer of the restricted stock, a Participant may make an election under Section 83(b) of the Code, which would allow the Participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted stock on the date of such award determined as if the restricted common stock were not subject to restrictions. FFN is then entitled to a compensation-paid deduction in the same amount. The election is required to be written and delivered to FFN within that thirty-day period. The Participant is also required to confirm the election with the filing of the Participant’s federal income tax return for the year in which the award is made. Failure to satisfy either of these requirements may invalidate the intended election. In the event of a valid Section 83(b) election, the Participant will not recognize income at the time that the restrictions actually lapse. In addition, any appreciation or depreciation in the value of the stock and any dividends paid on the stock after a valid Section 83(b) election are not deductible by FFN as compensation paid. For purposes of determining the period of time that the Participant holds the restricted stock, the holding period begins on the award date when a Participant makes a Section 83(b) election. Further, any dividends received after the Section 83(b) election is made will constitute ordinary dividend income to the Participant and will not be deductible by FFN. If the restricted stock subject to the Section 83(b) election is subsequently forfeited, however, the Participant is not entitled to a deduction or tax refund.

A Participant will realize ordinary compensation income upon receipt of a cash bonus award equaling the amount of cash received. Wage withholding rules will apply. FFN will be entitled to a deduction at the time of payment in an amount equal to such income.

Award Grants

The grant of awards under the Plan is at the discretion of the Committee. The Committee has made awards of Incentive Stock Options, Nonqualified Stock Options, and restricted shares. Effective as of June 1, 2012, the aggregate number of shares of common stock reserved for equity incentive awards for employees and others pursuant to the Plan was increased from 1,000,000 to 1,500,000. Outstanding options and restricted shares were issued in the following amounts to the described groups of individuals:

2007-March 31, 2014:
Total Granted Non-employee Directors	89,300
Total Granted Employees	1,112,641
Total Forfeited or expired	(223,204)
Total Exercised	(5,874)

Total outstanding equity incentive awards at 03/31/14	972,863

Summary Compensation Table

The table below shows the compensation for services in all capacities we paid during the years ended December 31, 2013 and 2012, to our Chief Executive Officer and our other two most highly compensated executive officers (which we refer to as named executive officers):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Richard E. Herrington, Chief Executive Officer	2013 2012	$313,207 292,717	$7,245 5,939	$38,649 —	$20,973 25,744	$56,356 38,303	(2) (2)	$436,430 362,703

Sally E. Bowers, EVP, Chief Mortgage Officer	2013 2012	130,000 130,000	5,241 —	14,287 —	6,743 10,589	230,754 212,185	(3) (3)	387,025 352,774

Joseph H. Bowman, Chief Lending Officer (5)	2013 2012	199,296 192,092	4,567 —	28,210 —	13,221 19,986	11,968 10,936	(4) (4)	257,262 223,014

(1)	The amounts in the Stock Awards and Option Awards columns represent grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The assumptions used in determining the values of stock awards and option awards are provided in Note 12 to FFN’s Consolidated Financial Statements contained elsewhere in this joint proxy statement/prospectus.
(2)	Includes $10,200 and $10,000 of 401(k) company matching contributions, $3,045 and $2,507 of life insurance premiums, and $4,500 and $3,000 of director fees for 2013 and 2012, respectively. Also includes the following perquisites:

	Company car allowance	Country club memberships	Spouse Travel
2013	$10,850	$12,963	$14,798
2012	10,500	7,985	4,311

(3)	Includes $10,200 and $10,000 of 401(k) company matching contributions, $592 and $552 of life insurance premiums, and $219,962 and $201,633 in commissions for 2013 and 2012, respectively.
(4)	Includes $8,494 and $8,340 of 401(k) company matching contributions, $1,645 and $1,387 of life insurance premiums, and $1,829 and $1,209 in commissions for 2013 and 2012, respectively.
(5)	Mr. Bowman retired effective March 4, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following tables show the number of equity awards outstanding as of December 31, 2013 for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard E. Herrington	39,375	—	—	$10.00	12/20/2017	2,973	$38,649	—	—
	3,508	—	—	10.00	02/20/2018
	17,950	4,487	—	11.75	06/15/2019
	1,542	3,085	—	10.00	07/22/2020
	4,694	7,041	—	10.50	06/02/2021
	4,363	17,454	—	12.00	06/01/2022
	—	10,867	—	13.00	05/31/2023

Sally E. Bowers	9,375	—	—	$10.00	12/20/2017	1,099	$14,287	—	—
	638	—	—	10.00	02/20/2018
	8,921	2,230	—	11.75	06/15/2019
	2,175	1,450	—	10.00	07/22/2020
	2,100	3,150	—	10.50	06/02/2021
	1,795	7,179	—	12.00	06/01/2022
	—	3,494	—	13.00	05/31/2023

Joseph H. Bowman (4)	951	951	—	$11.75	06/15/2019	2,170	$28,210	—	—
	1,315	2,630	—	10.00	07/22/2020
	1,871	5,614	—	10.50	06/02/2021
	3,387	13,550	—	12.00	06/01/2022
	—	6,850	—	13.00	05/31/2023

(1)	Options vest in five equal increments beginning on the first anniversary of grant.
(2)	The expiration date of each option occurs ten years after the date of grant for each option.
(3)	Restricted stocks awards were granted on May 31, 2013, as part of FSB’s equity incentive plan and vest in 5 equal increments over 5 years.
(4)	Mr. Bowman retired effective March 4, 2014. All of Mr. Bowman’s equity awards became fully vested on the date of his retirement and are exercisable for one year from the date of his retirement.

Outside Director Compensation Table for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Henry W. Brockman, Jr.	$3,500	—	$4,777	—	—	—	$8,277
James W. Cross, IV	3,500	—	4,777	—	—	—	8,277
Dr. David H. Kemp	4,375	—	4,777	—	—	—	9,152
Paul M. Pratt, Jr.	3,500	—	4,777	—	—	—	8,277
Melody J. Smiley	4,375	—	4,777	—	—	—	9,152
Pamela J. Stephens	3,500	—	4,777	—	—	—	8,277

(1)	The aggregate number of option awards outstanding at December 31, 2013, to outside directors were as follows:

Henry W. Brockman, Jr.	15,375
James W. Cross, IV	6,000
Dr. David H. Kemp	16,625
Paul M. Pratt, Jr.	16,625
Melody J. Smiley	5,550
Pamela J. Stephens	6,000

(2)	The amounts in the Option Awards column represent grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The assumptions used in determining the values of option awards are provided in Note 12 to FFN’s Consolidated Financial Statements contained elsewhere in this joint proxy statement/prospectus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, the entire board of directors of FFN performed the functions of the Compensation Committee. None of FFN’s executive officers has ever served as a director of another entity any of whose executive officers served on FFN’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF FFN

FSB has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of FFN and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, FSB is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. FSB is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Certain Transactions with Management

Banking transactions with directors, officers, and employees may be performed in the ordinary course of business. Any extensions of credit to these individuals is made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and will not involve more than the normal risk of repayment. Outstanding loans to executive officers, directors, principal shareholders, and companies with whom they are associated as of December 31, 2013, were $8 million.

The officers and directors are required to devote only so much of their time to the business of FSB and FFN as in their judgment is reasonably required. The officers and directors, and their affiliates, may engage, and are presently engaging, for their own accounts in other business ventures, including management and the formation of other corporations or ventures. Such activities may result in conflicts of interest.

Based on competitive bids, FFN is using Full Service Insurance to provide various insurance coverage including health, director’s and officer’s liability, personal property and bond coverage. Full Service Insurance is an affiliate of Paul M. Pratt, Jr., one of the directors of FFN.

FSB leases a facility from Columbia Avenue Partners in Downtown Franklin to house the main office, corporate headquarters, and operational areas. Columbia Avenue Partners is an affiliate of Henry W. Brockman, Dr. David H. Kemp, and, until December 31, 2013, Paul M. Pratt, Jr., each of whom are directors of FFN and FSB. The Bank received a third party review to assure lease rates and terms are competitive. In early 2013, construction began on an additional operations facility adjacent to FSB’s 722 Columbia Avenue headquarters. This property will be leased from Columbia Avenue Partners with an anticipated earliest occupancy date of March 2014. In addition to the Columbia Avenue offices, FSB’s has signed a lease with Berry Farms Real Estate Partnership, LLC, consisting of directors Brockman, Kemp, and, until December 31, 2013, Pratt, for FSB’s Berry Farms branch, which opened in September 2013. In June 2013, FSB entered into an agreement with Brentwood Town Center Real Estate Partners, LLC, comprised of directors Brockman and Kemp to relocate FSB’s Brentwood branch. The lease will likely commence in late 2014.

Century Construction Company was contracted by Columbia Avenue Partners, LLC to provide the leasehold improvement build-out for the current Columbia Avenue facility and is also providing the build-out for the new adjacent operations center. Additionally, Century Construction was contracted by Berry Farms Real Estate Partners, LLC for the construction of FSB’s recently opened Berry Farms branch. Century Construction Company is an affiliate of James W. Cross, IV, a director of FFN and FSB.

INFORMATION ABOUT MIDSOUTH

Description of MidSouth and MidSouth’s Business

MidSouth Bank (“MidSouth”) is a commercial bank with deposits insured through the FDIC. MidSouth is chartered under the Tennessee Banking Act and, as a member of the Federal Reserve System, it is subject to examination, supervision and regulation by the Board of Governors of the FRB and by the TDFI. MidSouth initially opened as a full-service commercial bank in January of 2004 and recently celebrated its tenth anniversary.

Since it opened for business, MidSouth has focused on developing its financial services business in Rutherford County in Tennessee and in other areas (generally, in contiguous counties). MidSouth provides a wide range of commercial banking services to small- and medium-sized businesses, including those engaged in the real estate development business, business executives, professionals and other individuals. MidSouth operates throughout Rutherford County in Tennessee, with five offices located in that county.

MidSouth focuses its business in Rutherford County and surrounding areas in the Nashville-Davidson-Murfreesboro-Franklin, Tennessee Metropolitan Statistical Area (“Nashville MSA”). Since its inception, MidSouth’s primary source of income has been its earnings principally derived from interest income from loans and returns from its investment portfolio. MidSouth derived approximately 75.72% of its gross revenues in 2013 from interest income and approximately 24.28% from fees and other non-interest sources (both percentages unaudited). All amounts in this section are in thousands, except per share data or unless otherwise indicated.

At December 31, 2013, MidSouth had total assets of approximately $276,620, and total stockholders’ equity of $27,667. At December 31, 2013, MidSouth’s total loans (net of allowance for loan losses of $2,799) were $168,111 and its total deposits were $241,948. MidSouth reported net earnings of $1,504 for fiscal 2013. As of year-end 2013, $6,362 in MidSouth Bank-owned investment securities were pledged to secure deposits from governmental units or agencies that require security for their deposits, or for other lawful purposes. Additional information concerning the general development of MidSouth’s business since the beginning of MidSouth’s last fiscal year is set forth as part of this documents, under the caption “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” (starting on page 194) and in the MidSouth Bank financial statements made part of document (starting on page F-45).

The principal executive offices of MidSouth are located at One East College Street, Murfreesboro, Tennessee 37130, telephone (615) 278-7100.

MidSouth Bank maintains an Internet website at www.midsouthbanking.com on which it makes available, free of charge, its Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are filed with, or furnished to, the FRB.

MidSouth’s Business in General

As a commercial bank, MidSouth Bank accepts deposits and uses those funds, together with its capital and earnings, to make loans and investments and to operate its business. The availability of funds to MidSouth is primarily dependent upon the economic policies of the government, the economy in general and the general credit market for deposits. MidSouth may in the future engage in various business activities permitted to commercial banks and their subsidiaries, either directly, through one or more subsidiaries, or through acquisitions. MidSouth intends to provide banking and financial services in Rutherford County and surrounding areas of Middle Tennessee, primarily in the Nashville MSA trade area, but it may elect to branch into other counties and to expand its marketplace.

MidSouth Products and Services

MidSouth operates five banking offices and one mortgage lending office, all of which are located in Rutherford County, Tennessee. MidSouth is an independent community bank providing a complete range of retail and commercial banking services to businesses and individuals in its market areas. As a community bank, MidSouth believes that it is necessary not only to use the best technology available to it but also to have sufficient staff to develop ongoing relationships with MidSouth’s customers and communities. MidSouth has implemented mobile banking and online banking services that MidSouth’s management believes are extremely competitive in the MSA.

Services offered are essentially the same as those offered by the national and regional institutions that compete with MidSouth and include checking, savings, money market deposit accounts, and certificates of deposit, business loans, personal loans, mortgage loans, lines of credit, and consumer-oriented retirement accounts including individual retirement accounts (“IRAs”) and employee benefit accounts. In addition, MidSouth provides full brokerage services through a networking arrangement with Raymond James Financial Services, Inc., a full service broker-dealer. MidSouth also provides safe deposit and night depository facilities. MidSouth operates a trust department that provides trust services. MidSouth’s deposits are insured by the FDIC.
Lending Activities— MidSouth engages in both commercial and consumer lending activities. MidSouth’s commercial loans are primarily secured by real estate, commercial equipment, vehicles or other assets of the borrower. Repayment is often dependent on the successful business operations of the borrower and may be affected by adverse conditions in the local economy or real estate market. The financial condition and cash flow of commercial borrowers is therefore carefully analyzed during the loan approval process, and continues to be monitored throughout the duration of the loan by obtaining business financial statements, personal financial statements and income tax returns. The frequency of this ongoing analysis depends upon the size and complexity of the credit and collateral that secures the loan. It is also MidSouth’s general policy to obtain personal guarantees from the principals of the commercial loan borrowers.

Commercial real estate (“CRE”) loans are primarily those secured by land for residential and commercial development, agricultural purpose properties, service industry buildings such as restaurants and motels, retail buildings and general purpose business space. MidSouth attempts to mitigate the risks associated with these loans through low loan to value ratio standards, thorough financial analyses, and management’s knowledge of the local economy in which MidSouth lends. However, MidSouth’s management recognizes that residential and commercial real estate development has historically been an important component of its local banking market and management expects that this area of lending will remain important to MidSouth’s communities in the future. In order to meet the demands of many of MidSouth’s existing and future customers, management expects to continue to apply the lessons learned in the recent real-estate downturn and to balance the goal of meeting customers’ needs with prudent underwriting and risk management.

MidSouth’s residential mortgage portfolio is distributed between variable and fixed rate loans. Many loans are booked at fixed rates in order to meet MidSouth’s requirements under the Community Reinvestment Act or to complement MidSouth’s asset liability mix. Other fixed rate residential mortgage loans are originated in a brokering capacity on behalf of other financial institutions, for which MidSouth receives a fee. As with any consumer loan, repayment is dependent on the borrower’s continuing financial stability, which can be adversely impacted by job loss, divorce, illness, or personal bankruptcy. Residential mortgage loans exceeding an internal loan-to-value ratio require private mortgage insurance. Title insurance protecting MidSouth’s lien priority, as well as fire and casualty insurance, is also required.

Home equity lines of credit, included within the residential mortgage portfolio, are secured by the borrower’s home and can be drawn on at the discretion of the borrower. These lines of credit are at variable interest rates.

MidSouth also provides residential real estate construction loans to builders and individuals for single family dwellings. Residential construction loans are usually granted based upon “as completed” appraisals and are secured by the property under construction. Site inspections are performed to determine pre-specified stages of completion before loan proceeds are disbursed. These loans typically have maturities of twelve months or less and may have a fixed or variable rate. Permanent financing for individuals offered by MidSouth includes fixed and variable rate loans with three or five year adjustable rate mortgages.

A variety of other consumer loans are also offered to MidSouth customers, including indirect and direct auto loans, and other secured and unsecured lines of credit and term loans. Careful analysis of an applicant’s creditworthiness is performed before granting credit, and on-going monitoring of loans outstanding is performed in an effort to minimize risk of loss by identifying problem loans early.

An allowance for loan losses is maintained to provide for anticipated losses from MidSouth’s lending activities. Losses are an endemic part of commercial and consumer banking. MidSouth seeks to manage the level of losses that MidSouth incurs by careful underwriting, needed collateral and documentation, and appropriate monitoring. A complete discussion of the factors considered in determination of the allowance for loan losses is included in section entitled “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Deposit Activities

MidSouth offers a full array of deposit products including checking, savings and money market accounts, regular and IRA certificates of deposit, and savings accounts. MidSouth also offers the Certificate of Deposit Account Registry Service®, or CDARS®, program to municipalities, businesses, and consumers through which MidSouth provides access to multi-million-dollar certificates of deposit that are FDIC-insured. In addition, MidSouth offers its commercial customers packages which include Treasury Management, Cash Sweep and various checking opportunities.

Information about MidSouth’s income from and assets related to its banking business may be found in the Consolidated Statements of Financial Condition and the Consolidated Statements of Income and the related notes thereto included in this document.

Trust Services

MidSouth’s Trust Department offers a full range of trust services, including personal trust, investment agency accounts, charitable trusts, retirement accounts including IRA roll-overs, 401(k) accounts and defined benefit plans, estate administration and estate planning. At December 31, 2013 and December 31, 2012, the total market value of assets under the supervision of MidSouth’s Trust Department was approximately $6.81 million and $7.18 million, respectively. Trust Department revenues for these periods are included in “other fees and commissions” in MidSouth’s Consolidated Statements of Income.

MidSouth is subject to extensive supervision and regulation by federal and state banking agencies. Its operations are subject to a wide array of federal and state laws applicable to financial services, to banks, to consumer rights, to privacy, and to lending. The section “SUPERVISION AND REGULATION” set forth above provides detailed information on the types of laws, rules, regulations, supervision and regulation under which MidSouth operates, except that MidSouth is not a bank holding company and the description of matters related strictly to bank holding companies like FFN may not be directly applicable to MidSouth.

There have been many legislative and regulatory proposals designed to overhaul or otherwise improve the federal deposit insurance system and to improve the overall financial stability of the banking system in the United States. Some of these proposals provide for changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand (or to limit) the nature of products and services banks and bank holding companies may offer. Certain recently-adopted pieces of legislation are summarized above under “Supervision and Regulation.” It is not possible to predict whether or in what form any proposals may be adopted in the future, and, if adopted, their impact upon either MidSouth or the financial services industries in which MidSouth competes.

Please refer also to the MidSouth Consolidated Financial Statements for additional, important information concerning MidSouth, starting on page F-45.

MidSouth Capital Requirements

Capital requirements are important to banks. Please refer to “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations - Capital Position and Dividends” below.

MidSouth’s Recent Operating Results

The recent economic recession had a significant negative impact on many financial institutions, including MidSouth. During 2011, MidSouth’s credit quality in the loan portfolio began to improve, and MidSouth experienced less charge-off activity than during the previous two years. During 2011, MidSouth recorded charge-offs of $1,943, while adding $400 to the allowance for loan losses for the current year provision. During 2012, MidSouth experienced substantial recoveries of previously charged off loans, ending the year with net recoveries of $275, which affected MidSouth’s allowance for loan and lease losses to the extent that there was a current year negative provision of $470, which was credited to MidSouth’s provision for loan losses. During 2013, MidSouth recorded net charge-offs of $288 and recorded no provision for loan losses.

Banks calculate the risk in their loan portfolios on an on-going basis and make changes to their allowance for loan and lease losses. MidSouth reduced its provisions to MidSouth’s allowance for loan losses in 2012 and continued to evaluate any additional changes to the allowance for loan and lease losses for 2013 and beyond. See “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” MidSouth reported earnings of $1,601 for 2012 and $1,504 for 2013. MidSouth’s continued improvement in earnings is attributable in part to the reduction of the provision for loan losses required in 2012 and 2013 based on management’s assessment of MidSouth’s loan portfolio and its allowance for loan and lease losses as well as its loan growth.

Sources and Availability of Funds

Please refer to the section entitled “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth below in this document, starting on page 194.

Subsidiary

MidSouth has one, wholly-owned, subsidiary known as MSB Services, Inc., which provides credit life insurance services for MidSouth and for loan customers. This company is in the process of being liquidated as required by FFN.

Public Company Reporting

The shares of common stock of MidSouth are registered with the FRB under Section 12(g) of the Exchange Act, although they are not listed or traded on any recognized or established securities trading market. MidSouth is subject to information reporting requirements, proxy solicitation requirements, insider trading restrictions and other requirements of the Exchange Act, including the requirements imposed under the federal Sarbanes-Oxley Act of 2002, and rules adopted by NASDAQ as they relate to MidSouth’s evaluation of the “independence” and “financial expertise” of the members of its Audit Committee. Among other things, loans to and other transactions with insiders are subject to restrictions and heightened disclosure, directors and certain committees of the MidSouth board must satisfy certain independence requirements, and MidSouth must comply with certain corporate governance requirements.

In accordance with the Exchange Act and other related laws, MidSouth Bank files reports with the FRB as a “smaller reporting company.” These include annual and quarterly reports (now, Forms 10-K and 10-Q) as well as current reports on Form 8-K and amendments to those reports, if any. MidSouth is also subject to the proxy and other rules and regulations under the Exchange Act. It is expected that FFN will be subject to these public company reporting rules at some time after the merger is completed.

MidSouth Corporate Governance

MidSouth is a Tennessee banking corporation. It is governed by a board of directors of 17 directors. Under MidSouth’s Charter, as amended, its board of directors is divided into three groups (called “Classes”) of directors. Because approximately one third of the board members are to be elected each year, MidSouth has arbitrarily divided them into three “Director Classes.” Each nominee will be designated as a member of a particular “Director Class,” and such nominee, if elected, will stand for re-election every three years along with her or his “Director Class.”

The Director Classes are the following:

(1) Director Class I has five members: Roseann H. Barton, D. Gerald Coggin, Sr., Lee M. Moss, Dr. George W. Smith, and Gregory E. Waldron. The terms for Director Class I are scheduled to expire at the time of the Annual Meeting in 2015;

(2) Director Class II has six members: Daniel B. Decker, John D. Floyd, Donald R. Gintzig, Brian F. Kidd, Dr. Max L. Moss, Jr., and Matthias B. Murfree, III. The terms for Director Class II are scheduled to expire at the time of the Annual Meeting in 2016; and

(3) Director Class III has six members: Donald W. Alexander, Jimmy E. Allen, Dallas G. Caudle, Jr., Beth S. O’Brien, Stephen A. Steele, and Paula B. Thomas. The terms for Director Class III are scheduled to expire at the time of the Annual Meeting in 2014.

Presently, MidSouth does not intend to call an Annual Meeting for 2014 unless the merger has not closed by early in the third quarter of 2014.

Vacancies on the board may be filled by a majority vote of the remaining directors. The board of directors acts as its own nominating committee for the nomination of candidates for election as directors. Nominations can also be made by shareholders.

Under Tennessee law, bank directors must, during each director’s whole term of service, be a citizen of the United States. A majority of the directors must reside in a state in which MidSouth has a branch location or within 100 miles of the location of any branch, both for at least one year immediately preceding their election and during their term of service as a director. All of the MidSouth directors meet these qualifications. During a term, the board may elect a new director to fill any vacant spot, including a vacancy caused by an increase in the size of the board; however, any increase in the size of the MidSouth board requires a vote of a majority of the then-sitting directors and any member so added must stand for election in his or her Director Class at the next Annual Meeting.

MidSouth’s board is comprised of a majority of directors (15 of 17) who qualify as independent directors pursuant to the corporate governance standards listed in the NASDAQ OMX Listing Rules. (In determining independence pursuant to these standards, the board has elected to use the independence standards that it applies to its Audit Committee, even though MidSouth’s common stock is not listed on the NASDAQ or on any other recognized securities exchange.) Each year the board affirmatively determines whether directors have direct or indirect material relationships with MidSouth, including its subsidiaries, that may interfere with their ability to exercise their independence from MidSouth. When assessing the materiality of a director’s relationship with MidSouth, the board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include employment, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Two of the MidSouth directors, Lee M. Moss, Chairman and Chief Executive Officer, and Dallas G. Caudle, Jr., President and Chief Operating Officer, are employees and are involved in directing MidSouth’s day-to-day activities, and they are, thus, not considered to be “independent” directors.

The MidSouth board meets monthly and at call for special meetings. The board of directors held 12 regular meetings and one special meeting during 2013. A majority of the members constitutes a quorum, and a majority of those directors who are present and voting at a meeting can generally cast the deciding vote on each matter considered. Directors cannot vote or act by proxy in connection with a board meeting. Directors may act by written consent in accordance with law. In 2013, all directors except Mr. Gintzig (who was on leave serving in the United States Navy as Rear Admiral (Deputy Chief, Navy Medicine) during the first part of 2013) attended at least 75% of board meetings and two directors failed to attend at least 75% of the aggregate number of the board and assigned committee meetings, including Mr. Gintzig, who, as noted above, was on leave during part of 2013, and Mr. Coggin, who was absent due to a heavy travel scheduled relative to his primary business activities. In February of 2009, MidSouth’s directors voted to suspend all board and committee fees beginning March of 2009. Directors received no fees for board or board committee meetings in 2010, 2011, or the first six months of 2012. Board and committee fees were reinstated in July 2012. All directors receive a $250 monthly retainer and are paid $250 for each meeting attended. Non-employee members of MidSouth’s audit and executive committees each receive a $250 fee for each meeting attended. Board and committee fees are paid monthly. MidSouth’s non-management directors reserve the right to meet at regularly scheduled executive sessions and may hold such additional executive sessions as they determine necessary or appropriate. No such meetings were deemed necessary or held in 2013.

MidSouth has adopted a Code of Ethics which is applicable to all directors, officers and other employees of MidSouth, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available for inspection by shareholders. MidSouth intends to give notices of amendments to or waivers from its Code of Ethics (to the extent applicable to MidSouth’s directors, principal executive officer, principal financial officer or principal accounting officer) by appropriate filings on Form 8-K.

The board represents the interests of MidSouth’s stockholders by overseeing the Chief Executive Officer and other members of senior management in the operation of MidSouth. The board’s goal is to optimize long-term value by providing guidance and strategic oversight to MidSouth on behalf of MidSouth shareholders. Generally, MidSouth requires that its directors have extensive business experience, outstanding reputations in their industries, diverse views, knowledge of the communities in which MidSouth operates, and an understanding of financial matters.

Name	Age	Profession
Donald W. Alexander	61	Automobile Dealer
Jimmy E. Allen*	74	Trucking
Roseann H. Barton	51	School Principal
Dallas G. Caudle, Jr.	66	Banker
D. Gerald Coggin, Sr.	62	Healthcare
Daniel B. Decker	60	Builder-Developer
John D. Floyd	53	Builder-Developer
Donald R. Gintzig	55	Rear Admiral, US Navy; Deputy Chief, Navy Medicine (Retired); Healthcare
Brian F. Kidd	39	Accounting; Healthcare
Lee M. Moss*	62	Banker
Dr. Max L. Moss, Jr.	53	Physician; Builder-Developer
Matthias B. Murfree, III*	69	Attorney
Beth S. O’Brien	56	Realtor

Name	Age	Profession
Dr. George W. Smith	65	Physician
Stephen A. Steele	57	Engineer
Paula B. Thomas, Ph.D.	57	Accounting Professor
Gregory E. Waldron	51	Builder-Developer

*	This director is expected to be elected to the FFN and FSB boards of directors if and when the merger is completed.

The Committees of the MidSouth Board of Directors

The MidSouth board of directors has multiple standing committees. At the present time, the primary board committees are the Loan/Compliance/Executive Committee, the Audit Committee and the Compensation Committee. The membership of these committees is determined by the board of directors. The reports and minutes of these committees are periodically received and considered by the board of directors at its meetings. The board may create, terminate, or establish various committees from time to time.

The Loan/Compliance/Executive Committee is charged with establishing general guidelines governing all extensions of credit within parameters set by the board of directors, as well as monitoring MidSouth’s compliance with the requirements imposed by its regulators. This committee reviews all director-related loans and all other extensions of credit under the board’s direction. Loan requests exceeding individual officers’ lending limits are referred for prior approval to this committee in conformance with written lending policies adopted by the board of directors. This committee meets bi-weekly and at call. The Loan/Compliance/Executive Committee is generally authorized to perform a wide variety of functions for the board of directors and to act for and on behalf of the full board when the board of directors is not in session. In 2013, the members of the Loan/Compliance/Executive Committee were Donald W. Alexander, Lee M. Moss, Executive Chairman, Dallas G. Caudle, Jr., Loan Chairman, Gregory E. Waldron, Vice Chairman, Matthias B. Murfree, III, Daniel B. Decker (alternate) and Jimmy E. Allen (alternate). This committee has two scheduled meetings each month and also meets on call.

MidSouth’s Compensation Committee

MidSouth’s Compensation and Personnel Committee is made up of D. Gerald Coggin, Sr., Chair, Donald W. Alexander, Brian F. Kidd, Dr. Max L. Moss, Jr., and Dr. George W. Smith, all of whom are independent members of MidSouth’s board of directors. The Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full board of directors, the annual compensation and compensation procedures for the chief executive officer and the president of MidSouth. In 2013, the Compensation Committee met twice. As noted in the section “The Committees of the MidSouth’s Board of Directors,” matters dealing with compensation and other personnel-related issues were conducted in conjunction with meetings of either the Loan/Compliance/Executive Committee or the full MidSouth board of directors. The Compensation Committee has not adopted a charter.

MidSouth’s executive management provides recommendations to the Compensation Committee as to most management compensation matters, including executive and director compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee has the authority to obtain the advice of an external compensation consultant although it has never done so in the past.

MidSouth’s Audit Committee

MidSouth has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the audit committee in 2013 were Paula D. Thomas, Chair, D. Gerald Coggin, Sr., Donald R. Gintzig, and Brian F. Kidd. Director Gregory E. Waldron serves as an alternate member of the committee. The board has designated Paula B. Thomas and Brian F. Kidd as audit committee financial experts as defined by the rules of the SEC, although this designation does not impose greater responsibilities on these persons than on any other member of the audit committee. MidSouth’s board of directors has determined that all of these persons are independent within the meaning of the rules of the Securities and Exchange Commission (“SEC”), NASDAQ OMX Listing Rules 5605(a)(2) and 5605(c)(2), as well as Section 10A of the Exchange Act, and the audit committee’s charter. The board has not yet determined that each of the members of the audit committee is financially literate as defined by the NASDAQ listing standards.

The audit committee operates under a written charter adopted by the Board, which is published with this proxy statement at least every three years and upon any major revision of the charter. The charter was substantially amended in 2011 and a copy of the revised charter was included as Appendix A to MidSouth’s 2012 proxy statement. A copy of the audit committee charter can be obtained by shareholders without charge by contacting Kevin D. Busbey, Executive Vice President and CFO, at (615) 278-7100. The audit committee charter is also available on MidSouth’s website at www.midsouthbanking.com. (As noted, although textual references may be made to MidSouth’s website, none of the contents of that website are incorporated herein by reference.)

Pursuant to its charter, the audit committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed during 2014, or thereafter, for MidSouth by its independent registered public accounting firm or any other auditing or accounting firm, except as described below. The audit committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the MidSouth board of directors. Pre-approval may be granted by action of the full audit committee or, in the absence of such audit committee action, by the audit committee Chairman whose action shall be considered to be that of the entire audit committee. In the absence of the audit committee Chair, the audit committee has been granted such authority to Brian F. Kidd. Pre-approval shall not be required for the provision of non-audit services if (i) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by MidSouth to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by MidSouth at the time of engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit. Services such as audit of financial statements and the review of management’s assessment of internal controls, assistance with computations of fair market value disclosures, review of periodic and current reports that will be required once MidSouth has registered its common stock under the Securities Exchange Act (such as Reports on Form 10-Q and Form 8-K), preparation of reports to the Board of Governors of the Federal Reserve System, and preparation of federal and state tax returns (among others) have been pre-approved by the audit committee. In connection with MidSouth’s annual meeting of shareholders, the MidSouth audit committee issues a report to shareholders.

Shareholder Communications to the MidSouth Board of Directors

The MidSouth board of directors believes it is important for shareholders and others to have a process to send communications to the board or to specific members of the board. Accordingly, any shareholder or other interested party who desires to communicate with MidSouth’s board of directors, any individual director, or the independent or non-management directors as a group, may do so by regular mail or by e-mail directed to the Secretary of MidSouth. The mailing address of MidSouth’s Corporate Secretary is: MidSouth Bank, Attention: Corporate Secretary, One East College Street, Post Office Box 7100, Murfreesboro, Tennessee 37133-7100; the Secretary’s e-mail address is info@midsouthbanking.com. Communications intended for non-management directors should be directed to the Chair of the audit committee at such address. Presently, the Chair of the audit committee is Paula B. Thomas. Upon receiving mail addressed to the board, the Corporate Secretary will assess the appropriate director or directors to receive the message, and will forward the mail to such director or directors without editing or altering it.

MidSouth’s Director Nomination Process

The board as a whole is responsible for nominating individuals for election to the board by the shareholders and for filling vacancies on the board that may occur between annual meetings of the shareholders. The board is also responsible for developing and approving criteria nominating new candidates and for re-nominating incumbent candidates for board membership. The board has not adopted a charter for a nominating committee or formal procedures for considering or evaluating board candidates; however, the board believes that the informal considerations described below are sufficient to serve MidSouth’s needs in its marketplace.

The board is ultimately responsible for determining the criteria believed to be relevant by the board of directors, and for recommending candidates to the entire board for selection by the board for nomination to fill vacancies on the board or expiring terms of directors at each annual meeting of shareholders. The board considers the following qualities to be important for persons to be considered for nomination or re-nomination: integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the ability to bring business to MidSouth Bank, and the likelihood that he or she will be able to serve on the board for a sustained period. Further, the committee could be expected to require information about the specific types of contributions, including community involvement, business attraction, general reputation, and public credibility that a candidate has.

The board (including any nominating committee that it might form in the future) would expect to consider, as part of the process for identifying individuals who might be candidates for nomination to the board of directors, individuals who are properly recommended by shareholders for nomination by the board at a meeting of shareholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of shareholders must comply with applicable law and MidSouth’s bylaws. Essentially, the board must be informed of the same types of information that would be disclosed to shareholders in MidSouth’s proxy materials with respect to nominees pursuant to the federal securities laws, and any given nominee would be required to express her or his willingness to be nominated and to serve if elected.

The board (or its nominating committee) will consider any suggestions offered by shareholders with respect to potential directors. At present, there are no differences between the process for identifying and evaluating nominees for director used by the board of directors in its nominating committee function, including nominees recommended by security holders, and the board’s manner in evaluating director nominees based on whether the nominee is recommended by a shareholder or by the board itself. However, neither the board (nor its nominating committee) will be required to enlarge or change the size of the board in order to nominate an otherwise fully qualified candidate proposed by a shareholder, nor will it necessarily replace an incumbent director with a proposed nominee. MidSouth’s board, acting as its own nominating committee, did not receive, by a date not later than the 120th calendar day before the date of MidSouth’s proxy statement released to shareholders in connection with its previous year’s Annual Meeting, a recommended nominee from a security holder that beneficially owned more than 5% of MidSouth’s voting common stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of MidSouth’s voting common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

MidSouth does not at the present time pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

As noted above, the board believes that all members of the board, acting as a nominating committee of the whole, are independent other than Lee M. Moss, who is MidSouth’s Chairman and Chief Executive Officer, and Dallas G. Caudle, Jr., who is MidSouth’s President and Chief Operating Officer.

Executive Officers of MidSouth

The following information relates to MidSouth’s executive officer team and provides name, age, and experience over the past five years for each such person. During 2003, with the exception of Mr. Busbey, all of these individuals were involved in forming MidSouth as a Tennessee-chartered commercial bank. MidSouth initially opened for business in January of 2004. Prior to joining MidSouth during its organizational phase, each of these individuals was an officer of another bank in the Rutherford County market, except that Mr. Busbey served as Controller for a bank located in Davidson County.

Name	Age	Office and Business Experience
Lee M. Moss	62	Chairman and Chief Executive Officer, MidSouth, 2003 – present.
Dallas G. Caudle, Jr.	66	President and Chief Operating Officer, MidSouth, 2009 – present; Executive Vice President, Chief Operating Officer, and Corporate Secretary of MidSouth, 2003 – 2009.
Kevin D. Busbey	50	Executive Vice President and Chief Financial Officer, MidSouth, April 2012 – present; Senior Vice President and Chief Financial Officer, MidSouth, October 2007 – April 2012.

The executive officers are appointed by, and serve at the discretion of, MidSouth’s board of directors. Officers are elected annually by MidSouth’s board of directors. No executive officer has an employment contract with MidSouth, although the board has determined to explore such agreements in order to help assure continuity and stability of management. There is no family relationship between any of the above-named officers.

Certain MidSouth Insider Transaction

Certain directors and officers of MidSouth, businesses with which they are associated, and members of their immediate families are customers of MidSouth and have had deposit and loan transactions with MidSouth in the ordinary course of MidSouth’s business. MidSouth relies upon its directors and executive officers for identification of their respective associates and affiliates (as those terms are defined in the Exchange Act). All such loans and other types of extensions of credit were made in the ordinary course of MidSouth’s business on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with non-insiders and, in the opinion of management, these extensions of credit did not involve and presently do not involve more than a normal risk of collectability or other unfavorable features including the restructuring of an extension of credit, or a delinquency as to payment of interest or principal. Such loans are approved by MidSouth’s loan committee and/or by its board of directors pursuant to MidSouth’s written loan policy.

The term “extensions of credit” includes customary extensions of credit such as loans, banker’s acceptances and letters of credit, and endorsements and collections of instruments in the ordinary course of business outstanding at any time since the beginning of MidSouth’s last fiscal year.

The indebtedness of management (including the directors and their respective interests) and these related parties to MidSouth at the end of the specified period was as follows:

Period Ending December 31	Total Dollar Amount of Loans to Directors, Officers, and Their Affiliates ($000)	Total Amount of Loans As A Percentage of Net Loans (%)	Total Amount of Loans As A Percentage of Shareholders Equity (%)
2013	12,491	7.43	45.15
2012	10,564	7.67	36.85
2011	12,136	8.85	45.47
2010	12,218	8.02	52.21

No related-party loans were restructured or charged off in 2013 or 2012.

Except as disclosed elsewhere in this joint proxy statement/prospectus, MidSouth’s executive officers and directors did not have business relationships with us that would require individual disclosure under applicable SEC regulations and no such transactions are anticipated during the 2013 fiscal year.

Services To and Transactions with Affiliates

Transactions between MidSouth and its present or future affiliates (including its existing and any future subsidiaries) are subject to restrictions of existing banking laws (such as Sections 23A and 23B of the Federal Reserve Act) and accepted principles of fair dealing. MidSouth can provide its affiliates and any future subsidiaries with advice and specialized services in the areas of accounting and taxation, budgeting and strategic planning, employee benefits and human resources, auditing, trust, and banking and corporate law. MidSouth may elect to charge a fee for these services from time to time. The responsibility for the management of any such future subsidiaries, however, will remain with each such entity’s board of directors (or other governing body) and with the officers elected by each entity’s board.

Expansion Strategy

MidSouth operates five full-service banking offices (including the main office) and one mortgage loan office. Renovations of the main office are expected in the future; however, the exact timing and costs of such have not yet been determined. New offices will be considered from time to time, subject to regulatory approval, at the discretion of the board of directors.

Governmental Monetary and Credit Policies and Economic Controls

The earnings and growth of the banking industry and ultimately of MidSouth are affected by the monetary and credit policies of governmental authorities, including the FRB. An important function of the FRB is to regulate the national supply of bank credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in U.S. Government securities, changes in the federal funds rate, changes in the discount rate of member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB authorities have had a significant effect on the operating results of commercial banks in the past and are expected to continue to have such an effect in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or their effect on MidSouth’s businesses and earnings.

Competition

MidSouth operates in a highly competitive environment. MidSouth is a relatively small commercial bank that competes for business with many far-larger organizations. MidSouth must compete with bank holding companies, commercial banks, savings and loan associations and other thrift institutions, credit unions, brokerage and investment banking firms, money market and other mutual funds for deposits, and other sources of funds. In addition, they compete with a variety of other financial services firms, such as finance companies, mortgage loan companies, leasing companies, merchant banks, insurance agencies and insurance companies. Many of these competitors are not subject to the same regulatory restrictions as are bank holding companies and banks. Thus MidSouth competes with businesses that do not have either the direct or indirect costs imposed by federal and state regulation, and thus which may have a competitive advantage over it. The deregulation of depository institutions, as well as the increased ability of nonbanking financial institutions to provide services previously reserved for commercial banks, has intensified competition. Because nonbanking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, in many instances they may operate with greater flexibility because they may not be subject to the same types of regulatory applications, processes and costs as is MidSouth.

The principal geographic area of MidSouth’s operations encompasses Rutherford County, Tennessee, and other areas of Tennessee contiguous to Rutherford County. These areas are located in the Nashville MSA. In the Nashville MSA, there were approximately 64 commercial financial institutions operating 596 branch offices as of

June 30, 2013 (based on data published by the FDIC). Aggregate deposits in the market at that date were approximately $40 billion (again, based on data published by the FDIC). Within the defined service area of MidSouth’s main office, the banking business is highly competitive. In Rutherford County there are an estimated 19 financial institutions operating 78 branch offices exclusive of free-standing ATM’s) and holding deposits of over $3.1 billion (Source: FDIC as of June 30, 2013). MidSouth’s competitors include some of the largest bank holding companies in Tennessee, which have or control businesses, banks or branches in the area, including financial institutions with national and regional scope, as well as with a variety of other local banks, financial institutions, and financial services companies.

To compete with major financial institutions in its service area, MidSouth relies, in part, on specialized services, on a high level of personalized service and intensive customer-oriented services, local promotional activity, and personal contacts with customers by its officers, directors, and employees. For customers whose loan demands exceed its lending limit, MidSouth seeks to arrange for loans on a participation basis with correspondent banks. MidSouth also assists customers requiring services not offered by MidSouth in obtaining those services from its correspondent banks or other sources. Due to the intense competition in the financial industry, MidSouth can make no representation that its competitive position has remained constant, nor can it predict whether its position will change in the future.

Seasonality

Management does not believe that MidSouth’s business activities are seasonal in nature. Deposit, loan, and insurance demand may vary depending on local and national economic conditions, but management believes that any variation will not have a material impact on MidSouth’s planning or policy-making strategies.

Personnel

At year-end 2013, MidSouth employed 85 full-time equivalent personnel, including officers but not including contract labor for certain services. None of these employees is covered by a collective-bargaining agreement. Group life, health, dental, and disability insurance are maintained for or made available to employees by MidSouth, as is a 401(k) profit-sharing plan adopted by MidSouth as are certain benefit plans (described elsewhere herein) adopted by MidSouth. MidSouth considers employee relations to be satisfactory.

Economic Conditions and Governmental Policy; Laws and Regulations

MidSouth’s profitability, like most financial institutions, is primarily dependent on interest rate differentials and non-interest income. In general, the difference between the interest rates paid by MidSouth on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by MidSouth on its interest-earning assets, such as loans extended to its borrowers, together with securities held in its investment portfolio, comprise the major portion of MidSouth’s earnings. These rates are highly sensitive to many factors that are beyond the control of MidSouth, such as inflation, recession and unemployment, and the impact which future changes in domestic and even in foreign economic conditions might have on MidSouth cannot be predicted by MidSouth.

MidSouth’s earnings are affected not only by the extensive regulation described above, but also by general economic conditions. These economic conditions influence, and are themselves influenced by, the monetary and fiscal policies of the United States government and its various agencies, particularly the FRB. An important function of the Federal Reserve System is to regulate the national money supply. The FRB implements national monetary policies (with objectives such as addressing inflationary and recessionary pressures) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. As described in “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” changes in interest rates effected by the FRB can have a material impact on MidSouth. For example, the impact can be to narrow MidSouth’s net interest margin (the difference between what MidSouth pays for deposits and what MidSouth charges for loans), thus adversely affecting earnings. The nature and impact on MidSouth of any future changes in monetary and fiscal policies cannot be predicted.

MidSouth is also affected by the supervisory activities and regulatory policies of various bank regulatory authorities, including the TDFI, the FDIC, the FRB, and the federal Office of the Comptroller of the Currency. Regulatory policies, examinations and initiatives impose costs on MidSouth and influence its internal governance and operations. Certain of those developments include changes in interest rates established by the FRB. Fluctuations in interest rates can have a detrimental impact on MidSouth’s earnings and its ability to manage assets and liabilities in the desired orderly manner. Please refer also to MidSouth’s Consolidated Financial Statements and “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the federal Congress, in the state legislatures, and before various regulatory agencies. Please refer to “SUPERVISION AND REGULATION” above.

Also, as a result of the FRB’s recent monetary policy, prime lending rates have continued to remain low with no expectation of changing in the near future. As a result, MidSouth’s net interest margins have been relatively stable since MidSouth has been able to reduce rates on short-term interest-bearing liabilities to offset lower rates on loans as they mature and are renewed. Until the FRB increases its prime rate, MidSouth’s margins may decline somewhat due to local market pricing; however, the nature and impact on MidSouth of any future changes in monetary and fiscal policies cannot be predicted.

Transactions with MidSouth’s Accountants

As a matter of policy, MidSouth avoids being involved in transactions with its firm of independent certified public accountants that would, in MidSouth’s view, jeopardize that firm’s independence. MidSouth values the work and the independent perspective offered by that firm but engages in no material consulting service agreements with that firm. For example, in 2013, the fees for audit and audit-related services for MidSouth were $77 and $10, respectively, while other fees related to the pending merger totaled $44. Audit fees represent fees for professional services provided in connection with the audit of MidSouth’s consolidated financial statements and review of its quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consisted primarily of accounting consultations, services related to assistance with regulatory capital planning and services related to MidSouth’s investment division.

Environmental Matters

MidSouth is subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. MidSouth does not believe that it will be required to expend any material amounts in order to comply with these laws and regulations by virtue of MidSouth’s activities; however, such laws may from time to time affect MidSouth in the context of lending activities to borrowers who may themselves engage in activities or encounter circumstances in which the environmental laws, rules, and regulations are implicated.

Research

MidSouth makes no material expenditures for research and development.

Off-Balance Sheet Financing

MidSouth’s off-balance sheet financing (such as unfunded lines of credit and outstanding standby letters of credit) is undertaken in the normal course of its banking business and is discussed in Note 12 of MidSouth’s Consolidated Financial Statements.

Dependence upon a Single Customer

MidSouth’s principal customers are generally located in the Middle Tennessee area with a concentration in Rutherford County in Tennessee. MidSouth is not dependent upon a single customer or a very few customers; however, a substantial percentage of MidSouth’s total loans is secured by commercial real estate, most of which property is located in Rutherford County, Tennessee. Accordingly, MidSouth has a significant concentration of credit that is dependent, under certain circumstances, on the strength of the local real estate market. MidSouth’s loan portfolio has been negatively affected by declines in the Rutherford County and Middle Tennessee real estate markets. Please refer to “Factors That May Affect Future Results of Operations” and “Certain Risk Factors Related to MidSouth” appearing below, “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and MidSouth’s Consolidated Financial Statements contained in this document.

Please refer also to the section of this report below entitled “Recent Developments and Future Legislation” for information concerning recent developments that could have an impact on MidSouth’s ability to expand its loans that are secured by commercial real estate or that are secured by non-traditional mortgage instruments.

Line of Business

MidSouth’s principal business is the operation of a commercial banking business in a community bank framework with offices serving rural, micropolitan, suburban and urban markets. MidSouth operates under the Tennessee Banking Act, the Federal Reserve Act, and the Federal Deposit Insurance Act in the area of finance. MidSouth derived virtually all of its total operating income from the commercial banking business in 2012 and 2013. Please refer to “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to the Notes to the MidSouth Consolidated Financial Statements for additional information about MidSouth’s business activities.

Factors That May Affect Future Results of Operations

In addition to the other information contained in this document, the following risks may affect MidSouth. If any of these risks occurs, MidSouth’s business, financial condition or operating results could be adversely affected.

MidSouth’s financial performance and profitability will depend on its ability to execute its corporate growth strategy and to manage recent and anticipated future growth. MidSouth’s success and profitability depend on its ability to maintain profitable operations through continued implementation of its community banking philosophy which emphasizes local focus, local knowledge and insight, accessibility and continuity of management, personal service and customer attention.

Changes in market interest rates may adversely affect MidSouth’s earnings. Interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings, and thus directly impact bank earnings. The relationship between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. MidSouth will typically have to structure its interest rate strategy in such a way that movements in rates up or down could have either a positive or negative impact on its earnings. Although management believes that it can successfully manage interest rate risk, and interest rate sensitivity, investors must realize that significant fluctuations and/or changes in interest rates (including NIM compression) may have an adverse effect on MidSouth’s business, financial condition and results of operations from time to time. Even a technically “correct” interest rate sensitivity strategy is not a guarantee of success, because, for example, interest rate increases that may benefit MidSouth’s short-term earnings may have a long-term negative effect on MidSouth’s customers and, thus, on MidSouth’s long-term profitability.

MidSouth’s focus is on Middle Tennessee and, thus, economic conditions in this part of Tennessee could adversely affect its operations. This is true because MidSouth’s operations are, and can be expected to continue to be, centralized and focused on this relatively narrowly defined geographic area. As a result of this geographic concentration, MidSouth’s operating results depend largely upon economic conditions in this area. The deterioration in economic conditions in this market area, particularly in the real estate, construction, light industrial, or automotive sectors in which this area is heavily invested, had a material adverse impact on the quality of MidSouth’s loan portfolio and on the demand for MidSouth’s products and services, which in previous years had a material adverse effect on results of operations of MidSouth. Should there be an additional economic decline in Middle Tennessee, especially in Rutherford County, that would be expected to make it more difficult for MidSouth to maintain profitability in 2014 and beyond; however, MidSouth’s management and board of directors have responded to problems confronting MidSouth in the past in a manner calculated to identify problems, manage net interest margin carefully, streamline costs, and revise underwriting standards in light of past difficulties in the local real estate market. In addition, MidSouth’s capital ratios have been strengthened by three consecutive years of earnings and by the raising of capital through two preferred stock offerings. See “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As discussed above, MidSouth is subject to government regulation that could limit or restrict its activities, including the restrictions or limitations that may result from “guidances” related to commercial real estate lending and the use of non-traditional mortgage products, among others. In turn, this could adversely impact operations. The financial services industry is regulated extensively. These regulations can sometimes impose significant limitations on Bank operations. In addition, these regulations are constantly evolving and may change significantly over time. Significant new laws or changes in existing laws or repeal of existing laws may cause MidSouth’s results to differ materially from those anticipated by the directors. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for MidSouth. The ultimate impact of financial institution affiliations under recent federal legislation, like the Dodd-Frank Act, and other future aspects of that law, cannot yet be predicted but could adversely affect MidSouth. The impact of recent statutes and regulatory legislation described below (and perhaps yet to be enacted) cannot be predicted at this time.

Recent Developments and Future Legislation

The description of laws applicable to MidSouth set forth in this joint proxy statement/prospectus is not intended to be exclusive or exhaustive. Other legislative and regulatory proposals, even within the foregoing regulations, that affect commercial banks and their competitors, and regarding changes in banking and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers, are being considered by the executive branch of the Federal government, Congress and various state governments, including Tennessee. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. Presently, the United States Congress is considering a wide range of change to the structure of bank regulation and consumer protection. It cannot be reliably predicted whether any of these proposals will be adopted, and, if adopted, how they will affect MidSouth. Please refer to “SUPERVISION AND REGULATION” above.

The Tennessee General Assembly recently adopted a law that can be expected to enhance both Bank shareholder privacy and the level of information that will have to be provided to shareholders under certain circumstances. Under existing law, the name, address and number of shares owned by each shareholder of record has to be disclosed under various circumstances. Under the proposed new Tennessee law, such information will be deemed confidential if a bank or bank holding company adopts an appropriate charter amendment.

Recent Accounting Developments

The impact of new accounting pronouncements are addressed in Note 1(s) to MidSouth’s Consolidated Financial Statements.

Selected Financial Data and Statistical Information

Please refer to “MidSouth’s Selected Financial Data” and to “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MIDSOUTH STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MidSouth is authorized to issue 20,000,000 shares of its common stock and the same number of shares of preferred stock. There were approximately 3,910,303 shares of common stock, 1,259,907 shares of MidSouth’s preferred stock (both the Series 2009A preferred stock and its Series 2011-A preferred stock) issued and outstanding as of March 31, 2014, all of which will be entitled to one vote per share at the MidSouth special meeting to be held to vote with respect to the proposed merger and the proposal for adjournment.

The following table provides information, as of March 31, 2014, with respect to the following beneficial owners of MidSouth’s common and preferred stock:

•	Each holder of 5% or more of MidSouth’s common and/or preferred voting stock;

•	Each director and director-nominee of MidSouth; and

•	All MidSouth executive officers and directors as a group.

The information in the following table takes into account that preferred share carries one vote, just as does each share of common stock. The information in the table is premised on the fact that each stock option and each stock purchase warrant is exercisable for one share of common stock and each outstanding share of preferred stock will automatically convert into two common shares (if not earlier converted by the holder) into two common shares.

Accordingly, the “Total Right to Acquire” column includes stock options, stock purchase warrants, and net preferred shares held by the specified person. The term “net preferred shares” is intended to inform the reader that the conversion of preferred shares into common stock will both increase the number of h holder’s common shares (by the amount of twice the number of preferred shares converted) but simultaneously decrease the number of preferred shares held by the number of preferred shares converted. By way of example, a person who owns 100 preferred shares and converts 50 of them, will have obtained 100 common shares (2 multiplied times 50) but will only have 50 preferred shares remaining (100 minus 50). All preferred shares are immediately convertible at the instance of the holder and will convert automatically, if not earlier converted, immediately prior to the effective time of the merger. If the merger is not completed, or not completed before the automatic conversion dates of the two series of MidSouth preferred stock, then all preferred shares will automatically convert into two common shares, in 2015, for 2009A preferred stock and in 2016, for 2011-A preferred stock.

The options that are held by directors are unexercised options originally granted to directors and director-officers in 2004. The stock purchase warrants held by directors and executive officers are those issued as a result of their purchase of either 2009A or 2011-A MidSouth preferred stock (at the rate of one stock purchase warrant for each five preferred shares purchased). All stock purchase warrants are fully exercisable. Warrants will be converted into cash and/or stock, and stock options into options to purchase FFN common stock, as described above and as provided in the merger agreement.

Pursuant to Rule 13d-3 of the Exchange Act, MidSouth determined beneficial ownership for the purposes of this joint proxy statement/prospectus by adding the number of shares owned beneficially by such person plus the number of options and warrants exercisable, and the net number of preferred shares convertible (as explained above), by them as of a date that is 60 days after                     , 2014, which is the record date for the special meeting of MidSouth shareholders at which shares of MidSouth voting stock (all of its common and preferred stock) will be voted with respect to the merger agreement and the proposal to adjourn. The table assumes that the merger will be completed and that all options will have vested within 60 days after the MidSouth record date.

Name	Total Common Shares Owned(#) (1) (2)	Total Right to Acquire(#)(3)	Total Votes this Holder Can Cast (#)(4)	Total Shares that Can be Voted (%)(1)
Holders with 5% or More of MidSouth’s Voting Shares
Spence Limited, LP 49 Liberty Street Blakely, GA 39823	40,905	371,800	412,705	7.71
Directors and Executive Officers
Donald W. Alexander	- 0 -	15,000	15,000	*
Jimmy E. Allen	53,500	180,000	233,500	4.43
Roseann H. Barton	2,000	7,200	9,200	*

Name	Total Common Shares Owned(#) (1) (2)	Total Right to Acquire(#)(3)	Total Votes this Holder Can Cast (#)(4)	Total Shares that Can be Voted (%)(1)
Kevin D. Busbey	- 0 -	15,000	15,000	*
Dallas G. Caudle, Jr.	25,150	79,000	104,150	1.99
D. Gerald Coggin, Sr.	45,190	143,898	189,088	3.60
Daniel B. Decker	38,300	37,000	75,300	1.45
John D. Floyd	77,500	154,000	231,500	4.41
Donald R. Gintzig	37,500	43,600	81,100	1.56
Brian F. Kidd	3,200	10,000	13,200	*
Lee M. Moss	34,700	103,080	137,780	2.63
Dr. Max L. Moss, Jr.	3,000	-0-	3,000	*
Matt B. Murfree, III	1,500	19,840	21,340	*
Beth S. O’Brien	29,375	15,000	44,375	*
Dr. George W. Smith	5,000	27,000	32,000	*
Stephen A. Steele	19,675	-0-	19,675	*
Paula B. Thomas	1,250	2,147	3,397	*
Gregory E. Waldron	53,135	154,040	207,175	3.94

Directors and Executive Officers as a Group (18 persons)	429,975	1,005,805	1,435,780	24.67

*	Less than 1%.

Notes to Preceding Table

(1)	The percentages shown are based on the sum of 3,910,303 shares of common stock actually outstanding at March 31, 2014, plus that number of common shares obtainable by each person named within the 60 days next succeeding the record date for the MidSouth special meeting pursuant to the exercise of stock options and/or stock purchase warrants as well as the one-for-two conversion of preferred stock beneficially owned by each insider. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. The percentages have been calculated based on the pro forma number of shares of common stock deemed to be owned beneficially by such holder by including not only issued and outstanding shares but also the number of stock options and/or stock purchase warrants that such person could exercise, and the number of preferred shares that such person could convert, within 60 days after the record date for the MidSouth special meeting of shareholders to consider and vote with respect to the merger agreement and the proposal to adjourn. The last two columns specify the number of votes that each named person can cast at such meeting.

(2)	This information has been furnished by the directors and officers of MidSouth. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the shares shown opposite her or his name, including shares held in her or his individual retirement account. Shares held in self-directed Individual Retirement Accounts have been shown in each director’s total and classified as subject to the director’s sole voting and dispositive authority. The ownership shown is that reported to MidSouth as of a recent date. The totals shown include shares held in the name of spouses, children and certain relatives residing in the insider’s household, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed.
(3)	The amounts shown represent the shares that are issuable upon the exercise of stock options and/or stock purchase warrants that are (a) currently exercisable and (b) exercisable within 60 days after the MidSouth special meeting record date. The above table includes both stock options and stock purchase warrants held by the specified persons. This column includes, also, the number of common shares that the named individual could acquire by converting her, his or its preferred shares into common stock at the stated conversion ratio of one preferred share converting into two shares of common stock. Presently, options to acquire 6,000 shares of MidSouth common stock held by Mr. Busbey are vested out of the total shown as held by him in the table. All unvested options of Mr. Busbey and other options holders will vest at the effective time of the merger.
(4)	The number of preferred shares beneficially owned has been furnished by the directors and officers of MidSouth. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the fully-converted preferred shares shown opposite her or his name, including shares held in her or his individual retirement account. Shares held in self-directed Individual Retirement Accounts have been shown in each director’s total and classified as subject to the director’s sole voting and dispositive authority. The ownership shown is that reported to MidSouth as of a recent date. The totals shown include shares held in the name of spouses, children and certain relatives residing in the insider’s household, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed. The amounts shown in this column were calculated by multiplying each share of preferred stock beneficially owned by such person by two, in order to present a fully-converted number of shares of common stock beneficially owned by such person within 60 days after the record date for the MidSouth special meeting.

MARKET FOR MIDSOUTH’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

AND ISSUER PURCHASES OF EQUITY SECURITIES

MidSouth Stock and Market Information

There is no established public trading market for MidSouth’s common or preferred stock. Trades of 114,660 shares of MidSouth’s common stock (at a price range of $3.50 to $5.00), and 1,000 shares of the Series 2009A preferred shares with warrants attached (at a price of $5.00) have been reported to MidSouth for the year ended December 31, 2013. No trades of MidSouth’s Series 2011-A preferred shares were reported in 2013. MidSouth has no “trading symbol,” and it is not listed on any exchange. Management believes that Middle Tennessee, especially Rutherford County, is the principal market area for MidSouth’s securities. The following table sets forth the estimated high and low sales prices per share of the common stock for the first quarter of 2014 and for each quarter of fiscal 2013 and 2012. Such information may not include all transactions in MidSouth’s common stock for the respective periods shown, and it is possible that transactions occurred during the periods reflected or discussed at prices higher or lower than the prices set forth in the table. Certain of the transactions involved, or may have involved, persons affiliated with MidSouth.

MidSouth’s common stock is thinly traded in privately negotiated transactions. There are no “market makers” for MidSouth’s common stock. “Bid and asked” price information for MidSouth’s common stock is not available. MidSouth believes that the market value of its common stock is currently in the range of approximately $4.00 to $5.00 per share based on the most recent trades that were reported to MidSouth in the fourth quarter of 2013. Similarly, MidSouth understands that shares of its Series 2009A preferred stock have traded at $5.00 per share (with warrants attached). No shares of its Series 2011-A preferred stock have traded the past year. Exercises of warrants issued with the MidSouth preferred stock during 2013 have been made at prices ranging from $3.37 to $3.82 per share.

The following table shows quarterly high and low trade prices for MidSouth’s common stock as reported to MidSouth. Considering the extremely low trade volumes, the prices indicated in the following table may not be useful in determining the current price that can be obtained for shares of MidSouth’s common stock.

Because there is no established public trading market for MidSouth’s common stock, because it is very thinly traded, and because MidSouth and those closely affiliated with MidSouth may be involved in particular transactions, the prices shown below may not necessarily be indicative of the fair market value of the common There can be no assurance that the common stock will subsequently be purchased or sold at prices comparable to the prices set forth below.

Reported Trades in MidSouth’s Common Stock

Calendar Period	High($)	Low($)
2014
First Quarter(1)	7.00	6.00
2013
Fourth Quarter	5.00	4.00
Third Quarter	5.00	3.50
Second Quarter	5.00	3.50
First Quarter	5.00	3.67
2012
Fourth Quarter	13.00	5.01
Third Quarter	10.09	3.00
Second Quarter	5.00	5.00
First Quarter	*	*

Notes:

(1)	First quarter trades reported to MidSouth through March 31, 2014 involved 2,900 shares in three transactions. Trades of 100 shares and 900 shares reportedly traded for $7.00 per share.
The “*” indicates that no trades were reported to MidSouth for the period.

During 2013, MidSouth did not repurchase any of its shares. Under Tennessee law, a bank may generally repurchase its own shares after receipt of regulatory approval for a specific redemption or for the redemption of a specified number (or dollar volume) of shares. MidSouth has not sought any such approval at this time and has no plan to seek any such approval.

The number of record holders, including those shares held in “nominee” or “street name,” of MidSouth’s common stock at December 31, 2013 was approximately 1,789.

The following is a brief outline of MidSouth’s authorized securities. A more complete discussion of MidSouth’s securities is contained in the Registration Statement filed by MidSouth on Form 10-SB in April of 2005. All such discussions are qualified in their entirety by reference to MidSouth’s charter, as amended, and bylaws, as well as by reference to the corporate and banking laws governing MidSouth.

MidSouth’s Common Stock

MidSouth’s outstanding securities consist of its common voting stock, $1.00 par value, of which 20 million shares are authorized. As of December 31, 2013, MidSouth had 3,872,923 shares of its common stock outstanding. No shares are reserved for issuance except up to 326,300 shares reserved in connection with MidSouth’s equity incentive plan and 2,756,576 shares reserved to meet the conversion of the following: (1) MidSouth’s 1,017,557 convertible Series 2009A Preferred Stock and the exercise of 193,221 warrants to purchase shares of MidSouth’s common stock issued in connection with that preferred stock offering; and (2) MidSouth’s 242,350 convertible Series 2011-A Preferred Stock and the exercise of 43,541 warrants to purchase shares of MidSouth’s common stock issued in connection with that preferred stock offering. As of December 31, 2013, options for 326,300 shares were outstanding, of which 130,520 options were exercisable at that date. Additional options may be granted in the future.

On February 28, 2014, Spence Limited, LP, the largest shareholder of MidSouth Bank, exercised 780 Series 2009A warrants at $3.25 per share and 36,400 Series 2011-A warrants at $3.68 per share. The aggregate purchase price received by MidSouth from these exercises was $136,487.

MidSouth’s common stock is registered under Section 12 of the Securities Exchange Act pursuant to 17 C.F.R. 240.12g-3(a). MidSouth files periodic and other reports, and its proxy materials, with the FRB. MidSouth is subject to all of the requirements of the Securities Exchange Act applicable to “smaller reporting companies.” If MidSouth were to have 2,000 or more holders of any class of preferred stock as of its last business day of any year, it would be required to promptly register the preferred stock under the Securities Exchange Act.

Preferred Stock, Warrants, and Warrant Shares

MidSouth’s charter authorizes the issuance of up to 20 million shares of preferred stock. The preferred stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

By charter amendment filed with the Tennessee Secretary of State on December 30, 2009, MidSouth authorized the issuance of up to 3,000,000 shares of its convertible voting non-cumulative Series 2009A Preferred Stock, $1.00 stated value (“Series 2009A preferred shares”). Each Series 2009A preferred share can be converted by the registered holder thereof into two shares of MidSouth’s common stock. All unconverted Series 2009A preferred shares will convert automatically into two shares of common stock effective March 31, 2015. Any fractions resulting from an optional or automatic conversion will be rounded up to the nearest whole share. The price was set at $5.00 per share. For each five Series 2009A preferred shares that an investor purchased in the Series 2009A preferred shares offering, the investor also received a stock purchase warrant to purchase one additional share of MidSouth’s common stock at a price equal to 75% of trailing quarter-end book value, but not less than $2.50, nor more than $10.00 per share.

The shares that were offered in the Series 2009A preferred shares offering were shares of MidSouth’s $1.00 stated value convertible voting preferred stock. The offering price for the Series 2009A preferred shares was $5.00 per share, which was approximately 96% of the estimated book value of each of MidSouth’s common shares at September 30, 2009, but at the one-to-two conversion ratio, the effective offering price was $2.50, which was approximately 48% of the book value of a common share as of that date. Only whole shares were sold. The offering price for the Series 2009A preferred shares was set arbitrarily by MidSouth’s board of directors and was not based on any established public trading market or on bid or asked prices. The offering price per Series 2009A preferred share was intended to be a discount on the book value of MidSouth’s common shares (calculated by MidSouth as $5.28 per common share (unaudited) at September 30, 2009). The discount was granted in order to make the Series 2009A preferred shares offering attractive to investors. The offering price was also believed to favor eligible shareholders who had priority rights to acquire Series 2009A preferred shares in the offering (generally, persons who were shareholders of MidSouth at the close of MidSouth’s business on November 30, 2009). The Series 2009A preferred shares have conversion and voting rights and a liquidation preference over shares of MidSouth’s currently outstanding common stock. The Series 2009A preferred shares offering began on December 30, 2009, and it ended on June 4, 2010.

The 2009A preferred shares will automatically convert to ordinary common stock at the prescribed conversion ratio (“Shares Conversion Ratio”) on March 31, 2015 (“Shares Conversion Date”). The Shares Conversion Ratio is 1-to-2. Each holder of the 2009A preferred shares will have the option to convert such person’s Series 2009A preferred shares held of record, at the Shares Conversion Ratio at any time after the Series 2009A preferred shares are issued, although MidSouth may not accept more than one voluntary conversion in any 12-month period. On the Shares Conversion Date, all unconverted Series 2009A preferred shares will automatically convert to MidSouth common stock at the Shares Conversion Ratio. Any fractions resulting from an optional or automatic conversion will be rounded up to the nearest whole share. The Series 2009A preferred shares will also convert automatically at the Shares Conversion Ratio at the effective time of any acquisition of MidSouth by any unaffiliated bank or bank holding company; however, conversion would not be triggered if MidSouth elected to form a one-bank holding company for itself.

Each investor in the Series 2009A preferred shares received a stock purchase warrant (“Series 2009A warrant”) to purchase one share of common stock for each five preferred shares purchased in the Series 2009A preferred shares offering, subject to adjustment for stock splits and certain other occurrences as described in the Series 2009A warrant. The Series 2009A warrants are exercisable to purchase shares of MidSouth’s common stock at a price per share equal to 75% of the book value of a common share of MidSouth stock as of the end of the immediately preceding calendar quarter, unaudited, as determined by MidSouth. The exercise price cannot, however, exceed $10.00 per share or be less than $2.50 per share. The Series 2009A warrants will be exercisable at any time after issuance until they expire. The Series 2009A warrant (and the “warrant shares” resulting from the exercise of the Series 2009A warrant) can be sold separately from the preferred shares (that is, they are “detachable” warrants).

The common shares obtained by exercise of the Series 2009A warrant may be referred to as the “warrant shares.” When issued by MidSouth, the Series 2009A warrant will govern the terms of purchases and issuance of warrant shares purchasable under the Series 2009A warrant. The transfer of the Series 2009A warrant and the issuance and transfer of any one or more of the warrant shares are subject to the limitations specified in the Series 2009A warrant.

The Series 2009A warrants were deemed issued promptly upon the issuance of the related Series 2009A preferred shares and will be exercisable at any time in minimum increments of 1,000 shares (or, if less, the total number of common shares into which such Series 2009A warrant is exercisable). The Series 2009A warrants will expire on March 31, 2016 except for the right of MidSouth’s board of directors to require its prompt exercise under extraordinary circumstances, such as a pending merger. MidSouth will have the right to cause the Series 2009A warrant to be exchanged for a holding company warrant for an equivalent number of ordinary common shares of the holding company’s common stock if MidSouth forms a one-bank holding company for itself (or to cause the Series 2009A warrants to be cancelled if MidSouth holding company, as part of its formation, offers bank holding company warrants to replace them on substantially the same terms and conditions, and for the same strike price and number of shares,) as govern MidSouth’s Series 2009A warrants.

As of December 31, 2013, MidSouth had 1,017,557 Series 2009A preferred shares outstanding and Series 2009A warrants outstanding for the purchase of 193,221 warrant shares. The issuance of warrant shares resulting from Series 2009A warrant exercises can result in dilution to holders of common shares and to holders of Series 2009A preferred shares who do not exercise their Series 2009A warrants. As noted previously, on February 28, 2014, Spence Limited, LP, exercised 780 Series 2009A warrants at $3.25 per share. As of March 31, 2014, there were 192,241 Series 2009A warrants outstanding to purchase MidSouth common shares.

By charter amendment filed with the Tennessee Secretary of State on March 22, 2011, MidSouth authorized the issuance of up to 550,000 shares of its convertible voting non-cumulative Series 2011-A Preferred Stock, $1.00 stated value (“Series 2011-A preferred shares”). Each Series 2011-A preferred share can be converted by the registered holder thereof into two shares of MidSouth’s common stock. All unconverted Series 2011-A preferred shares will convert automatically into two shares of common stock effective May 31, 2016. Any fractions resulting from an optional or automatic conversion will be rounded up to the nearest whole share. The price was set at $5.50 per share. For each five Series 2011-A preferred shares that an investor purchased in the Series 2011-A preferred shares offering, the investor also received a stock purchase warrant to purchase one additional share of MidSouth’s common stock at a price equal to 85% of trailing quarter-end book value, but not less than $2.75, nor more than $11.00 per share.

The shares that were offered in the Series 2011-A preferred shares offering were shares of MidSouth’s $1.00 stated value convertible voting preferred stock. The offering price for the Series 2011-A preferred shares was $5.50 per share, which was approximately 139% of the estimated book value of each of MidSouth’s common shares at December 31, 2010, but at the one-to-two conversion ratio, the effective offering price was $2.75, which was approximately 69% of the book value of a common share as of that date. Only whole shares were sold. The offering price for the Series 2011-A preferred shares was set arbitrarily by MidSouth’s board of directors and was not based on any established public trading market or on bid or asked prices. The offering price per Series 2011-A preferred share was intended to be a discount on the book value of MidSouth’s common shares (calculated by MidSouth as $3.97 per common share (unaudited) at December 31, 2010). The discount was granted in order to make the Series

2011-A preferred shares offering attractive to investors. The offering price was also believed to favor eligible shareholders who had priority rights to acquire Series 2011-A preferred shares in the offering (generally, persons who were shareholders of MidSouth at the close of MidSouth’s business on January 31, 2011). The Series 2011-A preferred shares have conversion and voting rights and a liquidation preference over shares of MidSouth’s currently outstanding common stock. The Series 2011-A preferred shares offering began on March 22, 2011 and it ended on June 30, 2011.

The 2011-A preferred shares will automatically convert to ordinary common stock at the prescribed conversion ratio (“Shares Conversion Ratio”) on May 31, 2016 (“Shares Conversion Date”). The Shares Conversion Ratio is 1-to-2. Each holder of the 2011-A preferred shares will have the option to convert such person’s Series 2011-A preferred shares held of record, at the Shares Conversion Ratio at any time after the Series 2011-A preferred shares are issued, although MidSouth may not accept more than one voluntary conversion in any 12-month period. On the Shares Conversion Date, all unconverted Series 2011-A preferred shares will automatically convert to MidSouth common stock at the Shares Conversion Ratio. Any fractions resulting from an optional or automatic conversion will be rounded up to the nearest whole share. The Series 2011-A preferred shares will also convert automatically at the Shares Conversion Ratio at the effective time of any acquisition of MidSouth by any unaffiliated bank or bank holding company; however, conversion would not be triggered if MidSouth elected to form a one-bank holding company for itself.

Each investor in the Series 2011-A preferred shares received a stock purchase warrant (“Series 2011-A warrant”) to purchase one share of common stock for each five preferred shares purchased in the Series 2011-A preferred shares offering, subject to adjustment for stock splits and certain other occurrences as described in the Series 2011-A warrant. The Series 2011-A warrants are exercisable to purchase shares of MidSouth’s common stock at a price per share equal to 85% of the book value of a common share of MidSouth stock as of the end of the immediately preceding calendar quarter, unaudited, as determined by MidSouth. The exercise price cannot, however, exceed $11.00 per share or be less than $2.75 per share. The Series 2011-A warrants will be exercisable at any time after issuance until they expire. The Series 2011-A warrant (and the “warrant shares” resulting from the exercise of the Series 2011-A warrant) can be sold separately from the preferred shares (that is, they are “detachable” warrants).

The common shares obtained by exercise of the Series 2011-A warrant may be referred to as the “warrant shares.” The Series 2011-A warrant governs the terms of purchases and issuance of warrant shares purchasable under the Series 2011-A warrant. The transfer of the Series 2011-A warrant and the issuance and transfer of any one or more of the warrant shares are subject to the limitations specified in the Series 2011-A warrant.

The Series 2011-A warrants were deemed issued promptly upon the issuance of the related Series 2011-A preferred shares and will be exercisable at any time in minimum increments of 1,000 shares (or, if less, the total number of common shares into which such Series 2011-A warrant is exercisable). The Series 2011-A warrants will expire on May 31, 2017 except for the right of MidSouth’s board of directors to require its prompt exercise under extraordinary circumstances, such as a pending merger. MidSouth will have the right to cause the Series 2011-A warrant to be exchanged for a holding company warrant for an equivalent number of ordinary common shares of the holding company’s common stock if MidSouth forms a one-bank holding company for itself (or to cause the Series 2011-A warrants to be cancelled if MidSouth holding company, as part of its formation, offers bank holding company warrants to replace them on substantially the same terms and conditions, and for the same strike price and number of shares,) as govern MidSouth’s Series 2011-A warrants. The issuance of warrant shares resulting from Series 2011-A warrant exercises can result in dilution to holders of common shares and to holders of Series 2011-A preferred shares who do not exercise their Series 2011-A warrants.

As of December 31, 2013, MidSouth had 242,350 Series 2011-A preferred shares outstanding and Series 2011-A warrants outstanding for the purchase of 43,541 warrant shares. As previously noted, on February 28, 2014, Spence Limited, LP, exercised 36,400 Series 2011-A warrants to purchase MidSouth common shares, leaving 7,141 Series 2011-A warrants outstanding to purchase MidSouth common shares.

Each share of preferred stock, whether Series 2009A or Series 2011-A, generally carries one vote per share in all matters on which holders of common stock are entitled to vote, including the election of directors. In such matters, holders of preferred stock will vote with the holders of the common stock; however, holders of preferred stock will not vote on matters affecting the rights principally attributable to the common stock nor will holders of common shares vote on matters principally related to the shares of preferred stock. The right of any shareholder to vote his, her or its shares of common or preferred stock may be limited by the Tennessee Control Share Act.

Holders of shares of preferred stock will be superior in liquidation rights to holders of ordinary common stock. The liquidation preference is $5.00 per share. Both the shares of preferred stock and the shares of common stock, including those obtained by exercising the warrants issued pursuant to both preferred stock offerings, will be inferior in liquidation rights to debt owed by MidSouth, including any future debentures. MidSouth has agreed not to issue preferred or common stock with liquidation rights superior to those of the shares of preferred stock.

To the extent permitted by applicable regulatory agencies and state law, MidSouth may pay cash dividends on the shares of preferred stock, in its sole option, when, and if, it elects to do so. No cash dividend is guaranteed and dividends on shares of preferred stock will not be cumulative. The payment of cash dividends will not diminish the Shares Conversion Ratio. The rate of dividend per share of the shares of preferred stock will not be fixed but will not be less than the amount of dividend to be paid per common share, if any. No cash dividend could be paid on the ordinary common stock for any specified period unless the dividend on the shares of preferred stock for that same period had been paid or declared and reserved for prompt payment; however, no dividend is expected to be paid on MidSouth’s common or any series of preferred stock (including the Series 2009A preferred shares or the Series 2011-A preferred shares) for the foreseeable future.

MidSouth currently electronically records the shares of preferred stock, warrants and warrant shares as “book entry” securities.

Dividends

MidSouth did not declare cash or stock dividends in 2013. Future dividends may be paid as determined by MidSouth’s board of directors from time to time in accordance with federal and state law. To the extent practicable, but in all events subject to a wide variety of considerations and to the discretion of the board of directors, MidSouth may pay dividends from time to time in accordance with Tennessee law based on its assessment, among other things, of working and regulatory capital needs and the need to retain earnings to fund growth.

Tennessee law further restricts the timing and amount of dividends that may be paid by a Tennessee banking corporation such as MidSouth. In no event is a Tennessee chartered bank permitted to pay dividends in any calendar year that exceed the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the TDFI. Prior regulatory approval must be obtained before declaring any dividends if the amount of MidSouth’s capital, and surplus is below certain statutory limits.

No dividend or other distribution can be made if MidSouth is insolvent or would be rendered insolvent by such action. Under the Tennessee Business Corporation Act, MidSouth may not pay a dividend if afterwards:

•	MidSouth would be unable to pay its debts as they become due; or

•	MidSouth’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

Any dividends that may be declared and paid by MidSouth will depend upon its earnings, financial condition, regulatory and prudential considerations, and or other factors affecting MidSouth that cannot be reliably predicted.

MidSouth may not pay dividends on its common stock unless it also pays not less than the same dividend per share with respect to the preferred shares, although it could pay dividends on the preferred shares without paying a dividend on its common stock. See “-Preferred Stock, Warrants, and Warrant Shares.”

The payment of dividends by MidSouth, as with any federally regulated commercial bank, is, of course, dependent upon its earnings and financial condition and, in addition to the limitations discussed above, is subject to the statutory power of certain federal regulatory agencies to act to prevent unsafe or unsound banking practices. Please refer also to the “MidSouth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to MidSouth’s Consolidated Financial Statements included in this document.

Taxation

Under current Tennessee tax law, cash dividends paid by Tennessee banks to Tennessee residents are exempt from state income tax. Under Federal income tax law, dividends paid by MidSouth would be taxable as ordinary income currently subject to special rates applicable to domestic dividends. Shareholders and prospective investors are urged to consult their own tax and accounting professionals for advice. Nothing in this joint proxy statement/prospectus can be considered or treated as or deemed to be tax, accounting, legal, financial, or investment advice.

Sales of Securities in 2013

For the year 2013, MidSouth sold 5,974 shares of its common stock at an average weighted price of $3.69 per share for which MidSouth received gross proceeds $22 (before payment of expenses). These sales were made pursuant to exercises of common stock purchase warrants. None of these shares were registered under the Securities Act of 1933, as amended (“Securities Act”). This discussion includes sales of reacquired securities (if any), as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

All of the proceeds received from the sales of these shares were paid directly to MidSouth and were used by MidSouth for general working capital purposes. None of the sales were underwritten, and there were no payments to underwriters or other persons, nor were there any deductions or discounts from the purchase price received by MidSouth. All of the shares were sold in private transactions. The securities sold by MidSouth are not convertible or exchangeable into equity securities, and they were not warrants or options representing equity securities. The common stock of commercial banks like MidSouth is exempt from registration under Section 3(a)(2) of the Securities Act of 1933, as amended.

MidSouth did not repurchase any of its shares in 2013. In the future, MidSouth may, subject to regulatory approval, repurchase shares of its stock from time to time in order to provide some liquidity in the stock. MidSouth does not expect to engage in or to solicit such purchases. There is no preset number of shares that MidSouth will purchase and no “plan” or “program” of repurchases. Because there is no established public trading market, MidSouth may at some time in the future elect to act as the purchaser of last resort to provide some liquidity in the shares, paying no more than “book value,” as calculated by it, for shares based on the “book value” as of the immediately preceding month or quarter end (unaudited). MidSouth does not encourage such sales to it and does not pay compensation to any person or entity in any manner to encourage or to effect such purchases.

Tennessee Control Share Act

Any shareholder who ultimately purchases or controls beneficially ten percent (10%) or more of MidSouth’s common stock or Preferred Stock may have to address a limitation of his, her or its voting rights pursuant to the charter and the Tennessee Control Share Acquisition Act, T.C.A. §§48-103-301, et seq., to the extent that it applies to MidSouth.

Transfer Agent

Registrar and Transfer Company, an independent registered transfer agent headquartered in Cranford, New Jersey, serves as MidSouth’s transfer agent.

Accounting Policies and Developments

Please refer to the Consolidated Financial Statements for important information concerning MidSouth, including applicable accounting principles and policies, as well as the impact of new accounting standards.

Where to Find Additional Information about MidSouth

MidSouth’s shareholders may obtain copies of MidSouth’s prior annual reports on Form 10-K and 10-KSB, quarterly reports on Forms 10-Q and 10-QSB, current reports on Form 8-K, and any amendments to these reports, by sending a written request addressed to Investor Services, MidSouth, One East College Street, Post Office Box 7100, Murfreesboro, Tennessee 37133-7100. MidSouth also posts certain reports on its website at

www.midsouthbanking.com; however, even though reference is made to its website address in this document, it is intended as a textual reference only and the information in or referenced by the website is not incorporated by reference herein or in any other filing made by MidSouth under the Exchange Act.

Please refer also to the section entitled “WHERE YOU CAN FIND MORE INFORMATION,” appearing immediately prior to the Table of Contents in this document.

MIDSOUTH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND

RESULTS OF OPERATIONS

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

The purpose of this discussion is to provide insight into the financial condition and results of operations of MidSouth. This discussion should be read in conjunction with MidSouth’s annual consolidated financial statements filed in conjunction with MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2013. Amounts provided in the narrative are shown in thousands, except for economic and demographic information, numbers of shares, per share amounts and as otherwise noted.

MidSouth is a community bank headquartered in Murfreesboro, Rutherford County, Tennessee, which is part of the Nashville-Davidson-Murfreesboro-Franklin, TN Metropolitan Statistical Area (“Nashville MSA”). MidSouth is a state-chartered bank that began operations on January 20, 2004. MidSouth currently operates from six locations in Rutherford County – its main office, three branches and a mortgage loan office in Murfreesboro, and one branch location in Smyrna. In addition, MidSouth has a wholly-owned subsidiary, MSB Services, Inc., that provides credit life insurance services to MidSouth. MidSouth offers a wide range of banking services including checking, savings, money market accounts, treasury management, certificates of deposit and loans for consumer, commercial and real estate purposes. In addition to these traditional services, MidSouth offers trust services and investment services to its customers through Raymond James Financial Services.

In November 2013, MidSouth entered into an Agreement and Plan of Reorganization and Bank Merger with Franklin Financial Network, Inc. and Franklin Synergy Bank (the “Agreement”). The merger was announced on November 20, 2013, and MidSouth filed a Form 8-K with the Board of Governors of the Federal Reserve System on November 20, 2013. Once the merger is consummated, MidSouth will be merged with Franklin Synergy Bank and will become part of the Franklin Financial Network, Inc. holding company. Please refer to the Agreement as reported on Form 8-K, which is included on MidSouth’s website at www.midsouthbanking.com under the “Federal Reports” tab of MidSouth’s “Shareholder Information” page.

Over the past two to three years, the United States economy has been improving through an extended post-recessionary period that has proven to be extremely challenging for financial institutions across the nation. Since mid-2008 through year-end 2013, 487 banks in the United States have been closed by the Federal Deposit Insurance Corporation. The first Tennessee bank failures since November 2002 occurred during 2012, and while only five Tennessee banks have been closed, a number of other banks in the state were affected by the recession, which caused credit quality issues for many borrowers.

Rutherford County, MidSouth’s primary market, has seen very positive signs of economic improvement over the past couple of years. The local unemployment rate improved to 5.3% in December 2013 in comparison with 5.6% in December 2012. This also compares favorably with the state unemployment rate, which was 7.3% in December 2013. In addition, in a report produced by the U.S. Department of Labor’s Bureau of Labor Statistics, Rutherford County was ranked in the top ten large counties in the country in percent increase in employment from 2011 to 2012.

The Rutherford County Chamber of Commerce has reported the following statistics related to Tennessee, Rutherford County and the Nashville MSA:

•	Tennessee ranked No. 1 in automotive manufacturing strength in the nation for the fourth consecutive year (Business Facilities, July 2013).

•	According to a June 2013 U.S. Bureau of Labor Statistics report, Rutherford County ranked third in the U.S. for job growth (fifth consecutive quarter being ranked in the nation’s top 10).

•	Tennessee maintains the lowest debt per capita among all 50 states (Tax Foundation, June 2013).

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Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

•	Nashville-Davidson-Murfreesboro MSA ranks second in the Best Big Cities for Jobs 2013 (Forbes, May 2013).

•	Nashville-Davidson-Murfreesboro MSA ranks 15th in economic and job growth out of 365 MSAs across the U.S. (Area Development Magazine, Summer 2012)

•	Rutherford County is the second fastest growing county in Tennessee and the 30th fastest growing county in the U.S. (U.S. Census Bureau, June 2010)

Well-known companies like Nissan North America, State Farm Insurance, Ingram Content Group, Verizon Wireless, General Mills and Bridgestone/Firestone have all chosen Rutherford County as their place of business. Local employment opportunities have been further enhanced over the past couple of years by announcements like that of global distributor Amazon, which announced in January 2012 that it would build two new fulfillment centers in Tennessee, one of which is now located in Murfreesboro. In November 2013, Schwan Cosmetics USA also announced that it was going to consolidate its U.S. operations by building its headquarters and a manufacturing facility in Rutherford County.

The local real estate market has also improved during 2013. Local developers have started working on new developments around the county, and MidSouth experienced increased loan demand and saw 59.2% growth in its construction and development loans during 2013. Also, Rutherford County has experienced an 18% increase in home sales from 2012 to 2013, according to a January 24, 2014 article published by the Daily News Journal.

Residential growth has been a primary economic driving force for Rutherford County for many years. According to a March 17, 2011 news report from the Daily News Journal, Rutherford County’s population has experienced 44.3 percent growth over a 10-year period, pushing the county’s population to 262,604 in the 2010 Census. In that article, the county mayor noted that the county has “opportunities for work, opportunities for an excellent education from our local school systems, opportunities for higher education at MTSU, and opportunities for all the amenities in life, including shopping and restaurants and entertainment.” The Federal Reserve Bank of St. Louis estimates that the population of the county had grown to over 274,000 by the beginning of 2012. In March 2013, Rutherford County was ranked as the third fastest growing county in Tennessee and is currently the fifth largest county in the state. Rutherford County’s population growth rate continues to drive the local economy primarily through real estate needs. While there can be no full assurance that the local or national economies will not decline in the future, MidSouth’s historical lending strategy and its loan portfolio have been substantially dependent upon real estate; therefore, MidSouth’s profitability may be adversely affected if there are declines in the local real estate market in the future.

Like many financial institutions, MidSouth experienced credit quality issues during the Great Recession. After recording loan loss provisions of over $11,000 in 2009, MidSouth worked through a number of problem loans and began reducing the loan loss trend. Comparatively speaking, MidSouth recorded $1,100 in loan loss provisions for 2010 and only $400 in 2011. In 2012, MidSouth received net recoveries on charged off loans to the extent that a reverse loan loss provision of $470 was recorded in 2012, and MidSouth recorded no loan loss provision during 2013. Management believes that this trend indicates that MidSouth’s problem loans within the loan portfolio have been properly identified and that management’s credit risk management processes are effective and are producing results.

Since 2010, MidSouth’s earnings have continued to improve. MidSouth had its fourth consecutive year of positive earnings, and had it not been for the expenses related to MidSouth’s pending merger with Franklin Financial Network, 2013 would have been MidSouth’s fourth consecutive year of record earnings. It is management’s plan to continue working the strategies that have been successful in recent years and to bring in additional loan growth to continue improving core earnings. Management’s efforts to work out problem loans, recover loan losses, maintain MidSouth’s net interest margin and improve MidSouth’s non-interest income have all played into the turnaround in MidSouth’s earnings over the past several years. The

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

continued improvement in earnings in 2012 was achieved even with MidSouth’s loan balances effectively remaining flat. At the same time, MidSouth’s liquidity has also improved, with 11.3% growth in available-for-sale securities and 8.9% growth in earning assets.

Regulatory oversight continues to increase in the financial services industry, and the costs of regulatory compliance are expected to rise as federal, state and local governments attempt to respond to past problems identified in financial markets. A number of new regulations are expected to be introduced over the next few years that are likely to increase the compliance burden on financial institutions. It is reasonable to believe that new regulations may create a need to invest in certain resources, such as a full-time compliance officer, or similar position, in order to meet the requirements being mandated. This will make it more difficult for smaller community banks to control certain administrative overhead costs.

During 2013, management increased its focus on growing MidSouth’s loan portfolio. There was an increase in loan demand, especially in the construction and development market sector, and MidSouth hired a proven construction lender to lead MidSouth’s real estate lending department. As a result, MidSouth’s construction and land development loans increased by 59.2% during 2013. MidSouth’s commercial real estate loans also increased 29.6% in 2013 as a result of demand in the market combined with the calling efforts of MidSouth’s lenders.

MidSouth was able to reduce its interest costs related to deposits and interest-bearing liabilities, and the growth in MidSouth’s loan portfolio helped to increase net interest income. In 2013, MidSouth’s interest income increased 2.7% to $9,829 in 2013, up from $9,574 in 2012. The increase in net interest income was due to the increase in total interest income combined with the decline in total interest expense, which decreased 25.6%, from $1,231 in 2012 to $916 in 2013. Even though interest rates have declined in MidSouth’s loan portfolio, MidSouth’s loan volume fueled the growth in interest income. To enhance interest income, management also used investments in debt securities to increase margin, putting MidSouth’s excess liquidity to work. Management was also able to reduce MidSouth’s interest expense primarily through deposit pricing, but rate reductions have been marginal since rates are very low and there is very little room for further reduction of deposit interest rates.

Total non-interest income increased 40.0% from $2,251 in 2012 to $3,151 in 2013, and non-interest expense increased 11.6% from $9,463 in 2012 to $10,560 in 2013. These variances are discussed more fully later in this document.

Over the past several years, management has worked hard to improve MidSouth’s credit quality, profitability and capital ratios and has worked through and overcome intense regulatory oversight. In 2013, management continued to move troubled loans out of the portfolio and increased loan production. Management also changed the composition of MidSouth’s investment portfolio, working to improve MidSouth’s interest rate risk position and to increase interest income. Moving into 2014, management will continue to monitor and manage MidSouth’s interest rate risk, and MidSouth’s main focus will be on continued quality loan growth. Management will be looking to improve non-interest income through an increased mortgage lending presence and will be looking for ways to overcome the regulatory mandates that will likely impact profitability across the banking industry.

Forward-Looking Statements

Management’s discussion and analysis of MidSouth’s operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although MidSouth believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast,

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

and comparable terms should be understood by the reader to indicate that the statement is “forward-looking” and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations, and financial conditions affecting MidSouth’s customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting MidSouth’s financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond MidSouth’s control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of MidSouth, and not to predict the future or to guarantee results. MidSouth is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. MidSouth undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances, or results.

Critical Accounting Policies

The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan and lease losses (ALLL), we have made judgments and estimates which have significantly impacted our financial position and results of operations.

Our management assesses the adequacy of the ALLL on a regular basis. This assessment includes procedures to estimate the ALLL and test the adequacy and appropriateness of the resulting balance. The ALLL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience; and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALLL is composed of two components, the entire allowance is available to absorb any credit losses.

We establish the allocated amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally single family residential and consumer loans). In certain situations where consumer or residential mortgage loans are part of a larger relationship that is being evaluated for impairment, those loans are included in the ASC 310 provision calculation. We base the allocation for unique loans primarily on the projected collateral shortfall in relation to the recorded investment. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio; however, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.

The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such factors as historical loss rates, changes in the local or national economy, the depth or experience of the lending staff, changes in the lending policies, changes in the nature or volume of loan types, any concentrations of credit in any particular industry group, past due loan volumes and trends, the quality of loan reviews performed and changes in collateral values. After we assess the applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.

We then test the resulting ALLL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

performed, including the result of our testing, and concludes on the appropriateness of the balance of the ALLL in its entirety. The provision resulting from the ALLL assessment is presented to the board of directors prior to the public reporting of financial information.

Results of Operations

MidSouth had earnings of $1,504 for the year ended December 31, 2013 as compared to earnings of $1,601 for the year ended December 31, 2012. For the years ended December 31, 2013 and 2012, basic earnings per common share were $0.39 and $0.42, respectively, and the diluted earnings per common share were $0.23 and $0.24, respectively. MidSouth was on pace to have another year of record earnings when MidSouth entered into the Agreement to merge with FSB in November 2013. As a result, MidSouth’s accounting, legal and professional fees increased significantly in the fourth quarter of 2013. The specific components of MidSouth’s financial results will be discussed in the sections that follow.

Net Interest Income

Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of MidSouth’s earnings. Total interest income for the years ended December 31, 2013 and 2012 was $9,829 and $9,574, respectively, an increase of 2.7%, and total interest expense was $916 and $1,231, respectively, a decrease of 25.6%. Net interest income for 2013 and 2012 totaled $8,913 and $8,343, respectively, an increase of 6.8%. During 2012 and 2013, MidSouth continued to work through a number of loan relationships that were on nonaccrual status. These troubled loans were reduced through payoffs, collateral liquidations and charge-offs. Unlike previous years where MidSouth’s loan balances remained relatively flat, MidSouth’s loans, less allowance for loan losses, increased 22.0% when compared with 2012.

The increase in MidSouth’s interest income for 2013 is directly related to the increased loan volume in MidSouth’s loan portfolio. Even though MidSouth’s loan rates have declined due to market competition and due to natural repricing as loans mature and are renewed, the volume of loans that was generated during 2013 overcame the reduction in average rates on loans. Loan demand was stronger in 2013 than in previous years, and that combined with MidSouth’s calling efforts resulted in the loan growth for the year. In addition to lending activities, MidSouth used its excess liquidity to purchase investment securities. The rates on the securities purchased during 2013 were less than average rate of securities in MidSouth’s securities portfolio, and this is evidenced by the fact that MidSouth’s investment securities increased in 2013, but interest income from those securities was lower than the interest income earned on securities during 2012.

MidSouth’s interest expense decreased during 2013, primarily related to certificates of deposit (“CDs”) whose rates reduced as CDs matured/renewed. In addition, many certificate holders redeemed their CDs, opting to place their funds into other types of deposit accounts that provided more liquidity for their deposits, such as money market accounts or NOW accounts.

While the Federal Open Market Committee “reaffirmed its expectation that the current exceptionally low target range for the federal funds rate of 0 to  1⁄4 percent will be appropriate at least as long as the unemployment rate remains above 6 1⁄2 percent, inflation between one and two years ahead is projected to be no more than a half percentage point above the Committee’s 2 percent longer-run goal”, MidSouth’s management expects interest margins to be further compressed during 2014 due to loans repricing downward and due to competitive pressures that will certainly result in a number of loans being negotiated with lower rates that may be fixed for a longer period than management would prefer. Even with rates remaining low, management believes that loan volumes and demand will increase in 2014 based on the improvements that have happened within the local economy. To address the anticipated demand in construction lending, MidSouth has hired an experienced lender for the real estate department and has expanded the support roles within that department to facilitate the forecasted growth. Management

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

anticipates that it will be able to use the expected deposit growth and cash flows from MidSouth’s investment portfolio, primarily from payments received on mortgage-backed securities and collateralized mortgage obligations, to fund future loan growth. While deposit volumes are expected to increase, customers may develop more comfort with investments in the national stock markets as the national economy improves, or depositors may decide to pay off debt in order to reduce their interest expense, since there is seemingly little opportunity to earn attractive rates on deposits in the current interest rate environment.

Provision for Loan Losses

The provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. MidSouth did not record a provision for loan losses in 2013, and when compared with 2012, the end result is a decrease in earnings of $470 due to the provision reversal recorded in 2012. The large credit to the loan loss provision in 2012 was directly related to a $525 recovery on a loan to a financial institution that had been previously charged off in mid-2009. During 2013, the number of relationships that were newly identified as impaired continued to decline when compared with previous years, and MidSouth’s nonaccrual loans continued to decline, going from $5,673 at December 31, 2012 to $3,485 at December 31, 2013.

The level of the allowance and the recording of loan loss provisions involve evaluation of uncertainties and matters of judgment. Based on the analyses that have been performed, management believes the allowance for loan losses at December 31, 2013 and 2012 to be adequate. The allowance for loan losses was 1.64% and 2.19% of total loans at December 31, 2013 and 2012, respectively. The reduction in the allowance for loan losses was a direct result of the volume of the recoveries received from previously charged off loans combined with the payoff or pay down of several larger impaired loan relationships.

Non-Interest Income

MidSouth’s non-interest income consists of service charges on deposits, fees on mortgage originations, fees from brokerage operations, other fees and commissions and gains on sales of available-for-sale securities. Total non-interest income for the years ended December 31, 2013 and 2012 was $3,151 and $2,251, respectively, an increase of $900 or 40.0%. The increase in non-interest income is primarily related to an increase in fees from mortgage originations of $771, increasing from $642 in 2012 to $1,413 in 2013, which is an increase of 120.1%. In addition, MidSouth experienced an increase in other fees and commissions of $112, or 18.5%, and an increase in fees from brokerage operations of $66, or 11.1%. The increases noted above were offset by a $46 decrease in service charges on deposit accounts, which went from $402 in 2012 to $356 in 2013, a decrease of 11.4%.

The increase in mortgage origination fees is related to MidSouth’s expansion of the mortgage loan department, where MidSouth added two loan originators, an underwriter, a loan processor and a loan closer in mid- to late-2012. This group of mortgage professionals increased the volume of loans closed and sold to investors significantly during 2013. As shown in the increase in mortgage fee income, increasing volumes of mortgage loans closed and sold produced a significant increase in non-interest income.

The increase in other fees and commissions is primarily related to the earnings recorded for the increase in cash value of bank-owned life insurance (“BOLI”), which provided $90 of the $112 increase. The remaining increase in other fees and commissions was primarily related to a $38 increase in ATM network interchange fees, offset by a reduction of $25 in other non-interest income related to a one-time event that occurred during 2012, the collection of a construction bond related to the construction of one of MidSouth’s branch offices that had previously been written off in 2011. The remaining increase is related to a series of smaller variances that are not considered material when considered individually.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

The increase in fees from brokerage operations is directly attributed to MidSouth’s commissions received from its relationship with Raymond James Financial Services related to the volumes and value increases of stock market investments in client portfolios that were managed by MidSouth’s non-deposit investment brokerage department.

The decrease in service charges on deposit accounts is primarily attributed to the $38 decrease in fees related to non-sufficient funds and the $6 decrease in analysis charges on commercial deposit accounts.

Non-Interest Expense

Non-interest expenses consist of employee costs, occupancy expenses, furniture and equipment expenses, professional fees, advertising expense, data processing expense, foreclosed asset expenses, loss on disposals of premises and equipment, loss on sales of foreclosed assets, FDIC insurance and other operating expenses. Total non-interest expense for the years ended December 31, 2013 and 2012 was $10,560 and $9,463, respectively, an increase of $1,097, or 11.6%.

The largest expense item that caused the increase in non-interest expense was salaries and benefits expense which increased $1,129, or 23.2%, from $4,856 in 2012 to $5,985 in 2013. This increase in salaries and benefits expense is attributable to several factors. Commissions and incentives paid to mortgage loan personnel in 2013 increased $387, or 192.5%, when compared with 2012, primarily due to the increased volume of mortgage loans originated and sold during 2013. Also, the addition of a team of mortgage personnel in late-2012 and the addition of two more persons in 2013 increased mortgage salaries by $96, or 37.1%, going from $259 in 2012 to $355 in 2013. Commissions paid to trust and investment personnel in 2013 increased $69, or 29.9%, when compared with 2012, primarily due to the improvements in the values of the investments under management. Non-mortgage salaries increased by $215, or 6.4%, in 2013, going from $3,342 in 2012 to $3,557 in 2013 due to average merit increases of 4% and due to hiring additional personnel in 2013. The payment of the additional commissions, incentives and salaries also caused an increase in the Bank’s employer FICA taxes, which increased $56, or 21.2%, going from $264 in 2012 to $320 in 2013.

Another significant increase in salaries and benefits expense in 2013 was due to the reinstatement of the 401(k) match that had been suspended since 2009, which resulted in an increase of $121 over 2012. MidSouth also experienced increases in group insurance expense and in health reimbursement account (“HRA”) expenses, both related to the addition of personnel in the mortgage department and in other areas of MidSouth. Group insurance expense increased $28, or 12.4%, and HRA expenses increased $24, or 29.6%.

Another significant variance when comparing expenses from 2013 with 2012 relates to MidSouth’s professional fees, mostly related to MidSouth’s pending merger with FSB. MidSouth’s legal fees went from $147 in 2012 to $220 in 2013, an increase of $73, or 49.7%. Other professional fees increased $244, or 174.3%, going from $140 in 2012 to $384 in 2013, due to the payment of $161 to MidSouth’s investment banking representative in the aforementioned pending merger and due to expenses of $93 related to the renegotiation of MidSouth’s core processing contract.

MidSouth’s data processing expenses also increased by $83, or 16.6%, due to the addition of new electronic delivery products and services, like mobile banking, mobile capture and other electronic banking products.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

MidSouth experienced a couple of notable decreases in non-interest expenses. There was a significant decrease of $441 in 2013 related to foreclosed assets, the majority of which was related to MidSouth recording no further valuation allowances against its foreclosed assets when compared with the $420 valuation loss recorded for 2012. In addition, occupancy expense decreased by $39, or 5.2%, due to having less repairs required at MidSouth’s main office building in 2013 when compared with 2012.

Income Taxes

Due to MidSouth’s previous cumulative losses, there was no income tax expense provision in 2013 or 2012.

Financial Condition

Balance Sheet Summary

MidSouth’s total assets were $276,620 and $252,299 at December 31, 2013 and 2012, respectively, an increase of 9.6%. Loans, net of allowance for loan losses, totaled $168,111 and $137,790 at December 31, 2013 and 2012, respectively, an increase of 22.0%, and investment securities totaled $77,850 and $69,925, respectively, an increase of 11.3%.

Total liabilities were $248,953 and $223,631 at December 31, 2013 and 2012, respectively, and stockholders’ equity was $27,667 and $28,668, respectively. A more detailed discussion of assets, liabilities and capital follows.

Loans

Loans are a large component of MidSouth’s assets and are a primary source of income. The loan portfolio is composed of six primary loan categories: commercial, financial and agricultural; commercial real estate; residential real estate; construction and land development; multifamily real estate; and consumer and other. The table below sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2013 and 2012.

Loan categories are as follows:

	December 31, 2013		December 31, 2012
	Amount	Percentage	Amount	Percentage
	(In Thousands,		(In Thousands,
	except percentages)		except percentages)

Commercial, financial and agricultural	$21,108	12.4%	$16,689	11.8%
Real estate:
Commercial	79,481	46.5	61,322	43.5
Residential	39,927	23.4	40,567	28.8
Construction and land development	26,386	15.4	16,571	11.8
Multifamily	2,419	1.4	1,088	0.8
Consumer and other	1,589	0.9	4,641	3.3

Total	$170,910	100.0%	$140,878	100.0%

As represented in the table, total loans increased 21.3% during 2013. Loan demand improved during 2013, and MidSouth achieved significant growth in commercial real estate loans (29.6%) and in construction and land development loans (59.2%). Management also continued to work out non-performing loans in 2013 and was effective in reducing nonaccrual loans by $2,188, or 38.6%.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

MidSouth’s local market has improved over the past couple of years, and as a result, home sales have increased, and real estate development activity has increased significantly. Management will continue its focus on growing the loan portfolio in 2014, effectively monitoring loans to maintain maximum possible asset quality, keeping in mind the economic issues from recent years.

MidSouth follows the provisions of ASC 310, Receivables, as this standard applies to impaired loans, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and consumer installment loans.

A loan is impaired when it is probable that MidSouth will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank recognizes an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

MidSouth’s single family residential mortgage and consumer loans, which total approximately $39,927 and $1,370, respectively at December 31, 2013, are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and thus are not subject to the provisions of ASC 310. Substantially all other loans of MidSouth are evaluated for impairment under the provisions of ASC 310.

MidSouth considers all loans subject to the provisions of ASC 310 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

Generally, at the time a loan is placed on nonaccrual status, all interest accrued on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such interest received is applied as a reduction of principal. A nonaccrual loan may be restored to accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. There were 21 nonaccrual loans totaling $3,485 and 27 nonaccrual loans totaling $5,673 as of December 31, 2013 and December 31, 2012, respectively.

Other loans may be classified as impaired when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that MidSouth will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet MidSouth’s criteria for nonaccrual status.

Generally, MidSouth also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is accrued on such loans that continue to meet the modified terms of their loan agreements. MidSouth had 21 loans that had terms modified in a troubled debt restructuring at December 31, 2013, and had 15 such loans at December 31, 2012.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

MidSouth’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible.

At December 31, 2013 and 2012, the Bank had $4,731 and $7,723, respectively, in impaired loans outstanding and no loans past due 90 days that were still accruing interest.

At December 31, 2013 and 2012, there were $11,866 and $18,509, respectively, in loans included in MidSouth’s internal classified loan list. Loans are listed as classified when information obtained about possible credit problems of the borrower has prompted management to question the ability of the borrower to comply with the agreed repayment terms of the loan agreement. The volume of loan classifications could represent or be a result of trends or uncertainties which management realizes could potentially impact future operating results, liquidity or capital resources if not properly monitored and managed.

The allowance for loan losses is discussed under “Provision for Loan Losses.” MidSouth maintains its allowance for loan losses at an amount considered by management to be adequate to provide for the possibility of loan losses in the loan portfolio. MidSouth does not originate, make or service “subprime” loans.

Essentially all of MidSouth’s loans originate from Rutherford and adjacent counties in Tennessee. MidSouth seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment, as well as by identification of credit risks.

MidSouth’s management believes there are loan opportunities in MidSouth’s primary market area for potential growth in the loan portfolio. In the past, MidSouth has targeted commercial business lending, commercial and residential real estate lending and consumer lending. MidSouth’s lending practices have largely been driven by the local market, which historically has been based on real estate development due to the growth of the population in the Rutherford County market. Management seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is MidSouth’s policy to maintain a diverse loan portfolio not truly dependent on any particular market or industry segment. Portfolio diversification is even more critical during stressed economic times. Management has set a goal for loans to approximate between 85% and 90% of deposits, although over the past several years, MidSouth’s ratio of loans to deposits has been below 70%. Even though that does create more liquidity for MidSouth, it impacts MidSouth’s earnings, since a bank’s core earnings are typically driven by the volume of its lending activities, and the rates earned on those assets are usually much higher than other interest-earning assets.

Securities

Securities totaled $77,850 and $69,925 at December 31, 2013 and 2012, respectively, and were a significant component of MidSouth’s earning assets. MidSouth follows the provisions of ASC 320, Investments – Debt and Equity Securities. Under the provisions of the Standard, securities are classified in three categories and accounted for as follows:

•	Debt securities that MidSouth has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

MidSouth’s classification of securities as of December 31, 2013 is as follows:

	Available-for-Sale
	Amortized Cost	Estimated Market Value
	(In Thousands)

U.S. Treasury and other U.S. Government agencies and corporations	$5,877	$5,895
State and municipal securities	26,097	24,539
Mortgage-backed securities	47,196	47,416

	$79,170	$77,850

MidSouth’s classification of securities as of December 31, 2012 is as follows:

	Available-for-Sale
	Amortized Cost	Estimated Market Value
	(In Thousands)

U.S. Treasury and other U.S. Government agencies and corporations	$2,240	$2,260
State and municipal securities	18,242	18,284
Mortgage-backed securities	48,221	49,381

	$68,703	$69,925

No securities have been classified as trading or held-to-maturity.

As evidenced by the increase in investment securities from 2012 to 2013, MidSouth’s management purchased securities as increased deposits created additional liquidity. The majority of the securities purchased were state and municipal securities, which were targeted for their favorable interest rates and to cover potential interest rate risk in MidSouth’s portfolio.

Also, as several of MidSouth’s securities were called or sold during 2013, the underlying purpose was to capitalize on gains that were used to offset some changing conditions relative to specific securities within MidSouth’s portfolio, thereby limiting the amount of risk in the investment portfolio. As a result of those sales, MidSouth realized net gains on sales of available-for-sale securities of $2. In 2012, MidSouth realized net gains on available-for-sale securities of $11, strategically selling some securities to reduce interest rate risk for certain securities and to take advantage of gains that were available in the investment portfolio.

Deposits

Total deposits, which are the principal source of funds for MidSouth, totaled $241,948 and $221,752 at December 31, 2013 and 2012, respectively, which is an increase of $20,196, or 9.1%. The growth in

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

deposits is attributed to MidSouth’s calling efforts in the communities it serves combined with being able to bring in deposit relationships when establishing lending relationships, especially in relation to commercial customers.

During 2013, MidSouth’s noninterest-bearing deposit accounts increased $10,474, or 26.9%; money market deposit accounts increased $9,657, or 16.1%; and NOW accounts increased $8,338, or 23.3%. MidSouth’s certificates of deposit of $100,000 or more increased by $1,507, or 4.7%, when comparing December 31, 2013 with December 31, 2012, while certificates of deposit less than $100,000 decreased $10,238, or 21.6%, during 2013. MidSouth’s individual retirement accounts of $100,000 or more increased by $452, or 34.2%, when comparing December 31, 2013 with December 31, 2012, and individual retirement accounts less than $100,000 decreased $298, or 7.4%, during 2012. Savings accounts increased by 12.2%, growing from $2,487 at December 31, 2012, to $2,791 at December 31, 2013.

MidSouth’s brokered deposits were reduced by 9.2%, from $21,374 at December 31, 2012 to $19,410 at December 31, 2013. MidSouth’s brokered deposits are all reciprocal deposit relationships that are processed through a third-party service in order to provided FDIC insurance coverage for customers with balances that would exceed the threshold to be fully covered by the FDIC. MidSouth considers the funds in the reciprocal programs to be core funding, since the customers involved have all been banking with MidSouth Bank for several years.

MidSouth targets local consumers, professionals, local governments and commercial businesses as its central client base; therefore, deposit instruments in the form of checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts are offered to customers.

Management believes Rutherford County and the surrounding area is a viable market offering growth opportunities for MidSouth; however, MidSouth competes with more than 20 other financial institutions that have offices in Rutherford County, including large super-regional banks, regional banks, and other community banks and credit unions; therefore, no assurances of market growth can be given. Even though MidSouth is in a very competitive market, management currently believes that its market share can be expanded. Management firmly believes that its position as Rutherford County’s only locally-owned financial institution that offers personalized service will contribute to quality loan and deposit growth; however, with the low-rate deposit environment that currently exists, a number of depositors are looking for alternative ways of obtaining returns on their money. As a result, some deposit customers are using their funds to pay off debt on larger items like automobiles or houses, or some are moving funds from deposits into equity investments.

Borrowings

Total borrowings, which are a secondary source of funds for MidSouth, totaled $5,000 at December 31, 2013. MidSouth had no borrowings outstanding at December 31, 2012. The growth in borrowings is attributed to MidSouth’s increased loan demand, which created the need for the additional liquidity. MidSouth’s borrowings at the December 31, 2013 were short-term advances at the Federal Home Loan Bank.

Liquidity and Asset Management

MidSouth’s management seeks to maximize net interest income by managing MidSouth’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive lending and investment opportunities. MidSouth’s primary source of liquidity is its core deposit base, which is used to fund MidSouth’s loan growth. In addition, available-for-sale securities, loan payments, investment security payments and short-term borrowing lines at the Federal

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

Home Loan Bank and correspondent banks provide secondary sources of liquidity. At the present time, MidSouth’s loan demand has increased, and as a result MidSouth’s short-term borrowings have increased. If MidSouth’s loan growth continues, MidSouth’s liquidity position may change, but there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in MidSouth’s liquidity position changing materially.

Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both short- and long-term earnings through funds management/interest rate risk management. MidSouth’s rate sensitivity position has an important impact on earnings. Senior management of MidSouth periodically analyzes MidSouth’s rate sensitivity position, meeting with the Asset Liability Committee at least quarterly. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments and the related impacts of repricing assets and liabilities on earnings and on MidSouth’s capital.

The following table shows the interest rate sensitivity gaps for different time periods as of December 31, 2013:

(In Thousands)	1-90 Days	3 months to 12 months	1 to 5 Years	Over 5 Years	Total

Interest-earning assets	$47,533	$27,076	$71,459	$113,872	$259,940
Interest-bearing liabilities	142,350	37,354	18,837	13	198,554

Interest-rate sensitivity gap	$(94,817)	$(10,278)	$52,622	$113,859	$61,386

Cumulative gap	$(94,817)	$(105,095)	$(52,473)	$61,386

Capital Position and Dividends

MidSouth’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for MidSouth. These guidelines classify capital into two categories of Tier 1 and Total risk-based capital. Total risk-based capital consists of Tier 1 (or core) capital (essentially common equity less intangible assets) and Tier 2 capital (essentially qualifying long-term debt, of which MidSouth has none, and a part of the allowance for loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require MidSouth to have a total risk-based capital ratio of 8.0% and a Tier 1 risk-based capital ratio of 4.0%. At December 31, 2013 and 2012, MidSouth’s total risk-based capital ratio was 15.0% and 17.8%, respectively, and its Tier 1 risk-based capital ratio was 13.8% and 16.5%, respectively. The required Tier 1 leverage capital ratio (Tier 1 capital to average assets for the most recent quarter) for MidSouth is 4.0%. At December 31, 2013 and 2012, MidSouth had a leverage ratio of 10.7% and 11.2%, respectively. The decreases in the risk-based capital ratios and in the leverage ratio are attributed to the asset growth MidSouth experienced in 2013.

At December 31, 2013 and 2012, total stockholders’ equity was $27,667 and $28,668, respectively, or 10.0% and 11.4%, respectively, of total assets. The change in stockholders’ equity resulted from earnings of $1,504, an increase in unrealized losses on available-for-sale securities of $2,542, net proceeds from the issuance of common stock totaling $25 and stock-based compensation expense of $12.

The unrealized losses are primarily the result of changes in the interest rate and sector environments. These securities are considered high quality investments in line with normal industry investing practices. Consistent with the original classification as available-for-sale securities, MidSouth does not intend to sell any of the debt securities with unrealized losses and do not believe that it is more likely than not that MidSouth will be required to sell a security in an unrealized loss position prior to a recovery in its value. Accordingly, MidSouth has not recognized any other-than-temporary impairment in our consolidated statements of earnings.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

At December 31, 2009, MidSouth initiated an offering of convertible voting noncumulative Series 2009A Preferred Stock. A total of 1,024,728 shares of Series 2009A Preferred Stock were sold during the offering. Each share of Series 2009A Preferred Stock automatically converts into two shares of MidSouth’s common stock on March 31, 2015, but are convertible at any time prior to the mandatory conversion date at the discretion of the stockholder. Also, for every five shares of Series 2009A Preferred Stock purchased, stockholders received one warrant to purchase one share of MidSouth’s common stock at a price equal to 75% of MidSouth’s book value per common share as of the preceding quarter-end. A total of 204,939 warrants were issued with the Series 2009A Preferred Stock.

To date, 7,171 shares of Series 2009A Preferred Stock have been converted by stockholders into 14,342 shares of MidSouth’s common stock, in accordance with the terms of the Preferred Stock Offering Circular. As of December 31, 2013, MidSouth had 1,017,557 shares of Series 2009A Preferred Stock outstanding, as compared with 1,022,728 shares outstanding as of December 31, 2012. During 2013, 3,004 of the Series 2009A detachable warrants were exercised, and during 2012, 6,369 of the Series 2009A detachable warrants were exercised. As of December 31, 2013 and 2012, MidSouth had outstanding Series 2009A Preferred Stock warrants of 193,221 and 196,225, respectively.

MidSouth initiated a second preferred stock offering in the first quarter of 2011 for Series 2011-A Preferred Stock, which is also convertible voting noncumulative preferred stock. Similar to the Series 2009A Preferred Stock, this Series 2011-A Preferred Stock automatically converts into two shares of MidSouth’s common stock and is convertible at any time prior to the mandatory conversion date of May 31, 2016 at the discretion of stockholders. Like the Series 2009A Preferred Stock, for every five shares of Series 2011-A Preferred Stock purchased, stockholders received one warrant to purchase one share of MidSouth’s common stock at a price equal to 85% of MidSouth’s book value per common share as of the preceding quarter-end. A total of 242,350 shares of Series 2011-A Preferred Stock were sold in that offering, which resulted in the issuance of 48,469 detachable warrants to purchase common stock. To date, none of the Series 2011-A Preferred Stock have been converted to common stock. As of December 31, 2013 and 2012, there were 242,350 shares of Series 2011-A Preferred Stock outstanding. In 2013, 4,000 of the Series 2011-A warrants were exercised, and in 2012, 928 of the Series 2011-A warrants were exercised. As of December 31, 2013 and 2012, MidSouth had outstanding Series 2011-A Preferred Stock warrants of 43,541 and 47,541, respectively.

No shares of MidSouth’s common voting stock were redeemed for the years ending December 31, 2013 and 2012.

There is no established trading market for MidSouth’s common stock. Privately negotiated trades may involve MidSouth’s directors and officers, and their interests and, accordingly, may not be reliable indicators of value.

In October, 2004, the Shareholders of MidSouth approved MidSouth’s 2004 Stock Option Arrangement (the “Arrangement”). The Arrangement provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 380,000 shares of common stock, to employees and organizers of MidSouth and up to 143,080 shares of common stock for future use as decided by the Directors of MidSouth. Under the Stock Option Arrangement, stock option awards may be granted in the form of incentive stock options or non-statutory stock options, and generally vest over a five-year period with a ten-year option to purchase. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

At both December 31, 2013 and 2012, 495,000 shares of the options had been granted. All of the options granted prior to 2008 were granted at $10 per share. There were 5,000 options granted during 2008 at $12.80 per share and another 25,000 options granted during 2009 at $5.00 per share. There were 31,000 options forfeited in 2012 and another 8,500 options forfeited in 2013. Of the options granted, 326,300 and 334,800 were outstanding at December 31, 2013 and 2012, respectively.

During 2012, the Board of Directors of MidSouth evaluated MidSouth’s financial improvement since 2009, and to reward and incent MidSouth’s personnel and directors for the progress made by MidSouth during the recessionary period, the Board elected to change the exercise price of the options that were outstanding at November 30, 2012 to $3.65 per share. This was done through the issuance of amendments to the original stock option agreements, and the value was based upon a valuation of MidSouth’s stock that was conducted by an independent third party located outside MidSouth’s local market. As of November 30, 2012, there were 334,800 stock options repriced.

In addition to changing the exercise price of the options, the outstanding options became non-incentive stock options, and a new vesting schedule was established for the options. The new vesting schedule was established as 20% vesting per year, with the first vesting occurring on December 31, 2012 and the vesting period extending through December 31, 2016. The expiration date of the options was also changed to December 31, 2032. Of the options granted, 326,300 were outstanding at December 31, 2013. At December 31, 2013 and 2012, 130,520 and 66,960 options were exercisable, respectively.

As discussed earlier in this document, MidSouth signed a definitive agreement to merge with FSB in November 2013. If the merger is consummated, holders of MidSouth common stock, Series 2009A preferred stock, Series 2011-A preferred stock, Series 2009A detachable warrants, Series 2011-A detachable warrants and stock options will be converted into shares of FFN common stock or options to purchase FFN common stock based on the agreed upon exchange ratios, as follows:

•	Each share of MidSouth’s common stock will be converted into the right to receive 0.425926 shares of FFN common stock, and then all shares of the Bank’s common stock will be cancelled.

•	Each share of MidSouth’s Series 2009A Preferred Stock and Series 2011-A Preferred Stock will be converted into the right to receive 0.851852 shares of FFN common stock for each share of MidSouth’s preferred stock, and then all shares of MidSouth’s preferred stock will be cancelled.

•	Each Series 2009A warrant and each Series 2011-A warrant will receive merger consideration in the form of shares of FFN common stock equal to (i) $5.75 less the strike price of the warrant at the time the merger is consummated (ii) divided by $13.50.

•	Each MidSouth stock option to purchase a share of MidSouth’s common stock shall be converted into an option to purchase a share of FFN common stock multiplied by the 0.425926 exchange ratio; the exercise price will become the exercise price of such option divided by the exchange ratio. All of MidSouth’s stock options will then be cancelled.

•	In lieu of the issuance of any fractional shares of FFN common stock, FFN will pay to each former shareholder of MidSouth who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer BHC Common Stock to which such holder would otherwise be entitled to receive pursuant to the definitive agreement.

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the federal banking regulators have assigned each insured institution to one of five categories (“well capitalized,” “adequately capitalized” or one of three undercapitalized categories) based upon the three measures of capital adequacy discussed above. Institutions which have a Tier 1 leverage capital ratio of 5%, a Tier 1 risk based capital ratio of 6% and a total risk based capital ratio of 10% are defined as “well capitalized”. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for “adequately capitalized” status. MidSouth currently meets the requirements for “well capitalized” status.

An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days (which must be guaranteed by the institution’s holding company); (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The bank regulatory agencies have discretionary authority to reclassify a well capitalized institution as adequately capitalized or to impose on an adequately capitalized institution requirements or actions specified for undercapitalized institutions if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.

A “significantly undercapitalized” institution may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation.

On February 7, 2011, the Federal Deposit Insurance Corporation (“FDIC”) Board of Directors adopted a final rule related to deposit insurance assessments, which redefined the deposit insurance assessment base as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank); made changes to assessment rates; implemented Dodd-Frank’s Deposit Insurance Fund (DIF) dividend provisions; and revised the risk-based assessment system for all large insured depository institutions (IDIs), generally, those institutions with at least $10 billion in total assets. As a result of this final rule, nearly all of the 7,600-plus institutions with assets less than $10 billion, including MidSouth, began paying smaller assessments.

MidSouth’s 2013 FDIC insurance expense declined 8.9%, to $194. According to the last assessment statement received, MidSouth is most recently being assessed annually at the rate of 0.076% of average total assets adjusted for average tangible equity for deposit insurance, but that rate can be changed by the FDIC based on Risk Category or other regulatory needs, such as special assessments.

Monetary Policy. MidSouth is affected by commercial bank credit policies of regulatory authorities, including the Federal Reserve Board (the “Board”). An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board to implement these objectives are: open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid

MIDSOUTH BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations, Continued

on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers as well as members, in the past and are expected to continue to do so in the future.

Contractual Obligations

MidSouth has the following contractual obligations as of December 31, 2013:

(In Thousands)	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total

Federal Home Loan Bank Advances	$5,000	$—	$—	$—	$5,000
Securities sold under agreement to repurchase	980	—	—	—	980
Operating leases	82	164	164	477	887

Total	$6,062	$164	$164	$477	$6,867

Off Balance Sheet Arrangements

At December 31, 2013, MidSouth had unfunded loan commitments outstanding of $51,893 and outstanding standby letters of credit of $1,008. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, MidSouth has the ability to liquidate securities available-for-sale or, on a short-term basis, to purchase Federal funds from correspondent banks or borrow from the Federal Home Loan Bank. Additionally, MidSouth could sell participations in these or other loans to correspondent banks. As mentioned above, MidSouth has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities/pay downs and short-term borrowings.

Impact of Inflation

Although interest rates are significantly affected by inflation, the inflation rate is immaterial when reviewing MidSouth’s results of operations.

Quantitative and Qualitative Disclosures About Market Risk

MidSouth’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of MidSouth’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of MidSouth’s operations, MidSouth is not subject to foreign currency exchange or commodity price risk.

Management seeks to maintain profitability in both immediate and long-term earnings through funds management/interest rate risk management. Interest rate risk (sensitivity) management deals with the potential impact on earnings associated with changing interest rates using various rate change (shock) scenarios. MidSouth’s rate sensitivity position has an important impact on earnings. Senior management monitors MidSouth’s rate sensitivity position throughout each month, and then quarterly the Asset Liability Committee (ALCO) of MidSouth meets to analyze the rate sensitivity position and other aspects of asset/liability management. These meetings cover the spread between the cost of funds (primarily time deposits) and interest yields generated primarily through loans and investments, rate shock analyses, liquidity and dependency positions, and other areas necessary for proper balance sheet management.

SUPPLEMENTARY DATA

The following information is provided to supplement the information in MidSouth’s Management’s Discussion and Analysis:

I.	Distribution of Assets, Liabilities and Stockholders’ Equity:

Interest Rate and Interest Differential

The Schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is MidSouth’s gross margin. Analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax-equivalent basis; however, the following Schedule does not include such an adjustment, since MidSouth has no tax-exempt earning assets.

In this Schedule, “change due to volume” is the change in volume multiplied by the interest rate for the prior year. “Change due to rate” is the change in interest rate multiplied by the volume for the prior year. Changes in interest income and expense not due solely to volume or rate changes have been allocated to the “change due to volume” and “change due to rate” in proportion to the relationship of the absolute dollar amounts of the change in each category.

Loan fees of $511,000, $370,000 and $200,000 for 2013, 2012 and 2011, respectively, are included in loan income and represent an adjustment on the yield on these loans.

	In Thousands, Except Interest Rates
	Average Balances For the Year Ended 12/31/13			Average Balances For the Year Ended 12/31/12			2013/2012 Change
		Interest Rate	Income/ Expense		Interest Rate	Income/ Expense	Due to Volume	Due to Rate	Total
Loans, net of unearned interest	$153,176	5.36%	$8,214	$141,920	5.61%	$7,961	$616	$(363)	$253
Loans held for sale	3,224	2.54	82	1,322	2.34	31	48	3	51
Investment securities – taxable	72,011	1.93	1,388	71,424	2.05	1,462	12	(86)	(74)
Restricted equity securities	1,560	5.19	81	1,522	5.26	80	2	(1)	1
Certificates of deposit at other financial institutions	1,635	1.83	30	899	1.78	16	29	(15)	14
Interest-bearing deposits	15,259	0.22	34	12,210	0.20	24	6	4	10

Total earning assets	246,865	3.98	9,829	229,297	4.18	9,574	713	(458)	255

Cash and due from banks	1,676			1,338
Allowance for loan losses	(3,066)			(3,289)
Bank premises and equipment	8,750			8,850
Other assets	4,606			3,055

Total assets	$258,831			$239,251

	In Thousands, Except Interest Rates
	Average Balances For the Year Ended 12/31/13			Average Balances For the Year Ended 12/31/12			2013/2012 Change
		Interest Rate	Income/ Expense		Interest Rate	Income/ Expense	Due to Volume	Due to Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$36,102	0.17%	$61	$29,463	0.21%	$62	$12	$(13)	$(1)
Money market demand accounts	66,340	0.34	228	53,769	0.41	220	49	(41)	8
Individual retirement accounts	5,342	0.84	45	5,750	1.10	63	(4)	(14)	(18)
Other savings deposits	2,789	0.11	3	2,462	0.12	3	—	—	—
Certificates of deposit $100,000 and over	32,184	0.66	213	31,264	1.07	335	10	(132)	(122)
Certificates of deposit under $100,000	41,749	0.87	364	51,387	1.05	541	(93)	(84)	(177)

Total interest-bearing deposits	184,506	0.50	914	174,095	0.70	1,224	(26)	(284)	(310)

FHLB advances	178	0.00	—	44	0.00	—	83	(83)	—
Securities sold under repurchase agreements and Federal funds purchased	718	0.28	2	2,013	0.35	7	(4)	(1)	(5)

Total interest-bearing deposits and borrowed funds	185,402	0.49	916	176,152	0.70	1,231	53	(368)	(315)

Demand deposits	43,249			34,245

Other liabilities	1,615			1,237

Stockholders’ equity	28,565			27,617

Total liabilities and stockholders’ equity	$258,831			$239,251

Net interest income			$8,913			$8,343			$570

Net yield on earning assets		3.61%			3.64%

Net interest spread		3.49%			3.48%

	In Thousands, Except Interest Rates
	Average Balances For the Year Ended 12/31/12			Average Balances For the Year Ended 12/31/11			2012/2011 Change
		Interest Rate	Income/ Expense		Interest Rate	Income/ Expense	Due to Volume	Due to Rate	Total
Loans, net of unearned interest	$141,920	5.61%	$7,961	$145,478	5.84%	$8,501	$(207)	$(333)	$(540)
Loans held for sale	1,322	2.34	31	671	2.53	17	15	(1)	14
Investment securities - taxable	71,424	2.05	1,462	56,262	2.59	1,456	346	(340)	6
Restricted equity securities	1,522	5.26	80	1,452	5.17	75	4	1	5
Certificates of deposit at other financial institutions	899	1.78	16	—	—	—	16	—	16
Interest-bearing deposits	12,210	0.20	24	15,146	0.21	32	(6)	(2)	(8)

Total earning assets	229,297	4.18	9,574	219,009	4.60	10,081	168	(675)	(507)

Cash and due from banks	1,338			1,301
Allowance for loan losses	(3,289)			(4,156)
Bank premises and equipment	8,850			9,091
Other assets	3,055			3,412

Total assets	$239,251			$228,657

	In Thousands, Except Interest Rates
	Average Balances For the Year Ended 12/31/12			Average Balances For the Year Ended 12/31/11			2012/2011 Change
		Interest Rate	Income/ Expense		Interest Rate	Income/ Expense	Due to Volume	Due to Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$29,463	0.21%	$62	$26,052	0.25%	$65	$8	$(11)	$(3)
Money market demand accounts	53,769	0.41	220	46,595	0.50	235	32	(47)	(15)
Individual retirement accounts	5,750	1.10	63	5,906	1.39	82	(2)	(17)	(19)
Other savings deposits	2,462	0.12	3	2,162	0.09	2	—	1	1
Certificates of deposit $100,000 and over	31,264	1.07	335	32,178	1.16	372	(10)	(27)	(37)
Certificates of deposit under $100,000	51,387	1.05	541	55,728	1.53	850	(61)	(248)	(309)

Total interest-bearing deposits	174,095	0.70	1,224	168,621	0.95	1,606	(33)	(349)	(382)

FHLB advances	44	0.00	—	482	3.53	17	(7)	(3)	(17)
Securities sold under repurchase agreements and Federal funds purchased	2,013	0.35	7	4,188	0.41	17	68	(85)	(10)

Total interest-bearing deposits and borrowed Funds	176,152	0.70	1,231	173,291	0.95	1,640	28	(437)	(409)

Demand deposits	34,245			28,249

Other liabilities	1,237			1,711

Stockholders’ equity	27,617			25,406

Total liabilities and stockholders’ equity	$239,251			$228,657

Net interest income			$8,343			$8,441			$(98)

Net yield on earning assets		3.64%			3.85%

Net interest spread		3.48%			3.65%

II.	Investment Portfolio:

A.	Securities at December 31, 2013 consist of the following:

	Securities Available-for-Sale
	(In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

U.S. Treasury and other U.S. Government agencies and Corporations	$5,877	$19	$1	$5,895
State and municipal securities	26,097	4	1,562	24,539
Mortgage-backed securities	47,196	401	181	47,416

	$79,170	$424	$1,744	$77,850

Securities at December 31, 2012 consist of the following:

	Securities Available-for-Sale
	(In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

U.S. Treasury and other U.S. Government agencies and corporations	$2,240	$21	$1	$2,260
State and municipal securities	18,242	118	76	18,284
Mortgage-backed securities	48,221	1,210	50	49,381

	$68,703	$1,349	$127	$69,925

Securities at December 31, 2011 consist of the following:

	Securities Available-for-Sale
	(In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

U.S. Treasury and other U.S. Government agencies and corporations	$4,414	$25	$6	$4,433
Mortgage-backed securities	60,871	908	37	61,742

	$65,285	$933	$43	$66,175

II.	Investment Portfolio, Continued:

B.	The following schedule details the estimated maturities and weighted average yields of investment securities of MidSouth at December 31, 2013.

Available-For-Sale Securities	Amortized Cost	Estimated Market Value	Weighted Average Yields
	(In Thousands, Except Yields)

Obligations of U.S. Treasury and other U.S. Government agencies and corporations:
Less than one year	$—	$—	—%
One to five years	—	—	—
Five to ten years	5,155	5,173	2.46
More than ten years	722	722	1.24

Total securities of U.S. Treasury and other U.S. Government agencies and corporations	5,877	5,895	2.32

State and municipal securities:
Less than one year	—	—	—
One to five years	1,372	1,365	2.07
Five to ten years	24,725	23,174	2.41
More than ten years	—	—	—

Total state and municipal securities	26,097	24,539	2.39

Mortgage-backed securities:
Less than one year	1,220	1,227	0.73
One to five years	34,525	34,830	2.09
Five to ten years	11,451	11,359	2.66
More than ten years	—	—	—

Total mortgage-backed securities	47,196	47,416	2.19

Total available-for-sale securities	$79,170	$77,850	2.26%

III.	Loan Portfolio:

A.	Loan Types

The following schedule details the loans of MidSouth at December 31, 2013, 2012, 2011, 2010 and 2009:

	In Thousands
	2013	2012	2011	2010	2009

Commercial, financial and agricultural	$21,108	$16,689	$20,229	$30,283	$36,341
Real estate:
Commercial	79,481	61,322	59,695	58,152	55,525
Residential	39,927	40,567	38,579	40,901	42,059
Construction and land development	26,386	16,571	14,366	18,193	50,114
Multifamily	2,419	1,088	1,180	2,714	2,496
Consumer and other	1,589	4,641	6,377	6,541	9,661

Total loans	170,910	140,878	140,426	156,784	196,196
Less allowance for loan losses	(2,799)	(3,088)	(3,283)	(4,447)	(8,080)

Net loans	$168,111	$137,790	$137,143	$152,337	$188,116

B.	Maturities and Sensitivities of Loans to Changes in Interest Rates

The following schedule details maturities and sensitivity to interest rate changes for commercial loans of MidSouth at December 31, 2013:

	(In Thousands)
	Less Than 1 Year*	1 Year to Less Than 5 Years	After 5 Years	Total

Maturity Distribution:
Commercial, financial and agricultural	$11,537	$6,970	$2,601	$21,108
Real estate:
Commercial	6,401	34,286	38,794	79,481
Construction and land development	19,089	3,406	3,891	26,386

	$37,027	$44,662	$45,286	$126,975

Interest-Rate Sensitivity:
Fixed interest rates	$9,905	$39,031	$34,172	$83,108

Floating or adjustable interest rates	27,122	5,631	11,114	43,867

Total commercial, financial and agricultural loans plus real estate – commercial and real estate – construction and land development loans	$37,027	$44,662	$45,286	$126,975

*	Includes demand loans, bankers’ acceptances, commercial paper and deposit notes.

III.	Loan Portfolio, Continued:

C.	Risk Elements

The following schedule details selected information as to nonaccrual, past due and restructured loans of MidSouth at December 31, 2013, 2012, 2011, 2010 and 2009.

	In Thousands, Except Percentages
	2013	2012	2011	2010	2009

Non-accrual loans:
Commercial, financial and agricultural	$1,256	$1,746	$2,106	$2,681	$1,770
Real estate:
Commercial	1,049	1,820	2,848	2,666	3,618
Residential	507	705	1,112	1,144	382
Construction and land development	673	1,396	1,861	3,395	7,228
Multifamily	—	—	—	—	634
Consumer and other	—	6	19	13	17

Total non-accrual loans	$3,485	$5,673	$7,946	$9,899	$13,649

Loans 90 days past due and still accruing:
Commercial, financial and agricultural	$—	$—	$—	$—	$—
Real estate:
Commercial	—	—	—	—	—
Residential	—	—	—	—	—
Construction and land development	—	—	—	—	—
Multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total loans 90 days past due and still accruing	$—	$—	$—	$—	$—

Restructured loans:
Commercial, financial and agricultural	$474	$69	$73	$—	$—
Real estate:
Commercial	—	—	—	—	—
Residential	599	720	318	—	—
Construction and land development	—	—	581	—	—
Multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total restructured loans	$1,073	$789	$972	$—	$—

Total nonaccrual, past due, and restructured loans	$4,558	$6,462	$8,918	$9,899	$13,649

Total loans, net of unearned interest	$170,910	$140,878	$140,426	$156,784	$196,196

Nonaccrual, past due, and restructured loans as a percentage of total loans outstanding, net of unearned interest	2.67%	4.59%	6.35%	6.31%	6.96%

Foreclosed assets	$800	$800	$1,379	$2,200	$2,142

III.	Loan Portfolio, Continued:

C.	Risk Elements, Continued

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on a non-accrual status, the accrued but unpaid interest is also evaluated as to collectibility. If collectibility is doubtful, the unpaid interest is charged off. Thereafter, interest on non-accrual loans is recognized only as received. Non-accrual loans totaled $3,485,000, $5,673,000, $7,946,000, $9,899,000 and $13,649,000 at December 31, 2013, 2012, 2011, 2010 and 2009; respectively.

At December 31, 2013, 2012, 2011, 2010 and 2009, loans totaling $11,866,000, $18,509,000, $21,188,000, $26,804,000 and $37,389,000 were included in MidSouth’s internal classified loan list. Of these loans at December 31, 2013, $1,567,000 were real estate – residential, $1,119,000 were real estate – construction and land development, $524,000 were multifamily real estate, $3,177,000 were real estate – commercial, $5,445,000 were commercial, financial and agricultural, and $34,000 were consumer and other loans. Management estimates collateral valuations relating to these loans to be approximately $29,991,000 ($4,087,000 related to residential real estate, $875,000 related to real estate – construction and land development, $1,275,000 related multifamily real estate, $6,293,000 to real estate – commercial, $17,441,000 related to commercial, financial and agricultural, and $20,000 related to consumer and other loans). Loans are listed as classified when information obtained about possible credit problems of the borrower has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement. The loan classifications do not represent or result from trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources.

At December 31, 2013, there were no loan concentrations that exceed ten percent of total loans other than as included in the preceding table of types of loans included in Section III.A. Loan concentrations are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

There were no material amounts of other interest-bearing assets (interest-bearing deposits with other banks, municipal bonds, etc.) at December 31, 2013 which would be required to be disclosed as past due, non-accrual, restructured or potential problem loans, if such interest-bearing assets were loans.

IV.	Summary of Loan Loss Experience:

The following schedule details selected information related to the allowance for loan loss account of MidSouth at December 31, 2013, 2012, 2011, 2010 and 2009 and the year or period then ended:

	In Thousands, Except Percentages
	2013	2012	2011	2010	2009

Allowance for loan losses at beginning of year	$3,088	$3,283	$4,447	$8,080	$5,784

Less: Net loan charge-offs:
Charge-offs:
Commercial, financial and agricultural	569	80	559	581	3,097
Real estate:
Commercial	—	257	699	912	812
Residential	96	120	207	439	126
Construction and land development	35	78	348	2,697	4,834
Multifamily	—	—	15	139	745
Consumer and other	16	19	115	260	21

	716	554	1,943	5,028	9,635

Recoveries:
Commercial, financial and agricultural	194	686	162	83	9
Real estate:
Commercial	—	—	7	26	—
Residential	39	39	60	3	—
Construction and land development	104	63	125	37	—
Multifamily	—	—	13	28	—
Consumer and other	90	41	12	88	2

	427	829	379	265	11

Net loan charge-offs (recoveries)	289	(275)	1,564	4,763	9,624

Adjustment for allowance for off-balance sheet items	—	—	—	—	—

Provision for loan losses (deducted from) charged to expense	—	(470)	400	1,130	11,920

Allowance for loan losses at end of year	$2,799	$3,088	$3,283	$4,447	$8,080

Total loans at end of year	$170,910	$140,878	$140,426	$156,784	$196,196

Average total loans outstanding	$153,176	$141,920	$145,478	$177,475	$217,549

Net charge-offs (recoveries) as a percentage of average total loans outstanding during the year	0.19%	(0.19)%	1.08%	2.68%	4.42%

Ending allowance for loan losses as a percentage of total loans outstanding at end of year	1.64%	2.19%	2.34%	2.84%	4.12%

IV.	Summary of Loan Loss Experience, Continued:

The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The provision for loan losses charged to operating expense is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. Such other factors considered by management include growth and composition of the loan portfolio, review of specific loan problems, the relationship of the allowance for loan losses to outstanding loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions that may affect the borrower’s ability to pay.

Management conducts a continuous review of all loans that are delinquent, previously charged down or loans which are determined to be potentially uncollectible. Loan classifications are reviewed periodically by a person independent of the lending function. The Board of Directors reviews the adequacy of the allowance for loan losses at least quarterly.

MidSouth maintains its allowance for loan losses at an amount considered by management to be adequate to provide for the possibility of loan losses in the loan portfolio.

IV.	Summary of Loan Loss Experience, Continued:

The following detail provides a breakdown of the allocation of the allowance for loan losses as of December 31, 2013, 2012, 2011, 2010 and 2009.

	In Thousands	Percent of Loans in Each Category To Total Loans

2013
Commercial, financial and agricultural	$174	12.4%
Real estate:
Commercial	964	46.5
Residential	462	23.4
Construction and land development	1,075	15.4
Multifamily	13	1.4
Consumer and other	111	0.9

	$2,799	100.0%

2012
Commercial, financial and agricultural	$549	11.8%
Real estate:
Commercial	964	43.5
Residential	519	28.8
Construction and land development	1,006	11.8
Multifamily	13	0.8
Consumer and other	37	3.3

	$3,088	100.0%

2011
Commercial, financial and agricultural	$407	14.4%
Real estate:
Commercial	1,012	42.5
Residential	739	27.5
Construction and land development	1,068	10.2
Multifamily	7	0.8
Consumer and other	50	4.6

	$3,283	100.0%

2010
Commercial, financial and agricultural	$576	19.3%
Real estate:
Commercial	1,069	37.1
Residential	711	26.1
Construction and land development	2,020	11.6
Multifamily	—	1.7
Consumer and other	71	4.2

	$4,447	100.0%

2009
Commercial, financial and agricultural	$1,645	18.5%
Real estate:
Commercial	1,325	28.3
Residential	443	21.4
Construction and land development	3,993	25.6
Multifamily	497	1.3
Consumer and other	177	4.9

	$8,080	100.0%

V.	Deposits:

The average amounts for deposits for 2013, 2012, and 2011 are detailed in the following schedule.

	2013		2012		2011
	Average Balance In Thousands	Average Rate	Average Balance In Thousands	Average Rate	Average Balance In Thousands	Average Rate

Non-interest-bearing deposits	$43,249	—%	$34,245	—%	$28,249	—%
Negotiable order of withdrawal accounts	36,102	0.17	29,463	0.21	26,052	0.25
Money market demand accounts	66,340	0.34	53,769	0.41	46,595	0.50
Individual retirement accounts	5,342	0.84	5,750	1.10	5,906	1.39
Other savings	2,789	0.11	2,462	0.12	2,162	0.09
Certificates of deposit $100,000 and over	32,184	0.66	31,264	1.07	32,178	1.16
Certificates of deposit under $100,000	41,749	0.87	51,388	1.05	55,728	1.53

	$227,755	0.40%	$208,341	0.59%	$196,870	0.82%

The following schedule details the maturities of certificates of deposit and individual retirement accounts of $100,000 and over at December 31, 2013.

	In Thousands
	Certificates of Deposit	Individual Retirement Accounts	Total
Less than three months	$10,833	$—	$10,833
Three to six months	4,842	185	5,027
Six to twelve months	11,526	812	12,338
Over one year	6,183	775	6,958

	$33,384	$1,772	$35,156

VI.	Return on Equity and Assets:

The following schedule details selected key ratios of MidSouth for the year ended at December 31, 2013, 2012, and 2011.

	2013	2012	2011

Return on assets	0.58%	0.67%	0.46%
(net income divided by average total assets)

Return on equity	5.27%	5.80%	4.18%
(Net income divided by average equity)

Dividend payout ratio	—%	—%	—%
(Dividends declared per share divided by net income per share)

Equity to asset ratio	11.04%	11.54%	11.11%
(Average equity divided by average total assets)

Leverage capital ratio	10.73%	11.22%	11.15%
(Equity divided by fourth quarter average total assets, excluding the net unrealized loss on available-for-sale securities)

The minimum leverage capital ratio required by the regulatory agencies is 4%.

Under guidelines developed by regulatory agencies a credit risk is assigned to various categories of assets and commitments ranging from 0% to 100% based on the risk associated with the asset.

VI.	Return on Equity and Assets, Continued:

The following schedule details MidSouth’s risk-based capital at December 31, 2013 excluding the net unrealized gain on available-for-sale securities which is shown as an addition in stockholders’ equity in the consolidated financial statements:

In Thousands, Except Percentages

Tier 1 capital:
Stockholders’ equity, excluding the net unrealized gain on available-for-sale securities	$28,987

Tier 2 capital:
Allowable allowance for loan losses (limited to 1.25% of gross risk-weighted assets)	2,634

Total risk-based capital	$31,621

Risk-weighted assets, gross	$210,683

Less: Excess allowance for loan and lease losses	180

Risk-weighted assets, net	$210,503

Risk-based capital ratios:

Tier 1 risk-based capital ratio	13.77%

Total risk-based capital ratio	15.02%

MidSouth is required to maintain a total capital to risk-weighted asset ratio of 8% and a Tier 1 capital to risk-weighted asset ratio of 4%. At December 31, 2013, MidSouth was in compliance with these requirements.

VI.	Return on Equity and Assets, Continued:

The following schedule details MidSouth’s interest rate sensitivity at December 31, 2013:

		Repricing Within
(In Thousands, Except Percentages)	Total	1-90 Days	3 months to 12 months	1 to 5 years	Over 5 years

Earning assets:
Loans, net of unearned interest†	$167,425	$32,541	$27,076	$66,818	$40,990
Securities	77,850	2,059	—	3,159	72,632
Loans held for sale	2,029	2,029	—	—	—
Interest-bearing deposits at other financial institutions	9,355	9,355	—	—	—
Certificates of deposit at other financial institutions	1,732	—	—	1,482	250
Restricted equity securities	1,549	1,549	—	—	—

Total earning assets	259,940	47,533	27,076	71,459	113,872

Interest-bearing liabilities:
Deposits:
Negotiable order of withdrawal accounts	44,085	44,085	—	—	—
Money market deposit accounts	69,728	69,728	—	—	—
Other savings	2,791	2,791	—	—	—
IRA’s and certificates of deposit, $100,000 and over	35,156	10,833	17,365	6,958	—
IRA’s and certificates of deposit, under $100,000	40,814	8,933	19,989	11,879	13
FHLB borrowings	5,000	5,000	—	—	—
Securities sold under agreement to repurchase	980	980	—	—	—

Total interest-bearing liabilities	198,554	142,350	37,354	18,837	13

Interest-sensitivity gap	$61,386	$(94,817)	$(10,278)	$52,622	$113,859

Cumulative gap		$(94,817)	$(105,095)	$(52,473)	$61,386

Interest-sensitivity gap as % of total average assets		(36.63)%	(3.97)%	20.33%	43.99%

Cumulative gap as % of total average assets		(36.63)%	(40.60)%	(20.27)%	23.72%

†	Excludes non-accrual loans.

VI.	Return on Equity and Assets, Continued:

MidSouth’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of MidSouth’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of MidSouth’s operations, MidSouth is not subject to foreign currency exchange or commodity price risk.

Interest rate (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. MidSouth’s rate sensitivity position has an important impact on earnings. Senior management of MidSouth meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

LEGAL MATTERS

The validity of the shares of FFN common stock to be issued in connection with the merger will be passed upon for FFN by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee. The material U.S. federal income tax consequences of the merger will also be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of Franklin Financial Network, Inc. as of December 31, 2013 and 2012, and for the years then ended, have been included herein in reliance upon the reports of Crowe Horwath LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MidSouth as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, have been included herein in reliance upon the reports of Maggart & Associates, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED AND UNAUDITED)

FRANKLIN FINANCIAL NETWORK, INC.

Audited Financial Statements as of and for the Years Ended December 31, 2013 and 2012

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

FRANKLIN FINANCIAL NETWORK, INC.

Franklin, Tennessee

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Franklin Financial Network, Inc.

Franklin, Tennessee

We have audited the accompanying consolidated balance sheets of Franklin Financial Network, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Franklin Financial Network, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Brentwood, Tennessee

March 26, 2014

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

	2013	2012
ASSETS
Cash and cash equivalents	$18,217	$24,977

Interest-bearing deposits in financial institutions	—	100
Securities available for sale	268,515	186,118
Securities held to maturity (fair value 2013 - $54,004 and 2012 - $34,517)	56,575	33,815
Loans held for sale	10,694	15,355

Loans	421,304	299,483
Allowance for loan losses	(4,900)	(3,983)

Net loans	416,404	295,500

Restricted equity securities, at cost	3,032	2,258
Premises and equipment, net	4,138	2,944
Accrued interest receivable	2,396	1,778
Bank owned life insurance	8,232	7,964
Deferred tax asset	3,995	210
Foreclosed assets	181	2,089
Servicing rights, net	2,640	2,401
Mortgage banking derivative asset	464	612
Goodwill	157	157
Other assets	734	1,484

Total assets	$796,374	$577,762

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$52,686	$48,089
Interest bearing	628,614	466,554

Total deposits	681,300	514,643

Federal funds purchased and repurchase agreements	24,291	1,602
Federal Home Loan Bank advances	23,000	8,000
Accrued interest payable	222	308
Other liabilities	2,398	1,853

Total liabilities	731,211	526,406

Shareholders’ equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; 10,000 shares issued and outstanding at December 31, 2013 and 2012	10,000	10,000
Common stock, no par value; 10,000,000 shares authorized; 4,862,875 and 3,621,154 issued at December 31, 2013 and 2012, respectively	51,776	36,792
Additional paid-in capital	862	1,029
Retained earnings	7,058	2,606
Accumulated other comprehensive income (loss)	(4,533)	929

Total shareholders’ equity	65,163	51,356

Total liabilities and shareholders’ equity	$796,374	$577,762

See accompanying notes to consolidated financial statements.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ending December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

	2013	2012
Interest income and dividends
Loans, including fees	$20,094	$16,262
Securities
Taxable	4,655	3,532
Tax-exempt	67	40
Dividends on restricted equity securities	126	116
Federal funds sold and other	40	54

	24,982	20,004
Interest expense
Deposits	3,693	3,917
Federal funds purchased and repurchase agreements	144	43
Federal Home Loan Bank advances	100	88

	3,937	4,048

Net interest income	21,045	15,956

Provision for loan losses	907	1,548

Net interest income after provision for loan losses	20,138	14,408

Noninterest income
Service charges on deposit accounts	52	48
Other service charges and fees	1,112	987
Net gains on sale of loans	4,403	5,550
Loan servicing fees, net	(365)	(736)
Gain on bank owned life insurance	—	606
Gain on sale of securities	88	991
Other	1,529	1,199

Total noninterest income	6,819	8,645

Noninterest expense
Salaries and employee benefits	13,142	11,020
Occupancy and equipment	2,731	2,496
FDIC assessment expense	354	441
Loss on sale and write down of foreclosed assets	223	44
Marketing	283	231
Professional fees	596	380
Other	2,333	2,245

Total noninterest expense	19,662	16,857

Income before income tax expense	7,295	6,196

Income tax expense	2,734	2,056

Net income	4,561	4,140

Dividends paid on Series A preferred stock	(109)	(458)

Net income applicable to common shareholders	$4,452	$3,682

Earnings per share:
Basic	$1.13	$1.03
Diluted	1.10	1.02

See accompanying notes to consolidated financial statements.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years ending December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

	2013	2012

Net income	$4,561	$4,140

Other comprehensive income (loss), net of tax:
Unrealized gains/losses on securities:
Unrealized holding loss arising during the period	(8,763)	(24)
Reclassification adjustment for gains included in net income	(88)	(991)

Net unrealized losses	(8,851)	(1,015)
Tax effect	3,389	177

Total other comprehensive loss	(5,462)	(838)

Comprehensive income (loss)	$(901)	$3,302

See accompanying notes to consolidated financial statements.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ending December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity

Balance at January 1, 2012	$10,000	$35,963	$725	$(1,076)	$1,767	$47,379

Exercise of common stock warrants, 54,958 shares	—	660	—	—	—	660

Dividends paid on Series A preferred stock	—	—	—	(458)	—	(458)

Stock issued in conjunction with 401(k) employer match, 15,188 shares	—	169	—	—	—	169

Stock based compensation expense	—	—	304	—	—	304

Net income	—	—	—	4,140	—	4,140

Other comprehensive loss	—	—	—	—	(838)	(838)

Balance at December 31, 2012	10,000	36,792	1,029	2,606	929	51,356

Exercise of common stock warrants, 3,024 shares	—	36	—	—	—	36

Dividends paid on Series A preferred stock	—	—	—	(109)	—	(109)

Stock issued in conjunction with 401(k) employer match, 17,596 shares	—	227	—	—	—	227

Stock based compensation expense	—	46	318	—	—	364

Exercise of common stock options, 5,755 shares	—	58	—	—	—	58

Issuance of 1,153,847 shares of common stock, net of stock offering costs of $809	—	14,191	—	—	—	14,191

Issuance of common stock in conjunction with stock option exchange, 32,814 shares	—	426	(568)	—	—	(142)

Excess tax benefit from exchange of stock options			83			83

Net income	—	—	—	4,561	—	4,561

Other comprehensive loss	—	—	—	—	(5,462)	(5,462)

Balance at December 31, 2013	$10,000	$51,776	$862	$7,058	$(4,533)	$65,163

See accompanying notes to consolidated financial statements.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ending December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

	2013	2012
Cash flows from operating activities
Net income	$4,561	$4,140
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization on premises and equipment	653	717
Net amortization of securities	4,199	5,224
Amortization of mortgage servicing right asset	1,265	1,236
Change in impairment of servicing asset	(90)	90
Provision for loan losses	907	1,548
Deferred income tax benefit	(396)	(132)
Excess tax benefit related to the exchange of stock options	(83)	—
Origination of loans held for sale	(307,592)	(204,995)
Proceeds from sale of loans held for sale	315,242	200,755
Net gain on sale of loans	(4,403)	(5,550)
Gain on sale of available for sale securities	(88)	(991)
Income from bank owned life insurance	(268)	(166)
Gain on life insurance benefits	—	(606)
Loss on sale and write down of foreclosed assets	223	44
Stock-based compensation	364	304
Compensation expense related to common stock issued to 401(k) plan	227	169
Net change in:
Accrued interest receivable and other assets	249	(1,408)
Accrued interest payable and other liabilities	542	311

Net cash from operating activities	15,512	690

Cash flows from investing activities
Available for sale securities:
Sales	16,290	48,995
Purchases	(189,962)	(139,419)
Maturities, prepayments and calls	78,650	84,609
Held to maturity securities:
Purchases	(28,937)	(25,892)
Maturities, prepayments and calls	5,840	1,650
Net change in loans	(122,572)	(72,690)
Purchase of bank owned life insurance	—	(4,000)
Purchase of restricted equity securities	(774)	(356)
Proceeds from sale of foreclosed assets	2,477	475
Purchases of premises and equipment, net	(1,847)	(956)
Decrease in interest bearing deposits in financial institutions	100	100

Net cash from investing activities	(240,735)	(107,484)

Cash flows from financing activities
Increase in deposits	166,657	109,037
Increase (decrease) in federal funds purchased and repurchase agreements	22,689	(2,278)
Proceeds from Federal Home Loan Bank advances	40,000	1,500
Repayment of Federal Home Loan Bank advances	(25,000)	—
Proceeds from exercise of common stock warrants	36	660
Proceeds from exercise of common stock options	58	—
Cash paid in conjunction with stock option exchange, including tax benefit	(59)	—
Proceeds from issuance of common stock, net of offering costs	14,191	—
Dividends paid on preferred stock	(109)	(458)

Net cash from financing activities	218,463	108,461

Net change in cash and cash equivalents	(6,760)	1,667

Cash and cash equivalents at beginning of period	24,977	23,310

Cash and cash equivalents at end of period	$18,217	$24,977

Supplemental information:
Interest paid	$4,023	$4,106
Income taxes paid	2,750	2,355

Non-cash supplemental information:
Transfers from loans to foreclosed assets	$761	$1,864
Transfer from available-for-sale securities to held-to-maturity securities	—	1,276
Reclassification of receivable for death benefit from bank owned life insurance	—	878
Transfer from additional paid-in capital to common stock	426	—

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Franklin Financial Network, Inc. and its wholly owned subsidiaries, Franklin Synergy Bank and Banc Compliance Group, Inc., together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.

Franklin Financial Network, Inc. was incorporated under the laws of the State of Tennessee on April 5, 2007. Franklin Synergy Bank was incorporated under the laws of the State of Tennessee and received its Certificate of Authority from the Tennessee Department of Financial Institutions and approval of FDIC insurance on November 2, 2007. Franklin Synergy Bank is also a Federal Reserve member bank.

The Company provides financial services through its offices in Franklin and Brentwood, TN. Its primary deposit products are checking, savings, and certificate of deposit accounts, and its primary lending products are commercial and residential construction, commercial, installment loans and lines secured by home equity. Substantially all loans are secured by specific items of collateral including commercial and residential real estate, business assets, and consumer assets. Commercial loans are expected to be repaid by cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company also focuses on electronic banking products such as internet banking, remote deposit capture and lockbox services.

The Company purchased the assets of Banc Compliance Group LLC in May 2008 forming a wholly owned subsidiary, Banc Compliance Group, Inc., which provides bank compliance and consulting services to community banks.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair value of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions and federal funds purchased.

Interest-Bearing Deposits in Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. Management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Certain loans held for sale are sold with servicing rights retained. The carrying value of loans sold with retained servicing is reduced by the amount allocated to the servicing right. Gains and losses on sales of loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Concentration of Credit Risk: Most of the Company’s business activity is with customers located within Williamson County. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the Williamson County area.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans classified by management as substandard or worse are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a combination of the Bank’s loss history and loss history from the Bank’s peer group over the past three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified:

Construction and land development loans include loans to finance the process of improving loans preparatory to erecting new structures or the on-site construction of industrial, commercial, residential or farm buildings. Construction and land development loans also include loans secured by vacant land, except land known to be used or usable for agricultural purposes. Construction loans generally are made for relatively short terms. They generally are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. Periodic site inspections are made on construction loans.

Commercial real estate loans include loans secured by non-residential real estate, including farmland and improvements thereon. Often these loans are made to single borrowers or groups of related borrowers, and the repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions may affect the repayment ability of these loans.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Residential real estate loans include loans secured by residential real estate, including single-family and multi-family dwellings. Mortgage title insurance and hazard insurance are normally required. Adverse economic conditions in the Company’s market area may reduce borrowers’ ability to repay these loans and may reduce the collateral securing these loans.

Commercial and industrial loans include loans for commercial, industrial or agricultural purposes to business enterprises that are not secured by real estate. Commercial loans are typically made on the basis of the borrower’s ability to repay from the cash flow of the borrower’s business. Commercial and Agriculture loans are generally secured by accounts receivable, inventory and equipment. The collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Consumer and other loans include loans to individuals for household, family and other personal expenditures that are not secured by real estate. Consumer loans are generally secured by customer deposit accounts, vehicles and other household goods. The collateral securing consumer loans may depreciate over time.

Servicing Rights: When loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on market prices for comparable servicing contracts. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as loan servicing fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against mortgage loan servicing fee income. Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method. Depreciation periods are shorter of the asset’s useful life or lease period, ranging from three to fifteen years.

Restricted Equity Securities: The Bank is a member of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB) system. Members of the FHLB are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The stock ownership in FRB and FHLB are carried at cost, classified as a restricted securities, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Goodwill: Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on the balance sheet.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Mortgage Banking Derivatives: Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sale of mortgage loans.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes: Income tax expense or benefit is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. The matching contributions are paid with employer stock. An annual stock valuation is performed for the employer stock match calculation.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is recognized as a separate component of equity.

Earnings Per Common Share: Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and warrants. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 2 - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities portfolio at December 31, 2013 and 2012 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2013
U.S. government sponsored entities and agencies	$16,029	$—	$(1,305)	$14,724
Mortgage-backed securities: residential	259,831	1,560	(7,600)	253,791

Total	$275,860	$1,560	$(8,905)	$268,515

2012
U.S. government sponsored entities and agencies	$4,020	$7	$(5)	$4,022
U.S. Treasury securities	8,000	—	—	8,000
Mortgage-backed securities: residential	169,902	2,074	(543)	171,433
State and political subdivision	2,690	—	(27)	2,663

Total	$184,612	$2,081	$(575)	$186,118

The amortized cost and fair value of the held to maturity securities portfolio at December 31, 2013 and 2012 and the corresponding amounts of gross unrecognized gains and losses were as follows:

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
2013
U.S. government sponsored entities and agencies	$8,225	$12	$(484)	$7,753
Mortgage backed securities: residential	39,043	293	(2,061)	37,275
State and political subdivision	9,307	89	(420)	8,976

Total	$56,575	$394	$(2,965)	$54,004

2012
U.S. government sponsored entities and agencies	$2,971	$30	$—	$3,001
Mortgage backed securities: residential	24,686	485	(38)	25,133
State and political subdivision	6,158	234	(9)	6,383

Total	$33,815	$749	$(47)	$34,517

Sales of available for sale securities were as follows:

	2013	2012

Proceeds	$16,290	$48,995
Gross gains	163	1,011
Gross losses	(75)	(20)

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	December 31, 2013
	Amortized Cost	Fair Value
Available for sale
Due in one year or less	$—	$—
Beyond ten years	16,029	14,724
Mortgage-backed securities: residential	259,831	253,791

Total	$275,860	$268,515

Held to maturity
One to five years	$1,492	$1,504
Five to ten years	5,112	5,073
Beyond ten years	10,928	10,152
Mortgage-backed securities: residential	39,043	37,275

Total	$56,575	$54,004

Securities pledged at year end 2013 and 2012 had carrying amounts of $194,925 and $154,221 and were pledged to secure public deposits and repurchase agreements.

At year end 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. government-sponsored entities and agencies, in an amount greater than 10% of shareholders’ equity.

The following table summarizes the securities with unrealized losses at December 31, 2013 and December 31, 2012 aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2013
Available for sale
U.S. government sponsored entities and agencies	$12,983	$(1,128)	$1,741	$(177)	$14,724	$(1,305)
Mortgage-backed securities: residential	168,817	(6,762)	11,721	(838)	180,538	(7,600)

Total available for sale	$181,800	$(7,890)	$13,462	$(1,015)	$195,262	$(8,905)

Held to maturity
U.S. government sponsored entities and agencies	$6,168	$(332)	$848	$(152)	$7,016	$(484)
Mortgage-backed securities: residential	19,952	(1,752)	4,042	(309)	23,994	(2,061)
State and political subdivisions	5,762	(342)	422	(78)	6,184	(420)

Total held to maturity	$31,882	$(2,426)	$5,312	$(539)	$37,194	$(2,965)

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 2 - SECURITIES (Continued)

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2012
Available for sale
U.S. government sponsored entities and agencies	$2,015	$(5)	$—	$—	$2,015	$(5)
Mortgage-backed securities: residential	68,152	(530)	1,392	(13)	69,544	(543)
State and political subdivisions	2,663	(27)	—	—	2,663	(27)

Total available for sale	$72,830	$(562)	$1,392	$(13)	$74,222	$(575)

Held to maturity
Mortgage-backed securities: residential	$4,842	$(38)	$—	$—	$4,842	$(38)
State and political subdivisions	2,842	(9)	—	—	2,842	(9)

Total held to maturity	$7,684	$(47)	$—	$—	$7,684	$(47)

Unrealized losses on debt securities have not been recognized into income because the issuers bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

NOTE 3 - LOANS

Loans at year end were as follows:

	2013	2012

Construction and land development	$113,710	$83,767
Commercial real estate:
Nonfarm, nonresidential	114,852	68,042
Other	10,350	9,640
Residential real estate:
1-4 family	98,615	76,849
Other	39,851	29,740
Commercial and industrial	36,397	20,280
Consumer and other	8,250	11,758

Subtotal	422,025	300,076

Deferred loan fees, net	(721)	(593)
Allowance for loan losses	(4,900)	(3,983)

Net loans	$416,404	$295,500

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2013 and 2012:

	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
December 31, 2013
Allowance for loan losses:
Beginning balance	$1,342	$1,267	$893	$275	$206	$3,983
Provision for loan losses	155	299	480	81	(108)	907
Loans charged-off	—	—	(107)	(19)	—	(126)
Recoveries	—	—	136	—	—	136

Total ending allowance balance	$1,497	$1,566	$1,402	$337	$98	4,900

December 31, 2012
Allowance for loan losses:
Beginning balance	$928	$1,151	$1,043	$188	$103	$3,413
Provision for loan losses	381	691	279	87	110	1,548
Loans charged-off	(25)	(575)	(443)	—	(7)	(1,050)
Recoveries	58	—	14	—	—	72

Total ending allowance balance	$1,342	$1,267	$893	$275	$206	3,983

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012. For purposes of this disclosure, recorded investment in loans excludes accrued interest receivable and loan fees, net due to immateriality.

	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
December 31, 2013
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$455	$93	$—	$—	$548
Collectively evaluated for impairment	1,497	1,111	1,309	337	98	4,352

Total ending allowance balance	$1,497	$1,566	$1,402	$337	$98	$4,900

Loans:
Individually evaluated for impairment	$—	$3,361	$1,262	$—	$—	$4,623
Collectively evaluated for impairment	113,710	121,841	137,204	36,397	8,250	417,402

Total ending loans balance	$113,710	$125,202	$138,466	$36,397	$8,250	$422,025

	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
December 31, 2012
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$41	$375	$93	$—	$—	$509
Collectively evaluated for impairment	1,301	892	800	275	206	3,474

Total ending allowance balance	$1,342	$1,267	$893	$275	$206	$3,983

Loans:
Individually evaluated for impairment	$76	$1,375	$1,263	$—	$—	$2,714
Collectively evaluated for impairment	83,691	76,307	105,326	20,280	11,758	297,362

Total ending loans balance	$83,767	$77,682	$106,589	$20,280	$11,758	$300,076

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2013 and 2012:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
December 31, 2013
With no allowance recorded:
Commercial real estate:
Nonfarm, nonresidential	$1,986	$1,986	$—	$1,986
Residential real estate:
1-4 family	36	36	—	37

Subtotal	2,022	2,022	—	2,023

With an allowance recorded:
Commercial real estate:
Nonfarm, nonresidential	2,480	1,375	455	1,375
Residential real estate:
1-4 family	1,687	1,226	93	1,226

Subtotal	4,167	2,601	548	2,601

Total	$6,189	$4,623	$548	$4,624

December 31, 2012
With no allowance recorded:
Residential real estate:
1-4 family	$37	$37	$—	$37

Subtotal	37	37	—	37

With an allowance recorded:
Construction and land development	76	76	41	84
Commercial real estate:
Nonfarm, nonresidential	2,480	1,375	375	1,558
Residential real estate:
1-4 family	1,687	1,226	93	1,271

Subtotal	4,243	2,677	509	2,913

Total	$4,280	$2,714	$509	$2,950

The impact on interest income for these loans was not material to the Bank’s results of operating during the years ending December 31, 2013 and 2012.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2013 and 2012:

	Nonaccrual	Loans Past Due Over 90 Days
December 31, 2013
Construction and land development	$—	$—
Commercial real estate:
Nonfarm, nonresidential	1,375	—
Residential real estate:
1-4 family	1,226	—

Total	$2,601	$—

December 31, 2012
Construction and land development	$76	$—
Commercial real estate:
Nonfarm, nonresidential	1,375	—
Residential real estate:
1-4 family	1,226	—

Total	$2,677	$—

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 and 2012 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2013
Construction and land development	$—	$—	$—	$—	$113,710	$113,710
Commercial real estate:
Nonfarm, nonresidential	1,985	—	1,375	3,360	111,492	114,852
Other	—	—	—	—	10,350	10,350
Residential real estate:
1-4 family	245	—	1,226	1,471	97,144	98,615
Other	—	—	—	—	39,851	39,851
Commercial and industrial	—	—	—	—	36,397	36,397
Consumer and other	—	—	—	—	8,250	8,250

	$2,230	$—	$2,601	$4,831	$417,194	$422,025

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2012
Construction and land development	$—	$—	$—	$—	$83,767	$83,767
Commercial real estate:
Nonfarm, nonresidential	—	—	1,375	1,375	66,667	68,042
Other	—	—	—	—	9,640	9,640
Residential real estate:
1-4 family	—	37	1,226	1,263	75,586	76,849
Other	—	—	—	—	29,740	29,740
Commercial and industrial	—	—	—	—	20,280	20,280
Consumer and other	—	—	—	—	11,758	11,758

	$—	$37	$2,601	$2,638	$297,438	$300,076

Credit Quality Indicators: The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans as well as non-homogeneous residential real estate loans. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of year-end 2013 and 2012:

	Pass	Special Mention	Substandard	Total
December 31, 2013
Construction and land development	$113,710	$—	$—	$113,710
Commercial real estate:
Nonfarm, nonresidential	110,938	—	3,914	114,852
Other	10,350	—	—	10,350
Residential real estate:
1-4 family	96,823	—	1,792	98,615
Other	39,851	—	—	39,851
Commercial and industrial	36,397	—	—	36,397
Consumer and other	8,250	—	—	8,250

	$416,319	$—	$5,706	$422,025

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 3 - LOANS (Continued)

December 31, 2012
Construction and land development	$83,691	$—	$76	$83,767
Commercial real estate:
Nonfarm, nonresidential	64,176	1,932	1,934	68,042
Other	9,140	—	500	9,640
Residential real estate:
1-4 family	71,236	3,400	2,213	76,849
Other	29,141	—	599	29,740
Commercial and industrial	20,000	—	280	20,280
Consumer and other	11,758	—	—	11,758

	$289,142	$5,332	$5,602	$300,076

NOTE 4 - LOAN SERVICING

Loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2013	2012
Loan portfolios serviced for:
Federal Home Loan Mortgage Corporation	$348,121	$274,841
Other	5,088	2,139

Custodial escrow balances maintained in connection with serviced loans were $1,607 and $1,118 at year end 2013 and 2012.

The related loan servicing rights activity for the years ending December 31, 2013 and 2012 were as follows:

	2013	2012
Servicing rights:
Beginning of year	$2,401	$2,329
Additions	1,414	1,398
Amortized to expense	(1,265)	(1,236)
Change in impairment	90	(90)

End of year	$2,640	$2,401

The components of loan servicing fees, net for the years ending December 31, 2013 and 2012 were as follows:

	2013	2012
Loan servicing fees, net:
Loan servicing fees	$810	$590
Amortization of loan servicing fees	(1,265)	(1,236)
Change in impairment	90	(90)

Total	$(365)	$(736)

The fair value of servicing rights was estimated by management to be approximately $3,714 at year-end 2013. Fair value at year-end 2013 was determined using a weighted average discount rate of 10.5% and a weighted average prepayment speed of 8.8%. At year-end 2012, the fair value of servicing rights was estimated by management to be approximately $2,401. Fair value at year-end 2012 was determined using weighted average discount rate of 10.5% and a weighted average prepayment speed of 13.6%.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 4 - LOAN SERVICING (Continued)

The weighted average amortization period is 2.85 years. Estimated amortization expense for each of the next three years is:

2014	$927
2015	927
2016	786

NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

	2013	2012

Construction in progress	$1,044	$61
Leasehold improvement	2,438	2,142
Furniture, fixtures and equipment	2,594	2,158
Computer equipment and software	1,688	1,561
Automobile	—	27

	7,764	5,949
Accumulated depreciation	(3,626)	(3,005)

	$4,138	$2,944

Depreciation expense was $653 and $717, for each of the years in the two year period ending December 31, 2013.

Operating Leases: The Company leases its branches, loan production and administrative offices under operating leases. Rent expense was $1,311 and $1,143 for 2013 and 2012. Rent commitments, over the initial lease terms and intended renewal periods, were as follows:

	Related Parties	Other	Total

2014	$644	$656	$1,300
2015	653	223	876
2016	662	130	792
2017	671	34	705
2018	680	—	680
Thereafter	5,134	—	5,134

Total	$8,444	$1,043	$9,487

The Company has entered into lease agreements for additional branch and administration facilities that are expected to be completed during 2014. Estimated completion dates and total costs for leasehold improvements related to these properties are as follows:

	Estimated Completion Date	Estimated Total Costs

Franklin addition	April 2014	$1,100
Brentwood branch	May 2014	825
Cool Springs branch	June 2014	525
Franklin addition	December 2014	1,100

Total		$3,550

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

Estimated incremental rent commitments for the expected 2014 lease additions, over the initial lease terms, are as follows:

	Related Parties	Other	Total

2014	$731	$—	$731
2015	1,416	—	1,416
2016	1,437	—	1,437
2017	1,459	—	1,459
2018	1,481	—	1,481
Thereafter	16,450	—	16,450

Total	$22,974	$—	$22,974

Total future commitments for related party leases and other parties was $31,418 and $1,043, respectively.

NOTE 6 - DEPOSITS

Time deposits of $100 or more were $76,842 and $73,875 at year end 2013 and 2012. The Company had $40,401 and $3,366 of brokered deposits at December 31, 2013 and 2012.

Scheduled maturities of time deposits for the next five years were as follows:

2014	$115,416
2015	34,307
2016	23,792
2017	14,373
2018	14,073

NOTE 7 - FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

As of December 31, 2013 and 2012, the Bank had federal funds lines (or the equivalent thereof) with correspondent banks totaling $71,700 and $53,800. There was $20,825 and $20 outstanding at year end 2013 and 2012.

As of December 31, 2013 and 2012, securities sold under agreements to repurchase had an outstanding balance of $3,466 and $1,582 are secured by securities with a carrying amount of $8,418 and $4,941, respectively. Securities sold under agreements to repurchase are financing arrangements that mature daily. At maturity, the securities underlying the agreements are returned to the Company.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2013	2012

Average daily balance during the year	$3,525	$3,904
Average interest rate during the year	0.71%	0.71%
Maximum month-end balance during the year	$5,077	$4,744
Weighted average interest rate at year end	0.73%	0.73%

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank of Cincinnati (“FHLB”), which is secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 125% on residential 1-4 family loans of the principal balance of the advances from the FHLB.

At December 31, 2013 and 2012, the Company had received advances from the FHLB totaling $23,000 and $8,000, respectively. At December 31, 2013, the schedule maturities of these advances and interest rates were as follows:

	Scheduled Maturities	Weighted Average Rates

2014	$19,000	0.41%
2015	2,000	0.70%
2016	—	—
2017	—	—
2018	2,000	1.45%
Thereafter	—	—

Total	$23,000	0.52%

The advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Qualifying loans totaling approximately $107,533 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2013. Based on this collateral and the Company’s holdings of FHLB stock, the Bank is eligible to borrow up to an additional $46,120 as of December 31, 2013.

NOTE 9 - BENEFIT PLANS

A 401(k) benefit plan was adopted to begin benefits on May 1, 2008. The 401(k) benefit plan allows employee contributions of their compensation subject to certain limitations. Employee contributions are matched in the Company’s common stock equal to 100% of the first 2% of the compensation contributed and 50% of the next 4% of the compensation contributed. Expense for the years ending December 31, 2013 and 2012 was $270 and $223, respectively.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 10 - INCOME TAXES

A reconciliation of the income tax expense for the years ended December 31, 2013 and 2012 to the “expected” tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income tax expense is as follows:

	2013	2012

Computed “expected” tax expense	$2,480	$2,107
Increase (reduction) in tax expense resulting from:
State tax expense, net of federal tax effect	305	247
Incentive stock options	19	95
Bank owned life insurance	(92)	(217)
Tax-exempt interest income, net of expense	(40)	(34)
Other	62	(142)

Income tax expense	$2,734	$2,056

Income tax expense (benefit) was as follows:

	2013	2012
Current expense
Federal	$2,613	$1,786
State	517	402
Deferred expense
Federal	(343)	(104)
State	(53)	(28)

Income tax expense	$2,734	$2,056

The sources of deferred income tax assets (liabilities) at December 31, 2013 and 2012 and the tax effect is as follows:

	2013	2012
Deferred tax assets:
Organizational and start-up costs	$170	$189
Allowance for loan losses	1,718	1,322
Unrealized loss on securities	2,812	—
Accrued other expenses	116	83
Loan fees	266	227
Other	607	385

	5,689	2,206

Deferred tax liabilities:
Mortgage servicing rights	(975)	(903)
Premises and equipment	(468)	(427)
Prepaid expenses	(71)	(70)
Mortgage banking derivatives	(123)	—
Unrealized gain on securities	—	(577)
Other	(57)	(19)

	(1,694)	(1,996)

Net deferred tax asset	$3,995	$210

The Company does not have any uncertain tax positions and does not have any interest and penalties recorded in the income statement for the years ended December 31, 2013 and 2012. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Tennessee. The Company is no longer subject to examination by taxing authorities for years before 2010.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company enters into various credit arrangements with its executive officers, directors and their affiliates. These arrangements generally take the form of commercial lines of credit, personal lines of credit, mortgage loans, term loans or revolving arrangements secured by personal residences.

Loans to principal officers, directors, and their affiliates during 2013 were as follows:

Beginning balance	$5,947

New loans	1,635
Effect of changes in composition of related parties	—
Repayments	(830)

Ending balance	$6,752

Deposits from principal officers, directors, and their affiliates at year end 2013 and 2012 were $7,047 and $5,577.

The Company entered into a fifteen year lease agreement for a branch and administrative facility in downtown Franklin, Tennessee on May 7, 2010. The Company also entered into a fifteen year lease for its Berry Farms branch in Franklin, Tennessee, on June 12, 2013 with certain outside directors of the Company. The branch opened during 2013. Rent expense attributable to the related party leases in 2013 and 2012, was $559 and $484, respectively. Rent commitments to related parties, before considering renewal options that generally are present, are disclosed in Note 5. Another of the Company’s outside directors was paid $1,088 and $375 for construction of leasehold improvements during 2013 and 2012. The Company also paid a company affiliated with an outside director $70 and $77 for the procurement of various insurance policies during the years ending December 31, 2013 and 2012.

NOTE 12 - SHARE-BASED PAYMENTS

In connection with the offering in 2007, the Company’s original shareholders received as part of their initial investment 131,250 warrants, one for every twenty shares of common stock purchased. Each warrant allows the shareholders to purchase an additional share of common stock at $12.00 per share. The warrants were issued with an effective date of November 26, 2007 and will be exercisable in whole or in part up to five years following the date of issuance. In connection with an offering completed during 2010, 32,425 warrants were issued to shareholders, one warrant for every twenty shares of common stock purchased. Each warrant allows the shareholders to purchase an additional share of common stock at $12.00 per share. The warrants were issued with an effective date of March 30, 2010 and will be exercisable in whole or in part up to seven years following the date of issuance. The warrants are detachable from the common stock. There were 3,024 warrants exercised during 2013, for which the Company received cash proceeds of $36. The warrants exercised had an intrinsic value of $3 at exercise date. There were 54,958 warrants exercised during 2012, for which the Company received cash proceeds of $660. As of December 31, 2013, there were 31,877 outstanding warrants associated with the 2010 offering. All warrants issued in connection with the 2007 offering have expired.

In the event the Common Stock of the Corporation is to be registered with the Securities and Exchange Commission or is traded on a national securities exchange at $15.00 or more for forty-five (45) consecutive days, the Corporation may redeem the 2010 Warrants at any time thereafter with not less than thirty (30) days’ written notice to the holder of such 2010 Warrant, in whole or in part, at a redemption price of $1.00 per warrant; provided, however, that the holder of the 2010 Warrant may exercise the 2010 Warrant, in whole or in part, during such thirty (30) day period.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 12 - SHARE-BASED PAYMENTS (Continued)

Stock Option Plan: The Company’s 2007 Stock Option Plan (stock option plan or the Plan), which is shareholder-approved, permits the grant of share options to its employees, organizers and directors for up to 551,250 shares of common stock. In April 2013, the Plan was amended to offer additional forms of equity compensation, to change the Plan’s name to the Franklin Financial Network, Inc. 2007 Omnibus Equity Incentive Plan, and to increase the number of authorized shares to 1,500,000. The Company believes that such awards better align the interests of its employees with those of its shareholders. Employee, organizer and director awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have a vesting period of 3 to 5 years and have a 10-year contractual term. The Company assigns discretion to its Board of Directors to make grants either as qualified incentive stock options or as non-qualified stock options. All employee grants are intended to be treated as qualified incentive stock options, if allowable. All other grants are expected to be treated as non-qualified.

During 2007, the Company granted 33,750 options to its organizers under the Plan. These options were granted in accordance with each organizer’s financial contribution to the Company during its organization period, and vested over a five year period. No service element was included in the criteria used for determining grant awards. Accordingly, these options were not expensed as stock-based compensation.

During 2013, the Company granted employees the option to acquire common shares of the Company, plus a cash award, in exchange for existing vested options held by the employee. Options that were exchanged were surrendered and considered cancelled. As part of this exchange, a total of 166,448 options were cancelled in exchange for 32,814 shares of common stock and cash awards totaling $142. The Company recognized an excess tax benefit related to the exchange of $83 for the year ended December 31, 2013.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected stock price volatility is based on historical volatilities of a peer group. The Company uses historical data to estimate option exercise and post-vesting termination behavior.

The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2013	2012

Risk-free interest rate	1.65%	0.93%
Expected term	7.5 years	7 years
Expected stock price volatility	12.63%	12.35%
Dividend yield	0.99%	1.61%

The weighted average fair value of options granted for the years ending December 31, 2013 and 2012 was $1.92 and $1.18, respectively.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 12 - SHARE-BASED PAYMENTS (Continued)

A summary of the activity in the stock option plans for 2013 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at beginning of year	1,004,379	$10.88	7.17
Granted	124,119	13.00
Exercised	(5,755)	10.05		$17
Forfeited or canceled	(176,099)	10.30

Outstanding at end of year	946,644	$11.27	6.81	$1,635

Vested or expected to vest	899,312	$11.27	6.81	$1,553

Exercisable at end of year	495,045	$10.77	5.58	$1,105

As of December 31, 2013, there was $591 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.0 years.

Restricted Share Award Plan: Additionally, the Company’s 2007 Omnibus Equity Incentive Plan provides for the granting of restricted share awards and other performance related incentives. During 2013, the Company awarded 30,105 of restricted common shares to employees of the Company. When the restricted shares are awarded, a participant receives voting and dividend rights with respect to the shares, but is not able to transfer the shares until the restrictions have lapsed. These awards have a vesting period of 5 years and vest in equal annual installments on the anniversary date of the grant. There were no outstanding restricted shares as of December 31, 2012.

A summary of activity for nonvested restricted share awards as of December 31, 2013 is as follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2013	—	$—
Granted	30,105	13.00
Vested	—	—
Forfeited	(1,420)	13.00

Nonvested at December 31, 2013	28,685	$13.00

Compensation expense associated with the restricted share awards is recognized on a straight-line basis over the time period that the restrictions associated with the awards lapse based on the total cost of the award at the grant date, and is recorded in equity as common stock. As of December 31, 2013, there was $329 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 4.4 years.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 13 - REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2013, the Company and the Bank meet all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios are presented below at December 31, 2013 and December 31, 2012 for the Bank and at December 31, 2013 for the Company.

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Company Total Capital to risk weighted assets	$74,430	14.81%	$40,209	8.00%	N/A	N/A
Company Tier 1 (Core) Capital to risk weighted assets	$69,530	13.83%	$20,105	4.00%	N/A	N/A
Company Tier 1 (Core) Capital to average assets	$69,530	9.78%	$28,449	4.00%	N/A	N/A

Bank Total Capital to risk weighted assets	$73,305	14.59%	$40,192	8.00%	$50,239	10.00%
Bank Tier 1 (Core) Capital to risk weighted assets	$68,405	13.62%	$20,096	4.00%	$30,144	6.00%
Bank Tier 1 (Core) Capital to average assets	$68,405	9.62%	$28,455	4.00%	$35,569	5.00%

December 31, 2012
Bank Total Capital to risk weighted assets	$53,138	15.45%	$27,506	8.00%	$34,382	10.00%
Bank Tier 1 (Core) Capital to risk weighted assets	$49,155	14.29%	$13,753	4.00%	$20,629	6.00%
Bank Tier 1 (Core) Capital to average assets	$49,155	9.27%	$20,870	4.00%	$26,087	5.00%

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 13 - REGULATORY CAPITAL MATTERS (Continued)

Dividend Restrictions: The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2014, the Bank could, without prior approval, declare dividends of approximately $9,190 plus any 2014 net profits retained to the date of the dividend declaration.

NOTE 14 - MORTGAGE BANKING DERIVATIVES

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships. At year-end 2013, the Company had approximately $26,000 of interest rate lock commitments and approximately $27,000 of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by a derivative asset of $464 at December 31, 2013. At year-end 2012, the Company had approximately $41,000 of interest rate lock commitments and approximately $30,000 of forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by a derivative asset of $612 and a derivative liability of $42 at December 31, 2012. Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sale of loans.

The net gains (losses) relating to free-standing derivative instruments used for risk management are summarized below:

	2013	2012
Forward contracts related to mortgage loans held for sale and interest rate contracts	$321	$(46)
Interest rate contracts for customers	(427)	474

The following table reflects the amount and market value of mortgage banking derivatives included in the consolidated balance sheet as of December 31:

	2013		2012
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets (liabilities):
Interest rate contracts for customers	$25,789	$185	$40,939	$612

Forward contracts related to mortgage loans held for sale	$27,288	$279	$30,479	$(42)

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 15 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2013		2012
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$25,189	600	$40,198	$741
Unused lines of credit	53,052	76,166	30,692	48,835
Standby letters of credit	688	4,961	1,007	4,019

Commitments to make loans are generally made for periods of 90 to 120 days, but not longer than 1 year. The fixed rate loan commitments have interest rates ranging from 3.125% to 6.125% and maturities ranging from 15 years to 30 years.

NOTE 16 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate the fair value of each type of asset and liability:

Securities: The fair values for securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Derivatives: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 16 - FAIR VALUE (Continued)

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Foreclosed assets are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Loans Held For Sale: Loans held for sale are carried at the lower of cost or fair value, as determined by outstanding commitments, from third party investors (Level 2).

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

	Fair Value Measurements at December 31, 2013 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Securities available for sale
U.S. government sponsored entities and agencies	$—	$14,724	$—
Mortgage-backed securities - residential	—	253,791	—

Total securities available for sale	$—	$268,515	$—

Mortgage banking derivatives	$—	$464	$—

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 16 - FAIR VALUE (Continued)

	Fair Value Measurements at December 31, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Securities available for sale
U.S. government sponsored entities and agencies	$—	$4,022	$—
U.S. Treasury securities	—	8,000	—
Mortgage-backed securities - residential	—	171,433	—
State and political subdivision	—	2,663	—

Total securities available for sale	$—	$186,118	$—

Mortgage banking derivatives - interest rate locks	$—	$612	$—

Financial Liabilities
Mortgage banking derivatives - forward sales commitments	$—	$42	$—

There were no transfers between level 1 and 2 during 2013 and 2012.

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2013 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans with specific allocations
Real estate:
Residential	$—	$—	$1,133
Commercial	—	—	920

	Fair Value Measurements at December 31, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans with specific allocations
Real estate:
Residential	$—	$—	$1,133
Commercial	—	—	1,000
Construction and land development	—	—	35
Foreclosed assets
Real estate: residential	—	—	399

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 16 - FAIR VALUE (Continued)

Impaired loans with specific allocations, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $2,053, with a valuation allowance of $548 at December 31, 2013, resulting in $80 additional provision for loan losses for the year ending December 31, 2013. At December 31, 2012, impaired loans had a carrying amount of $2,168, with a valuation allowance of $509, resulting in no additional provision for loan losses for the year ending December 31, 2012.

Foreclosed assets measured at fair value less costs to sell, had a net carrying amount of $181 for the year ended December 31, 2013. There were no properties included in this amount that have required write-downs to fair value. Foreclosed assets measured at fair value less costs to sell, had a net carrying amount of $2,089 for the year ended December 31, 2012. Included in this amount were properties that were written down to fair value totaling $399, which is made up of the outstanding balance of $425, net of a valuation allowance of $26, resulting in a write-down of $26 for the year ending December 31, 2012.

The following table presents quantitative information about recurring Level 3 fair value measurements at December 31, 2013:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)

Impaired loans:
Residential real estate	$1,133	Sales comparison	Adjustment for differences between comparable sales	3%-27% (16%)
Commercial real estate	920	Sales comparison	Adjustment for differences between comparable sales	0%-16% (16%)

The following table presents quantitative information about recurring Level 3 fair value measurements at December 31, 2012:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)

Impaired loans:
Residential real estate	$1,133	Sales comparison	Adjustment for differences between comparable sales	0%-9% (9%)

Commercial real estate	1,000	Sales comparison	Adjustment for differences between comparable sales	5%-16% (9%)

Construction and land development	35	Sales comparison	Adjustment for differences between comparable sales	0%-44% (44%)

Foreclosed assets:
Residential real estate	$399	Sales comparison	Adjustment for differences between comparable sales	6%-10% (9%)

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 16 - FAIR VALUE (Continued)

The carrying amounts and estimated fair values of financial instruments, at December 31, 2013 and December 31, 2012 are as follows:

	Carrying	Fair Value Measurements at December 31, 2013 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$18,217	$18,200	$—	$—	$18,200
Interest bearing deposits in financial institutions	—	—	—	—	—
Securities available for sale	268,515	—	268,500	—	268,500
Securities held to maturity	56,575	—	54,000	—	54,000
Loans held for sale	10,694	—	10,700	—	10,700
Net loans	416,404	—	—	415,500	415,500
Restricted equity securities	3,032	n/a	n/a	n/a	n/a
Mortgage servicing rights	2,640	—	3,700	—	3,700
Accrued interest receivable	2,396	—	1,150	1,250	2,400

Financial liabilities
Deposits	$681,300	$480,000	$202,300	$—	$682,300
Federal funds purchased and repurchase agreements	24,291	—	24,300	—	24,300
Federal Home Loan Bank advances	23,000	—	23,000	—	23,000
Accrued interest payable	222	20	205	—	225

	Carrying	Fair Value Measurements at December 31, 2012 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$24,977	$25,000	$—	$—	$25,000
Interest bearing deposits in financial institutions	100	—	100	—	100
Securities available for sale	186,118	—	186,100	—	186,100
Securities held to maturity	33,815	—	34,500	—	34,500
Loans held for sale	15,355	—	15,600	—	15,600
Net loans	295,500	—	—	298,300	298,300
Restricted equity securities	2,258	n/a	n/a	n/a	n/a
Mortgage servicing rights	2,401	—	2,400	—	2,400
Accrued interest receivable	1,778	—	800	1,000	1,800

Financial liabilities
Deposits	$514,643	$383,200	$128,700	$—	$511,900
Federal funds purchased and repurchase agreements	1,602	—	1,600	—	1,600
Federal Home Loan Bank advances	8,000	—	8,000	—	8,000
Accrued interest payable	308	12	288	—	300

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 16 - FAIR VALUE (Continued)

The methods and assumptions not previously described used to estimate fair value are described as follows:

(a) Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

(b) Loans: Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

(c) Restricted Equity Securities: It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(d) Mortgage Servicing Rights: Fair value of mortgage servicing rights is based on valuation models that calculate the present value of estimated net cash flows based on industry market data. The valuation model incorporates assumptions that market participants would use in estimating future net cash flows resulting in a Level 2 classification.

(e) Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in e a Level 1 classification. The carrying amounts of fixed-term money market accounts approximate their fair values at the reporting date resulting in either a Level 1 classification. Fair values for certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(f) Federal Funds Purchased and Repurchase Agreements: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, generally maturing within ninety days, approximate their fair values resulting in a Level 2 classification.

(g) Federal Home Loan Bank Advances: The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

(h) Accrued Interest Receivable/Payable: The carrying amounts of accrued interest approximate fair value resulting in a Level 1 or Level 2 classification based on the asset/liability that they are associated with.

(i) Off-balance Sheet Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 17 - PREFERRED STOCK

On September 27, 2011, as part of the Small Business Lending Fund (“SBLF”), the Company entered into a Small Business Lending Fund Securities Purchase Agreement (“SBLF Purchase Agreement”) with the United States Department of the Treasury (“Treasury”). Under the SBLF Purchase Agreement, the Company issued 10,000 shares of preferred stock series A to the Treasury. The preferred stock series A shares qualify as Tier 1 capital and will pay quarterly dividends. The initial dividend is 3.96%. As of December 31, 2013, the dividend rate was 1%. The dividend rate can fluctuate between 1% and 5% during the next 8 quarters based on the growth in qualified small business loans. As of December 31, 2013 and 2012, the Company had dividends in arrears of $25 and $8, respectively.

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Franklin Financial Network, Inc. follows:

CONDENSED BALANCE SHEETS,

December 31

	2013	2012
ASSETS
Cash and cash equivalents	$718	$706
Investment in banking subsidiaries	63,881	50,320
Investment in and advances to other subsidiaries	275	179
Other assets	348	274

Total assets	$65,222	$51,479

LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$59	$123
Shareholders’ equity	65,163	51,356

Total liabilities and shareholders’ equity	$65,222	$51,479

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

Years ended December 31

	2013	2012

Dividends from subsidiaries	$25	$—
Other income	170	170
Other expense	725	610

Loss before income tax and undistributed subsidiary income	(530)	(440)

Income tax benefit	(175)	(272)
Equity in undistributed subsidiary income	4,916	4,308

Net income	$4,561	$4,140

Other comprehensive income (loss), net of tax:
Unrealized gains/losses on securities:
Unrealized holding loss arising during the period	$(8,763)	$(24)
Reclassification adjustment for gains included in net income	(88)	(991)

Net unrealized losses	(8,851)	(1,015)
Tax effect	3,389	177

Total other comprehensive loss	(5,462)	(838)

Comprehensive income (loss)	$(901)	$3,302

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31

	2013	2012
Cash flows from operating activities
Net income	$4,561	$4,140
Adjustments:
Equity in undistributed subsidiary income	(4,916)	(4,308)
Excess tax benefit related to the exchange of stock options	(11)	—
Stock-based compensation	81	63
Compensation expense related to common stock issued to 401(k) plan	10	11
Change in other assets	(74)	(116)
Change in other liabilities	(53)	87

Net cash from operating activities	(402)	(123)

Cash flows from investing activities
Investments in subsidiaries	(13,773)	(1,188)

Net cash from investing activities	(13,773)	(1,188)

Cash flows from financing activities
Proceeds from exercise of common stock warrants	36	660
Proceeds from exercise of common stock options	58	—
Stock option exchange, including tax benefit	11	—
Proceeds from issuance of common stock, net	14,191	—
Dividends paid on preferred stock	(109)	(458)

Net cash from financing activities	14,187	202

Net change in cash and cash equivalents	12	(1,109)

Beginning cash and cash equivalents	706	1,815

Ending cash and cash equivalents	$718	$706

Non-cash supplemental information:
Transfers from subsidiary stock based compensation expense to parent company only additional paid-in capital	$430	$241

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 19 - EARNINGS PER SHARE

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The factors used in the earnings per share computation follow:

	2013	2012
Basic
Net income available to common shareholders	$4,452	$3,682
Less: earnings allocated to participating securities	(20)	—

Net income allocated to common shareholders	$4,432	$3,682

Weighted average common shares outstanding including participating securities	3,933,731	3,560,959
Less: Participating securities	(17,563)	—

Average shares	3,916,168	3,560,959

Basic earnings per common share	$1.13	$1.03

Diluted
Net income allocated to common shareholders	$4,432	$3,682

Weighted average common shares outstanding for basic earnings per common share	3,916,168	3,560,959
Add: Dilutive effects of assumed exercises of stock options	102,027	63,181
Add: Dilutive effects of assumed exercises of stock warrants	2,481	—

Average shares and dilutive potential common shares	4,020,676	3,624,140

Diluted earnings per common share	$1.10	$1.02

Stock options and warrants for 124,869 and 513,623 shares of common stock were not considered in computing diluted earnings per common share for 2013 and 2012 because they were anti-dilutive.

NOTE 20 - CAPITAL OFFERING

The Company initiated a Private Placement stock offering in September, 2013. The offering was priced at $13.00 per share and was completed during November 2013. Common shares issued as part of the offering totaled 1,153,847. Net proceeds were as follows:

Gross proceeds	$15,000
Stock offering costs	(809)

Proceeds from issuance of common stock, net	$14,191

The proceeds of the offering were used primarily to provide the capital to Franklin Synergy Bank to support continued growth.

FRANKLIN FINANCIAL NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollar amounts in thousands, except share and per share data)

NOTE 21 – SUBSEQUENT EVENT

On November 20, 2013 Franklin Financial Network, Inc. entered into an “Agreement and Plan of Reorganization and Bank Merger” with MidSouth Bank, in which approximately 2.8 million shares of Company stock will be exchanged for 100% of MidSouth Bank’s common and preferred stock. The acquisition is subject to regulatory and shareholder approval for both companies.

Subsequent to December 31, 2013, the Company has declared cash dividends on preferred shares totaling $25.

MIDSOUTH BANK

Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(With Independent Auditor’s Report Thereon)

Murfreesboro, Tennessee

Management Report on Internal Control Over Financial Reporting

The management of MidSouth Bank (the Bank) is responsible for establishing and maintaining adequate internal control over financial reporting. The Bank’s internal control system was designed to provide reasonable assurance to MidSouth Bank’s management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

MidSouth Bank’s management assessed the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control—Integrated Framework (1992).” Based on our assessment we believe that, as of December 31, 2013, the Bank’s internal control over financial reporting is effective based on those criteria.

The Bank’s independent registered public accounting firm is not required to issue, and has not issued, any audit report on management’s assessment of the Bank’s internal control over financial reporting.

Lee M. Moss	Kevin D. Busbey
Chairman & Chief Executive Officer	Chief Financial Officer (Principal financial and principal accounting officer)

MAGGART & ASSOCIATES, P.C.
Public Accountants
Stephen M. Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation	Michael F. Murphy, CPA
Mark Allen, CPA	150 FOURTH AVENUE, NORTH	Jason Ricciardi, CPA
James M. Lawson, CPA	SUITE 2150	David B. von Dohlen, CPA
Todd Maggart, CPA, ABV, CFF	NASHVILLE, TENNESSEE 37219-2417	Keith Wilson, CPA, CITP
Telephone (615) 252-6100
Facsimile (615) 252-6105

Independent Auditor’s Report

The Board of Directors and

Stockholders of MidSouth Bank

We have audited the accompanying consolidated balance sheets of MidSouth Bank and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings (losses), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidSouth Bank and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Nashville, Tennessee

March 14, 2014

MIDSOUTH BANK

Consolidated Balance Sheets

December 31, 2013 and 2012

(In Thousands, Except Share Amounts)	2013	2012

ASSETS

Loans, less allowance for loan losses of $2,799 and $3,088, respectively	$168,111	$137,790
Securities available-for-sale, at market (amortized cost of $79,170 and $68,703, respectively)	77,850	69,925
Loans held for sale	2,029	2,841
Restricted equity securities	1,549	1,550
Certificates of deposit at other financial institutions	1,732	1,482
Interest-bearing accounts at other financial institutions	9,355	25,764

Total earning assets	260,626	239,352

Cash and due from banks	2,041	1,598
Bank premises and equipment, net	8,642	8,865
Accrued interest receivable	851	745
Foreclosed assets	800	800
Bank-owned life insurance	3,090	—
Other assets	570	939

Total assets	$276,620	$252,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$241,948	$221,752
Securities sold under agreement to repurchase	980	1,044
Federal Home Loan Bank advance	5,000	—
Accrued interest payable	32	52
Accounts payable and other liabilities	993	783

Total liabilities	248,953	223,631

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Preferred stock, par value $1 per share, authorized 20,000,000 shares, 1,259,907 and 1,265,078 shares issued and outstanding, respectively	1,260	1,265
Common stock, par value $1 per share, authorized 20,000,000 shares, 3,872,923 and 3,855,577 shares issued and outstanding, respectively	3,873	3,856
Additional paid-in capital	39,850	39,825
Deficit	(15,996)	(17,500)
Accumulated other comprehensive (loss) income	(1,320)	1,222

Total stockholders’ equity	27,667	28,668

Total liabilities and stockholders’ equity	$276,620	$252,299

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Earnings

For the Three Years Ended December 31, 2013

(In Thousands, Except Per Share Amounts)	2013	2012	2011

Interest income:
Interest and fees on loans	$8,296	$7,992	$8,518
Interest and dividends on taxable securities	1,388	1,462	1,456
Interest and dividends on restricted equity securities	81	80	75
Interest on interest-bearing balances at other financial institutions	64	40	32

Total interest income	9,829	9,574	10,081

Interest expense:
Interest on negotiable order of withdrawal accounts	61	62	65
Interest on money market and other savings accounts	231	223	237
Interest on certificates of deposit	622	939	1,304
Interest on Fed funds purchased and securities sold under agreement to repurchase	2	7	17
Interest on advances from Federal Home Loan Bank	—	—	17

Total interest expense	916	1,231	1,640

Net interest income before provision for loan losses	8,913	8,343	8,441
Provision for loan losses	—	(470)	400

Net interest income after provision for loan losses	8,913	8,813	8,041

Non-interest income	3,151	2,251	1,962

Non-interest expense	10,560	9,463	8,941

Earnings before income taxes	1,504	1,601	1,062

Income taxes	—	—	—

Earnings	$1,504	$1,601	$1,062

Basic earnings per common share	$0.39	$0.42	$0.28

Diluted earnings per common share	$0.23	$0.24	$0.17

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Comprehensive Earnings (Losses)

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011

Net earnings	$1,504	$1,601	$1,062

Other comprehensive earnings (losses):
Unrealized gains on available-for-sale securities arising during period	(2,540)	343	1,033
Less: Reclassification adjustment for gains included in net earnings	(2)	(11)	(144)

Other comprehensive earnings (losses)	(2,542)	332	889

Comprehensive earnings (losses)	$(1,038)	$1,933	$1,951

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Changes in Stockholders’ Equity

For the Three Years Ended December 31, 2013

(In Thousands)	Preferred Stock	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance December 31, 2010	$1,025	$3,843	$38,697	$(20,163)	$1	$23,403

Issuance of 965 shares from exercise of detachable warrants	—	1	1	—	—	2

Issuance of 242,350 shares from sales of Series 2011-A Preferred Stock	242	—	1,083	—	—	1,325

Conversion of 2,000 shares of Series 2009A Preferred Stock to 4,000 shares of common stock	(2)	4	(2)	—	—	—

Stock-based compensation expense	—	—	11	—	—	11

Net change in unrealized gains on available-for-sale securities during the year	—	—	—	—	889	889

Earnings for the period	—	—	—	1,062	—	1,062

Balance December 31, 2011	1,265	3,848	39,790	(19,101)	890	26,692

Issuance of 7,297 shares from exercise of detachable warrants	—	8	16	—	—	24

Stock-based compensation expense	—	—	19	—	—	19

Net change in unrealized gains on available-for-sale securities during the year	—	—	—	—	332	332

Earnings for the period	—	—	—	1,601	—	1,601

Balance December 31, 2012	1,265	3,856	39,825	(17,500)	1,222	28,668

Issuance of 7,004 shares from exercise of detachable warrants	—	7	18	—	—	25

Conversion of 5,171 shares of Series 2009A Preferred Stock to 10,342 shares of common stock	(5)	10	(5)	—	—	—

Stock-based compensation expense	—	—	12	—	—	12

Net change in unrealized losses on available-for-sale securities during the year	—	—	—	—	(2,542)	(2,542)

Earnings for the period	—	—	—	1,504	—	1,504

Balance December 31, 2013	$1,260	$3,873	$39,850	$(15,996)	$(1,320)	$27,667

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Cash Flows

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011

Cash flows from operating activities:
Interest received	$10,968	$10,650	$10,566
Fees received	1,640	1,598	1,496
Proceeds from sale of loans	50,817	30,676	22,032
Origination of loans held for sale	(48,592)	(31,567)	(20,617)
Interest paid	(936)	(1,249)	(1,700)
Cash paid to suppliers and employees	(9,465)	(8,434)	(7,152)

Net cash provided by operating activities	4,432	1,674	4,625

Cash flows from investing activities:
Purchase of available-for-sale securities	(42,299)	(26,353)	(35,894)
Repayments of mortgage-backed securities	14,498	15,239	9,546
Purchase of restricted equity securities	(44)	(49)	(90)
Proceeds from sales of available-for-sale securities	15,591	4,556	13,761
Proceeds from sales of restricted equity securities	45	—	18
Proceeds from maturities/calls of available-for-sales securities	500	2,000	—
Net increases in certificates of deposit at other financial institutions	(250)	(1,482)	—
Loans made to customers, net of repayments	(30,321)	(512)	15,165
Purchases of bank-owned life insurance	(3,000)	—	—
Purchases of premises and equipment	(310)	(540)	(504)
Capitalized costs related to foreclosed assets	—	(62)	—
Proceeds from insurance claims	35	38	—
Proceeds from sales of foreclosed assets	—	548	302

Net cash (used in) provided by investing activities	(45,555)	(6,617)	2,304

Cash flows from financing activities:
Net increase in non-interest-bearing, savings and NOW deposit accounts	28,773	23,022	10,509
Net decrease in time deposits	(8,577)	(5,902)	(10,767)
Proceeds from (repayments of) advances from the Federal Home Loan Bank	5,000	—	(941)
(Decrease) increase in securities sold under agreement to repurchase	(64)	(5,508)	2,493
Proceeds from sale of common stock	25	24	2
Proceeds from sale of preferred stock	—	—	1,325

Net cash provided by financing activities	25,157	11,636	2,621

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Cash Flows, Continued

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011

Net (decrease) increase in cash and cash equivalents	(15,966)	6,693	9,550

Cash and cash equivalents at beginning of year	27,362	20,669	11,119

Cash and cash equivalents at end of year	$11,396	$27,362	$20,669

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Cash Flows, Continued

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011

Reconciliation of earnings to net cash provided by operating activities:
Earnings	$1,504	$1,601	$1,062
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation	497	446	542
Loss on sale/disposal of premises and equipment	1	2	321
Gain on sale of available-for-sale securities	(2)	(11)	(144)
Loss on sale of foreclosed assets	—	19	148
Provision for loan losses	—	(470)	400
Amortization and accretion, net	1,245	1,151	535
Stock-based compensation expense	12	19	11
Valuation adjustment on foreclosed assets	—	420	—
Deferred gain realized for foreclosed assets	(6)	(11)	—
Decrease (increase) in loans held for sale	812	(1,533)	1,093
Increase in accrued interest receivable	(106)	(75)	(50)
Decrease in other assets	369	56	544
Bank-owned life insurance income	(90)	—	—
Decrease in accrued interest payable	(20)	(18)	(59)
Increase in accounts payable and other liabilities	216	78	222

Total adjustments	2,928	73	3,563

Net cash provided by operating activities	$4,432	$1,674	$4,625

Supplemental Schedule of Non-Cash Activities:

Unrealized (loss) gain in value of securities available-for-sale	$(2,542)	$332	$889

Transfer of loans to foreclosed assets	$—	$335	$179

Transfer of foreclosed assets to loans	$—	$—	$550

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of MidSouth Bank and subsidiary (“the Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of MidSouth Bank and its wholly-owned subsidiary, MSB Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

MidSouth Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Board of Governors of the Federal Reserve System. The area served by MidSouth Bank is Rutherford County and adjacent counties of Middle Tennessee. Services are provided at the main office and three branch offices located in Murfreesboro, Tennessee and one branch office located in Smyrna, Tennessee.

(c)	Subsequent Events

The Bank has evaluated subsequent events for recognition and disclosure in the consolidated financial statements that occurred after the balance sheet date but before the consolidated financial statements are issued. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2013 consolidated financial statements.

(d)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for loan losses, valuation of debt and equity securities, foreclosed assets and the fair value of financial instruments.

(e)	Loans

Loans are stated at the principal amount outstanding. The allowance for loan losses is shown as a reduction of loans. Certain loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield over the contractual life of the loan. Interest income on loans is accrued based on the principal amount outstanding.

The Bank follows the provisions of ASC 310, Receivables, specifically ASC 310, in relation to impaired loans. These provisions apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and consumer loans.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank recognizes impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

The Bank’s consumer and residential mortgage loans which total $1,370 and $39,927, respectively, at December 31, 2013, are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of ASC 310. In certain situations where consumer or residential mortgage loans are part of a larger relationship that is being evaluated for impairment, those loans are included in the ASC 310 provision calculation. Substantially all other loans of the Bank are evaluated for impairment under the provisions of ASC 310.

The Bank considers all loans subject to the provisions of ASC 310 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Past due status of loans is based on the contractual terms of the loan. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.

Generally, the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

(f)	Allowance for Loan Losses

The provision for loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and letters of credit (which are separately classified in other liabilities). The level of the allowance is determined on a quarterly basis using procedures

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; and (4) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

The allowance for loan losses consists of an allocated portion and an unallocated, or general, portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

The allowance for loan losses is increased by provisions for loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management’s determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

(g)	Securities

The Bank accounts for securities under the provisions of ASC 320, Investments – Debt and Equity Securities. Under these provisions, securities are classified in three categories and accounted for as follows:

•	Securities Held-to-Maturity

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Amortization of premiums and accretion of discounts are recognized by the interest method. No securities have been classified as held-to-maturity.

•	Trading Securities

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

•	Securities Available-for-Sale

Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity. Premiums and discounts are recognized by the interest method.

If a decline in the fair value of a security below its amortized cost is judged by management to be an other-than-temporary loss, the cost basis of the security is written down to fair value, and the amount of the write-down is included in the statements of earnings. In estimating other-than-temporary losses, management considers the following: the length of time and extent to which fair value has been less than cost, the financial condition and near-term prospects of the issue, whether the market decline was affected by macroeconomic conditions and whether the Bank has the intention to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary loss exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The Bank has classified all its securities as available-for-sale. Realized gains or losses from the sale of securities are recognized based upon the specific identification method.

(h)	Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

(i)	Bank Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations, and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renewals and improvements of bank premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(j)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write down at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less estimated retention and disposition costs. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expenses.

(k)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and interest-bearing deposits at other financial institutions. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank, at times, maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

(l)	Interest-Bearing Accounts at Other Financial Institutions

Interest-bearing accounts at other financial institutions mature within one year and are carried at cost.

(m)	Long-Term Assets

Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at the lower of cost or fair value.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(n)	Stock Options

The Bank accounts for the MidSouth Bank 2004 Stock Option Arrangement (the “Arrangement”) using the provisions of ASC 718, Compensation – Stock Compensation. The Bank recognizes stock compensation cost for services received in a share-based payment transaction over the required write-down period, generally defined as the vesting period. For awards with graded vesting, compensation cost in recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant date fair value of the award (as determined by using a Black-Scholes option valuation model). Stock compensation expense recognized reflects estimated forfeitures, adjusted as necessary for actual forfeitures.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the following assumptions. Expected volatility is based on implied volatility from comparable publicly-traded banks. The Bank uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the average of: 1) the weighted average vesting term; and 2) original contractual term. The risk-free rate is based on the U.S. Treasury yield in effect at the time of grant and the weighted average expected life of the grant.

(o)	Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in ASC 740, Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of earnings, as applicable.

The Bank is currently open to audit under the statute of limitations by the Internal Revenue Service and by the State of Tennessee for the years ended December 31, 2010 through 2012. Once the Bank’s 2013 taxes are filed, the statute of limitations will change to the years ended December 31, 2011 through 2013.

(p)	Advertising Costs

Advertising costs are expensed when incurred by the Bank.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(q)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

(r)	Derivative Financial Instruments

Derivative financial instruments are recognized as assets and liabilities in the consolidated financial statements and measured at fair value.

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value in the consolidated balance sheet with changes in their fair values recorded in fees on mortgage originations.

The Bank records a zero value for the loan commitment at inception (at the time the commitment is issued to a borrower (“the time of rate lock”), and accordingly, does not recognize the value of the expected normal servicing rights until the underlying loan is sold. Subsequent to inception, changes in fair values of the loan commitments are recognized based on changes in the fair values of the underlying mortgage loans due to interest rate changes, changes in the probability the derivative loan commitments will be exercised, and the passage of time. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments

The Bank carefully evaluates each loan sales agreement to determine whether it meets the definition of a derivative as facts and circumstances may differ significantly for each agreement. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, the Bank utilizes “best efforts” forward loan sales commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Generally, the Bank’s best efforts contracts meet the definition of derivative instruments. Accordingly, forward loan sale commitments that economically hedge derivative loan commitments are recognized at fair value in the consolidated balance sheet with changes in their fair values recorded in fees on mortgage originations.

The Bank estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

(s)	Impact of New Accounting Standards

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which provides disclosure guidance on amounts reclassified out of accumulated other comprehensive income by component. This update did not have any impact on the Bank’s financial position or results of operations, nor did it have an impact on the Bank’s consolidated financial statements.

In January 2014, the Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2014-04, “Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

objective of the amendments in this ASU is to reduce diversity in practice by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. Holding foreclosed real estate property presents different operational and economic risk to creditors compared with holding an impaired loan; therefore, consistency in the timing of loan derecognition and presentation of foreclosed real estate properties is of qualitative significance to users of the creditor’s financial statements. Additionally, the disclosure of the amount of foreclosed residential real estate properties and of the recorded investment in consumer mortgage loans secured by residential real estate properties that are in the process of foreclosure is expected to provide decision-useful information to many users of the creditor’s financial statements. The amendments in this ASU are effective for the Bank for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. According to the ASU, an entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method, and early adoption is permitted. The impact of the Bank’s adopting this ASU is not expected to be material.

(t)	Reclassifications

Certain reclassifications have been made to the 2012 and 2011 amounts to conform to the presentation for 2013. Amounts provided in the narrative are shown in thousands, except for numbers of shares, per share amounts and as otherwise noted.

(2)	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans

The classification of loans at December 31, 2013 and 2012 is as follows:

(In Thousands)	2013	2012

Commercial, financial and agricultural	$21,108	$16,689
Real estate:
Commercial	79,481	61,322
Residential	39,927	40,567
Construction and land development	26,386	16,571
Multifamily	2,419	1,088
Consumer and other	1,589	4,641

	170,910	140,878
Allowance for loan losses	(2,799)	(3,088)

Net loans	$168,111	$137,790

The Bank’s principal customers are generally in the Middle Tennessee area with a concentration in Rutherford and adjacent counties. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans, including collateral, vary depending upon the purpose of each credit and each borrower’s financial condition. At December 31, 2013, variable rate and fixed rate loans totaled $61,866 and $109,044 respectively. At December 31, 2012, variable rate and fixed rate loans totaled $44,499 and $96,379, respectively.

In 2013, 2012 and 2011, the Bank originated residential mortgage loans for sale in the secondary market of $48,592, $31,567, and $20,617, respectively. The Bank underwrites these mortgage loans and has recourse related to the mortgage loans sold that would occur if a borrower misrepresented their financial position to obtain the loan, and the Bank had knowledge of the misrepresentation but failed to act. The Bank’s recourse also extends to situations in which borrowers become more than 30 days past due on any of the first three payments due on their mortgage loans. As of

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

December 31, 2013, the Bank had potential recourse for mortgage loans originated and sold during the fourth quarter of 2013 that totaled $8,832, for which a reserve of $15 was recorded as of December 31, 2013. The reserve was calculated based on industry historical loss factors adjusted for current environmental factors. The Bank has never been required to repurchase a loan previously sold for any such instances. The fees on mortgage loan originations totaled $1,413, $642 and $322 in 2013, 2012 and 2011, respectively.

In the normal course of business, the Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $12,491 and $10,564 at December 31, 2013 and 2012, respectively. During 2013 and 2012, $5,028 and $1,993, respectively, in loan advances were made, and $3,101 and $2,825, respectively, in repayments were made. During 2012, two of the Bank’s directors retired, resulting in a reduction in loans to insiders of $1,133. In addition, the Bank added three new directors in 2012, which added $559 to insider loans. As of December 31, 2013 and 2012, none of these loans were restructured, nor were any related party loans charged-off during the past three years.

Allowance for Loan Losses

Transactions in the allowance for loan losses of the Bank for the years ended December 31, 2013, 2012 and 2011 are summarized as follows:

(In Thousands)	2013	2012	2011

Balance – beginning of year	$3,088	$3,283	$4,447
Provision (deducted from)/charged to operating expense	—	(470)	400
Loans charged off	(716)	(554)	(1,943)
Recoveries	427	829	379

Balance – end of year	$2,799	$3,088	$3,283

The following table documents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2013:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance (1/1/2013)	$549	$964	$519	$1,006	$13	$37	$3,088
Charge-offs	(569)	—	(96)	(35)	—	(16)	(716)
Recoveries	194	—	39	104	—	90	427
Provisions	—	—	—	—	—	—	—

Ending balance (12/31/2013)	$174	$964	$462	$1,075	$13	$111	$2,799

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table documents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2012:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance (1/1/2012)	$407	$1,012	$739	$1,068	$7	$50	$3,283
Charge-offs	(80)	(257)	(120)	(78)	—	(19)	(554)
Recoveries	686	—	39	63	—	41	829
Provisions	(464)	209	(139)	(47)	6	(35)	(470)

Ending balance (12/31/2012)	$549	$964	$519	$1,006	$13	$37	$3,088

The allocation of the allowance for loan losses by portfolio segment at December 31, 2013 was as follows:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Specific reserves – Impaired loans	$136	$111	$34	$31	$—	$—	$312
General reserves	38	853	428	1,044	13	111	2,487

Total	$174	$964	$462	$1,075	$13	$111	$2,799

Loans individually evaluated for impairment	$1,384	$1,534	$771	$1,042	$—	$—	$4,731
Loans collectively evaluated for impairment	19,724	77,947	39,156	25,344	2,419	1,589	166,179

Total	$21,108	$79,481	$39,927	$26,386	$2,419	$1,589	$170,910

The allocation of the allowance for loan losses by portfolio segment at December 31, 2012 was as follows:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Specific reserves – Impaired Loans	$321	$263	$186	$163	$—	$—	$933
General reserves	228	701	333	843	13	37	2,155

Total	$549	$964	$519	$1,006	$13	$37	$3,088

Loans individually evaluated for impairment	$2,037	$2,324	$1,967	$1,395	$—	$—	$7,723
Loans collectively evaluated for impairment	14,652	58,998	38,600	15,176	1,088	4,641	133,155

Total	$16,689	$61,322	$40,567	$16,571	$1,088	$4,641	$140,878

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Impaired Loans

Impaired loans and related allowance for loan losses allocation amounts at December 31, 2013 were as follows:

				Impaired Loans
	Impaired Loans With Allowance			With No Allowance
(In Thousands)	Principal Balance	Recorded Investment	Allocated Allowance for Loan Losses	Principal Balance	Recorded Investment

Commercial, financial and agricultural	$219	$219	$136	$1,165	$1,166
Real estate – commercial	625	625	111	909	911
Real estate – residential:
Open ended	137	138	5	—	—
Closed ended	292	295	29	342	342
Construction and land development	490	491	31	552	552
Real estate – multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$1,763	$1,768	$312	$2,968	$2,971

Impaired loans and related allowance for loan losses allocation amounts at December 31, 2012 were as follows:

	Impaired Loans With Allowance			Impaired Loans With No Allowance
(In Thousands)	Principal Balance	Recorded Investment	Allocated Allowance for Loan Losses	Principal Balance	Recorded Investment

Commercial, financial and agricultural	$1,220	$1,220	$321	$817	$817
Real estate – commercial	1,259	1,259	263	1,065	1,067
Real estate – residential:
Open ended	138	139	15	—	—
Closed ended	926	931	171	903	905
Construction and land development	1,395	1,395	163	—	—
Real estate – multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$4,938	$4,944	$933	$2,785	$2,789

The average recorded investment in impaired loans for the year ended December 31, 2013 was $6,869. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $118 for 2013. The average recorded investment in impaired loans for the year ended December 31, 2012 was $10,396. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $157 for 2012. The average recorded investment in impaired loans for the year ended December 31, 2011 was $14,728. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $822 for 2011.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed regularly by the Bank to determine if appropriately classified or to determine if the loan is impaired. The Bank’s loan portfolio is reviewed for credit quality on a semi-annual basis, with samples being selected based on loan size, credit grades, etc., to ensure that the Bank’s management is properly applying credit risk management processes.

Loans excluded from the scope of the loan review process are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Bank for a modification. In these circumstances, the customer relationship is specifically evaluated for potential classification as to special mention, substandard or doubtful, or could even be considered for charge-off. The Bank uses the following definitions for risk ratings:

•	Pass/Watch (also known as “Special Mention”) – Loans included in this category are currently protected but are potentially weak. These loans constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. Close management attention is required. New loans should not be made which will immediately be identified in this category. As a general rule, for the purposes of calculating a loan loss reserve, loans in this category will have the historical loss reserve percentage applied and will remain in a pool with loans that are considered acceptable or better when determining the general valuation reserve. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•	Substandard – Substandard loans are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as substandard. Loans in this category are evaluated individually as outlined in the Bank’s loan policy when determining the general valuation reserve.

•	Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable or improbable, based on currently existing facts, conditions, and values.

The following table breaks down the Bank’s credit quality indicators by type of loan as of December 31, 2013:

Credit Risk Profile by Internally Assigned Grade

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Grade
Pass	$15,663	$76,304	$38,360	$25,267	$1,895	$1,555	$159,044
Special Mention	4,060	1,643	535	77	524	29	6,868
Substandard	1,385	1,534	996	1,042	—	5	4,962
Doubtful	—	—	36	—	—	—	36

Total	$21,108	$79,481	$39,927	$26,386	$2,419	$1,589	$170,910

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table breaks down the Bank’s credit quality indicators by type of loan as of December 31, 2012:

Credit Risk Profile by Internally Assigned Grade

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Grade
Pass	$10,519	$58,050	$36,343	$12,312	$545	$4,600	$122,369
Special Mention	4,133	734	1,300	2,864	543	35	9,609
Substandard	2,037	2,538	2,878	1,395	—	6	8,854
Doubtful	—	—	46	—	—	—	46

Total	$16,689	$61,322	$40,567	$16,571	$1,088	$4,641	$140,878

Nonaccrual and Past Due Loans

The following table provides an aging analysis of the Bank’s past due loans as of December 31, 2013:

(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days or Nonaccrual	Total Non-accrual and Past Due Loans	Total Current Loans	Total Loans	Recorded Investment Past Due >90 Days and Still Accruing
Commercial, financial and agricultural	$—	$—	$1,256	$1,256	$19,852	$21,108	$—
Real estate:
Commercial	—	—	1,049	1,049	78,432	79,481	—
Residential	—	—	507	507	39,420	39,927	—
Construction and land development	—	—	673	673	25,713	26,386	—
Multifamily	—	—	—	—	2,419	2,419	—
Consumer and other	—	—	—	—	1,589	1,589	—

Total	$—	$—	$3,485	$3,485	$167,425	$170,910	$—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table provides an aging analysis of the Bank’s past due loans as of December 31, 2012:

(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days or Nonaccrual	Total Non-accrual and Past Due Loans	Total Current Loans	Total Loans	Recorded Investment Past Due >90 Days and Still Accruing
Commercial, financial and agricultural	$—	$—	$1,746	$1,746	$14,943	$16,689	$—
Real estate:
Commercial	—	—	1,820	1,820	59,502	61,322	—
Residential	258	—	705	963	39,604	40,567	—
Construction and land development	228	—	1,396	1,624	14,947	16,571	—
Multifamily	—	—	—	—	1,088	1,088	—
Consumer and other	2	—	6	8	4,633	4,641	—

Total	$488	$—	$5,673	$6,161	$134,717	$140,878	$—

Troubled Debt Restructurings

The Bank’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The following table summarizes the carrying balances of TDR’s at December 31, 2013 and 2012:

	Carrying Balance
(In thousands)	2013	2012

Performing TDR’s	$1,073	$789

Nonperforming TDR’s	1,887	3,207

Total TDR’s	$2,960	$3,996

Troubled debt restructurings may be removed from this status if both of the following conditions exist: (1) the restructuring agreement specifies an interest rate equal to or greater than the rate that the borrower was willing to accept at the time of the restructuring for a new loan with comparable risk; and (2) the loan is not impaired based on the terms specified by the restructuring agreement. Based on these criteria, there were no TDR’s removed from this classification during the years ended December 31, 2013 and 2012. During 2013, eight TDR’s were paid in full, three TDR’s were sold, and one TDR was charged off. During 2012, three TDR’s were paid in full, and one TDR was charged off. Any loans classified as TDR’s are evaluated for impairment by the Bank if they are not already impaired at the time of restructuring.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table summarizes loans that were modified as TDR’s during the periods indicated:

	For the year ended December 31, 2013
(In thousands, except number of contracts)	Number of contracts	Outstanding recorded investment before modification	Outstanding recorded investment after modification
Commercial, financial and agricultural	7	$1,045	$1,045

Real estate:
Commercial	—	—	—
Residential	11	995	995
Construction and land development	—	—	—
Multifamily	—	—	—

Consumer and other	—	—	—

Total	18	$2,040	$2,040

For the year ended December 31, 2012
(In thousands, except number of contracts)	Number of contracts	Outstanding recorded investment before modification	Outstanding recorded investment after modification
Commercial, financial and agricultural	—	$—	$—

Real estate:
Commercial	—	—	—
Residential	3	433	433
Construction and land development	—	—	—
Multifamily	—	—	—

Consumer and other	—	—	—

Total	3	$433	$433

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(3)	DEBT SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The Bank’s classification of securities at December 31, 2013 and 2012 is as follows:

	2013
	Securities Available-for-Sale
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

U.S. Treasury and other U.S. Government agencies and corporations	$5,877	$19	$1	$5,895
State and municipal securities	26,097	4	1,562	24,539
Mortgage-backed securities	47,196	401	181	47,416

	$79,170	$424	$1,744	$77,850

	2012
	Securities Available-for-Sale
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

U.S. Treasury and other U.S. Government agencies and corporations	$2,240	$21	$1	$2,260
State and municipal securities	18,242	118	76	18,284
Mortgage-backed securities	48,221	1,210	50	49,381

	$68,703	$1,349	$127	$69,925

The amortized cost and estimated market value of available-for-sale securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In Thousands)	Amortized Cost	Estimated Market Value
Expected Maturity
Due in one year or less	$1,220	$1,227
Due after one year through five years	35,897	36,195
Due after five years through ten years	41,331	39,706
Over ten years	722	722

	$79,170	$77,850

There were gross proceeds of $15,591, gross gains of $194, and gross losses of $96 from sales of available-for-sale securities during 2013. There were gross proceeds of $500 and gross losses of $96 from one available-for-sale security called by the issuing agency during 2013. There were gross proceeds of $4,556, gross gains of $101, and gross losses of $90 from sales of available-for-sale securities during 2012. There were gross proceeds of $13,761, gross gains of $144, and no gross losses from sales of available-for-securities during 2011.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Securities carried in the consolidated balance sheets of approximately $6,362 (approximate book value of $6,332) and $7,244 (approximate book value of $7,022) at December 31, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Securities that have rates that adjust prior to maturity totaled $2,035 (approximate market value of $2,059) and $2,408 (approximate market value of $2,440) at December 31, 2013 and 2012, respectively.

The following table shows the gross unrealized losses and fair values of the Bank’s investments aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position, at December 31, 2013:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses

U.S. Treasury and other U.S. Government agencies and corporations	$1,926	$1	2	$—	$—	—	$1,926	$1

State and municipal securities	21,564	1,469	31	1,224	93	3	22,788	1,562

Mortgage-backed securities	16,856	181	15	158	—	1	17,014	181

Total temporarily impaired securities	$40,346	$1,651	48	$1,382	$93	4	$41,728	$1,744

These securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification as available-for-sale securities, the Bank does not intend to sell any of the debt securities with unrealized losses and do not believe that it is more likely than not that the Bank will be required to sell a security in an unrealized loss position prior to a recovery in its value. Accordingly, the Bank has not recognized any other-than-temporary impairment in our consolidated statements of earnings.

The Bank may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and/or sector spreads that significantly extend the security’s holding period, or conducting a small volume of security transactions.

(4)	RESTRICTED EQUITY SECURITIES

Restricted equity securities consist of stock of the Federal Reserve Bank and the Federal Home Loan Bank of Cincinnati amounting to $840 and $709, respectively, at December 31, 2013. At December 31, 2012, restricted equity securities consisted of stock of the Federal Reserve Bank and the Federal Home Loan Bank of Cincinnati amounting to $841 and $709, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

During the year ended December 31, 2013, the Bank purchased restricted stock of the Federal Reserve Bank for $44 and sold a portion of its restricted stock of the Federal Reserve Bank for proceeds of $45, with no gain or loss realized. During the year ended December 31, 2012, the Bank purchased restricted stock of the Federal Reserve Bank for $49 and sold none of its restricted stock of the Federal Reserve Bank. During the year ended December 31, 2011, the Bank purchased restricted stock of the Federal Reserve Bank for $90 and sold a portion of its restricted stock of the Federal Reserve Bank for proceeds of $18, with no gain or loss realized.

(5)	BANK PREMISES AND EQUIPMENT

The classification of premises and equipment at December 31, 2013 and 2012 are as follows:

(In Thousands)	2013	2012

Land	$3,874	$3,874
Buildings	5,691	5,637
Furniture and equipment	2,879	3,286
Assets not in use	12	13
Construction in process	139	126

	12,595	12,936
Less accumulated depreciation	(3,953)	(4,071)

	$8,642	$8,865

Depreciation expense was $497, $446 and $542 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Bank recorded a $1 loss on disposals of premises and equipment for the year ended December 31, 2013. The Bank recorded a $2 loss on disposals of premises and equipment for the year ended December 31, 2012. The Bank recorded a $321 loss on disposals of premises and equipment for the year ended December 31, 2011, which included abandonments and charges related to changes in the Bank’s plans related to its main office location.

(6)	DEPOSITS

Deposits at December 31, 2013 and 2012 are summarized as follows:

(In Thousands)	2013	2012

Demand deposits	$49,375	$38,901
Savings deposits	2,791	2,487
Negotiable order of withdrawal accounts	44,085	35,747
Money market deposit accounts	69,728	60,071
Certificates of deposit $100,000 or greater	33,384	31,877
Other certificates of deposit	37,092	47,330
Individual retirement accounts $100,000 or greater	1,772	1,320
Other individual retirement accounts	3,721	4,019

	$241,948	$221,752

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2013 are as follows:

(In Thousands)	Total

2014	$57,026
2015	13,134
2016	3,472
2017	1,643
2018	681
Thereafter	13

$75,969

At December 31, 2013 and 2012, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $35,156 and $33,197, respectively. Included in time deposits in denominations of $100,000 or more at December 31, 2013 and 2012, are approximately $32,544 and $31,070, respectively, of time deposits in denominations of $100,000 or greater through $250,000, as those qualify for expanded FDIC insurance coverage.

The aggregate amount of overdrafts reclassified as loans receivable was $43 and $9 at December 31, 2013 and 2012, respectively.

The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2013 and 2012 were approximately $1,997 and $1,491, respectively.

(7)	SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

The following is a summary of information pertaining to securities sold under agreement to repurchase at December 31, 2013 and 2012:

(In Thousands)	2013	2012

Ending balance	$980	$1,044

Weighted average interest rate at year-end	0.25%	0.22%

Securities sold under agreement to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreement to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreement to repurchase are collateralized by government agency and mortgage-backed securities held by the Bank.

Information concerning securities sold under agreement to repurchase is summarized below for the year ended December 31, 2013 and 2012:

(In Thousands)	2013	2012

Average daily balance during the year	$685	$1,897
Maximum month-end balance during the year	$1,407	$3,903
Average interest rate during the year	0.24%	0.28%

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(8)	BORROWINGS

The Bank has executed a blanket pledge and security agreement with the Federal Home Loan Bank of Cincinnati (“FHLB”) in the amount of $15,000 at December 31, 2013 and 2012, which encompasses certain types of loans as collateral for these borrowings. The maximum borrowing capacity for future borrowings, including term loans and the line of credit, was $11,507 and $15,000 at December 31, 2013 and 2012, respectively.

A summary of the Bank’s borrowings is as follows:

(Dollars In Thousands)	Principal	Interest rate	Maturity date	Total committed
December 31, 2013
Short-term borrowings:
FHLB cash management advance line	$5,000	0.11%	1/7/2014	$15,000

Total short-term borrowings	5,000			15,000

Long-term borrowings:
FHLB term note (fixed rate)	—	—%

Total long-term borrowings	—

Total borrowings	$5,000			$15,000

December 31, 2012
Short-term borrowings:
FHLB cash management advance line	$—	—%		$15,000

Total short-term borrowings	—			15,000
Long-term borrowings:
FHLB term note (fixed rate)	—	—%

Total long-term borrowings	—

Total borrowings	$—			$15,000

(9)	NON-INTEREST INCOME AND NON-INTEREST EXPENSE

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

(In Thousands)	2013	2012	2011
Non-interest income:
Service charges on deposit accounts	$356	$402	$400
Fees on mortgage originations	1,413	642	322
Fees from brokerage operations	658	592	599
Other fees and commissions	716	593	497
Gain on sales of foreclosed assets, net	6	11	—
Gain on sale of available-for-sale securities	2	11	144

Total non-interest income	$3,151	$2,251	$1,962

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(In Thousands)	2013	2012	2011
Non-interest expense:
Employee salaries and benefits	$5,985	$4,856	$4,399
Occupancy expenses	710	749	837
Furniture and equipment expense	407	371	311
Professional fees	900	571	467
Advertising expense	148	151	170
Data processing expense	582	499	441
Computer network expense	162	141	101
Computer software amortization	25	10	18
Loss on sales/disposals of premises and equipment	1	2	321
Foreclosed asset expenses	27	48	75
Loss on sales of foreclosed assets, net	—	8	148
Valuation losses on foreclosed assets	—	420	—
FDIC insurance	194	213	501
Other operating expenses	1,419	1,424	1,152

Total non-interest expense	$10,560	$9,463	$8,941

(10)	INCOME TAXES

The components of the net deferred income tax asset at December 31, 2013 and 2012 were as follows:

(In Thousands)	2013	2012
Deferred tax asset:
Federal	$5,478	$5,654
State	1,120	1,156

	6,598	6,810

Deferred tax liability:
Federal	114	626
State	24	128

	138	754

Total net deferred assets	6,460	6,056

Less valuation allowance	(6,460)	(6,056)

Net deferred assets	$—	$—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) at December 31, 2013 and 2012 are:

(In Thousands)	2013	2012
Financial statement allowance for loan losses in excess of the tax allowance	$(4)	$335
Net operating loss carry forward	5,267	5,657
Stock compensation expense recognized for financial statement purposes and deferred for tax purposes	76	72
Unrealized contributions carryovers	7	7
Stock dividends on Federal Home Loan Bank stock recognized for financial statement purposes and deferred for tax purposes	(9)	(9)
Interest on non-accrual loans deferred for financial statement purposes and recognized for tax purposes	135	132
Capital loss carryover	454	454
Allowance for foreclosed assets recognized for financial statement purposes and deferred for tax purposes	153	153
Excess of depreciation deducted for tax purposes over the amounts deducted for financial statements	(113)	(264)
Loan fees recognized for tax purposes deferred for financial statements	(12)	(13)
Excess of estimated market value over amortized cost related to available-for-sale securities	506	(468)

	6,460	6,056
Valuation allowance	(6,460)	(6,056)

	$—	$—

Management reviews the Bank’s deferred tax assets for realization based upon historical taxable income, prudent and feasible tax planning strategies, the expected timing of the reversals of existing temporary differences and expected future taxable income. The Bank records a valuation allowance to reduce our deferred tax assets to the amount that management believes will more likely than not be realized.

The components of income tax expense (benefit) are summarized as follows:

(In Thousands)	2013	2012	2011

Current:
Federal	$—	$—	$—
State	—	—	—

	—	—	—

Deferred:
Federal	473	524	353
State	97	107	72

	570	631	425

Change in valuation allowance related to realization of deferred tax assets	(570)	(631)	(425)

Actual tax expense	$—	$—	$—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

A reconciliation of actual income tax expense (benefit) in the consolidated financial statements to the “expected” tax benefit (computed by applying the statutory Federal income tax rate of 34% to loss before income taxes) is as follows:

(In Thousands)	2013	2012	2011

Computed “expected” tax benefit	$511	$544	$361
State income taxes, net of effect of Federal income taxes	64	71	46
Disallowed deductions	(5)	16	18
Benefit of book net operating losses not recognized	—	—	—
Reversal of valuation allowance related to deferred tax assets, net	(570)	(631)	(425)

Actual tax expense	$—	$—	$—

At December 31, 2013, the Bank has a net operating loss carry-forward for tax purposes of approximately $13,756 which are available to reduce Federal income taxes. Unused carry forwards begin to expire in 2025.

As of December 31, 2013 and December 31, 2012, the Bank did not have any unrecognized tax benefits. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Bank recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense and did not have any accrued interest and/or penalties at December 31, 2013 or 2012. No interest or penalties related to tax matters was incurred during 2013 or 2012. The Bank and its subsidiary are subject to U.S. federal income tax as well as Tennessee state income tax.

(11)	COMMITMENTS AND CONTINGENCIES

During November, 2004, the Bank entered into a ground lease for their branch location on Memorial Boulevard in Murfreesboro, Tennessee. The agreement provides for lease payments of $7 per month through November 2014. Thereafter, the lease payments will be adjusted every five years based on the change in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor. The ground lease expires in November 2024.

Future minimum payments under the remaining operating lease as of December 31, 2013 are as follows:

(In Thousands)	Total

Year Ending December 31,

2014	$82
2015	82
2016	82
2017	82
2018	82
Thereafter	477

$887

Rental payments under all leases totaled $82 for each of the years ended December 31, 2013, 2012 and 2011, respectively.

The Bank has lines of credit with other financial institutions, including the FHLB, totaling $54,500. Included in these lines of credit is a fully-secured $25,000 reverse repurchase line of credit with one financial institution. At December 31, 2013, a $5,000 short-term advance from FHLB was outstanding under these lines of credit.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(12)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
(In Thousands)	2013	2012

Financial instruments whose contract amount represent credit risk:
Unused commitments to extend credit	$51,893	$41,391
Standby letters of credit	1,008	677

Total	$52,901	$42,068

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Bank operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Bank could be required to make under the guarantees totaled $1,008 and $677 at December 31, 2013 and 2012, respectively.

(13)	ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale upon funding. The Bank enters into commitments to fund residential mortgage loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market. A mortgage loan commitment binds the Bank to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock.

Outstanding derivative loan commitments expose the Bank to the risk that the price of the loans arising from exercise of the loan commitments might decline from inception of the rate locks to funding of the loans due to increases in mortgage interest rates. If interest rates increase, the values of these loan commitments decrease. Conversely, if

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

interest rates decrease, the values of these loan commitments increases. The notional amount of undesignated mortgage loan commitments was $2,686 and $3,812 at December 31, 2013 and 2012, respectively. The total fair value of such commitments was immaterial as of December 31, 2013 and 2012.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Bank utilizes “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

With a “best efforts” contract, the Bank commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loans being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).

The Bank expects that these forward loan sales commitments will experience changes in fair values opposite to the change in fair values of derivative loan commitments. The notional amount of undesignated forward loan sale commitments was $2,029 and $2,841 at December 31, 2013 and 2012, respectively. The total fair value of such commitments was immaterial as of December 31, 2013 and 2012.

(14)	CONCENTRATION OF CREDIT RISK

Practically all of the Bank’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank’s market area. Practically all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.

At December 31, 2013 and 2012, the Bank had no cash and due from banks included in commercial bank deposits in excess of the Federal Deposit Insurance Corporation limit of $250,000 per institution.

(15)	REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

The Bank is subject to regulatory capital requirements administered by the Board of Governors of the Federal Reserve System and the Tennessee Department of Financial Institutions. Failure to meet capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that could, in that event, have a direct material effect on the institution’s consolidated financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank’s capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank’s capital status and the amount of dividends the Bank may distribute.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized”, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012 are also presented in the following table:

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013:
Total capital to risk weighted assets	$31,621	15.0%	$16,840	8.0%	$21,050	10.0%

Tier 1 capital to risk weighted assets	$28,987	13.8%	$8,420	4.0%	$12,630	6.0%
Tier 1 capital to average assets	$28,987	10.7%	$10,807	4.0%	$13,509	5.0%

December 31, 2012:
Total capital to risk weighted assets	$29,537	17.8%	$13,302	8.0%	$16,628	10.0%

Tier 1 capital to risk weighted assets	$27,446	16.5%	$6,651	4.0%	$9,977	6.0%
Tier 1 capital to average assets	$27,446	11.2%	$9,789	4.0%	$12,236	5.0%

(16)	PREFERRED STOCK

Since December 2009, MidSouth Bank has issued non-cumulative convertible preferred stock through two separate offerings: 1) Series 2009A Preferred Stock; and 2) Series 2011-A Preferred Stock. Both of these issues of preferred stock are discussed in the paragraphs that follow.

During December 2009, the Bank issued 415,190 shares of non-cumulative convertible Series 2009A Preferred Stock. The issuance resulted in additional capital of $2,027, net of stock issuance costs. During 2010, the Bank issued an additional 609,538 shares of non-cumulative convertible Series 2009A Preferred Stock. The 2010 issuance resulted in additional capital of $2,956, net of stock issuance costs. During 2011, 2,000 shares of Series 2009A Preferred Stock were converted to 4,000 shares of the Bank’s common stock. During 2013, 5,171 shares of Series 2009A Preferred Stock were converted to 10,342 shares of the Bank’s common stock. There were no shares of Series 2009A Preferred Stock converted to common stock during 2012. Since each share of this series of preferred stock is convertible into two shares of common stock, there was no effect on the Bank’s total capital by either of the conversions noted in 2011 and 2013.

The liquidation preference for the Series 2009A Preferred Stock is $5.00 per share. The Series 2009A Preferred Stock is not redeemable. Each share of Series 2009A Preferred Stock will automatically convert into shares of the Bank’s common stock on March 31, 2015, subject to certain limitations. Each share of Series 2009A Preferred Stock is convertible into two shares of the Company’s common stock. Additionally, anyone who purchased the Series 2009A Preferred Stock received one detachable warrant to purchase one share of the Bank’s common stock for every five shares of the Series 2009A Preferred Stock that they purchased. These detachable warrants and their related terms are discussed further in Footnote 17.

As of December 31, 2013, 2012 and 2011, there were 1,017,557, 1,022,728, and 1,022,728 shares of Series 2009A Preferred Stock outstanding, respectively.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

On March 22, 2011, the Bank initiated an offering of shares of non-cumulative convertible Series 2011-A Preferred Stock that ended on June 30, 2011. The sales of this series of preferred stock resulted in the issuance of 242,350 shares of Series 2011-A Preferred Stock, which amounted to additional capital of $1,325, net of issuance costs. The liquidation preference for the Series 2011-A Preferred Stock is $5.00 per share, and this series of preferred stock is non-redeemable. Each share of Series 2011-A Preferred Stock is convertible into two shares of the Bank’s common stock by the stockholder at any time, but if not converted voluntarily by the stockholder, each share of this preferred stock will automatically convert into two shares of the Bank’s common stock on May 31, 2016, subject to certain limitations. Additionally, anyone who purchased the Series 2011-A Preferred Stock received one detachable warrant to purchase one share of the Bank’s common stock for every five shares of the Series 2011-A Preferred Stock that they purchased. These detachable warrants and their related terms are discussed further in Footnote 17.

There were 242,350 shares of Series 2011-A Preferred Stock outstanding as of December 31, 2013, 2012, and 2011.

(17)	STOCK WARRANTS

Detachable Warrants Issued with Preferred Stock

As part of the original offering of Series 2009A Preferred Stock, for every five shares of Series 2009A Preferred Stock purchased, a stockholder received one detachable warrant which provides the stockholder the ability to purchase one share of common stock. The purchase price for the common stock shares from these warrants is equal to 75% of the fully converted book value of the Bank’s common stock as of the previous quarter-end date (unaudited). The exercise price cannot, however, exceed $10.00 per share or be less than $2.50 per share. The exercise price for these warrants as of December 31, 2013 was $3.25 per share based on a fully converted book value of $4.33 as of December 31, 2013. For each recipient, the warrants received are required to be exercised by March 31, 2016. At that time the warrants will expire. During 2013, there were 3,004 Series 2009A warrants exercised. During 2012, there were 6,369 Series 2009A warrants exercised. During 2011, there were 965 Series 2009A warrants exercised. There were 193,221, 196,225 and 202,594 Series 2009A warrants outstanding as of December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, 2012 and 2011, each Series 2009A detachable warrant had a fair value of $0.01 per share, $0.01 per share and $0.03 per share, respectively. The fair value of the outstanding detachable warrants that were issued in tandem with the Series 2009A Preferred Stock was determined to be approximately $10, $15 and $30 at December 31, 2013, 2012 and 2011, respectively.

In addition, as part of the offering of Series 2011-A Preferred Stock, for every five shares of Series 2011-A Preferred Stock purchased, the stockholder received one detachable warrant which provided the stockholder the ability to purchase one share of common stock. The purchase price for the common stock shares from these warrants is equal to 85% of the fully converted book value of the Bank’s common stock as of the previous quarter-end date (unaudited). The exercise price cannot, however, exceed $11.00 per share or be less than $2.75 per share. The exercise price for the Series 2011-A warrants as of December 31, 2013 was $3.68 per share based on a fully converted book value of $4.33 as of December 31, 2013. For each recipient, the warrants received are required to be exercised by May 31, 2017. At that time the warrants will expire. A total of 48,469 warrants were issued with the Series 2011-A Preferred Stock. During 2013, 4,000 Series 2011-A warrants were exercised, and during 2012, 928 Series 2011-A warrants were exercised. There were 43,541, 47,541 and 48,469 Series 2011-A warrants outstanding as of December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, each Series 2011-A detachable warrant had a fair value of $0.02, as of December 31, 2012 each Series 2011-A detachable warrant had a fair value of $0.02 per share and as of December 31, 2011, each Series 2011-A detachable warrant had a fair value of $0.04 per share. The fair value of the detachable warrants that were issued in tandem with the Series 2011-A Preferred Stock was determined to be approximately $5 at both December 31, 2013 and 2012.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The fair value of both series of the detachable warrants as of December 31, 2013 was estimated using the Black-Scholes warrant pricing model and the following assumptions:

	Series 2009A Warrants	Series 2011-A Warrants
Risk free interest rate	2.10%	2.10%
Expected life of warrants	2.25 years	3.42 years
Expected dividend yield	0.00%	0.00%
Expected volatility	15%	15%

As of December 31, 2013, each Series 2009A detachable warrant had a fair value of $0.011 per share. The fair value of the Series 2009A Preferred Stock and the fair value of the detachable warrants were summed, and the carrying amounts for the Series 2009A Preferred Stock and the detachable warrants were calculated based on an allocation of the two fair value components. The aggregate fair value result for both the Series 2009A Preferred Stock outstanding and the related detachable warrants was calculated to be $5,088, with 0.2% of this aggregate total allocated to the detachable warrants and 99.8% allocated to the Series 2009A Preferred Stock. As a result of this allocation, the detachable warrants had a fair value of $10, and the Series 2009A Preferred Stock had a fair value of $5,078 as of December 31, 2013.

As of December 31, 2013, each Series 2011-A detachable warrant had a fair value of $0.021 per share. The fair value of the Series 2011-A Preferred Stock and the fair value of the detachable warrants were summed, and the carrying amounts for the Series 2011-A Preferred Stock and the detachable warrants were calculated based on an allocation of the two fair value components. The aggregate fair value result for both the Series 2011-A Preferred Stock and the related detachable warrants was calculated to be $1,333, with 0.4% of this aggregate total allocated to the detachable warrants and 99.6% allocated to the Series 2011-A Preferred Stock. As a result of this allocation, the detachable warrants had a fair value of $5, and the Series 2011-A Preferred Stock had a fair value of $1,328 as of December 31, 2013.

(18)	STOCK OPTION ARRANGEMENT

In October, 2004, the stockholders of the Bank approved the MidSouth Bank 2004 Stock Option Arrangement (the “Arrangement”). The Arrangement provided for the granting of stock options, and authorized the issuance of common stock upon the exercise of such options, for up to 380,000 shares of common stock to employees and organizers of the Bank and up to 143,080 shares of common stock for future use as decided by the Board of Directors.

Under the Arrangement, stock option awards were granted in the form of incentive stock options or non-statutory stock options, and were generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date and generally vest at the end of four years. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Arrangement).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Bank’s common stock and other factors. The Bank uses historical data to estimate option exercise and employee termination with the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted during 2013, 2012 or 2011.

During 2012, the Board of Directors of MidSouth Bank evaluated the Bank’s financial improvement since 2009, and to reward and incent the Bank’s personnel and directors for the progress made by the Bank during the recessionary period, the Board elected to change the exercise price of the options that were outstanding at November 30, 2012 to $3.65 per share. This was done through the issuance of amendments to the original stock option agreements, and the value was based upon a valuation of the Bank’s stock that was conducted by an independent third party located outside the Bank’s local market. As of November 30, 2012, there were 334,800 stock options repriced, and the options outstanding and exercisable at December, 31, 2012 are shown in the table below.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

In addition to changing the exercise price of the options, the outstanding options became non-incentive stock options, and a new vesting schedule was established for the options. The new vesting schedule was established as 20% vesting each year on December 31, with the first vesting occurring on December 31, 2012 and the vesting period extending through December 31, 2016. The expiration date of the options was also changed to December 31, 2032.

The following table is a summary of the Bank’s stock options as of December 31, 2013:

Option Activity	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Maturity In Years	Aggregate Intrinsic Value (In 000’s)

Outstanding at December 31, 2010	384,800	$9.71
Granted	—	—
Exercised	—	—
Forfeited	(19,000)	9.47

Outstanding at December 31, 2011	365,800	9.72
Granted	—	—
Exercised	—	—
Forfeited	(31,000)	10.00

Outstanding at December 31, 2012	334,800	3.65
Granted	—	—
Exercised	—	—
Forfeited	(8,500)	3.65

Outstanding at December 31, 2013	326,300	$3.65	19.0	$244

Exercisable at December 31, 2013	130,520	$3.65	19.0	$49

There was no intrinsic value in stock options exercised during the years ended December 31, 2013 and 2012 since there were no options exercised during these periods. The weighted average grant-date fair value of options at December 31, 2013 was $0.73. As of December 31, 2013, there were 155,080 stock options that were available to issue under the Arrangement.

As of December 31, 2013, there was $37 of total unrecognized compensation cost related to non-vested share-based compensation granted under the Arrangement. The cost is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested during the years ended December 31, 2013 and 2012 was $47 and $49, respectively. Compensation cost recognized for the years ended December 31, 2013, 2012 and 2011 totaled $12, $19 and $11, respectively.

(19)	ADDITIONAL RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank utilizes legal and landscaping services which are provided by companies with board member relationships. During 2013, 2012 and 2011, the fees paid to these companies were insignificant.

(20)	RETIREMENT PLAN

The Bank has in effect a 401(k) retirement plan that covers eligible employees. To participate in the plan an employee must have reached the age of 18. The provisions of the plan provide for both employee and employer contributions; however, the employer match was suspended beginning in April 2009 as part of the bank’s expense reduction initiative,

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

and the suspension of the employer match continued through the year ended December 31, 2012. During 2013, the employer match was reinstated, and as a result, the Bank contributed $121 to this plan during the year ended December 31, 2013. The Bank made no contributions to this plan during the years ended December 31, 2012 and 2011.

(21)	EARNINGS PER COMMON SHARE

ASC 260, Earnings Per Share, establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Bank the computation of diluted earnings per share begins with basic earnings per share plus the effect of common shares contingently issuable from convertible preferred stock, stock options and warrants.

The following is a summary of the components comprising basic and diluted earnings per common share (EPS):

(In Thousands, Except Share and Per Share Amounts)	2013	2012	2011

Basic EPS Computation:
Numerator - Earnings for the year	$1,504	$1,601	$1,062
Denominator - Weighted average number of common shares outstanding	3,866,283	3,853,321	3,846,611

Basic earnings per common share	$0.39	$0.42	$0.28

Diluted EPS Computation:
Numerator - Earnings for the year	$1,504	$1,601	$1,062
Denominator:
Weighted average number of common shares outstanding	3,866,283	3,853,321	3,846,611
Dilutive effect of preferred stock	2,523,866	2,530,156	2,392,057
Dilutive effect of stock options	45,127	93,088	—
Dilutive effect of warrants	57,469	76,195	—

	6,492,745	6,552,760	6,238,668

Diluted earnings per common share	$0.23	$0.24	$0.17

The effects of stock option exercises and warrant purchases in the diluted earnings per share calculation were considered to be zero for 2011 since the impact of the exercise of these derivative securities would be accretive and, thus, anti-dilutive due to average exercise prices exceeding the market values in the cases of both the stock options and the warrants.

(22)	FAIR VALUE

The Bank applies ASC 820, Fair Value Measurements and Disclosures, which defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Basis of Fair Value Measurement:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

Level 3 – Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The fair values of securities available-for-sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The carrying value of bank-owned life insurance is determined using financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values. The Bank reflects this asset within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Bank does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The fair value of loans held for sale is based upon binding contracts and quotes from third party investors (Level 2 inputs).

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Bank. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2013 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013

Securities available-for-sale	$13,134	$64,716	$—	$77,850
Cash surrender value of bank-owned life insurance	—	—	3,090	3,090

Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2012 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012

Securities available-for-sale	$2,260	$67,665	$—	$69,925

The table below presents a reconciliation and income statement classification of gains and losses for all financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2013 and 2012:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Carrying Value
(In Thousands)	2013	2012
Opening Balance, January 1	$—	$2,221
Total unrealized gains (losses) included in:
Net Income	90	—
Other comprehensive income	—	49
Purchases, sales, issuances and settlements, net	3,000	—
Transfers in and (out) of level three	—	(2,270)

Ending Balance, December 31	$3,090	$—

Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The following table represents financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2013. The valuation methodology used to measure the fair value of these loans is described earlier in this footnote.

(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013

Impaired loans, net	$—	$—	$4,419	$4,419

Loans held for sale	$—	$2,029	$—	$2,029

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table represents financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2012. The valuation methodology used to measure the fair value of these loans is described earlier in this footnote.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012

Impaired loans, net	$—	$—	$6,790	$6,790

Loans held for sale	$—	$2,841	$—	$2,841

Loans held for sale, which are carried at the lower of cost or fair value, did not have an impairment charge for 2013 or 2012.

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had carrying amounts of $4,731 and $7,723 as of December 31, 2013 and 2012, respectively, with valuation allowances of $312 and $933 as of December 31, 2013 and 2012, respectively.

Non-financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The following represent nonfinancial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2013. The valuation methodology used to measure the fair value of foreclosed assets is described below.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013
Foreclosed assets	$—	$—	$800	$800

The following represent nonfinancial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2012. The valuation methodology used to measure the fair value of foreclosed assets is described below.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012
Foreclosed assets	$—	$—	$800	$800

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Foreclosed assets are valued at the time the loan is foreclosed upon and the asset is transferred to foreclosed assets. The value is based primarily on third party appraisals, less costs to sell. The appraisals are generally discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and the client’s business. Such discounts are typically significant and result in a Level 3 classification of inputs for determining fair value. Foreclosed assets are reviewed and evaluated on at least an annual basis for additional impairment and adjusted accordingly, based on the same factors identified above. Foreclosed assets had a carrying amount of $800 at both December 31, 2013 and 2012, which is made up of an outstanding balance of $1,200 with a $400 valuation allowance. Changes in the valuation allowance on foreclosed assets outstanding at December 31, 2012 resulted in a write-down of $400 in addition to a write-down of $20 that had been recorded earlier in 2012.

Cash and short-term investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Certificates of Deposit at Other Financial Institutions

Fair values for certificates of deposit at other financial institutions are estimated using a discounted cash flow analysis that applies interest currently being offered on certificates to a schedule of aggregated contractual maturities on such instruments.

Restricted Equity Securities

The carrying amount for these securities is a reasonable estimate of their fair value.

Securities

The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Accounting standards specify that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

Loans Held for Sale

These instruments are carried in the consolidated balance sheet at the lower of cost or market value. The fair values of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

Deposit Liabilities

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under accounting standards the fair value estimates for deposits do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Federal Funds Purchased and Sold

The carrying amounts approximate fair values as Federal funds are overnight borrowings or investments.

Advances from Federal Home Loan Bank

Short-Term Advances

The carrying amounts of short-term advances approximate fair value as they mature within 90 days.

Long-Term Advances

The fair values of the Bank’s long-term advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Securities Sold Under Agreement to Repurchase

The carrying amounts approximate fair values as repurchase agreements are overnight instruments.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed one year with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2013, are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The carrying values and estimated fair values of the Bank’s remaining financial instruments at December 31, 2013 and 2012 are as follows:

(In Thousands)	Carrying amount	Estimated fair value	Quoted market prices in an active market (Level 1)	Models with significant observable market parameters (Level 2)	Models with Significant unobservable market Parameters (Level 3)
December 31, 2013
Financial assets:
Certificates of deposit at other financial institutions	$1,732	$1,763	$—	$—	$1,763
Restricted equity securities	1,549	1,549	—	—	1,549
Loans, net of allowance	168,111	169,933	—	—	169,933

Financial liabilities:
Deposits	241,948	241,939	—	—	241,939
Federal Home Loan Bank advance	5,000	5,000	—	—	5,000
Securities sold under agreement to repurchase	980	980	—	—	980

Off balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

December 31, 2012
Financial assets:
Certificates of deposit at other financial institutions	$1,482	$1,536	$—	$—	$1,536
Restricted equity securities	1,550	1,550	—	—	1,550
Loans, net of allowance	137,790	137,762	—	—	137,762

Financial liabilities:
Deposits	221,752	221,949	—	—	221,949
Securities sold under agreement to repurchase	1,044	1,044	—	—	1,044

Off balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23)	QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly results of operations for the four quarters ended December 31, 2013 and 2012 are as follows:

	(In Thousands, except per share data)
	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$2,582	$2,506	$2,371	$2,370	$2,388	$2,458	$2,388	$2,340

Net interest income	2,363	2,286	2,146	2,118	2,112	2,161	2,070	2,000

Provision for loan losses	—	—	—	—	(470)	—	—	—

Earnings before income taxes	22	514	481	487	388	443	394	376

Net earnings	22	514	481	487	388	443	394	376

Basic earnings per common share	0.01	0.13	0.12	0.13	0.11	0.11	0.10	0.10

Diluted earnings per common share	0.01	0.08	0.07	0.07	0.05	0.07	0.06	0.06

(24)	PENDING ACQUISITION

In November 2013, the Bank entered into an Agreement and Plan of Reorganization and Bank Merger with Franklin Financial Network, Inc. and Franklin Synergy Bank (the “Agreement”). The merger was announced on November 20, 2013, and the Bank filed a Form 8-K with the Board of Governors of the Federal Reserve System on November 20, 2013. Once the merger is consummated, the Bank will be merged with Franklin Synergy Bank and will become part of the Franklin Financial Network, Inc. holding company. Please refer to the Agreement as reported on Form 8-K, which is included on the Bank’s website at www.midsouthbanking.com under the “Federal Reports” tab of the Bank’s “Shareholder Information” page.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

by and between

MIDSOUTH BANK

and

FRANKLIN FINANCIAL NETWORK, INC. and FRANKLIN SYNERGY BANK

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER the “Agreement”) is made and entered into the latest date of execution by the parties below, among MidSouth Bank, a Tennessee banking corporation (the “Bank”); Franklin Financial Network, Inc., a Tennessee corporation (“Buyer BHC”); and Franklin Synergy Bank, a Tennessee banking corporation (“Buyer Bank”).

WITNESSETH:

WHEREAS, the principal and business offices of the Bank are located at One East College Street, Murfreesboro, Tennessee 37130; and

WHEREAS, the principal offices of Buyer BHC and Buyer Bank are located at 722 Columbia Avenue, Franklin, Tennessee 37064; and

WHEREAS, as of September 30, 2013, the authorized capital stock of the Bank consists of 20,000,000 shares of Common Stock, $1.00 par value, of which 3,871,893 shares are issued and outstanding (“Bank Common Stock”) and 20,000,000 shares of Preferred Stock, no par value, of which 1,017,557 shares of Convertible Voting Preferred Stock, Series 2009A and 242,350 shares of Convertible Voting Preferred Stock, Series 2011-A are issued and outstanding (“Bank Preferred Stock,” and collectively with the Bank Common Stock, the “Bank Stock”); and there are 194,251 Series 2009A Warrants and 43,541 Series 2011-A Warrants; each warrant carries the right to purchase an additional one share of Bank Stock with an average exercise price of $3.29 for 2009A Warrants and $3.72 for 2011-A Warrants; all warrants are currently exercisable (the “Warrants”) and options to purchase an additional 326,300 shares of the Bank Stock with an average exercise price of $3.65 per share and which are, or are expected to become, vested on or before the Effective Time, as defined below (the “Options”); and

WHEREAS, as of September 30, 2013, the authorized capital stock of the Buyer BHC consists of 10,000,000 shares of Common Stock no par value, of which 4,669,123 shares are issued and outstanding (“Buyer BHC Common Stock”) (inclusive of 30,105 shares of restricted common stock of Buyer BHC that have been issued but are not vested as of the date of this Agreement) and 1,000,000 shares of Preferred Stock with terms to be designated by the directors of BHC, of which 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, have been designated and are issued and outstanding; there are warrants to purchase an additional 32,125 shares of Buyer BHC Common Stock with an exercise price of $12.00 per share and which are currently exercisable; and there are 1,500,000 shares of Buyer BHC Common Stock reserved for the exercise of stock options, with outstanding options to purchase 946,644 shares of Buyer BHC Common Stock at a weighted average exercise price of $11.27 per share, restricted stock and other equity incentives under the Buyer BHC’s Omnibus Equity Incentive Plan (the “BHC Option Plan”); and

WHEREAS, for Federal income tax purposes, it is intended that the Merger, as defined below, shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

1

WHEREAS, the respective Boards of Directors of the Bank, Buyer BHC, and Buyer Bank deem it advisable and in the best interest of the Bank, Buyer BHC, and Buyer Bank, and their respective shareholders that the Bank be merged with and into Buyer Bank (the “Merger”), and, by resolutions duly adopted, have approved and adopted this Agreement and directed that it be submitted to their respective shareholders, if required, for their approval.

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, and for the purpose of stating the method, terms, and conditions of the Merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock as hereinafter provided, and such other provisions relating to the Merger as the parties deem necessary or desirable, the parties hereto agree as follows:

1. MERGER.

(a) Subject to the satisfaction or waiver of all of the conditions to the obligations of each of the parties to this Agreement, at the Effective Time (as defined in the Plan of Merger attached to Appendix A (the “Plan”)) and pursuant to the Tennessee Business Corporation Act (“TBCA”) and Tennessee Banking Act, the Bank shall be merged with and into Buyer Bank, which latter corporation (the “Surviving Bank”) shall survive the Merger, pursuant to the Plan. (The term “Surviving Bank” shall have the same meaning as “resulting bank” set forth in Tenn. Code Ann. Section 45-2-1301 (7).) Upon consummation of the Merger, the separate corporate existence of the Bank shall terminate.

(b) The parties may by mutual agreement at any time change the method of effecting the combination of Buyer Bank and Bank, including without limitation the provisions of this Article 1, if and to the extent they deem such change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the Purchase Price (as defined below) to be provided to holders of Bank Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of Bank Stock as a result of receiving the Purchase Price or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

2. DESCRIPTION OF TRANSACTION.

(a) Satisfaction of Conditions to Closing. After the transactions contemplated hereby have been approved by the shareholders of Buyer BHC, Buyer Bank, and the Bank, if required, and each other condition to the obligations of the parties hereto has been satisfied or waived by the party or parties entitled to the benefits thereof, other than those conditions which are to be satisfied by delivery of documents by any party to any other party, a closing (the “Closing”) will be held on the date (the “Closing Date”) and at the time of day and place referred to in Section 12(a). At the Closing, the parties will use their respective best efforts to deliver the certificates, letters, and opinions which constitute conditions to the Merger and each party will provide the other parties with such proof or indication of satisfaction of the conditions of such parties to consummate the Merger as such other parties may reasonably require. If all conditions to the obligations of each of the parties have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute Articles of Merger substantially in the form attached as Appendix A for filing with

2

the Tennessee Department of Financial Institutions and the Tennessee Secretary of State, as may be appropriate, and promptly thereafter, the parties shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules, and regulations and the Plan. The parties shall thereupon take such other and further actions as Buyer BHC shall reasonably direct to the extent required by law or this Agreement to consummate the transactions contemplated herein.

(b) Effective Time of the Merger. Upon the satisfaction of all conditions to closing, the Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Tennessee Secretary of State or at such later date and/or time as may be agreed upon by the parties and set forth in the Plan (the “Effective Time”).

(c) Continuation of Business. Immediately following the Effective Time, the business of the Surviving Bank shall be governed and operated as follows:

(i) The Charter and Bylaws of Buyer Bank in effect at the Effective Time shall be the Charter and Bylaws of the Surviving Bank to remain unchanged until amended as provided by law.

(ii) Except for adding three (3) current members of the Board of Directors of the Bank as directors of Buyer BHC and Buyer Bank, the directors and officers of Buyer BHC and Buyer Bank immediately prior to the Merger shall be the directors and officers of the Buyer BHC and Surviving Bank respectively immediately after the Merger and shall serve until their respective successors are elected and qualified or until their earlier resignation or removal from office.

(d) Shares of Buyer BHC Common Stock and Buyer Bank. Subsequent to the Effective Time of the Merger, each share of Buyer BHC Common Stock and common stock of Buyer Bank then issued and outstanding shall remain as the issued and outstanding Buyer BHC Common Stock and common stock of Buyer Bank.

(e) Shares, Warrants and Options of the Bank. Upon the terms and conditions described in the Plan, determined as of September 30, 2013, but subject to the prior exercise of Bank Options and Bank Warrants, and also subject to the conversion of Bank Preferred Stock before the Effective Time, the shares of Bank Common Stock, Bank Preferred Stock, Bank Warrants and Bank Options shall be converted into shares, options to purchase, or warrants exercisable for shares of Buyer BHC Common Stock, as applicable, (also referred to as the “Purchase Price” or the “Merger Consideration”) based upon an exchange ratio of one share of Bank Common Stock (or the equivalent) equating to 0.425926 shares of Buyer BHC Common Stock (the “Exchange Ratio”) follows:

(i) Each share of Bank Common Stock shall be converted into the right to receive 0.425926 shares of Buyer BHC Common Stock. All shares of Bank Common Stock then will be cancelled.

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(ii) Each share of Bank Preferred Stock shall be converted into the right to receive 0.851852 shares of Buyer BHC Common Stock for each share of Bank Preferred Stock. All shares of Bank Preferred Stock then will be cancelled.

(iii) Each of the Bank’s Warrants will receive Merger Consideration in the form of that number of shares of Buyer BHC Common Stock equal to (I) $5.75 less strike price of the Warrant at the Effective Time (II) divided by $13.50.

(iv) Each Bank Option to purchase a share of Bank Common Stock shall be converted into an option to purchase a share of Buyer BHC Common Stock multiplied by the Exchange Ratio; the exercise price will become the exercise price of such Option divided by the Exchange Ratio. All of the Bank’s Stock Options will then be cancelled.

(v) In lieu of the issuance of any fractional shares of Buyer BHC Common Stock, Buyer BHC shall pay to each former shareholder of Bank who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) $13.50 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer BHC Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement.

(f) Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of the Bank shall be closed and no transfer of the Bank Stock shall be made thereafter.

(g) Effects of the Merger. As of the Effective Time of the Merger, and the Bank shall be merged with and into Buyer Bank which, as the Surviving Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged companies, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both the Bank and Buyer Bank, and the separate existence of the Bank shall cease.

(h) Transfer of Assets. At the Effective Time, all rights, assets, licenses, permits, franchises and interests of the Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in Buyer Bank as the Surviving Bank respectively by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

(i) Assumption of Liabilities. At the Effective Time, the Surviving Bank shall become and be liable for all debts, liabilities, obligations and contracts of the Bank, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of the Bank.

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(j) Dissenting Shareholders’ Rights. Any holder of Bank Stock who shall comply strictly with the provisions of T.C.A. §48-23-101 et seq. of the Tennessee Business Corporation Act shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Business Corporation Act. Such a shareholder is referred to herein as a “Dissenting Shareholder.” However, Buyer BHC and Buyer Bank shall not be obligated to consummate the Merger if shareholders owning more than 7.5% of the shares of Bank Stock issued and outstanding immediately prior to the Effective Time shall have perfected their dissenters’ rights in accordance with the Tennessee Business Corporation Act and the perfected status of said dissenters’ rights shall have continued to the time of Closing.

(k) Payment of Dividends after the Effective Time. Any dividend declared by the BHC Buyer for payment at or after the Effective Time shall be paid as well with respect to those whole shares of BHC Buyer Common Stock being issued to holders of Bank Stock and shall be deposited and paid in accordance with Section 11(h) and Section 11(i).

(l) Expenses. Each party to the Merger shall pay its own expenses in connection with the transactions contemplated by this Agreement. The Bank will not incur expenses related to the Merger (limited to investment banking, fairness opinion, legal, accounting and related professional services fees) (the “Transaction Expenses”) in excess of $750,000; provided, however, if the Form S-4 (as defined in Section 11(a)) becomes subject to review by the United States Securities and Exchange Commission (“SEC”), the Bank shall not be subject to this limit on the Bank’s Transaction Expenses.

(m) Closing of Transfer Books. The Purchase Price issued upon the surrender of the Bank Certificates shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Bank Stock, Bank Warrants and Bank Options theretofore represented by such Bank Certificates, Bank Warrants and Bank Options and there shall be no further registration of transfers on the stock transfer books of Buyer BHC of the Bank Stock, Bank Warrants and Bank Options.

3. REPRESENTATIONS AND WARRANTIES OF THE BANK.

Except as disclosed in the disclosure schedule (the “Schedule of Exceptions”) delivered by the Bank to Buyer BHC and Buyer Bank prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of the covenants contained in Article 5 or 6, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially misleading, untrue or incorrect, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a material adverse effect on the Bank), as an inducement to Buyer BHC and Buyer Bank to enter into this Agreement, the Bank represents and warrants to Buyer BHC and Buyer Bank that:

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(a) Corporate Organization, Standing, and Authority of the Bank. The Bank is a Tennessee banking corporation, duly organized and validly existing under the laws of the State of Tennessee, and has all corporate powers and possess all licenses and authorizations necessary to conduct its business as presently conducted (excepting any licenses and authorizations the absence of which would not have a material adverse effect upon the financial condition or operations of the Bank). The Bank is qualified to do business in the State of Tennessee and in all other states where the nature of its operations requires it to be so qualified. The Charter and Bylaws of the Bank will not be amended hereafter, and are complete and correct as of the date hereof. The Bank has the corporate power and authority to execute and deliver this Agreement and has the corporate power and authority to perform its obligations specified and undertaken in this Agreement. The Board of Directors of the Bank, at a lawfully convened meeting, has authorized the execution and delivery of this Agreement and Plan of Reorganization and Bank Merger by the Bank and will, subject to its fiduciary duties, recommend approval of same by the Bank’s shareholders.

(b) Binding Effect of Agreement. This Agreement constitutes the valid and binding obligation of the Bank and is enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies which are available only in the discretion of a court).

(c) No Breach. Neither the execution and delivery of this Agreement, assuming shareholder and regulatory approval, nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Charter or Bylaws of the Bank or of any subsidiary of the Bank; (ii) violate any statute, rule, or regulation to which the Bank is subject, or any judicial or administrative decree, writ, judgment, or order in which the Bank is named or to which it is a party, (iii) violate or cause a default or termination of any rights or any obligations under any contracts or agreements; or (iv) require the consent or approval of any third party other than regulatory authorities and agencies and the shareholders.

(d) Capitalization of the Bank. The authorized capital stock and rights to acquire such capital stock of the Bank consist of the Bank Common Stock, Bank Preferred Stock, Bank Warrants and Bank Options as defined in the preamble to this Agreement. All of the outstanding Bank Stock is validly issued, fully paid, and nonassessable and has not been issued in violation of any preemptive rights of any shareholder. Except as disclosed in Section 3(d) of the Schedule of Exceptions, the Bank owns all of the outstanding equity securities of each of its subsidiaries and interests free and clear of any liens, charges, or encumbrances of any nature whatsoever. Other than the Bank Preferred Stock, Bank Warrants and Bank Options, a list of which is included in Section 3(d) of the Schedule of Exceptions, as of the date hereof, there are no outstanding securities or other obligations which are exercisable for or convertible into Bank Stock or into any other equity security of the Bank, or any of its subsidiaries, and there are no outstanding options, warrants, rights, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued the Bank Stock or any other equity security of the Bank or any of its subsidiaries.

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(e) Financial Statements. The Bank has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to Buyer BHC and Buyer Bank true and complete copies of: (i) its audited consolidated annual financial statements and related notes thereto, for the years ended December 31, 2012, 2011, and 2010; (ii) its unaudited consolidated financial statements and related notes thereto, for the period ended September 30, 2013; and (iii) its unaudited consolidated financial statements for each of the calendar quarters in 2013 as well as for all quarters ending thereafter prior to the Effective Time. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of the Bank at the respective dates thereof, and its consolidated results of operations and consolidated changes in financial position or cash flow, for the periods indicated, in each such case in conformity with accounting principles generally accepted in the United States of America, consistently applied subject in the case of unaudited statements to normal year-end adjustments and full footnote disclosure.

(f) Absence of Changes. Except as described in Section 3(f) of the Schedule of Exceptions or the notes to the financial statements of the Bank described in Section 3(e), since December 31, 2012: (i) the Bank and all of its subsidiaries have continued actively in the conduct of their respective businesses in the ordinary course; (ii) there has been no material adverse change in the consolidated financial condition of the Bank or any of its subsidiaries; (iii) there has been no transfer, sale, pledge or mortgage of any properties or assets of the Bank or any of its subsidiaries except in the ordinary course of business or except as previously authorized in writing by Buyer BHC and Buyer Bank; and (iv) neither the Bank nor any of its subsidiaries has incurred, assumed or guaranteed any borrowing or issued any letters of credit, except in each case in the ordinary course of business.

(g) Regulatory Filings. Except as described in Section 3(g) of the Schedule of Exceptions, as of the date of this Agreement, (i) the Bank has filed and will continue to file all required reports with applicable financial institution regulatory agencies, (ii) the Bank has not received oral or written notification from any regulatory agency that any such required filings were deficient in any material respect as to form or content, and the Bank has no knowledge of the existence of any fact or circumstance which might be expected to cause any regulatory agency to so regard such filings, and (iii) the Bank will promptly notify Buyer BHC and Buyer Bank of any oral or written notification from any regulatory agency that any required filings are deficient in any material respect as to form or content.

(h) Regulatory Compliance. Except as described in Section 3(h) to the Schedule of Exceptions, to the best of the knowledge and belief of the Bank since December 31, 2012, the Bank has been in material compliance with law and the regulations of all appropriate regulatory agencies and no reports, letters, orders or other communications have been received by the Bank from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions or any other federal or state financial institution regulatory authority, or the designated representatives of

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any of them, which has questioned or criticized in any material respect compliance with such laws or regulations; and the Bank will not knowingly take actions which will cause the Bank not to be in compliance with the laws and regulations of any appropriate regulatory agency. The Bank will promptly notify Buyer BHC and Buyer Bank of any report, letter, order or other communication from any appropriate regulatory agency which questions or criticizes in any material respect compliance with such laws or regulations.

(i) Sole Agreement to Merge or Sell. The Bank, has not been, is not, will not become, or will not be allowed to become, a party to any merger or business combination agreement, letter of intent, agreement of sale, or other agreement obligating the Bank or any of its subsidiaries to sell or authorize the sale or transfer of the Bank Stock, or any of the Bank’s subsidiaries, or to allow the Bank or any of its subsidiaries to merge or consolidate with, or to be acquired in any other manner by, any entity or person other than Buyer BHC and Buyer Bank, except as described in Section 6(k).

(j) Litigation and Claims. Except as specifically described in its financial statements or related notes described in Section 3(e) delivered to Buyer BHC and Buyer Bank or in Section 3(j) of the Schedule of Exceptions: (i) there is no material litigation, proceeding, or governmental investigation pending or, to the knowledge of the Bank threatened against, or relating to, the Bank or any of the Bank’s subsidiaries, or to their material properties or businesses, or to the transactions contemplated by this Agreement, which would have a material impact on, or act to materially inhibit, the transactions contemplated by this Agreement; (ii) there is no reasonable basis for any such material litigation, proceeding or governmental investigation (including, without limitation, violations of federal or state banking, antitrust, environmental or securities laws, RICO laws or probate laws); and (iii) neither the Bank nor any Bank subsidiary or corporate affiliate is a party to, or subject to the provisions of any judicial decree, judgment or order of any governmental agency the performance or enforcement of which would materially adversely affect its business or financial condition or the ability of the Bank to consummate the Merger.

(k) Tax Returns. Except for liabilities with respect to taxes, interest, and penalties thereon, to which reference is made in Section 3(k) of Schedule of Exceptions or in the Bank’s consolidated financial statements and the related notes thereto, described in Section 3(e), the provision for taxes therein is sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Bank and its subsidiaries (including any penalties or interest payable in respect of such taxes), whether or not disputed, for the period ended December 31, 2012, and for all taxable years prior thereto, and the Bank has, or will have prior to the Effective Time, fully reserved for all taxes on gains and income of the Bank or its subsidiaries recognized from the sale of securities and assets occurring after December 31, 2012, and prior to the Effective Time of the Merger. The Bank’s federal income tax returns, its Tennessee franchise and excise tax returns, and all other tax returns required to be filed by the Bank or any Bank subsidiary have been duly filed for all years open for assessment to and including the year ended December 31, 2012, income or loss has been properly reflected therein in all material respects, and all material taxes that have become due and payable have been paid or are reflected as a liability on said financial statements.

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(l) Brokers. Except as specified in Section 3(l) of the Schedule of Exceptions, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the officers and directors of the Bank without the intervention of any broker or other person representing the Bank in such manner as to give rise to any valid claim against Buyer BHC and Buyer Bank for a finder’s fee, brokerage commission, or other similar payment.

(m) Stock Records. The stock transfer books and stock ledgers of the Bank are in good order, complete, accurate and up to date, and with all necessary signatures on the assignments of certificates representing shares previously transferred, and set forth all stock and securities issued, transferred and surrendered. Except as described in Section 3(m) of the Schedule of Exceptions, no duplicate certificate has been issued at any time, no transfer has been made without surrender of the proper certificate, duly endorsed, and all certificates so surrendered have been duly canceled.

(n) Contracts. Except as specified in Section 3(n) of the Schedule of Exceptions (and without limiting the foregoing), the Bank is not a party to any oral or written:

(i) License, franchise, agency, advertising, or brokerage agreement;

(ii) Agreement with any labor organization or other collective bargaining unit;

(iii) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $25,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

(iv) Agreement for the purchase, sale, or lease of any real estate;

(v) Agreement for the sale of any of its other assets or the grant of any preferential rights to purchase any of its assets or rights, other than in the ordinary course of business;

(vi) Agreement which contains any provisions requiring the Bank to indemnify any other party thereto, other than as provided in the Bank’s Charter and/or Bylaws;

(vii) Joint venture agreement or other agreement involving the sharing of profits;

(viii) Agreement which restricts the Bank’s ability to do business in any particular geographic region, in any particular industry, or with any particular customer;

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(ix) Agreement providing the Bank the right to use the patents, trademarks, copyrights, know how or the like of others or provide others the right to use such rights of the Bank;

(x) Any employment or consulting contract which is not by its terms terminable at will without penalty;

(xi) Any contract or arrangement for bonuses or incentive compensation, deferred compensation, supplemental retirement payments, or the like;

(xii) Any material plan, contract or arrangement providing for insurance for any officer or employee or member of his family (other than conventional life, health, accident or similar plans available to the Bank’s employees generally).

(xiii) Any other material leases, investments, contracts, and other agreements to which the Bank or any of its subsidiaries are a direct or indirect party and which cannot be terminated upon less than 30 days’ notice.

Each such agreement listed in Section 3(n) of the Schedule of Exceptions is a legal, valid and binding obligation of, and is legally enforceable against, the respective Parties thereto, and there has not occurred an event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(o) Employee Plans.

(i) Section 3(o)(1) of the Schedule of Exceptions sets forth a true and complete list of all employment contracts, all pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consulting, bonus, group insurance, incentive, welfare or any other contracts, plans or arrangements providing for employee compensation or benefits (the “Employee Plans”), and all trust agreements related thereto, to which the Bank or any subsidiary is a party or to which it contributes or by which it is bound. The only Employee Plans which would, individually or collectively, constitute an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) are so identified in Section 3(o)(1) of the Schedule of Exceptions and are hereinafter referred to as the “Pension Plans.” No Employee Plan constitutes a “multiemployer plan” as defined in Section 413(f) of ERISA.

(ii) Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Requests for determination letters relating to amendments required to cause such Employee Plans to be in compliance with the federal tax law were timely filed and have been received or are currently pending.

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(iii) Each Employee Plan has been maintained in substantial compliance with the requirements prescribed by all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Plans. No “accumulated funding deficiency” within the meaning of ERISA has been incurred with respect to any pension plan, whether or not waived. No “reportable event” [as described in Section 4043(b) of ERISA] has occurred with respect to any Employee Plan. No Employee Plan or any trust created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, which could subject such Employee Plans or any of them, any such trust or any such trustee or administrator thereof, or any party dealing with such employee benefit plans or any such trust, trustee or administrator to any material tax liability or penalty on prohibited transactions imposed by such Section 4975. As of December 31, 2012, the fair market value of the assets of any Pension Plan which is subject to Title IV of ERISA (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under any such Employee Plan, determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. The Bank has not incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Employee Plan covered or previously covered by Title IV of ERISA.

(iv) Except as set forth in Section 3(o)(4) of the Schedule of Exceptions, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of expense incurred with respect thereto for the twelve-month period ended December 31, 2012.

(p) Franchises, Patents, Trademarks, and Other Rights. The Bank has all licenses and all other material franchises, permits, licenses, patents, trademarks, and other authority as are necessary to enable it to conduct its businesses as now being conducted and as proposed to be conducted, and they are not in default under any of such franchises, permits, licenses or other authority.

(q) Contracts of the Bank in Full Force. All contracts to which the Bank or any subsidiary is a party and which are in the aggregate material to the operations or business of any of them, are in full force and effect; are not subject to defenses arising from improper performance thereof; and neither the Bank nor any other subsidiary is in default thereunder.

(r) Environmental Matters. Except as set forth in Section 3(r) of the Schedule of Exceptions:

(i) neither the Bank nor any affiliate of the Bank is using or has used any real property owned or leased by or, to the best knowledge of the Bank, pledged to the Bank as collateral on any loan (the “Real Property”) nor is such Real Property used for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined), and the Real Property is free from all contamination of any Hazardous Substance;

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(ii) no release, discharge, spillage or disposal of any Hazardous Substance and no soil or water contamination by any Hazardous Substance has occurred or is occurring in or on the Real Property;

(iii) the Bank has complied with all known reporting requirements under any applicable federal, state or local environmental laws and permits, and so far as the Bank knows, there are no existing violations by the Bank, and to the best knowledge of the Bank, there are no existing violations on property pledged as collateral to the Bank of any such environmental law or permits;

(iv) there are no claims, actions, suits, proceedings or investigations related to the presence, release, discharge, spillage or disposal of any Hazardous Substance or contamination of soil or water by any Hazardous Substance pending or threatened with respect to the Real Property or otherwise against the Bank and to the best knowledge of the Bank, against the owner of any property pledged as collateral to the Bank in any court or before any state, federal or other governmental agency or private arbitration tribunal, and there is no basis for any such claim, action, suit, proceeding or investigation;

(v) there are no underground storage tanks on the Real Property.

For the purpose of this Agreement, “Hazardous Substance” shall mean any hazardous or toxic substance or wastes as those terms are defined by any applicable federal or state law or regulation including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. 9601 et seq., and petroleum, petroleum products, and oil.

(s) Certain Interests. Except in arm’s length transactions pursuant to standard commercial terms and conditions or as set forth in Section 3(s) of the Schedule of Exceptions, no officer or director of the Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Bank. Except for the normal rights of a shareholder of the Bank, no such person is indebted to the Bank except for normal business advances; the Bank is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses and/or with respect to ordinary banking business (such as deposits).

(t) Personal Property. Except as disclosed on Section 3(t) of the Schedule of Exceptions, the Bank has good, valid, and marketable title to all equipment, machinery, and personal property used in its business. Such personal property is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.

(u) Real Property. Section 3(u) of the Schedule of Exceptions lists and sets forth all real property in which the Bank possesses an ownership interest (other than as a creditor on collateral pledged to secure a loan made by the Bank) and lists and describes all real property leased by the Bank from others, and sets forth the owners of such properties. Except as disclosed on such Schedules:

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(i) Owned Property. The Bank has title in fee simple in each property listed in Section 3(u) of the Schedule of Exceptions free and clear of any defect or encumbrance, except (i) liens imposed by law and incurred in the ordinary course of business which in the aggregate do not exceed and will not exceed $10,000; and (ii) minor easements, defects and exceptions none of which individually, or in the aggregate, materially interferes with the use of such properties for the purposes for which they are held.

(ii) Leased Property. The Bank has valid and binding leases in each property listed and (a) the Bank is current with respect to all payments due under such leases; (b) the Bank has complied in all material respect with its obligations under such leases; and (c) there are no defaults under any such leases that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such leases.

(iii) Status of Real Property. The Bank is entitled to use all of the real property listed in Section 3(u) of the Schedule of Exceptions for the purposes for which it is now being used by the Bank without violation of any building code, zoning, or other ordinance. The buildings, structures, fixtures and improvements on each parcel of such real property lie entirely within the boundaries of such parcel of such real property as specified in the legal description set forth in such lists, and no structures of any kind encroach on such real property. The Bank has not received any notice (oral or written) from any insurance carrier in relation to such real property which could have an adverse effect on the insurance coverage or premiums relating to such real property or improvements thereon.

(iv) Condemnation. No portion of the real property listed in Section 3(u) of the Schedule of Exceptions, or any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and the Bank has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

(v) Access to Utilities. The Bank has not experienced any restriction in access to and from public roads and to all utilities, including water, sewer, gas, electric, telephone, drainage and other utilities used by the Bank in the operation of the business as presently conducted and there is no pending or, to the best of the Bank’s knowledge, threatened governmental action which would prohibit or interfere with such access, and, to the best of the Bank’s knowledge, no fact or condition exists which, with the mere running of time, the giving of notice, or both, would result in the termination, reduction or impairment of the furnishing of service to the real property of water, sewer, gas, electric, telephone, drainage, and other such utility services.

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(v) Loan Portfolio.

(i) Except for matters disclosed in a classified loan list provided to Buyer BHC and Buyer Bank, neither the Bank, nor its subsidiaries are a party to any written or oral (i) loan agreement, note, or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees, and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2013, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of September 30, 2013, Loans with any director, executive officer, or five percent (5%) or greater shareholder of the Bank, or its subsidiaries, or any person, corporation or enterprise controlling, controlled by, or under common control with any of the foregoing. Section 3(v) of the Schedule of Exceptions sets forth (i) all of the Loans that, as of September 30, 2013, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Impaired” within the meaning of ASC 310, “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans that, as of September 30, 2013, were (or should properly have been) classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Bank, or its subsidiaries that, as of September 30, 2013, was (or should properly have been) classified as “Other Real Estate Owned” and the book value thereof.

(ii) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of the Bank is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(w) No Violations of Related Party Laws. The Bank is not in violation of any Related Party Laws. As used in this Agreement, the term “Related Party Laws” means Section 23A and 23B of the Federal Reserve Act, and Regulation O and Regulation W as promulgated by the Federal Reserve Board, the National Banking Act, the Tennessee Banking Act, or any other comparable law, rule or regulation.

(x) Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on the Bank, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Bank, or for the account of a customer of the Bank, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and

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policies of any regulatory authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Bank enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) the Bank has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and (c) there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(y) Insurance. The Bank has in effect insurance coverage with reputable insurers or is self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by banks and their subsidiaries comparable in size and operations to the Bank and its subsidiaries.

(z) Reorganization. As of the date of this Agreement, the Bank is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(aa) Expenses. The Bank will properly accrue all expenses prior to the Closing Date in accordance with accounting principles generally accepted in the United States.

(bb) Effective Dates of Warranties, Representations, and Covenants. Each warranty, representation, and covenant of the Bank set forth in this Agreement shall be deemed to be made on the date hereof and at the Effective Time. All of the Schedules of Exceptions hereto will be updated as necessary to make them true and correct, in all material respects as of the Effective Time.

(cc) Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bank included in the Bank’s reports of condition and income and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, Bank has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or could be expected to have, a Material Adverse Effect (as that term is defined in Section 12(m)) on Bank.

(dd) State Takeover Laws. The Board of Directors has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to a party, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

4. REPRESENTATIONS AND WARRANTIES OF BUYER BHC AND BUYER BANK.

As an inducement to the Bank to enter into this Agreement, Buyer BHC and Buyer Bank hereby make the same representations and warranties to Bank about Buyer BHC and Buyer Bank as Bank made to Buyer BHC and Buyer Bank in Section 3 about Bank, except for Sections (i) and (n)

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and except that Buyer BHC is a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. All references to Schedule of Exceptions required in this Section 4 to disclose exceptions to the representations and warranties, similar to the manner used in Section 3, shall refer to the same Section numbers as in Section 3 except with a designation of “4(_).”

5. MUTUAL COVENANTS.

(a) Consents and Approvals. Buyer BHC and Buyer Bank covenant with the Bank, and the Bank covenants with Buyer BHC and Buyer Bank, that prior to the Effective Time they will take such steps or cause such steps to be taken as may be reasonably necessary, and use their respective best efforts to obtain any consents, approvals, permits, or authorizations which are required to be obtained in order to complete the Merger under any applicable federal or state laws or regulations, or otherwise, and they each will perform such other acts and execute and deliver such other documents necessary to consummate the Merger as contemplated under this Agreement at the earliest practicable time and without any unnecessary delay; provided, however, that the obligation to use best efforts, whether in regard to this Section 5(a) or any other Section of this Agreement, shall not require any party to engage in any conduct which, in its, his or her reasonable judgment or in the reasonable judgment of its, his or her legal counsel, may be in violation of any applicable law, regulation, rule or regulatory guideline, or of any material contract, indenture or lease to which such party may be obligated; and provided further, that the obligations of any of the parties to use their respective best efforts shall not require such party to accept or agree to the imposition of any term or condition as a condition precedent to obtaining such required consents, approvals, permits or authorizations if such party shall reasonably deem such requirement, term or condition to be unsatisfactory or unreasonable. Buyer BHC and Buyer Bank will prepare and make, and the other parties will cooperate in the making of, all regulatory and other filings required to be made to effect the Merger. Provided, however, that nothing contained in this Agreement shall be deemed to require any party to waive any condition to its obligation to consummate the Merger.

(b) Confidentiality. All parties covenant with each other that, prior to the Effective Time, because of the confidential nature of the negotiations surrounding the Merger, without first obtaining the written consent of the others, there will be no public disclosure as to the terms and conditions of this Agreement, or the transactions reflected herein, except for such public announcements as may be jointly approved by them, such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official or third person to the consummation of the transactions described herein, and such disclosures as may be required in order to comply with applicable federal and state laws and regulations and the orders of courts of competent jurisdiction. Except for such disclosures as counsel for the Bank or Buyer BHC and Buyer Bank deem necessary to comply with applicable federal and state securities laws, if any, all matters pertaining to the parties, their investments and operations, agreements with regulators, employees, loans, earnings and operating ratios or similar information will be held and maintained in the strictest confidence. It is intended that this Section 5(b) will continue in effect regardless of whether the Merger is consummated. Schedule 5(b) contains the form of the press release

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agreed to be made by the parties announcing this Agreement and Buyer BHC and Buyer Bank acknowledge that Bank will file the same as part of a Form 8-K as pursuant to its obligations under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(c) Investigation; Access to Records. Buyer BHC and Buyer Bank shall have the right to conduct any reasonable investigation of the business, records or properties of the Bank and its subsidiaries’ financial and legal condition as Buyer BHC and Buyer Bank may deem necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters. Bank shall have the right to conduct any reasonable investigation of the business, records or properties of the Buyer BHC and Buyer Bank and their subsidiaries’ financial and legal condition as Bank may deem necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters. Any such investigation shall be conducted so as not to interfere with the business of the party being investigated. Buyer BHC and Buyer Bank and Bank shall, and shall use their best efforts to cause their accountants, counsel, and other representatives to maintain the confidentiality of all information furnished to them by the Bank and Buyer BHC and Buyer Bank hereto concerning their business, operations, and financial condition, and shall not use such information for any purpose except as necessary to effect the transactions contemplated by this Agreement. If this Agreement should be terminated prior to the Effective Time, Buyer BHC and Buyer Bank and the Bank shall, upon request, promptly return all documents, work papers and other materials (including copies made thereof) received from the other party or their representatives in connection with this Agreement or the transactions contemplated herein, and will return or destroy any such materials containing any confidential information supplied in connection therewith, and Buyer BHC and Buyer Bank and the Bank will maintain the confidentiality of all information delivered in connection with such transactions except for any such information that is readily ascertainable from public or published information or trade sources.

6. COVENANTS OF THE BANK.

The Bank covenants that, prior to the Effective Time, or the termination of this Agreement, whichever occurs first, except as Buyer BHC and Buyer Bank may otherwise consent in writing:

(a) Financial Covenants. The Bank shall not suffer a Material Adverse Effect prior to the Effective Time, and the Bank shall meet the following financial covenant (“Bank Financial Covenant”): the Tier 1 Capital of the Bank shall be no less than 95% of the amount reflected on the Bank’s September 30, 2013 Call Report - Schedule R, excluding Transaction Expenses, net of taxes, and excluding any payments to be made to Dissenting Shareholders.

(b) Charter and Bylaws. The Bank will not change, alter, amend or vote to amend its Charter or Bylaws or any of its subsidiaries’ corresponding chartering documents or bylaws.

(c) Notice of Actual or Threatened Breach. The Bank will promptly give written notice to Buyer BHC and Buyer Bank upon becoming aware of any pending or threatened occurrence of any event which would cause or constitute a breach of any of the

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representations, warranties or covenants made by the Bank to Buyer BHC and Buyer Bank in this Agreement, or which would materially alter or threaten consummation of the transactions contemplated herein, and will use their reasonable best efforts to prevent or to promptly remedy the same. The Bank will promptly give written notice to Buyer BHC and Buyer Bank upon becoming aware of any breach by Buyer BHC and Buyer Bank of any of its representations, warranties or covenants in this Agreement, which notice shall specify the facts constituting such breach.

(d) No Capital Changes. The Bank or any of its subsidiaries will not make any change in their authorized capital stock; issue, sell, purchase, or retire any of their capital stock; grant any option, warrant, call, or any other right to purchase or to convert any obligation into any of their capital stock; issue or sell or agree to issue or sell any other equity security or issue or sell any debt security other than: the issuance of Bank Common Stock upon the exercise of currently outstanding Bank Warrants and Bank Options or the conversion of currently outstanding Bank Preferred Stock, the taking of deposits and/or sale of deposit instruments, the purchase or sale of federal funds, the sale of securities under agreements to repurchase, and the sale of similar debt instruments, in each case only in the ordinary course of business.

(e) No Distributions. Prior to the Effective Time, the Bank will not declare or pay any dividend, or authorize or make any redemption or make or declare any other distribution of the Bank’s assets.

(f) Ordinary Course of Business. Except as may otherwise be required by regulatory authorities or by law, or requested and approved in writing by Buyer BHC and Buyer Bank, the Bank and its subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course, and in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses and with past practice, they will use their reasonable efforts to preserve intact the present business organizations of the Bank and its subsidiaries, keep available the services of the Bank’s and its subsidiaries’ present officers and employees, and preserve the Bank’s and its subsidiaries’ relationships with customers, depositors, creditors, correspondents, suppliers and others having business dealings with the Bank and/or its subsidiaries; provided, however, that this Section shall not require the Bank or any of its subsidiaries to offer special incentives to officers, employees, customers, depositors, creditors, correspondents, suppliers and others.

(g) Employee Compensation. Except as described in Article 8, the Bank and the Bank’s subsidiaries will not enter into, agree to or amend any employment contract or bonus, stock option, ESOP, profit-sharing, Pension Plan, Employee Plan, retirement, incentive or other similar arrangement, except as may be required by law or as consented to by Buyer BHC and Buyer Bank in writing; provided, that the Bank may continue with its existing plans to increase its mortgage lending department and the compensation and expenses related thereto without prior Buyer BHC or Buyer Bank consent.

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(h) Governmental or Regulatory Filings. True and correct copies of all reports filed by the Bank from the date hereof through the Effective Time with any applicable governmental or regulatory agencies shall be delivered or transmitted to Buyer BHC and Buyer Bank contemporaneously with the filing thereof with, or transmittal for filing to, the appropriate governmental or regulatory agency.

(i) Discharge of Debt. The Bank shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Bank, or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements.

(j) Tax Treatment. The Bank shall not take any action that (without giving effect to any action taken or agreed to be taken by Buyer BHC and Buyer Bank under this Agreement) would prevent Buyer BHC and Buyer Bank from accounting for the business combination to be effected by the Merger as a “reorganization” under Section 368(a) of the Code.

(k) Acquisition Proposals.

(i) The Bank and its subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Bank or any of its subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below. From the date of this Agreement through the Effective Time, the Bank shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (x) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (y) participate in any discussions or negotiations regarding any Acquisition Proposal or (z) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of the Bank, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by the Bank.

(ii) Notwithstanding the foregoing and subject to compliance with the other terms of this Section, the Board of Directors of the Bank shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6(b), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior

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Proposal, as defined below, if and only to the extent that the Board of Directors of the Bank reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and only after first entering into a confidentiality or nondisclosure agreement having provisions that are no less restrictive to such person than those contained in the nondisclosure agreement between the parties.

(iii) The Bank shall notify Buyer BHC promptly (but in no event later than two business days) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Bank or any of its subsidiaries by any person that informs the Bank or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Bank shall also promptly, and in any event within two business days, notify Buyer BHC, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section and keep Buyer BHC informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iv) The Bank agrees that it will not, and will not allow its subsidiaries, and its and their officers, directors, agents, representatives and advisors to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal.

(v) Nothing in this Section shall (x) permit the Bank to terminate this Agreement or (y) affect any other obligation of the Bank under this Agreement. The Bank shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger unless the Termination Payment specified in Section 6(l) has been paid to Buyer BHC.

(vi) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of a party or parties or any of their respective subsidiaries, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of a party or parties or any of their respective subsidiaries, (y) tender offer or exchange offer that if consummated would result in

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any person beneficially owning 10% or more of the voting power of a party or parties or any of their respective subsidiaries, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or parties or any of their respective subsidiaries, in each case other than the transactions contemplated by this Agreement.

(vii) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of a party concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including the Termination Payment specified below, and any other expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the party from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6(k)(v) except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving such party.

(l) Termination Payment. The Bank may terminate this Agreement at any time upon payment of liquidated damages of One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer of immediately available funds to Buyer BHC, which the parties agree is a reasonable amount and estimate of Buyer BHC’s and Buyer Bank’s costs, expenses and damages in the event of such termination.

(m) Real Property Expenses. The Bank will not incur expenses related to the repair, maintenance or making of improvements to any of the real property owned by the Bank in excess of Twenty-five Thousand Dollars ($25,000), unless requested and approved in writing by Buyer BHC and Buyer Bank.

7. COVENANTS OF BUYER BHC AND BUYER BANK.

Buyer BHC and Buyer Bank hereby covenant with the Bank as follows:

(a) Financial Covenants. Neither the Buyer BHC nor the Buyer Bank shall suffer a Material Adverse Effect prior to the Effective Time, and the Buyer BHC shall meet the following financial covenant (“Buyer BHC Financial Covenant”): the Tier 1 Capital of the Buyer BHC shall be no less than 95% of the amount reflected on the Buyer BHC’s September 30, 2013 FR Y 9-C, excluding Transaction Expenses, net of taxes.

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(b) Charter and Bylaws. Neither the Buyer BHC nor the Buyer Bank shall change, alter, amend or vote to amend its Charter or Bylaws or any of its subsidiaries’ corresponding chartering documents or bylaws.

(c) Notice of Actual or Threatened Breach. Buyer BHC and Buyer Bank will promptly give written notice to the Bank upon becoming aware of any pending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by Buyer BHC and Buyer Bank in this Agreement, or which would threaten consummation of the transactions contemplated herein and will use its respective reasonable best efforts to prevent or promptly remedy the same. Buyer BHC and Buyer Bank will promptly give written notice to the Bank upon becoming aware of any breach by the Bank, Buyer BHC, or Buyer Bank of their representations, warranties or covenants in this Agreement, which notice shall specify the facts constituting such breach.

(d) No Capital Changes. Neither the Buyer BHC nor the Buyer Bank shall, nor any of their respective subsidiaries, shall make any change in their authorized capital stock; issue, sell, purchase, or retire any of their capital stock; grant any option, warrant, call, or any other right to purchase or to convert any obligation into any of their capital stock; issue or sell or agree to issue or sell any other equity security or issue or sell any debt security other than: (i) current sales of common stock under the Confidential Private Placement Memorandum dated August 20, 2013, (ii) issuances of common stock pursuant to the Buyer BHC’s 401(k) matching contribution for employees in stock, consistent with prior practices, (iii) grants of options, restricted stock units and other forms of equity incentive compensation currently available under the BHC Option Plan, (iv) the taking of deposits and/or sale of deposit instruments, (v) the purchase or sale of federal funds, (vi) the sale of securities under agreements to repurchase, and (vii) the sale of similar debt instruments, in each case only in the ordinary course of business.

(e) No Distributions. Prior to the Effective Time, Buyer BHC shall not declare or pay any dividend, or authorize or make any redemption or make or declare any other distribution of the Buyer BHC’s assets.

(f) Employee Benefits. Commencing as soon as practicable following the Effective Time, Bank employees shall participate in any employee benefit plan or program maintained or hereafter established by Buyer BHC and Buyer Bank for its employees generally on the same terms and conditions as applicable to similarly situated Buyer BHC and Buyer Bank employees. In determining service for purposes of eligibility to participate and vesting under any Buyer BHC or Buyer Bank plan, the service of former Bank employees with the Bank before the Effective Time shall be treated as service with Buyer BHC or Buyer Bank to the same extent as if the former Bank employee had been employed by Buyer BHC or Buyer Bank. The foregoing sentence shall not be interpreted to provide Bank employees with any accrued benefits under any Buyer BHC or Buyer Bank employee benefit plan.

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(g) Indemnification; Directors’ and Officers’ Insurance.

(i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Bank or any of its subsidiaries, or who is or was serving at the request of Bank or any of its subsidiaries as a director, officer, employee or agent of another person, including any entity specified in the Bank Disclosure Schedule (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bank or any of its subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer BHC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(ii) Buyer BHC and Buyer Bank shall use their reasonable best efforts to cause the individuals serving as officers and directors of Bank, its subsidiaries or any entity specified in the Bank Disclosure Schedule immediately prior to the Effective Time to be covered for a period of five (5) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by Bank (provided that Buyer BHC or Buyer Bank may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(iii) In the event Buyer BHC or Buyer Bank or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer BHC and Buyer Bank assume the obligations set forth in this section.

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(iv) The provisions of this Section shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(h) Governmental or Regulatory Filings. True and correct copies of all reports filed by the Buyer BHC and the Buyer Bank from the date hereof through the Effective Time with any applicable governmental or regulatory agencies shall be delivered or transmitted to Buyer BHC and Buyer Bank contemporaneously with the filing thereof with, or transmittal for filing to, the appropriate governmental or regulatory agency.

(i) Discharge of Debt. Neither Buyer BHC nor Buyer Bank shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of either of them, or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements.

(j) Other Acquisitions. Neither Buyer BHC nor Buyer Bank will close a merger, share exchange or other acquisition of a financial institution with deposits insured through the Federal Deposit Insurance Corporation (“FDIC”) or with any bank holding company registered under the Bank Holding Company Act of 1956, as amended, prior to the closing of the Merger, unless: (i) the three members of the Bank’s board of directors who will become directors of Buyer BHC and Buyer Bank at the Effective Time are included in such discussions and are entitled to a vote on such other acquisition, and (ii) the Bank consents to the closing of such other acquisition prior to the closing of the Merger, such consent not to be unreasonably withheld.

(k) Termination Payment. The Buyer BHC and/or the Buyer Bank may terminate this Agreement at any time upon payment of liquidated damages by wire transfer of immediately available funds of One Million Five Hundred Thousand Dollars ($1,500,000) to Bank, which the parties agree is a reasonable amount and estimate of Bank’s costs, expenses and damages in the event of such termination.

8. CONDITIONS PRECEDENT TO BUYER BHC AND BUYER BANK’S OBLIGATIONS TO CONSUMMATE THE MERGER.

Unless waived by Buyer BHC and Buyer Bank in writing, the obligations of Buyer BHC and Buyer Bank to consummate the Merger shall be subject to the prior satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Bank, set forth herein shall, taken as a whole, be true and correct in all material respects as of the date hereof and as of the Effective Time.

(b) Covenants Observed. The covenants set forth herein to be performed by the Bank, prior to the Effective Time shall have been complied with and performed in all material respects.

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(c) Corporate Action. The Board of Directors and the shareholders of the Bank shall have taken all corporate and/or other action necessary to be taken by them to approve and consummate the Merger, and shall have furnished Buyer BHC and Buyer Bank with certified copies of resolutions duly adopted by the Bank’s Boards of Directors and the Bank’s shareholders evidencing the same in substantially the form attached as Appendix B.

(d) Opinion of Bank Counsel. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated as of the Closing Date, an opinion of legal counsel, in form and substance similar to Appendix C and reasonably satisfactory to Buyer BHC and Buyer Bank.

(e) Employment Agreements. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated as of the Closing Date, an Employment Agreement in form and substance similar to Appendix D, and reasonably satisfactory to Buyer BHC and Buyer Bank, executed by the individuals listed on Confidential Schedule 8(e). In addition, retention agreements to be executed by other employees may requested by Buyer BHC.

(f) Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated not later than the Closing Date, a Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement, in form and substance similar to Appendix E and reasonably satisfactory to Buyer BHC and Buyer Bank, the individuals listed on Confidential Schedule 8(f).

(g) RESERVED.

(h) Governmental Approvals. All necessary approvals and authorizations by, filing and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger and the prevention of the termination of any licenses, permits or authorizations of the Bank, or its subsidiaries, the termination of which would materially impair the conduct of their business, shall have been duly obtained or made and shall not have been canceled or rescinded and all required waiting periods shall have expired. Such approvals shall include approval and analysis of all parties’ compliance with various banking laws including Community Reinvestment Act and insider transaction rules, and with other federal laws concerning anti-trust.

(i) Absence of Certain Changes or Events.

(i) Since September 30, 2013, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank.

(ii) Since September 30, 2013, through and including the date of this Agreement, Bank and its subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

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(j) Form S-4 Effective. The Form S-4 (as defined in Section 11(a)) shall have become effective under the Securities Act of 1933, as amended (“Securities Act”) and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(k) No Injunction or Other Legal Proscription. No injunction, restraining order, stop order, bankruptcy proceeding, receivership, or other order or action of any federal or state court or agency in the United States which specifically and materially enjoins or otherwise prevents the consummation of the Merger in the good faith, commercially reasonable opinion of Buyer BHC and Buyer Bank shall be in effect, and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency which makes unlawful the consummation of the Merger.

(l) RESERVED.

(m) Bank Financial Covenant. The Bank shall meet the Bank Financial Covenant as defined in Section 6(a) above, immediately prior to the Effective Time. In the event the Bank does not meet the Bank Financial Covenant, Buyer BHC shall have the opportunity to adjust the Purchase Price, and Bank shall have the right to terminate the Agreement pursuant to Section 10(b).

(n) Timely Completion. The Effective Time must occur on or before the date specified in Section 10(d), subject to any regulatory or court imposed delay outside the control of the parties.

9. CONDITIONS PRECEDENT TO THE BANK’S OBLIGATION TO CONSUMMATE THE MERGER.

Unless waived by the Bank, the obligations of the Bank to consummate the Merger shall be subject to prior satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Buyer BHC and Buyer Bank set forth herein shall, taken as a whole, be true and correct in all material respects as of the date hereof and as of the Effective Time.

(b) Covenants Observed. The covenants set forth herein to be performed by Buyer BHC and Buyer Bank prior to the Effective Time shall have been complied with and performed in all material respects.

(c) Corporate Action. The Boards of Directors of Buyer BHC and Buyer Bank and the shareholder of Buyer Bank shall have taken all corporate action necessary to be taken by them to approve the Merger and authorize this Agreement, and Buyer BHC and Buyer Bank shall have furnished the Bank with certified copies of resolutions duly adopted by the Boards of Directors of Buyer BHC and Buyer Bank and the shareholder of Buyer Bank evidencing the same in substantially the form attached as Appendix B.

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(d) Government Approvals. All necessary approvals and authorizations by, filing and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger and the prevention of the termination of any licenses, permits or authorizations of Buyer BHC and Buyer Bank, the termination of which would materially impair the conduct of their business, shall have been duly obtained or made and shall not have been canceled or rescinded and all required waiting periods shall have expired. Such approvals shall include approval and analysis of all parties’ compliance with various banking laws including Community Reinvestment Act and insider transaction rules, and with other federal laws concerning anti-trust.

(e) Absence of Certain Changes or Events.

(i) Since September 30, 2013, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer BHC and/or Buyer Bank.

(ii) Since September 30, 2013, through and including the date of this Agreement, Buyer BHC and/or Buyer Bank and their respective subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(f) Opinion of Financial Advisor. Bank has received the opinion of its financial advisor, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to such party’s shareholders.

(g) Deposit of Merger Consideration. Buyer BHC has deposited the Purchase Price with the Exchange Agent as specified in Section 11(h).

(h) No Injunction or Other Legal Proscription. No injunction, restraining order, stop order, bankruptcy proceeding, receivership, or other order or action of any federal or state court or agency in the United States which specifically and materially enjoins or otherwise prevents the consummation of the Merger in the opinion of the Bank shall be in effect, and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency which makes unlawful the consummation of the Merger.

(i) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(j) Opinion of Buyer BHC and Buyer Bank Counsel. The Buyer BHC and Buyer Bank shall have delivered to Bank, dated as of the Closing Date, an opinion of legal counsel, in form and substance similar to Appendix F and reasonably satisfactory to Bank.

(k) Federal Tax Opinion. The Bank shall have received the opinion of Baker Donelson Bearman Caldwell Bearman & Berkowitz, P.C., in form and substance reasonably satisfactory to Bank and its counsel, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

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(i) The Merger will constitute a reorganization under Section 368(a) of the Code, and Buyer BHC, Buyer Bank, and Bank will each be a party to the reorganization;

(ii) No gain or loss will be recognized by Buyer BHC, Buyer Bank, or Bank as a result of the Merger; and

(iii) No gain or loss will be recognized by shareholders of Bank who exchange their Bank Common Stock for the Merger Consideration pursuant to the Merger (except with respect to the Cash Consideration and cash received in lieu of a fractional share interest in Buyer BHC Common Stock).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer BHC, Buyer Bank, Bank and others.

(l) Buyer BHC Financial Covenant. The Buyer BHC shall meet the Buyer BHC Financial Covenant as defined in Section 7(a) above, immediately prior to the Effective Time. In the event the Buyer BHC does not meet the Buyer BHC Financial Covenant, Bank shall have the opportunity to adjust the Purchase Price, and Buyer BHC shall have the right to terminate the Agreement pursuant to Section 10(b).

(m) Timely Completion. The Effective Time must occur on or before the date specified in Section 10(d), subject to any regulatory or court imposed delay outside the control of the parties.

10. ABANDONMENT OF MERGER; IMPOSSIBILITY OF PERFORMANCE; BREACH; TERMINATION.

(a) Abandonment. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by mutual agreement of the Boards of Directors of the Bank and Buyer BHC and Buyer Bank. Upon such abandonment, all obligations of the parties hereunder shall terminate, except those set forth in Section 5(b) and in the last two sentences of Section 5(c), and each party shall bear its own expenses in connection with the Merger except as otherwise may be expressly provided herein.

(b) Impossibility of Performance. If the Merger is not consummated due to failure to obtain regulatory approval, or any other event or condition rendering performance of the Merger impossible, which arises or exists without the fault of any party, then this Agreement shall terminate, except that the following provisions shall survive any such termination: those set forth in Section 5(b), in the last two sentences of Section 5(c) and in Section 10(c), and each party shall bear its own expenses except as otherwise may be expressly provided herein.

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(c) Breach. In the event of a material breach of any representation, warranty, agreement or covenant contained in this Agreement by a party, the other party or parties, shall, if the breaching party fails to correct same promptly after receipt of written notice thereof, and if such other party or parties, if appropriate, is not itself in material breach of any representation, warranty, agreement or covenant contained in this Agreement, be entitled to terminate this Agreement (which termination shall have the effect provided in Section 10(b) with respect to a termination under that Section) and/or seek all legal and equitable remedies to which such party or parties, if appropriate, may be entitled, including specific performance of the provisions hereof. If any party willfully causes a material breach of any representation, warranty, covenant or agreement hereunder and fails promptly to correct same as soon as reasonably practicable after receipt of written notice thereof, such party shall pay the other party’s or parties’ expenses arising from the negotiation and preparation of, or preparation for, filings and solicitations with respect to, this Agreement, including accounting fees, legal fees, filing fees, travel expenses, investment banking fees, together with other damages recoverable at law or in equity. However, the parties agree that specific performance shall not be available to any party receiving the Termination Payment. The term “Termination Payment” means, as to the Buyer BHC and the Buyer Bank, the fee payable by the Bank to Buyer BHC pursuant to Section 6(l) and, as to the Bank, the fee payable by the Buyer BHC and the Buyer Bank to Bank under Section 7(k).

(d) Termination. If the Merger shall not have been consummated on or before June 30, 2014, or such later date caused by regulatory, including the SEC, or court delays outside of the control of the parties or as may be agreed upon in writing by the parties, any party may, if it is not itself in breach of a representation, warranty, covenant or agreement hereunder, and if any condition to the obligation of a party to consummate the Merger is impossible to be satisfied by such date or such other date as may be agreed upon by the parties, terminate this Agreement (except those surviving provisions referred to in Section 10(b)) upon written notice to the other parties. In no event shall a party or person be entitled to the remedies provided in Section 10(c), whether termination is made pursuant to Section 10(b), 10(c), or 10(d) or otherwise, if such party or person was, at the time of termination, in material breach of any of its covenants or agreements herein.

(e) Acquisition Proposal Related to Bank. Buyer BHC may terminate this Agreement (except those surviving provisions referred to in Section 10(b)) on behalf of itself and Buyer Bank upon written notice to the Bank, if the Board of Directors of the Bank has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined above in Section 6(k), with any person other than Buyer BHC or Buyer Bank. In such event, the Buyer BHC shall be entitled to immediate payment of the Termination Payment to the BHC Buyer by the Bank as provided in Section 6(l).

(f) Acquisition Proposal Related to Buyer BHC and/or Buyer Bank. Bank may terminate this Agreement (except those surviving provisions referred to in Section 10(b)) upon written notice to the other parties, if the Board of Directors of the Buyer BHC and/or the Buyer Bank has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined above in Section 6(k), with any person other than Bank. In such event, the Bank shall be entitled to immediate payment of the Termination Payment to the Bank by the Buyer BHC and the Buyer Bank as provided in Section 7(k).

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11. REGISTRATION STATEMENT, JOINT PROXY STATEMENT AND PROSPECTUS, AND MERGER CONSIDERATION.

(a) Preparation and Filing of SEC Documents. The parties shall promptly prepare and file with the SEC a joint proxy statement/prospectus (“Joint Proxy Statement/Prospectus”) in definitive form relating to the meeting of Bank’s and Buyer BHC’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus. The parties shall cooperate fully in making all commercially reasonable amendments, if any, required by the SEC. The declaration of effectiveness of the Form S-4 by the SEC shall be a condition of the Merger for all of the parties.

(b) Regulatory Matters.

(i) Bank and Buyer BHC shall promptly prepare and file with the SEC the Joint Proxy Statement and Buyer BHC shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Bank and Buyer BHC shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bank and Buyer BHC shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Buyer BHC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bank shall furnish all information concerning Bank and the holders of Bank Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated or made available on the SEC’s EDGAR database to the shareholders of Buyer BHC and Bank.

(ii) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents,

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approvals and authorizations of all such governmental entities. Bank and Buyer BHC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer BHC or Bank, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(iii) Each of Bank and Buyer BHC shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Bank, Buyer BHC or any of their respective subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

(iv) Each of Bank and Buyer BHC shall promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required governmental or other regulatory approvals will not be obtained, that the receipt of any such approval will be materially delayed or that non-customary or burdensome conditions or post-closing requirements might be imposed on any such required governmental or other regulatory approvals.

(v) Buyer BHC and Bank shall promptly furnish each other with copies of written communications received by Buyer BHC and Bank, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by this Agreement.

(c) Access to Information.

(i) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Bank and Buyer BHC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Bank and Buyer BHC

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shall, and shall cause their respective subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Bank or Buyer BHC, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Bank nor Buyer BHC nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bank’s or Buyer BHC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(ii) Each of Buyer BHC and Bank agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party or shall promptly destroy such items and certify to such other party the destruction thereof.

(iii) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

(d) Shareholders’ Approvals. Each of Bank and Buyer BHC shall promptly call a meeting of its shareholders (a “Bank Shareholders’ Meeting” or “Buyer BHC Shareholders’ Meeting”, as the case may be) to be held as soon as reasonably practicable after the declaration of effectiveness of the Form S-4 by the SEC for the purpose of voting upon proposals to adopt and approve this Agreement and the Merger, and each shall use its reasonable best efforts, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Buyer BHC and Bank shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of

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Buyer BHC and Bank, as the case may be, the vote in favor of the adoption of this Agreement required by the TBCA and Buyer BHC’s and Bank’s Charter and Bylaws, as the case may be, to consummate the transactions contemplated hereby (such approval a “Bank Shareholder Approval” or “Buyer BHC Shareholder Approval”, as the case may be). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of Bank and Buyer BHC at such meeting for the purpose of obtaining the Bank Shareholder Approval or Buyer BHC Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve Bank and Buyer BHC of such obligations. By executing this Agreement, Buyer BHC is approving this Agreement and the Merger as the sole shareholder of Buyer Bank and waiving any requirement of notice ( by publication or otherwise) of, or a meeting of, the shareholder of the Buyer Bank.

(e) Information Supplied. None of the information supplied or to be supplied by a party for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by a party with respect to statements made or incorporated by reference therein based on information supplied by an unaffiliated party for inclusion or incorporation by reference in the Joint Proxy Statement.

(f) RESERVED.

(g) Exemption from Liability Under Section 16(b). Buyer BHC and Bank agree that, in order to most effectively compensate and retain Bank Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Bank Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Bank Common Stock and Bank Stock Options into shares of Buyer BHC Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section. Assuming that Bank delivers to Buyer BHC the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Buyer BHC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Bank Insiders of Buyer BHC Common Stock in exchange for shares of Bank Common Stock, and of options on Buyer BHC Common Stock upon assumption of options to purchase Bank Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are

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intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “Section 16 Information” shall mean information accurate in all material respects regarding Bank Insiders, the number of shares of Bank Common Stock held by each such Bank Insider and expected to be exchanged for Buyer BHC Common Stock in the Merger, and the number and description of the options on Bank Common Stock held by each such Bank Insider and expected to be assumed by Buyer BHC in connection with the Merger; provided that the requirement for a description of any Bank Stock Options shall be deemed to be satisfied if copies of all Bank Stock Plans, and forms of agreements evidencing grants thereunder, under which such Bank Stock Options have been granted, have been made available to Buyer BHC. The term “Bank Insiders” shall mean those officers and directors of Bank who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

(h) Deposit of Merger Consideration. At or immediately prior to the Effective Time, Buyer BHC shall deposit, or shall cause to be deposited, with a bank, trust company, or registered transfer agent reasonably acceptable to each of Bank and Buyer BHC (the “Exchange Agent”), for the benefit of the holders of certificates or instruments evidencing shares of or rights to obtain Bank Stock (“Certificates”), for exchange in accordance with this Section, the cash consideration (“Cash Consideration”), certificates representing the shares of Buyer BHC Common Stock constituting the stock consideration (“Stock Consideration”) and cash in lieu of any fractional shares (such cash and certificates for shares of Buyer BHC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued and/or paid pursuant to this Agreement in exchange for outstanding shares of Bank Stock.

(i) Delivery of Merger Consideration.

(i) As soon as practicable, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal in such form as the Exchange Agent may reasonably require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Merger Consideration that such holder of Bank Common Stock shall have become entitled pursuant to the provisions of Article 1; and (ii) a check representing the amount of any dividends or distributions that such holder is entitled to receive pursuant to this Agreement, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

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(ii) No dividends or other distributions declared with respect to Buyer BHC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer BHC Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article 11. After the surrender of a Certificate in accordance with this Article 11, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer BHC Common Stock represented by such Certificate.

(iii) If any certificate representing shares of Buyer BHC Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer BHC Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration.

(v) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer BHC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer BHC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer BHC.

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bank as of the first anniversary of the Effective Time shall be paid to Buyer BHC. Any former shareholders of Bank who have not theretofore complied with this Article 11 shall thereafter look only to Buyer BHC for payment of the Merger Consideration and any unpaid dividends and distributions on the Buyer BHC Common Stock deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bank, Buyer BHC, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer BHC, the posting by

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such person of a bond in such amount as Buyer BHC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

12. GENERAL.

(a) Closing. The closing of the transactions contemplated by this Agreement shall take place at a location and on a date and at a time to be agreed upon by the parties or, if they cannot agree, on the date of which any party shall give at least five (5) days’ advance notice to the other parties following satisfaction of the conditions to consummation of the Merger that may not, as a matter of law, be waived. Notwithstanding anything herein to the contrary, no party shall be required to waive a condition that is within its power under the terms of the Agreement not to waive. Buyer BHC and Buyer Bank or the Bank may, at or prior to the Closing, delay the Closing for up to thirty (30) days by notice to the other parties specifying the delayed date of the Closing, if necessary to permit satisfaction of any condition to the obligations of the other parties that cannot be satisfied at the Closing as originally scheduled and the satisfaction of which by the delayed Closing Date is not impossible.

(b) Amendment. The parties may, by mutual agreement of the Boards of Directors of Buyer BHC and Buyer Bank and the Bank, amend, modify or supplement this Agreement or any Appendix to the Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of the Merger and the transactions contemplated thereby by the shareholders of the Bank, Buyer BHC, and Buyer Bank, provided that no such amendment, modification or supplement shall be made which reduces the Purchase Price without the further approval of the Bank shareholders. This Agreement may be amended at any time and, as amended, restated by the President of Buyer BHC and Buyer Bank and the Chief Executive Officer of the Bank, without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross-references, or to make such other changes which are immaterial to the substance of the transactions contemplated hereby. This Agreement may not be otherwise amended except by an instrument in writing signed on behalf of all the parties hereto.

(c) Extensions and Waivers. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or duly authorized officers, may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or agreements of the other parties or with any of the conditions to the obligations of the waiving party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver or extension shall imply any further waiver or extension.

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(d) Counterparts. For the convenience of the parties and to facilitate the filing of this Agreement with regulatory authorities, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(e) Notices. All notices, requests, consents, and other communications hereunder shall be in writing, and shall be personally delivered, delivered by facsimile, or mailed certified or registered mail, return receipt requested, postage prepaid, to the addresses indicated above. Notices shall be deemed to have been received when delivered personally or faxed or, if mailed, the date of such signed receipt.

(f) Entire Agreement. This Agreement: (i) constitutes the entire Agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, of the parties, or any of them, with respect to the subject matter hereof; (ii) is not intended to confer upon any other person or entity any rights or remedies hereunder; and (iii) shall not be assigned except by operation of law.

(g) Governing Law; Submission to Jurisdiction. Except where controlled by federal law, this Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the internal laws of the State of Tennessee, without reference to choice or conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in Davidson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Davidson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

(h) Advice of Adverse Changes. Each party shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this section shall not constitute the failure of any condition set forth in this Agreement to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in this Agreement to be satisfied.

(i) Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those related to confidentiality and those related to payment (or nonpayment) of a Termination Payment.

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(j) Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

(k) Publicity. Except as otherwise required by applicable law or the rules of the SEC, including Regulation FD, or the rules or regulations of the Federal Reserve System or the Tennessee Department of Financial Institutions, neither Bank, Buyer BHC, nor Buyer Bank shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of Buyer BHC, in the case of a proposed announcement or statement by Bank, or Bank, in the case of a proposed announcement or statement by Buyer BHC or Buyer Bank, which consents shall not be unreasonably withheld or delayed.

(l) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(m) Material Adverse Effect Defined. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party to this Agreement, a material adverse effect on (i) the business, operations, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole, or (ii) the ability of a party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i) the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (I) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (II) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (III) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Buyer BHC or Bank or their respective subsidiaries, as the case may be, (IV) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to

38

banks or savings associations and their holding companies generally, (V) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (VI) actions or omissions of Buyer BHC and Buyer Bank on the one hand and/or the Bank on the other taken with the prior written consent of the other or required hereunder, (VII) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (VIII) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(n) Knowledge. Reference to knowledge of a party means the actual knowledge of officers above the level of Vice President.

(o) Enforceability. The parties acknowledge that, notwithstanding their belief that a contract is enforceable, enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies which are available only in the discretion of a court.

(p) Headings. The headings of the Sections and subsections of this Agreement are for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

[Signatures on immediately following page.]

39

EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT, AND ALL MATTERS RELATED THERETO, AND EACH PARTY AGREES TO A TRIAL BY THE COURT SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Boards of Directors of Buyer BHC, Buyer Bank, and the Bank.

MIDSOUTH BANK		FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Lee M. Moss	By:	/s/ Richard E. Herrington
	Lee M. Moss, Chairman and		Richard E. Herrington, President and
	Chief Executive Officer		Chief Executive Officer

Dated:	November 21, 2013	Dated:	November 21, 2013

FRANKLIN SYNERGY BANK

		By:	/s/ Richard E. Herrington
Richard E. Herrington, President and
Chief Executive Officer

		Dated:	November 21, 2013

40

APPENDIX B

CHAPTER 23 OF TITLE 48 OF THE TENNESSEE CODE ANNOTATED

DISSENTERS’ RIGHTS

PART I – RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions. As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203—48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by §48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under §48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

Appendix B	Page 1

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under §6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78a, as amended.

Section 48-23-103 Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

Appendix B	Page 2

PART II – PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights. (a) Where any corporate action specified in §48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to §48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in §48-23-203.

(c) Where any corporate action specified in §48-23-102(a) is to be approved by written consent of the shareholders pursuant to §48-17-104(a) or §48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by §48-17-104(e) and (f), may include the materials described in §48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. (a) If a corporate action specified in §48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in §48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice. (a) If a corporate action requiring dissenters’ rights under §48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of §48-23-202(a) or §48-23-202(b). In the case of a merger under §48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in §48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

Appendix B	Page 3

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under §48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201.

48-23-204. Duty to demand payment. (a) A shareholder sent a dissenters’ notice described in §48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

Section 48-23-205 Share restrictions. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under §48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

Section 48-23-206 Payment. (a) Except as provided in §48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

Appendix B	Page 4

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under §48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201 or §48-23-203.

Section 48-23-207 Failure to take action. (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §48-23-203 and repeat the payment demand procedure.

Section 48-23-208 After-acquired shares. A corporation may elect to withhold payment required by §48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §48-23-209.

Section 48-23-209 Procedure if shareholder dissatisfied with payment or offer. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under §48-23-206), or reject the corporation’s offer under §48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under §48-23-206 or offered under §48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under §48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

<End of Appendix B.>

Appendix B	Page 5

APPENDIX C

November 21, 2013

Board of Directors

MidSouth Bank

One East College Street

Murfreesboro, TN 37133-7100

Members of the Board of Directors:

MidSouth Bank (“MidSouth”) and Franklin Financial Network, Inc. (“Franklin”) have entered into an Agreement and Plan of Merger dated November 21, 2013 (the “Agreement”) pursuant to which MidSouth will be merged with Franklin in a transaction (the “Merger”) in which each outstanding share of MidSouth’s common stock, par value $1.00 (the “MidSouth Shares”) shall be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive 0.425926 shares of Franklin’s common stock, no par value (the “Franklin Shares”)( the “Exchange Ratio”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio with respect to the MidSouth Shares.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated November 21, 2013;

2.	Reviewed certain publicly-available financial and business information of MidSouth, Franklin and their affiliates which we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of MidSouth and Franklin;

4.	Reviewed materials detailing the Merger prepared by MidSouth, Franklin and their affiliates and by their legal and accounting advisors;

5.	Conducted conversations with members of senior management and representatives of both MidSouth and Franklin regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics of MidSouth, Franklin and other selected depository institutions that we deemed to be relevant;

7.	Compared certain historical and projected financial information for MidSouth and Franklin relative to the Exchange Ratio and their shareholders’ ownership in the combined company;

November 21, 2013

8.	Reviewed the valuation for the Franklin Shares and MidSouth Shares and compared them with those of certain publicly traded depository institutions that we deemed to be relevant;

9.	Analyzed the imputed valuation of the Franklin Shares and the MidSouth Shares based on certain publicly traded depository institutions that we deemed to be relevant and the financial forecasts of both Franklin and MidSouth;

10.	Analyzed the terms of the Merger and the Exchange Ratio relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

11.	Analyzed the Exchange Ratio offered relative to MidSouth’s tangible book value, last twelve months earnings and core deposits as of September 30, 2013;

12.	Analyzed the impact of the Merger on certain balance sheet, income statement and capital ratios of MidSouth and Franklin;

13.	Analyzed the impact of the Merger on MidSouth’s and Franklin’s estimated stand-alone earnings per share and tangible book value per share for the projected fiscal years ending December 31, 2014, 2015, 2016, 2017 and 2018;

14.	Reviewed the overall environment for depository institutions in the United States and Middle Tennessee; and

15.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by MidSouth, Franklin and their affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between MidSouth and Franklin. With respect to the financial forecasts supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of MidSouth as to future operating and financial performance of MidSouth, Franklin and their affiliates. With respect to purchase accounting adjustments, cost savings and other synergies determined by senior management of MidSouth and Franklin, such managements confirmed that they reflected the best currently available estimates. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of MidSouth, Franklin and their affiliates since either

November 21, 2013

(i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make an independent evaluation of the assets or liabilities of MidSouth, Franklin or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to MidSouth in connection with the Merger and will receive fees from MidSouth for our services, a substantial portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion. In addition, MidSouth has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by MidSouth in connection with the Merger, we have not provided investment banking services to MidSouth, Franklin or their affiliates over the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to MidSouth, Franklin or their affiliates.

This opinion is for the use and benefit of the Board of Directors of MidSouth. This letter does not constitute a recommendation to any shareholder of MidSouth as to how such shareholder should vote at any meeting of shareholders called to consider and vote on the Merger. Our opinion is limited to the fairness, from a financial point of view to the holders of the MidSouth Shares of the Exchange Ratio and does not address the underlying business decision of MidSouth, or a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any strategic alternative that may be available to MidSouth. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the aggregate Merger Consideration. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

We are not expressing any opinion herein as to the prices at which the Franklin Shares will trade following the announcement or consummation of the Merger.

November 21, 2013

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio is fair from a financial point of view to the holders of the MidSouth Shares.

Very truly yours,

STERNE, AGEE & LEACH, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions. This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. FFN’s charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

The TBCA provides that a corporation may indemnify any of its directors, officers, employees and agents against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Under FFN’s Bylaws, any person, his heirs, executors, administrators, successors and assigns may be indemnified or reimbursed by FFN for expenses actually incurred in connection with any action, claim, suit, or proceeding to which he or they shall be made a party or potential party by reason of his being or having been a director or officer, or director of officer of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, which he served at the request of FFN’s board of directors; provided, however, that no person shall be so indemnified in relation to any matter in such action, claim, suit, or proceeding as to which he shall finally be adjudged to have been liable for his own negligence or misconduct in the performance of his duties to FFN.

Under FFN’s Bylaws, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of FFN pursuant to the Bylaws, or otherwise, FFN has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FFN carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization and Bank Merger dated as of November 21, 2013 between Franklin Financial Network, Inc. and MidSouth Bank (incorporated herein by reference to Appendix A to the joint proxy statement/prospectus that is Part I of this registration statement) (schedules and exhibits to which have been omitted pursuant to Items 601(b)(2) of Regulations S-K)

3.1**	Charter of Franklin Financial Network, Inc.

3.2**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated November 15, 2007

3.3**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated June 17, 2010

3.4**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated September 27, 2011

3.5**	Articles of Amendment to the Charter Designating Senior Non-Cumulative Perpetual Preferred Stock, Series A of Franklin Financial Network, Inc. dated September 27, 2011

3.6**	Bylaws of Franklin Financial Network, Inc. as amended

4.1**	Specimen Common Stock Certificate of Franklin Financial Network

4.2	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of the Registrant’s Common Stock

5.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding the validity of the securities being registered

8.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding material federal income tax consequences relating to the merger

10.1**	Retail Lease Agreement dated as of December 21, 2011 by and between Westhaven Town Center Fund I, LLC and Franklin Synergy Bank

10.2**	Triple Net Office Lease Agreement dated as of June 12, 2012 by and between Berry Farms Real Estate Partners, LLC and Franklin Synergy Bank

10.3**	Lease Agreement dated as of December 12, 2012 by and between First Farmers and Merchants Bank and Franklin Synergy Bank

10.4**	Office Lease Agreement dated as of May 11, 2007 by and between PCC Investments II, LLC and Franklin Financial Network, Inc. (Aspen Brook Village Suites 201, 202 and 203)

10.5**	Triple Net Office Lease Agreement dated as of May 4, 2010 by and between Columbia Avenue Partners, LLC and Franklin Synergy Bank

10.6**	Lease dated as of May 21, 2012 by and between CHHM Properties and Franklin Synergy Bank

10.7**	Amendment No. 4 to Lease Agreement dated June 19, 2013 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.8**	Amendment No. 3 to Lease Agreement dated March 11, 2012 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.9**	Amendment No. 2 to Lease Agreement dated May 1, 2010 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.10**	Amendment No. 1 to Lease Agreement dated October 20, 2008 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.11**	Lease Agreement dated October 17, 2005 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.12**	Lease Agreement effective October 8, 2008 by and between UCM/ProVenture-Synergy Business Park, LLC and Franklin Synergy Bank

10.13**	Lease Amendment No. 1 dated as of June 11, 2013 by and between Mooreland Investors, LP, successor in interest to UCM/ProVenture-Synergy Business Park, LLC, and Franklin Synergy Bank

10.14**	Office Lease Agreement dated as of May 11, 2007 by and between PCC Investments II, LLC and Franklin Financial Network, Inc. (Aspen Brook Village Suites 106, 107 and 108)

10.15**	Lease dated as of April 20, 2010 by and between Edwin B. Raskin Company, as agent for SIG, LLC, and Franklin Synergy Bank

10.16**	Form of Franklin Financial Network, Inc.’s Organizers’ Warrant Agreement

10.17**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Richard E. Herrington*

10.18**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Kevin A. Herrington*

10.19**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally E. Bowers*

10.20**	Employment Agreement dated as of January 29, 2014 by and Franklin Synergy Bank and Ashley P. Hill, III*

10.21**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and J. Myers Jones, III*

10.22**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and David J. McDaniel*

10.23**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally P. Kimble*

10.24**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Richard E. Herrington*

10.25**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Kevin A. Herrington*

10.26**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally E. Bowers*

10.27**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and Franklin Synergy Bank and Ashley P. Hill, III*

10.28**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and J. Myers Jones, III*

10.29**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and David J. McDaniel*

10.30**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally P. Kimble*

10.31**	Employment Agreement dated as of May 29, 2008 by and between Franklin Synergy Bank and Constance E. Edwards*

10.32**	Employment Agreement dated as of September 25, 2008 by and between Franklin Synergy Bank and Joseph H. Bowman*

10.33**	Employment Agreement dated as of September 25, 2008 by and between Franklin Synergy Bank and Jere D. Pewitt*

10.34**	Form of Lee M. Moss Employment Agreement*

10.35**	Form of Lee M. Moss Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.36**	Form of Lee M. Moss Retention Agreement*

10.37**	Form of Kevin D. Busbey Employment Agreement *

10.38**	Form of Kevin D. Busbey Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.39**	Form of Kevin D. Busbey Retention Agreement*

10.40**	Form of Dallas G. Caudle Employment Agreement*

10.41**	Form of Dallas G. Caudle Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.42**	Form of Dallas G. Caudle Retention Agreement*

10.43**	Form of D. Edwin Jernigan, Jr. Retention Agreement*

10.44**	Form of D. Edwin Jernigan, Jr. Stock Option Award Agreement*

10.45**	Franklin Financial Network, Inc. 2007 Omnibus Equity Incentive Plan*

10.46**	Form of Franklin Financial Network, Inc.‘s Stock Option Award*

10.47**	Form of Franklin Financial Network, Inc.‘s Restricted Stock Award*

10.48**	Form of Split Dollar Life Insurance Agreement*

10.49**	Form of Franklin Financial Network, Inc. Award Agreement for Non-Qualified Stock Options*

10.50**	Form of Franklin Financial, Inc. Award Agreement for Restricted Stock*

10.51**	Form of Franklin Financial Network, Inc. Award Agreement for Incentive Stock Options*

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Crowe Horwath LLP (for Franklin Financial Network, Inc.)

23.2**	Consent of Maggart & Associates, P.C. (for MidSouth Bank)

23.3**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1)

23.4**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 8.1)

24.1**	Power of Attorney

99.1**	Form of Franklin Financial Network, Inc. Proxy Card

99.2**	Form of MidSouth Bank Proxy Card for Holders of Common Stock

99.3**	Form of MidSouth Bank Proxy Card for Holders of Preferred Stock

99.4**	Opinion of Sterne, Agee & Leach, Inc. (attached as Appendix C to the joint proxy statement/prospectus which is part of this registration statement)

99.5**	Consent of Sterne, Agee & Leach, Inc.

*	Management compensatory plan or arrangement
**	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(C) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide-offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Franklin, State of Tennessee on May 7, 2014.

FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Richard E. Herrington
Name:	Richard E. Herrington
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Richard E. Herrington Richard E. Herrington	Chairman, President & CEO (Principal Executive Officer)	May 7, 2014

/S/ Sally P. Kimble Sally P. Kimble	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2014

* Henry W. Brockman, Jr.	Director	May 7, 2014

* James W. Cross, IV	Director	May 7, 2014

* David H. Kemp	Director	May 7, 2014

Signature	Title	Date

* Paul M. Pratt, Jr.	Director	May 7, 2014

* Melody Smiley	Director	May 7, 2014

* Pamela J. Stephens	Director	May 7, 2014

*By:	/s/ Sally P. Kimble
Sally P. Kimble
Attorney-in-Fact for person indicated

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization and Bank Merger dated as of November 21, 2013 between Franklin Financial Network, Inc. and MidSouth Bank (incorporated herein by reference to Appendix A to the joint proxy statement/prospectus that is Part I of this registration statement) (schedules and exhibits to which have been omitted pursuant to Items 601(b)(2) of Regulations S-K)

3.1**	Charter of Franklin Financial Network, Inc.

3.2**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated November 15, 2007

3.3**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated June 17, 2010

3.4**	Articles of Amendment to the Charter of Franklin Financial Network, Inc. dated September 27, 2011

3.5**	Articles of Amendment to the Charter Designating Senior Non-Cumulative Perpetual Preferred Stock, Series A of Franklin Financial Network, Inc. dated September 27, 2011

3.6**	Bylaws of Franklin Financial Network, Inc. as amended

4.1**	Specimen Common Stock Certificate of Franklin Financial Network

4.2	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of the Registrant’s Common Stock

5.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding the validity of the securities being registered

8.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding material federal income tax consequences relating to the merger

10.1**	Retail Lease Agreement dated as of December 21, 2011 by and between Westhaven Town Center Fund I, LLC and Franklin Synergy Bank

10.2**	Triple Net Office Lease Agreement dated as of June 12, 2012 by and between Berry Farms Real Estate Partners, LLC and Franklin Synergy Bank

10.3**	Lease Agreement dated as of December 12, 2012 by and between First Farmers and Merchants Bank and Franklin Synergy Bank

10.4**	Office Lease Agreement dated as of May 11, 2007 by and between PCC Investments II, LLC and Franklin Financial Network, Inc. (Aspen Brook Village Suites 201, 202 and 203)

10.5**	Triple Net Office Lease Agreement dated as of May 4, 2010 by and between Columbia Avenue Partners, LLC and Franklin Synergy Bank

10.6**	Lease dated as of May 21, 2012 by and between CHHM Properties and Franklin Synergy Bank

10.7**	Amendment No. 4 to Lease Agreement dated June 19, 2013 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.8**	Amendment No. 3 to Lease Agreement dated March 11, 2012 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.9**	Amendment No. 2 to Lease Agreement dated May 1, 2010 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.10**	Amendment No. 1 to Lease Agreement dated October 20, 2008 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.11**	Lease Agreement dated October 17, 2005 by and between Cherokee Equities Corporation and Banc Compliance Group, Inc.

10.12**	Lease Agreement effective October 8, 2008 by and between UCM/ProVenture-Synergy Business Park, LLC and Franklin Synergy Bank

10.13**	Lease Amendment No. 1 dated as of June 11, 2013 by and between Mooreland Investors, LP, successor in interest to UCM/ProVenture-Synergy Business Park, LLC, and Franklin Synergy Bank

10.14**	Office Lease Agreement dated as of May 11, 2007 by and between PCC Investments II, LLC and Franklin Financial Network, Inc. (Aspen Brook Village Suites 106, 107 and 108)

10.15**	Lease dated as of April 20, 2010 by and between Edwin B. Raskin Company, as agent for SIG, LLC, and Franklin Synergy Bank

10.16**	Form of Franklin Financial Network, Inc.’s Organizers’ Warrant Agreement

10.17**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Richard E. Herrington*

10.18**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Kevin A. Herrington*

10.19**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally E. Bowers*

10.20**	Employment Agreement dated as of January 29, 2014 by and Franklin Synergy Bank and Ashley P. Hill, III*

10.21**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and J. Myers Jones, III*

10.22**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and David J. McDaniel*

10.23**	Employment Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally P. Kimble*

10.24**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Richard E. Herrington*

10.25**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Kevin A. Herrington*

10.26**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally E. Bowers*

10.27**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and Franklin Synergy Bank and Ashley P. Hill, III*

10.28**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and J. Myers Jones, III*

10.29**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and David J. McDaniel*

10.30**	Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement dated as of January 29, 2014 by and between Franklin Synergy Bank and Sally P. Kimble*

10.31**	Employment Agreement dated as of May 29, 2008 by and between Franklin Synergy Bank and Constance E. Edwards*

10.32**	Employment Agreement dated as of September 25, 2008 by and between Franklin Synergy Bank and Joseph H. Bowman*

10.33**	Employment Agreement dated as of September 25, 2008 by and between Franklin Synergy Bank and Jere D. Pewitt*

10.34**	Form of Lee M. Moss Employment Agreement*

10.35**	Form of Lee M. Moss Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.36**	Form of Lee M. Moss Retention Agreement*

10.37**	Form of Kevin D. Busbey Employment Agreement *

10.38**	Form of Kevin D. Busbey Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.39**	Form of Kevin D. Busbey Retention Agreement*

10.40**	Form of Dallas G. Caudle Employment Agreement*

10.41**	Form of Dallas G. Caudle Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement*

10.42**	Form of Dallas G. Caudle Retention Agreement*

10.43**	Form of D. Edwin Jernigan, Jr. Retention Agreement*

10.44**	Form of D. Edwin Jernigan, Jr. Stock Option Award Agreement*

10.45**	Franklin Financial Network, Inc. 2007 Omnibus Equity Incentive Plan*

10.46**	Form of Franklin Financial Network, Inc.‘s Stock Option Award*

10.47**	Form of Franklin Financial Network, Inc.‘s Restricted Stock Award*

10.48**	Form of Split Dollar Life Insurance Agreement*

10.49**	Form of Franklin Financial Network, Inc. Award Agreement for Non-Qualified Stock Options*

10.50**	Form of Franklin Financial Network, Inc. Award Agreement for Restricted Stock*

10.51**	Form of Franklin Financial Network, Inc. Award Agreement for Incentive Stock Options*

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Crowe Horwath LLP (for Franklin Financial Network, Inc.)

23.2**	Consent of Maggart & Associates, P.C. (for MidSouth Bank)

23.3**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1)

23.4**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 8.1)

24.1**	Power of Attorney

99.1**	Form of Franklin Financial Network, Inc. Proxy Card

99.2**	Form of MidSouth Bank Proxy Card for Holders of Common Stock

99.3**	Form of MidSouth Bank Proxy Card for Holders of Preferred Stock

99.4**	Opinion of Sterne, Agee & Leach, Inc. (attached as Appendix C to the joint proxy statement/prospectus which is part of this registration statement)

99.5**	Consent of Sterne, Agee & Leach, Inc.

*	Management compensatory plan or arrangement
**	Previously filed